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Filed pursuant to Rule Number 424(b)(1)
Commission File Number: 333-125950

Prospectus

Pliant Corporation

Offer to exchange all 11 5/8% Senior Secured Notes due 2009 outstanding pursuant to an amended and restated indenture dated May 6, 2005 (the "Old Notes") for 11 5/8% Senior Secured Notes due 2009 which have been registered under the Securities Act of 1933 (the "New Notes").

The exchange offer

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  We will exchange all Old Notes that are validly tendered and not validly withdrawn for an equal principal amount of New Notes that are freely tradable.

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  You may withdraw tenders of Old Notes at any time prior to the expiration of this exchange offer.

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  This exchange offer expires at 5:00 p.m., New York City time, on September 29, 2005, unless we extend the offer.

The New Notes

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  The terms of the New Notes to be issued in this exchange offer are substantially identical to the Old Notes, except that the New Notes will be freely tradable by persons who are not affiliated with us.

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  No public market currently exists for the Old Notes. We do not intend to list the New Notes on any securities exchange and, therefore, no active public market is anticipated.

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  The New Notes, like the Old Notes, and the note guarantors' obligations under the note guarantees will be secured, on a first-priority basis by the First-Priority Collateral, consisting of substantially all the real property, fixtures, equipment, intellectual property and all other assets, other than Second-Priority Collateral, and on a second-priority basis by the Second-Priority Collateral, consisting of substantially all the inventory, receivables, deposit accounts, 100% of the capital stock of, or other equity interests in, existing and future domestic subsidiaries and foreign subsidiaries that are note guarantors, and 65% of the capital stock of, or other equity interests in, existing and future first-tier foreign subsidiaries (other than foreign subsidiaries that are note guarantors), investment property and certain other assets, all of which secure on a first-priority basis our obligations and the obligations of the note guarantors under our revolving credit facility.

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  The New Notes, like the Old Notes, will rank equally in right of payment to all existing and future senior indebtedness and will rank senior in right of payment with all existing and future subordinated obligations.

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the expiration date (as defined herein), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        See "Risk factors" beginning on page 19 of this prospectus for a discussion of certain risks that you should consider before participating in this exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 26, 2005

MARKET AND INDUSTRY DATA

        Except as otherwise indicated, all industry and market share data reported in this Prospectus is based on estimates made by the Flexible Packaging Association in a "State of the Industry Report 2005," which was compiled based on data compiled from surveys submitted by its members beginning in December of 2004, or from data provided by the Flexible Packaging Association in an investment bank report titled "Paper and Packaging: Industry Overview and Outlook" issued in December 2003. Mr. Bevis serves on the Board of Directors of the Flexible Packaging Association and Pliant is a dues-paying member of the Flexible Packaging Association. Unless otherwise indicated, the market share and industry data used throughout this report were obtained primarily from internal company surveys and management estimates based on these surveys and our management's knowledge of the industry. We have not independently verified any of the data from third-party sources. Similarly, internal company surveys and management estimates, while we believe them to be reliable, have not been verified by any independent sources. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in "Risk Factors" and "Disclosure Regarding Forward-Looking Statements" in this prospectus.

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WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). You can inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the SEC's Public Reference Room at the above address. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

        We maintain an Internet website at http://www.pliantcorp.com. We do not currently make our annual, quarterly and current reports available on or through our website. We do not have publicly traded stock, and copies of our reports are mailed to holders of our outstanding debt securities under the terms of our indentures. In addition, we believe virtually all of our investors and potential investors in our debt securities have access to our reports through the SEC's website or commercial services. Therefore, we do not believe it is necessary to make our reports available through our website. We also provide electronic or paper copies of our filings free of charge upon request.

        We will provide copies to the holders of the Notes of the annual, quarterly and current reports that we file with the SEC. The annual reports will contain financial information that has been examined and reported on, with an opinion expressed, by an independent public accountant.

        You should note that where we summarize in the prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits to the registration statement for copies of the actual contract, agreement or document.

        Security holders may request copies of documents referred to in this prospectus by writing or calling us at the following address or phone number:

Pliant Corporation
1475 Woodfield Road, Suite 700
Schaumburg, Illinois 60173
(847) 969-3300
Attention: Corporate Secretary

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to issue the Notes in any jurisdiction where such transaction is not permitted. The information appearing or incorporated by reference in this prospectus is current as of the dates described in this prospectus. Our business, financial condition, results of operation and prospects may have changed since those dates.

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SUMMARY

        The following summary highlights certain material information contained elsewhere in this prospectus but does not contain all the information that may be important to you. You should read this entire prospectus and the documents to which we refer you before making an investment decision. You should carefully consider the information set forth under "Risk factors." In addition, certain statements include forward-looking information that involve risks and uncertainties. See "Disclosure regarding forward-looking statements." Unless otherwise indicated, "Pliant," "we," "us" and "the Company" refer to Pliant Corporation and if appropriate in the context, our consolidated subsidiaries.

        References to Notes and to the Amended 2004 Notes mean the 11 5/8% Senior Secured Notes due 2009.

The company

        With 2004 revenues of approximately $968.7 million, we are one of North America's leading manufacturers of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications. We offer some of the most diverse product lines in the film industry and have achieved leading positions in many of these product lines. We operate 23 manufacturing and research and development facilities worldwide and currently have approximately 1.0 billion pounds of annual production capacity. For the year ended December 31, 2004 and the six months ended June 30, 2005, we generated net sales of $968.7 million and $522.1 million, respectively, EBITDA from continuing operations (as defined on page 18) of $92.2 million and $44.9 million, respectively, and net losses of $113.9 million and $51.6 million, respectively.

        Our products are sold into numerous markets for a wide variety of end uses and are offered through four operating segments: Specialty Products Group, Industrial Films, Engineered Films, and Performance Films. Operating segments are components of our business for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. In previous reporting periods, we had four operating segments: Pliant U.S., Pliant International, Pliant Flexible Packaging and Pliant Solutions. During the third quarter of 2004, we sold Pliant Solutions and in the fourth quarter of 2004 we reorganized our operations under our four current operating segments: Specialty Products Group, Industrial Films, Engineered Films and Performance Films. Segment information in this Prospectus with respect to 2003 and 2002 has been restated for comparative purposes. For more information on our operating segments and geographic information, see Note 10 to the June 30, 2005 and Note 14 to the December 31, 2004 consolidated financial statements included elsewhere in this prospectus.

Industry overview

        We manufacture and sell a variety of plastic films and flexible packaging products. The plastic film industry serves a variety of flexible packaging markets, including the pharmaceutical, medical, personal care, household, industrial and agricultural film markets, as well as secondary packaging and non-packaging end use markets. According to the Flexible Packaging Association, the North American market for flexible packaging was approximately $21.3 billion in 2004 and has grown at a compound annual growth rate, or CAGR, of approximately 3.9% from 1994-2004. Many of our plastic films are flexible packaging products as defined by the Flexible Packaging Association. However, the flexible packaging market, as defined by the Flexible Packaging Association, does not include certain of the products we sell, such as agricultural films, and includes certain products we do not sell, such as wax papers and aluminum foils. We believe, however, that trends affecting the flexible packaging industry also affect the markets for many of our other products.

        Flexible packaging is used to package a variety of products, particularly food, which accounts for approximately half of all flexible packaging shipments. Recent advancements in film extrusion and resin technology have produced new, sophisticated films that are thinner and stronger and have better barrier and sealant properties than other materials or predecessor films. These technological advances have facilitated the replacement of many traditional forms of rigid packaging with film-based, flexible packaging that is lighter, is lower in cost and has enhanced performance characteristics. For example, in consumer applications, stand-up pouches that use plastic films are now often used instead of paperboard boxes, glass jars and metal cans. In industrial markets, stretch and shrink films are often used instead of corrugated boxes and metal strapping to unitize, bundle and protect items during shipping and storage.

Our competitive strengths

        Strong market positions.    We have leading market positions in many of our product lines. We are North America's largest supplier of converter and frozen food films, its second largest supplier of films for the bread and bakery goods market and its third largest supplier of PVC films. We also maintain significant market shares in personal care and stretch films in North America. We attribute our market leadership primarily to our broad and innovative product lines, low-cost manufacturing capabilities, technological capabilities and well-established customer relationships.

        Superior manufacturing capability.    We have modern and efficient manufacturing facilities. Between January 1, 2000 and June 30, 2005, excluding acquisitions, we invested a total of $229.0 million to expand, upgrade and maintain our asset base and information systems. With 23 plants located on 21 sites, we are often able to allocate lines to specific products, resulting in fewer change-overs and more efficient use of production capacity. Our combination of manufacturing flexibility and efficiency enhances our ability to bring new technologies to the marketplace and meet the ever-increasing performance needs of our customers in a cost-effective manner.

        Low-cost production.    We believe that our manufacturing costs are among the lowest in the industry because of: (a) economies of scale provided by our high volume production; (b) high plant utilization; (c) highly competitive pricing for resin and other raw materials, based on our significant purchasing requirements; (d) modern manufacturing equipment that minimizes resin requirements and waste; and (e) capital investment that has improved our technical capabilities and operating efficiencies.

        Industry leading technology and product development capabilities.    Our research and development group provides the latest resin and extrusion technology to our manufacturing facilities and allows us to test new resins and process technologies. Our technical center in Newport News, VA has a pilot plant that allows the technical center to run commercial "scale-ups" for new products. We are able to use our broad product offerings and technology to transfer technological innovations from one market to another.

        Well-established customer relationships.    Our films are components of flexible packaging for some of the largest food companies in the world, including household names such as General Mills, Interstate Bakeries (Wonder Bread), Kraft/Nabisco, Kroger, and Safeway. Our customers also include many of North America's largest flexible packaging converters, such as AICan Packaging (which recently acquired customers Lawson Mardon and Pechiney), Printpack and Sonoco, and the largest national distributors of industrial films, Bunzl, Unisource, and Xpedx. In addition, we manufacture and supply film to some of the largest non-food film consumers in North America, including 3M, Baxter, Becton-Dickinson, Goodyear, Johnson & Johnson, Kimberly-Clark and Tyco/Kendall Healthcare.

        Proven and committed management team.    We have assembled an outstanding management team at both our corporate and operating levels. At the corporate level, our senior management has extensive and varied experience in identifying, acquiring and integrating strategic businesses and in allocating capital, developing corporate strategy and bringing financial discipline to such businesses. At the operating level, our Executive and Senior Vice Presidents have an average of more than 20 years of industrial experience.

Our business strategy

        We seek to expand our leadership position in high margin value-added films and flexible packaging products through a continued focus on developing new products and new markets, and leveraging our long-standing customer relationships. We seek to achieve these objectives by pursuing the following strategies:

        Continue to focus business resources on value-added films.    We are focused on differentiating our products and deploying corporate resources to develop value-added films that deliver superior technology to our customers. We have brought innovative technological advances to the marketplace, which has enabled us to provide high value to our customers. Through our portfolio of value-added products such as multilayer-engineered films (5 and 7 layer films), advanced coating technology to replace laminations (E-beam coating), water quench technology and proprietary stretch film products, we believe we are able to strategically meet the specific needs of our customers in a cost effective manner.

        Accelerate top-line growth opportunities.    By leveraging our product breadth to existing and new customers, we seek to expand our market share and identify new opportunities for growth. We have identified significant opportunities to increase our sales by cross-selling our products in an effort to provide solutions that add value to our customers. We believe our broad product line allows us to capitalize on our relationships with large accounts which we believe are seeking to consolidate their vendor relationships.

        Pursue new, large customer accounts.    We intend to strengthen customer relationships with our large accounts in order to drive growth. Our experienced sales force and advanced technology allow us to provide client-focused solutions for our top-tier accounts. Benefiting from our size and breadth, we feel that our unique platform and value-added product mix will be a significant growth driver.

        Continue to optimize utilization of asset base.    We intend to fully optimize the utilization of our modern and efficient asset base. Between January 1, 2000 and June 30, 2005, excluding acquisitions, we invested a total of $229.0 million to expand, upgrade and maintain our asset base and information systems. We look to continue leveraging these assets going forward. Our combination of manufacturing flexibility and efficiency enables us to meet the ever-increasing performance needs of our customers in a cost efficient manner.

        Continue to rationalize cost structure through continuous process improvement.    We are committed to reducing costs by focusing on operational improvements and leveraging economies of scale. We have identified three key areas for cost improvement: sourcing lower cost raw materials; improving transportation and warehouse logistics; and reducing waste and scrap.

History

        We were founded in 1992. We have combined strategic acquisitions, internal growth, product innovation and operational improvements to grow our business from net sales of $310.8 million in 1996 to $968.7 million in 2004.

        On May 31, 2000, we consummated a recapitalization pursuant to an agreement dated March 31, 2000 among us, our then existing stockholders and Southwest Industrial Films, LLC, an affiliate of J.P. Morgan Partners, LLC, whereby Southwest Industrial Films acquired majority control of our common stock. The total consideration paid in the recapitalization was approximately $1.1 billion, including transaction costs.

        As a result of the recapitalization and subsequent investments, J.P. Morgan Partners (BHCA), L.P. and its affiliates own approximately 55% of our outstanding common stock, 74% of our detachable warrants to purchase common stock issued in connection with our preferred stock, and 59% of our outstanding preferred stock. J.P. Morgan Partners (BHCA), L.P. and its affiliates have invested a total of approximately $238 million in our common and preferred stock (including warrants).

Recent developments

Senior management changes

        In October 2003, Harold C. Bevis was appointed as our President and Chief Executive Officer and was elected to our Board of Directors. Edward A. Lapekas, who had served as our interim Chief Executive Officer since the August 24, 2003 termination of Jack E. Knott II, was named the Non-Executive Chairman of our Board of Directors. We entered into a consulting agreement with Mr. Lapekas in 2003. In November 2003, R. David Corey was named our Executive Vice President of Global Operations and was promoted to Executive Vice President and Chief Operating Officer in March 2004. Brian Johnson, who served as Chief Financial Officer of the Company beginning in July 2001, resigned as Executive Vice President and Chief Financial Officer of the Company in May 2004, although he continued to be employed as a non-executive officer of the Company until December 31, 2004. In September 2004, James Ide was hired as the Chief Financial Officer of the Company, a position from which he resigned effective January 26, 2005. Since that time, Mr. Bevis has served as the acting Chief Financial Officer of the Company. In May 2004, Lori Roberts was hired as Senior Vice President, Human Resources, a position from which she resigned effective March 18, 2005. Since that time, Mr. Corey has served as the acting director of Human Resources of the Company. Mr. Bevis has established a flatter and simpler organization for Pliant going forward by eliminating several layers of management which will not be replaced. Mr. Bevis has also installed the Pliant Leadership Team which will consist of a broad group of leaders from throughout the organization. This team meets on a monthly basis to review and discuss our business so that the management can make better informed and quicker decisions.

11 5/8% Senior Secured Notes Due 2009 (the "Amended 2004 Notes")

        On April 8, 2005, Pliant Corporation commenced a consent solicitation relating to its 11 1/8% Senior Secured Discount Notes due 2009 (the "2004 Notes") seeking consents, among other things, to (i) eliminate the current requirement to pay cash interest on the notes beginning in 2007 and, in lieu thereof, pay non-cash interest in the form of additional notes through maturity; (ii) increase the interest rate of the notes for which consents are received; (iii) increase the redemption prices of the notes for which consents are received; and (iv) eliminate certain restrictive covenants as they apply to notes for which consents are not received. On May 6, 2005, Pliant consummated this solicitation as consents to the proposed amendments were delivered with respect to $298.2 million aggregate principal amount at maturity of the 2004 Notes, all of which were accepted by Pliant. As a result, $250.6 million principal amount of the Amended 2004 Notes were outstanding as of May 6, 2005. On June 15, 2005, we issued an additional $3.1 million principal amount of the Amended 2004 Notes as payment in kind interest pursuant to the amended and restated indenture (the "Additional Notes").

        In addition, $7.8 million aggregate principal amount at maturity of 2004 Notes with respect to which consents were not delivered remain outstanding. Pliant, certain of its subsidiaries and the trustee also executed an amended and restated indenture governing the Amended 2004 Notes and the 2004 Notes with respect to which consents were not delivered. Pliant, certain of its subsidiaries and J.P. Morgan Securities Inc., the solicitation agent for the consent solicitation, executed a registration rights agreement with respect to the Amended 2004 Notes.

        As a result of the amendments approved in the consent solicitation, the interest rate of the Amended 2004 Notes was increased from 11 1/8% per annum to 11 5/8% per annum. The Amended 2004 Notes no longer require payment of cash interest beginning in 2007. Instead, they require payment of non-cash interest in the form of additional notes through maturity. The amendments also increased the redemption prices of the amended notes. In addition, the amended and restated indenture eliminates substantially all the restrictive covenants contained in the indenture, as they relate to holders of the 2004 Notes with respect to which consents were not delivered. The transaction in which the terms of the 2004 Notes were amended to become the Amended 2004 Notes was not registered under the Securities Act of 1933, as amended, or any state securities laws and the Amended 2004 Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. Pursuant to a registration rights agreement, Pliant agreed to consummate an exchange offer for the Amended 2004 Notes in which the company will issue up to $253,763,365 aggregate principal amount of the New Notes which will be registered under the Securities Act of 1933, as amended, in exchange for the Old Notes.

Sale of 2004 Notes

        On February 17, 2004, we completed the sale of $306,000,000 in aggregate principal amount at maturity of the 2004 Notes. The net proceeds from such sale in the amount of $220.2 million (after deducting underwriters' fees) together with borrowings of $30.0 million under our revolving credit facility described below, were used to pay off our then existing term loan facilities in the amount of $219.6 million and our then existing revolving credit facility in the amount of $20 million and $3.8 million in fees and other costs, leaving $6.8 million of cash on hand. The 2004 Notes are secured by a first-priority security interest in the First-Priority Collateral, consisting of substantially all of the real property, fixtures, equipment, intellectual property and all other assets, other than the Second-Priority Collateral described below, of us and those of our subsidiaries that guarantee the notes, and a second-priority security interest in the Second-Priority Collateral, consisting of substantially all of the inventory, receivables, deposit accounts, 100% of the capital stock of, or other equity interests in, existing and future domestic subsidiaries and foreign subsidiaries that are note guarantors, and 65% of the capital stock of, or other equity interests in, existing and future first-tier foreign subsidiaries (other than foreign subsidiaries that are note guarantors), investment property and certain other assets of the Company and the note guarantors.

Revolving credit facility

        On February 17, 2004, we terminated our then existing credit facilities and entered into a revolving credit facility in the principal amount of up to $100 million. See "Description of credit facilities and other indebtedness—Revolving credit facility." The revolving credit facility is secured on a first-priority basis by the Second-Priority Collateral and is secured on a second-priority basis by the First-Priority Collateral. All of the term debt and revolver under the credit facilities that existed at December 31, 2003 had been at variable rates of interest, so payment of the term loans with the proceeds of our 2004 Notes and borrowings under our revolving credit facility substantially reduced our exposure to interest rate risk. Although our $100 million revolving credit facility is at a variable rate of interest, there are substantially fewer financial covenants than our credit facilities that existed at December 31, 2003, which substantially reduces our exposure to covenant default risk. While the effective interest rate on the 2004 Notes and the Amended 2004 Notes is higher than the term loans retired from the proceeds of the February 2004 offering, we will realize greater short-term liquidity and flexibility in our debt structure resulting from the elimination of a number of the financial and other covenants in our then existing credit facilities and the deferral of cash interest requirements during the periods in which the 2004 Notes and the Amended 2004 Notes accrete.

11 1/8% Senior Secured Notes due 2009 (the "2003 Notes")

        In 2003, Pliant Corporation registered an exchange offer for $250,000,000 aggregate principal amount of its 11 1/8% Senior Secured Notes due 2009, which we sometimes refer to as the 2003 Notes.

        The 2003 Notes are senior secured obligations, rank equally in right of payment to all existing and future senior indebtedness, are secured on a second-priority basis by substantially all of our assets and the assets of our note guarantors, are structurally subordinated to our revolving credit facility, our 2004 Notes and our Amended 2004 Notes to the extent of the value of the collateral securing our revolving credit facility and those notes on a first-priority basis, and rank senior in right of payment with all existing and future subordinated obligations.

13% Senior Secured Notes due 2010 (the "2000/2002 Notes")

        In 2000, Pliant Corporation registered an exchange offer for $220,000,000 aggregate principal amount of its 13% Senior Subordinated Notes due 2010 and in 2002, Pliant Corporation registered an exchange offer for an additional $100,000,000 aggregate principal amount of its 13% Senior Subordinated Notes due 2010. We sometimes refer to the $320,000,000 aggregate principal amount of 13% Senior Subordinated Notes due 2010 as the 2000/2002 Notes. The 2000/2002 Notes are unsecured and subordinated to all of our existing and future senior debt, rank equally with all of our future senior subordinated debt and rank senior to all of our future subordinated debt.

Sale of Pliant Solutions and Reorganization of Company Operations

        On September 30, 2004, we sold substantially all of the assets of our wholly-owned subsidiary, Pliant Solutions Corporation for a total consideration of $9 million. We acquired Pliant Solutions Corporation from Décora in 2002. Pliant Solutions Corporation, previously reported as a separate operating segment during the first three quarters of the 2004 fiscal year, manufactured decorative and surface coverings through the conversion of various films into consumer packaged goods. The Pliant Solutions operating segment had net sales for the nine months ended September 30, 2004 of $22.5 million; net sales for the twelve months ended December 31, 2003 of $34.9 million; and net sales for the eight months ended December 31, 2002 of $28.3 million. As a result of our sale of Pliant Solutions Corporation, during the fourth quarter of 2004, we reorganized our operations under four operating segments: Specialty Products Group, Industrial Films, Engineered Films and Performance Films.

Adoption of 2004 Incentive Plans and Issuance of Series B Preferred Stock

        Effective January 1, 2004, our Board of Directors adopted two new benefit plans in which some or all of our named executive officers may participate: the 2004 Management Incentive Compensation Plan and the 2004 MIP Long Term Incentive Plan. The participants in the 2004 Management Incentive Compensation Plan were paid cash bonuses relating to achievement of certain EBITDA and operating free cash flow goals for 2004. In addition, participants in the 2004 MIP Long Term Incentive Plan, which includes all officers and other key management personnel of the Company (except the Chief Executive Officer), received a credit of half of the 2004 bonus amount to the accumulated amount of their Long Term Incentive Plan Award that they can earn under the 2004 MIP Long Term Incentive

Plan, which will become payable on December 31, 2007 under the terms of that plan to eligible employees who are then employed by the Company and who have satisfied certain other conditions as set forth in the plan. (See "Executive Compensation"). In June of 2005, this plan was amended to extend the short-term cash bonus plan to the 2005 fiscal year and to set performance goals for 2005.

        In August 2004, our Board of Directors adopted the 2004 Restricted Stock Incentive Plan. Since the adoption of the 2004 Restricted Stock Incentive Plan, we sold 720 shares of a newly created Series B Preferred Stock to our Chief Executive Officer and certain other officers in a private transaction at $162 per share, which was determined to be the fair market value of those shares based on an independent appraisal received by the Board. During 2005, 76 shares of non-voting Series B Redeemable Preferred Stock were repurchased from officers for $162 per share.

Termination of Alliant Joint Venture and Sale of Alliant Assets

        On January 5, 2005, we terminated our joint venture with Supreme Plastics Group PLC by purchasing all of the equity interests in the joint venture Supreme Plastics Group PLC owned for $400,000. As of January 5, 2005, Alliant Company LLC became a wholly-owned subsidiary of the Company. On April 13, 2005 the Company sold the intellectual property, working capital, and equipment assets used in the Alliant operations to an independent third party for a purchase price of $6.3 million, subject to certain adjustments, with $4.6 million paid in cash at closing and $1.1 million of additional payments received through June 30, 2005. The remaining purchase price of $0.63 million will be paid in equal installments twelve and twenty four months after closing. The Company recorded a gain of $4.1 million on the sale in the Printed Products Film division of our Specialty Products Group which is included in other income in the consolidated statement of operations for the six month periods ended June 30, 2005. Net sales and net income for this business were $0.7 million and $3.5 million, respectively for the six months ended June 30, 2005 and net sales and net loss were $1.4 million and $0.5 million, respectively, for the six months ended June 30, 2004.

Summary of the terms of the exchange offer

        On May 6, 2005, the indenture governing the 2004 Notes was amended with respect to $298,200,000 aggregate principal amount at maturity of our 2004 Notes to create the Amended 2004 Notes by, among other things, (i) eliminate the current requirement to pay cash interest on the 2004 Notes beginning in 2007 and, in lieu thereof, pay non-cash interest in the form of additional notes through maturity; (ii) increase the redemption prices of that portion of the 2004 Notes; (iii) increase the interest rate of that portion of the 2004 Notes from 11 1/8% per annum to 11 5/8% per annum; and (iv) eliminate certain restictive covenants as they applied to the remainder of the 2004 Notes. Pursuant to this amended and restated indenture, currently we have $253,763,365 aggregate principal amount of 11 5/8% Senior Secured Notes due 2009. We and those of our subsidiaries that guaranteed the Old Notes entered into an exchange and registration rights agreement with the initial purchasers of the Old Notes. Under that agreement, we and our subsidiaries that guaranteed the Old Notes agreed to deliver to you this prospectus and to complete this exchange offer prior to 190 days after the date of the amended and restated Indenture of the Old Notes. You are entitled to exchange in this exchange offer your Old Notes for New Notes which are identical in all material respects to the Old Notes except that:

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  the New Notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

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  the New Notes are not entitled to certain rights which are applicable to the Old Notes under the exchange and registration rights agreement; and

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  certain liquidated damages provisions are no longer applicable

The exchange offer	We are offering to exchange up to $253,763,365 aggregate principal amount of our 11 5/8% Senior Secured Notes due 2009 which have been registered under the Securities Act for the same aggregate principal amount of our 11 5/8% Senior Secured Notes due 2009, $250,607,280 of which were issued on May 6, 2005 and $3,156,085 of which were issued as payment in kind interest on June 15, 2005 in the private offering. Old Notes may be exchanged only in integral multiples of $1,000.
Resales
Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, we believe that the New Notes issued pursuant to this exchange offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:
• are acquiring the New Notes in the ordinary course of business, and
• have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes

Each participating broker-dealer that receives New Notes for its own account pursuant to this exchange offer in exchange for the Old Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. See "Plan of distribution."

Any holder of the Old Notes who:
	•	is our affiliate;
	•	does not acquire the New Notes in the ordinary course of its business; or
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tenders in this exchange offer with the intention to participate, or for the purpose of participating, in a distribution of New Notes, cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the New Notes.
Expiration date; Withdrawal of tender
This exchange offer will expire at 5:00 p.m., New York City time, on September 29, 2005 or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of Old Notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.
Conditions to this exchange offer	This exchange offer is subject to customary conditions, some of which we may waive. See "The exchange offer—Certain conditions to the exchange offer."
Procedures for tenderingOld Notes
If you wish to accept this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the Old Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold Old Notes through The Depository Trust Company ("DTC") and wish to participate in this exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.
By signing and agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
	•	any New Notes that you receive will be acquired in the ordinary course of your business;
	•	you have no arrangement or understanding with any person or entity to participate in the distribution of the New Notes;

•
if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such New Notes; and
• you are not our "affiliate" as defined in Rule 405 under the Securities Act.
Guaranteed delivery procedures
If you wish to tender your Old Notes and your Old Notes are not immediately available or you cannot deliver your Old Notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your Old Notes according to the guaranteed delivery procedures set forth in this prospectus under "The exchange offer—Guaranteed delivery procedures."
Effect on holders of Old Notes
As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the exchange and registration rights agreement and, accordingly, we will not be obligated to pay liquidated damages as described in the exchange and registration rights agreement. If you are a holder of Old Notes and do not tender your Old Notes in this exchange offer, you will continue to hold such Old Notes and you will be entitled to all the rights and limitations applicable to the Old Notes in the indenture relating to the Old Notes, except for any rights under the exchange and registration rights agreement that by their terms terminate upon the consummation of this exchange offer.
Consequences of failureto exchange
All untendered Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and in the indenture relating to the Old Notes. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not currently anticipate that we will register the Old Notes under the Securities Act.
Use of proceeds	We will not receive any cash proceeds from the issuance of the New Notes in this exchange offer.
Exchange agent
Wilmington Trust Company is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "The exchange offer—Exchange agent."

Summary of the terms of the Notes

        The following summary contains basic information about the Notes and is not intended to be complete. For a more complete understanding of the Notes, please refer to the section entitled "Description of Notes" in this prospectus.

Issuer	Pliant Corporation.
New Notes Offered	$253,763,365 aggregate principal amount of 11 5/8% Senior Secured Notes due 2009.
Maturity	June 15, 2009.
Yield and interest
Interest on the Notes will accrue at the rate of 11 5/8% per annum. Interest on the Notes will be payable in the form of additional Notes issued semi-annually on each June 15 and December 15, commencing on June 15, 2005.
Mandatory redemption
We may be required to commence an offer to purchase the Notes under certain circumstances described in "Description of the Notes—Limitation on Sales of Assets and Subsidiary Stock" and "—Change of Control."
Optional redemption
On or after June 15, 2007, we may redeem some or all of the Notes at the redemption prices listed in the section entitled "Description of Notes — Optional redemption." Prior to such date, we may not redeem the Notes except as described in the following paragraph. At any time prior to June 15, 2007, we may redeem up to 35% of the principal amount of the Notes with the net cash proceeds of certain equity offerings by us at a redemption price equal to 111.625% of the sum of the principal amount thereof plus accrued and unpaid interest, so long as (i) at least 65% of the principal amount of the Notes remains outstanding after such redemption and (ii) any such redemption by us is made within 120 days after such equity offering.
Guarantees
The Notes will be fully and unconditionally guaranteed by each of our existing and future domestic restricted subsidiaries and, to the extent they also guarantee any debt of the Company or our domestic subsidiaries, by each of our existing and future foreign restricted subsidiaries. If we fail to make payments on the Notes, our subsidiaries that are note guarantors must make them instead.
Collateral
Our obligations under the Notes and the obligations of the note guarantors under the note guarantees will be secured by a first-priority security interest in the First-Priority Collateral. The First-Priority Collateral consists of substantially all the real property, fixtures, equipment, intellectual property and all other assets, other than Second-Priority Collateral, of the Company and the note guarantors, together with the proceeds therefrom and improvements, alterations and repairs thereto, as well as any assets required to be added to the First-Priority Collateral pursuant to the terms of the indenture or related agreements.

In addition, our obligations under the Notes and the obligations of the note guarantors will be secured by a second-priority security interest in the Second-Priority Collateral. The Second-Priority Collateral consists of substantially all the inventory, receivables, deposit accounts, 100% of the capital stock of, or other equity interests in, existing and future domestic subsidiaries and foreign subsidiaries that are note guarantors, and 65% of the capital stock of, or other equity interests in, existing and future first-tier foreign subsidiaries (other than foreign subsidiaries that are note guarantors), investment property and certain other assets of the Company and the note guarantors. The Second-Priority Collateral is comprised of substantially all of the material collateral (other than the First-Priority Collateral) that secure on a first-priority basis our obligations and the obligations of the note guarantors under our revolving credit facility.

The security interests in our assets held by the holders of our 2003 Notes will be subordinated and rank junior in priority to the security interests of the Notes on the First-Priority Collateral and pari passu with the security interests of the Notes on the Second-Priority Collateral. The Notes rank pari passu with the security interests of our 2004 Notes in all respects. See "Description of Senior Secured Notes—Security."
Intercreditor agreement
The trustee of the Notes being offered hereby, the agent representing the lenders under our revolving credit facility and the agent representing the holders of our 2003 Notes entered into an intercreditor agreement. Pursuant to the terms of the intercreditor agreement, the trustee of the Notes will determine the time and method by which the security interests in the First-Priority Collateral will be enforced and the agent representing the lenders under our revolving credit facility will determine the time and method by which the security interests in the Second-Priority Collateral will be enforced. The trustee will not be permitted to enforce the security interests in the Second-Priority Collateral even if an event of default has occurred and the Notes have been accelerated except in certain specified circumstances. The agent representing the lenders under our revolving credit facility and the agent representing the holders of our 2003 Notes entered will be subject to similar restrictions with respect to their ability to enforce their respective second- priority security interests in the First-Priority Collateral. See "Description of the Notes—Intercreditor agreement."
Ranking	The Notes:
• will be senior secured obligations of the Company;
• will rank pari passu with our 2004 Notes in all respects;

•
will effectively rank senior to our unsecured indebtedness and indebtedness secured by junior liens, other than borrowings under our revolving credit facility and our 2003 Notes, to the extent of the value of the First-Priority Collateral;
•
will effectively rank junior to any indebtedness secured by first-priority security interests, including borrowings under our revolving credit facility, on the Second-Priority Collateral to the extent of the value of such Second-Priority Collateral;
•
will effectively rank pari passu with any indebtedness secured by second-priority security interests, including our 2003 Notes, on the Second-Priority Collateral to the extent of the value of such Second-Priority Collateral;
•	will effectively rank senior to our unsecured indebtedness to the extent of the residual value of the Second-Priority Collateral;
•	will rank equally in right of payment to all existing and any future senior indebtedness of the Company;
•	will be senior in right of payment with all existing and any future subordinated obligations of the Company; and
•
will be effectively subordinated to all liabilities (including trade payables) and preferred stock of each subsidiary of the Company that is not a note guarantor, which non-guarantor subsidiaries generated 12.9% of our net sales in 2004 and 12.6% for the six months ended June 30, 2005, after giving effect to the issuance of the Notes.
Similarly, the note guarantees:
•	will be senior secured obligations of each note guarantor;
•	will rank pari passu with each note guarantor's guarantee of any 2004 Notes in all respects;
•
will effectively rank senior to the unsecured indebtedness of the note guarantors and indebtedness of the note guarantors secured by junior liens to the extent of the value of the First-Priority Collateral held by the note guarantors;
•
will effectively rank junior to any indebtedness of the note guarantors secured by first-priority security interests on the Second-Priority Collateral held by the note guarantors to the extent of the value of such Second-Priority Collateral;
•
will effectively rank pari passu with any indebtedness of the note guarantors secured by second-priority security interests on the Second- Priority Collateral held by the note guarantors to the extent of the value of such Second-Priority Collateral;
•	will effectively rank senior to any unsecured indebtedness of the note guarantors to the extent of the residual value of the Second-Priority Collateral held by the note guarantors;

	•	will rank equally in right of payment to all existing and any future senior indebtedness of the note guarantors; and
	•	will be senior in right of payment with all existing and any future subordinated obligations of the note guarantors.
As of June 30, 2005, after giving effect to the amount of the indenture to create the Notes:
•
we had $556.5 million of senior debt including (i) $38.8 million of borrowings under our revolving credit facility (excluding $7.1 million of letters of credit outstanding) which would have been secured by a first-priority security interest in the Second-Priority Collateral and a second-priority security interest in the First-Priority Collateral, (ii) $250.0 million of 2003 Notes secured by a second-priority security interest in the First-Priority Collateral and the Second-Priority Collateral, (iii) $6.7 million of the 2004 Notes which would have been secured by a first-priority security interest in the First-Priority Collateral and a second-priority security interest in the Second-Priority Collateral, (iv) $254.9 million of the Notes secured by a first-priority security interest in the First-Priority Collateral and a second-priority security interest in the Second-Priority Collateral, and (v) $6.1 million of other senior secured debt.
	•	we had $313.7 million principal amount of subordinated debt, consisting of our 2000/2002 Notes; and
	•	our subsidiaries that are not guarantors of the Notes had $15.2 million of liabilities, including trade payables, excluding liabilities owed to us.

Subject to certain conditions, the indenture relating to the Notes will permit us to incur additional debt, including debt that may be secured by first-priority and second-priority liens on the collateral securing the Notes. In addition to the $45.9 million of senior debt outstanding as of June 30, 2005 under our revolving credit facility, the indenture permits us to incur approximately $46.9 million of additional senior debt under that revolving credit facility.
Change of control
Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the Notes as described above, you will have the right to require us to repurchase all or part of your Notes at a purchase price in cash equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes—Change of control" and "Risk factors."

Certain covenants
We will issue the New Notes under the same indenture governing the Old Notes. The indenture governing the Notes contains covenants that limit our ability and the ability of certain of our subsidiaries to, among other things:
	•	borrow money;
	•	make distributions, redeem equity interests or redeem subordinated debt;
	•	make investments;
	•	use assets as security in other transactions;
	•	sell assets;
	•	guarantee other debt;
	•	enter into agreements that restrict dividends from subsidiaries;
	•	sell capital stock of subsidiaries;
	•	incur liens;
	•	merge or consolidate; and
	•	enter into transactions with affiliates.
These covenants are subject to a number of important exceptions. For more details, see "Description of Senior Secured Notes—Certain covenants."

Risk factors

        Investing in the Notes involves substantial risk. You should carefully consider all the information contained in this prospectus and, in particular, should consider carefully the factors set forth under the caption "Risk factors" before making an investment in the Notes.

Summary financial data

        The following table sets forth summary financial data for the fiscal years ended December 31, 2002, 2003 and 2004 and the six months ended June 30, 2004 and 2005. The summary financial data for the years ended December 31, 2002, 2003 and 2004 have been summarized from our audited consolidated financial statements and are qualified in their entirety by reference to our audited consolidated financial statements. The summary financial data for the six months ended June 30, 2005 and 2004 have been derived from unaudited consolidated financial statements, which, in the opinion of management, reflect all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for those periods. Results of operations for the interim period are not necessarily indicative of the results to be expected for the full fiscal year and any future period. You should read the following summary financial data together with "Capitalization," "Selected financial data," "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Years ended December 31,			Six months ended June 30, (unaudited)
(Dollars in millions)	2002	2003	2004	2004	2005
Statement of operations data:(1)
Net sales	$850.9	$894.5	$968.7	$472.0	$522.1
Cost of sales	693.7	758.2	826.8	396.3	455.2
Gross profit	157.2	136.3	141.9	75.6	66.9
Total operating expenses(2)	126.2	128.1	90.0	43.6	45.9
Operating income (loss)	31.0	8.2	51.9	32.0	21.0
Interest expense(3)(4)	(75.3)	(96.4)	(145.7)	(76.2)	(74.6)
Other income (expense), net	2.3	0.5	(0.7)	—	3.9
Loss from continuing operations before income taxes	(42.0)	(87.8)	(94.6)	(44.2)	(49.7)
Income tax expense (benefit)	(1.5)	5.2	1.6	2.4	1.3
Loss from continuing operations	(40.5)	(93.0)	(96.2)	(46.6)	(51.0)
Loss from discontinued operations	(2.9)	(21.3)	(17.7)	(5.5)	(.6)
Net loss	$(43.4)	$(114.3)	$(113.9)	$(52.1)	$(51.6)
Other financial data:
EBITDA from continuing operations(5)	$79.0	$55.5	$92.2	$53.2	$44.9
Net cash provided by (used in) operating activities	52.4	(14.2)	(1.4)	(0.5)	4.6
Net cash used in investing activities	(55.2)	(17.0)	(17.6)	(10.9)	(11.5)
Net cash provided by (used in) financing activities	12.4	46.0	25.5	11.3	5.9
Depreciation and amortization	45.7	46.9	41.1	21.2	20.0
Impairment of goodwill and intangible assets(2)	8.6	18.3	—	—	—
Impairment of fixed assets(2)	—	4.8	0.4	—	—
Restructuring and other costs(2)	30.1	12.6	2.1	—	2.1
Capital expenditures	49.2	17.0	24.1	10.9	16.6
Ratio of earnings to fixed charges(6)	—	—	—	—	—
(Dollars in millions)

Balance sheet data as of June 30, 2005 (unaudited):
Cash and cash equivalents					$4.3
Working capital					76.1
Total assets					759.8
Total debt					870.2
Shares subject to mandatory redemption(7)					248.9
Total liabilities					1,328.5
Redeemable preferred stock(8)					0.1
Redeemable common stock					6.6
Stockholders' equity (deficit)					(575.4)

(1)
On September 30, 2004, we sold substantially all of the assets of Pliant Solutions Corporation which was previously reported as one of our operating segments. In accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets, Pliant Solutions is being accounted for as a discontinued operation and, accordingly, its assets are segregated from continuing operations, and its operating results are segmented and reported as discontinued operations in all periods presented. Net sales for the six months ended June 30, 2004 were $14.9 million. Net sales for the nine months ended December 31, 2004 and the twelve months ended December 31, 2003 were $22.5 million and $34.9 million, respectively. Net sales for the eight months ended December 31, 2002 were $28.3 million. No tax benefits were recorded on the losses from discontinued operations or the loss on sale of discontinued operations as realization of these tax benefits is not certain.

(2)
Total operating expenses include restructuring and other costs of $2.1 million for the six months ended June 30, 2005 consisting of $1.9 million of net costs to terminate the remaining equipment lease agreements associated with our Shelbyville, Indiana facility, $0.2 million severance costs associated with the sale of our Alliant business in the second quarter of 2005 and $0.2 million for severance and other costs associated with closure of our Harrisville, RI facility, offset by the reversal of $0.2 million of the remaining restructuring accruals associated with our prior Singapore location shutdown and corporate restructuring as no requirements remain. Total operating expenses include restructuring and other costs of $2.1 million for the year ended December 31, 2004 for fixed asset impairment charges of $1.4 million and restructuring and other costs of $0.7 million related to closure of our Harrisville, RI facility. For the year ended December 31, 2003, restructuring and other costs of $12.6 million were included which consisted of $2.0 million for fixed asset impairment charges related to the closure of our facility in Shelbyville, IN, $0.7 million related to the closure of our facility in Brazil consisting primarily of fixed asset impairment charges, $2.6 million related to the closure and transfer of the production from our facility in Fort Edward, NY to our facilities in Mexico and Danville, KY, $1.4 million related to the consolidation of two plants in Mexico, $2.6 million related to the closure and transfer of production from our Merced, CA facility, and other costs related to the closure of our Shelbyville, IN facility, our Singapore office and a section of our Toronto facility. In addition, during 2003 we accrued the present value of future lease payments on three buildings we do not currently occupy in an amount equal to $3.3 million and a provision for litigation of $7.2 million.

Total operating expenses for the year ended December 31, 2003 also included $18.3 million for the impairment of goodwill and intangibles, consisting of $10 million in our Engineered Films segment for Canada, $7.3 million in our Specialty Products Group segment for Mexico and $1.0 million in our Industrial segment for Germany and Australia, and $4.8 million for impairment of fixed assets, $2.4 million in our Performance Films segment and $1.2 million in both our Specialty Products Group and Industrial Films segment.

Total operating expenses for 2002 include $30.1 million of restructuring and other costs, including $14.8 million related to the closure of our plant in Merced, CA, a portion of our plant in Shelbyville, IN, a part of our plant in Toronto, Canada, and one of our plants in Mexico. In addition, these costs reflect $7.9 million for the costs of relocating several of our production lines related to plant closures and costs associated with production rationalizations at several plants. Total operating expenses for 2002 also include $7.4 million related to severance costs, including benefits for several companywide workforce reduction programs that were completed in 2002.

Total operating expenses for the year ended December 31, 2002 also included $8.6 million for the impairment of goodwill associated with Mexico in our Specialty Products Group segment.

(3)
In May 2003, we prepaid a total of $75 million of revolving loans and $165 million of our term loans with the net cash proceeds from the issuance of $250 million of Senior Secured Notes. As a result, interest expense for 2003 included a $5.3 million charge for expensing a portion of previously capitalized financing fees incurred in connection with our credit facilities. In February 2004, we paid off our then existing term loan facility of $219.6 million and revolving loan facility of $20 million with proceeds from the issuance of $306 million Senior Secured Discount Notes. As a result, interest expense in 2004 included a $7.9 million charge for expensing a portion of our previously capitalized financing fees. On May 6, 2005, we consummated a consent solicitation related to our 11 1/8% Senior Secured Discount Notes due 2009 ("2004 Notes"). As a result, interest expense for the six months ended June 30, 2005 includes $4.9 million in consent fees paid bondholders and $2.6 million of associated underwriter, legal and accountants fees.

(4)
The Company adopted Statement of Financial Accounting Standard No. 150 ("SFAS 150"), Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity, effective January 1, 2004.

  As a result, dividends and accretion on our unconditional mandatory redeemable preferred stock are included in interest expense for 2004 and 2005 in the statement of operations. Dividends and accretion for the twelve months ended December 31, 2004 were $35.3 million and dividends and accretion for the six months ended June 30, 2004 and 2005 were $17.0 million and $19.0 million, respectively.

(5)
EBITDA from continuing operations reflects income from continuing operations before interest expense, income taxes, depreciation and amortization. We believe that EBITDA information enhances an investor's understanding of our ability to satisfy principal and interest obligations with respect to our indebtedness and to utilize cash for other purposes. EBITDA does not represent and should not be considered as an alternative to net income or cash flows from operating activities as determined by U.S. generally accepted accounting principles and may not be comparable to other similarly titled measures of other companies. In addition, there may be contractual, legal, economic or other reasons which may prevent us from satisfying principal and interest obligations with respect to our indebtedness and may require us to allocate funds for other purposes. A reconciliation of EBITDA from continuing operations to net cash provided by (used in) operating activities as set forth in our consolidated statements of cash flows is as follows:

	Years ended December 31,			Six months ended June 30,
	2002	2003	2004	2004	2005
	(Dollars in millions)
EBITDA from continuing operations	$79.0	$55.5	$92.2	$53.2	$44.9
Adjustments:
Interest expense	(75.3)	(96.4)	(145.7)	(76.2)	(74.6)
Income tax (expense) benefit	1.5	(5.2)	(1.8)	(2.4)	(1.3)
Impairment of fixed assets	—	4.8	0.4	—	—
Preferred dividends & accretion on preferred shares	—	—	35.3	17.0	19.0
Amortization of deferred financing costs and accretion of debt discount	3.7	9.9	35.1	19.6	18.9
Deferred income taxes	(5.4)	1.5	0.2	0.8	0.2
Provision for loss on accounts receivable	2.6	1.7	1.6	—	—
Non-cash plant closing costs	9.7	3.3	1.4	—	—
Write-down of impaired goodwill and intangible assets	8.6	18.3	—	—	—
Curtailment gain	—	—	1.6	—	—
(Gain) loss on disposal of assets	0.4	1.4	0.5	—	(4.2)
Minority interest	(0.1)	0.1	(0.3)	—	—
Change in operating assets and liabilities, net of effects of acquisitions	27.7	(9.1)	(21.9)	(12.5)	1.7

Net cash provided by (used in) operating activities	$52.4	$(14.2)	$(1.4)	(0.5)	4.6
(6)
For purposes of this ratio, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of debt issuance costs and (iii) an allocation of one-third of the rental expense from operating leases, which we consider to be a reasonable approximation of the interest factor of operating lease payments. For the twelve months ended December 31, 2002, 2003 and 2004, earnings were insufficient to cover fixed charges by approximately $42.0 million, $87.8 million and $94.6 million, respectively. For the six months ended June 30, 2004 and 2005, earnings were insufficient to cover fixed charges by $44.2 million and $49.7 million, respectively.

(7)
The Company adopted Statement of Financial Accounting Standard No. 150 ("SFAS 150"), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, effective January 1, 2004. As a result, our Series A redeemable preferred stock, which has an unconditional mandatory redemption feature, was recorded as a liability on the date of adoption. In addition, effective January 1, 2004, the dividends and accretion on the preferred shares are included as a part of interest expense in the statement of operations. As a result of adopting SFAS 150, the Company's redeemable common shares that have been put for redemption by a shareholder have also been recorded as a liability.

(8)
The amount presented includes $0.1 million of proceeds from the sale of 720 shares of newly-created, non-voting Series B Redeemable Preferred Stock for a cash purchase price of $162 per share to selected officers of the Company. During 2005, 76 shares of non-voting Series B Redeemable Preferred Stock were repurchased from officers for $162 per share.

RISK FACTORS

        The risks below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. All of the following risks could affect our business, financial condition or results of operations. In such a case, you may lose all of or a part of your original investment and/or not receive any return on your investment. You should carefully consider the risks described below as well as other information and data included in this prospectus before making an investment decision with respect to the Notes.

Risks related to the Notes

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the Notes.

        We are highly leveraged, which means that we have a large amount of indebtedness relative to our stockholders' deficit. We are highly leveraged particularly in comparison to some of our competitors.

        As of June 30, 2005, we would have had, on a pro forma basis after giving effect to the amendment of the indenture to create the Notes, the following credit statistics:

(dollars in millions)
Total debt	$870.6
Shares subject to mandatory redemption(1)	248.9
Redeemable preferred stock(2)	0.1
Redeemable common stock(3)	6.6
Stockholders' equity (deficit)	(575.4)

(1)
We adopted Statement of Financial Accounting Standard No. 150 ("SFAS 150"), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, effective January 1, 2004. As a result, our Series A redeemable preferred stock, which has an unconditional mandatory redemption feature, is recorded as a liability. Effective January 1, 2004, the dividends and accretion on the preferred shares are included as a part of interest expense in the statement of operations. In addition, as a result of adopting SFAS 150, the Company's redeemable common shares that have been put for redemption by a shareholder are recorded as a liability. The shares subject to mandatory redemption are as follow (in millions):

June 30, 2005
Redeemable Preferred Shares 167,000 shares authorized, 140,973 shares outstanding as of June 30, 2005, designated as Series A, no par value with a redemption value of $1,000 per share plus accumulated dividends	$242.5
18,200 Redeemable Common Shares that have been put for redemption by a shareholder, net of a shareholder note of $2.4 million	6.4

Total shares subject to mandatory redemption	$248.9

  The maximum cash settlement at the redemption date of June 1, 2011 (assuming no cash dividends are paid through the redemption date) is $680.6 million for the redeemable preferred shares and $6.4 million (net of the note receivable of $2.4 million) for the redeemable common shares that have been put for redemption by the shareholder.

(2)
Represents share of our Series B preferred stock, no par value. As of June 30, 2005, there were 720 shares of Series B preferred stock authorized, 644 of which were outstanding.

(3)
Represents shares of our redeemable common stock that have not been put to us for redemption.

        Our ratio of earnings to fixed charges is a broad measure of how well our earnings from operations cover interest expense and other fixed charges. For purposes of this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of debt issuance costs and (iii) an allocation of one-third of the rental expense from operating leases, which we consider to be a reasonable approximation of the interest factor of operating lease payments. For the years ended December 31, 2004 and 2003, earnings were insufficient to cover fixed charges by approximately $94.6 million and $87.8 million, respectively. On a pro forma basis as of the first day of the applicable period, after giving effect to the issuance of the Notes and 2004 Notes and the use of proceeds to pay off our then existing credit facilities, our earnings for the year ended December 31, 2004 and 2003 were insufficient to cover fixed charges by approximately $98.6 million and $99.2 million, respectively. In 2002, our earnings were insufficient to cover fixed charges by approximately $42.0 million. These deficits indicate that it may be difficult for us to generate sufficient earnings to cover fixed charges in future years.

        Our high degree of leverage could have important consequences for you, including the following: it may limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; a substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness and is not available for other purposes, including our operations, capital expenditures, new investments and future business opportunities; the debt service requirements on our other indebtedness may make it more difficult for us to make required payments on the Notes; it may limit our ability to adjust to changing market conditions and to withstand competitive pressures, putting us at a competitive disadvantage; and we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth and productivity improvement programs.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and could be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our estimated debt service for 2005 will be approximately $73.9 million, consisting of $2.0 million of scheduled mandatory principal payments, and approximately $71.9 million of interest payments.

        Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. These factors include:

  •
  fluctuations in interest rates;

  •
  unscheduled plant shutdowns;

  •
  increased operating costs;

  •
  prices and supply of raw materials; and

  •
  product prices and regulatory developments.

        We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See "Cautionary Statements for Forward-Looking Statements" and "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources."

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our revolving credit facility and indentures restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See "Description of credit facilities and other indebtedness," "Description of the Notes."

        If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our indentures and credit facility), we could be in default under the terms of the agreements governing such indebtedness, including our indentures and revolving credit facility. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may, in the future, need to obtain waivers from the required lenders under our credit facility to avoid being in default. If we breach our covenants under the revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we could be in default under the revolving credit facility and the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Our variable rate indebtedness subjects us to interest rate risk.

        Although we have substantially reduced our variable rate indebtedness, our borrowings under our revolving credit facility will be at variable rates of interest. An increase of 1% in interest rates would result in an additional $100,000 of annual interest expense for each $10.0 million in borrowings under our revolving credit facility. We will thus be exposed to interest rate risk to the extent of our borrowings under the revolving credit facility.

Limits on our borrowing capacity under our revolving credit facility and other indebtedness may affect our ability to finance our operations.

        While our revolving credit facility provides for $100.0 million of commitments, our ability to borrow funds under our revolving credit facility is subject to the amount of eligible receivables and inventory in our borrowing base under the facility. Further, if we do not maintain a specified fixed charge coverage ratio, the availability under our revolving credit facility will be limited such that the total amount of our outstanding loans and letter of credit exposure under the facility may not exceed the lesser of 75% of the total amount of commitments under the facility or the borrowing base then in effect. Our ability to make borrowings under our revolving credit facility will also be conditioned upon our compliance with other covenants in the credit agreement, including financial covenants that apply when our borrowings exceed certain amounts. In addition, the terms of our indentures currently limit the amount we may borrow under our revolving credit facility. Because of these limitations, we may not always be able to meet our cash requirements with funds borrowed under our revolving credit facility. See "Description of credit facilities and other indebtedness—Revolving credit facility."

If we default on our obligations to pay our indebtedness we may not be able to make payments on the Notes.

        Any default under the agreements governing our indebtedness, including a default under our revolving credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to make payments on the Notes. Any such failure could substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our indentures and our revolving credit facility), we could be in default under the terms of the agreements governing such indebtedness, including our revolving credit facility and the indentures governing our 2000/2002 Notes, our 2003 Notes, our 2004 Notes and the Notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments thereunder, cease making further advances and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines we may in the future need to obtain waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we could be in default under the revolving credit facility and the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See "Description of credit facilities and other indebtedness," "Description of the Notes."

We may not be able to repurchase the Notes upon a change of control.

        We may not be able to repurchase the Notes upon a change of control because we may not have sufficient funds. Upon a change of control, we must offer to repurchase all of the outstanding 2000/2002 Notes at 101% of the principal amount thereof, plus accrued interest to the date of repurchase, all of the outstanding 2003 Notes at 101% of the principal amount thereof, plus accrued interest to the date of repurchase, all of the outstanding 2004 Notes at 101% of the principal amount thereof, plus accured interest to the date of repurchase and all of the outstanding Notes at 101% of the sum of the principal amount thereof, plus accrued interest to the date of repurchase. A change of control would also constitute a default under our revolving credit facility, which would allow lenders to terminate their commitments and accelerate any outstanding loans. Any such acceleration could constitute a default under the indentures for our 2000/2002 Notes, our 2003 Notes, 2004 Notes and our Notes. Accordingly, we may not have sufficient funds to make an offer to purchase the Notes upon a change of control. In addition, the change of control provision in the indenture may not necessarily protect holders of the Notes if we engage in a highly leveraged transaction or certain other transactions involving us or our subsidiaries. See "Description of credit facilities and other indebtedness," "Description of the Notes—Change of control."

We will rely significantly on the funds received from our subsidiaries to meet our debt service obligations on the Notes, but our subsidiaries may not be able to distribute sufficient funds to us.

        Although we are an operating company, a significant amount of our revenue is generated by our subsidiaries. For the year ended December 31, 2004 and the six months ended June 30, 2005, 21% and 19%, respectively of our net sales were generated by our subsidiaries. As a result, our ability to make payments on the Notes and to satisfy our other debt service obligations will depend significantly on our receipt of dividends or other intercompany transfers of funds from our operating subsidiaries. The payment of dividends to us by our subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations as well as certain contractual provisions which may restrict the payment of dividends and the transfer of assets to us. See "Description of credit facilities and other indebtedness," "Description of the Notes—Certain covenants—Limitation on restrictions on distributions from restricted subsidiaries." In the event of bankruptcy, liquidation or reorganization of our subsidiaries, claims of creditors of our subsidiaries will generally have priority as to the assets of such subsidiaries over our claims as the holder of the equity of our subsidiaries.

There may not be sufficient collateral to pay all or any of the Notes.

        Indebtedness under our revolving credit facility, certain interest rate protection and other hedging agreements, certain obligations in respect of cash management services and any other future indebtedness permitted to be incurred by us or the note guarantors under the indenture governing the Notes are (or, in the case of such other future indebtedness, may be) secured on a first-priority basis by our Second-Priority Collateral and the Second-Priority Collateral of our domestic subsidiaries and certain of our foreign subsidiaries. The Second-Priority Collateral consists of substantially all inventory, receivables, deposit accounts, 100% of the capital stock of, or other equity interests in, existing and future domestic subsidiaries and foreign subsidiaries that are note guarantors, and 65% of the capital stock of, or other equity interests in, existing and future first-tier foreign subsidiaries (other than foreign subsidiaries that are note guarantors) (subject to certain limitations), investment property and certain other assets, in each case that are held by us or any of the note guarantors. The Second-Priority Collateral is comprised of substantially all of our and the note guarantors' material collateral that secure our revolving credit facility. The Notes are secured by a first-priority lien on our First-Priority Collateral and a second-priority lien on our Second-Priority Collateral, both of which are subject to release as described more fully below. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any note guarantor, the assets that are pledged for the benefit of other indebtedness on a first-priority basis, other than assets that constitute First-Priority Collateral, must be used first to pay such indebtedness in full before making any payments on the Notes. In addition, to the extent other indebtedness has a first-priority security interest in the First-Priority Collateral or a second-priority security interest in the Second-Priority Collateral, the value of the assets comprising such collateral will have to be shared on a pari passu basis with such other indebtedness in the event of bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any note guarantor.

        As of June 30, 2005, after giving effect to the amendment of the indenture to create the Notes, we had $556.5 million of senior debt including (i) $38.8 million of borrowings under our revolving credit facility (excluding $7.1 million of letters of credit outstanding) secured by a first-priority security interest in the Second-Priority Collateral and a second-priority security interest in the First-Priority Collateral, (ii) $250.0 million of 2003 Notes secured by a second-priority security interest in the First-Priority Collateral and the Second-Priority Collateral, (iii) $6.7 million of the 2004 Notes secured by a first-priority security interest in the First-Priority Collateral and a second-priority security interest in the Second-Priority Collateral, (iv) $254.9 million of the Notes secured by a first-priority security interest in the First-Priority Collateral and a second-priority security interest in the Second-Priority Collateral, and (v) $6.1 million of other senior secured debt. So long as such indebtedness can be incurred under the indenture, the indenture governing the Notes allows an unlimited amount of indebtedness to be secured by a second-priority lien on the First-Priority Collateral securing the Notes and either a first- priority lien or an equal and ratable lien with the Notes with respect to Second-Priority Collateral, provided that, in each case, such indebtedness or other obligation could be incurred under the indenture. Any additional obligations secured by a lien on the collateral securing the Notes (whether senior to or equal with the second-priority lien of the Notes) will dilute the value of the collateral securing the Notes. In particular, our revolving credit facility provides for additional borrowings of up to $100 million, all of which ranks prior to the Notes with respect to the Second-Priority Collateral.

        In addition, because a portion of the collateral consists of pledges of the stock of our foreign subsidiaries that are note guarantors and a portion of the stock of our first tier foreign subsidiaries that are not note guarantors, the validity of those pledges under local law, if applicable, and the ability of the holders of the Notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law, which limitations may or may not affect the first-priority liens.

        The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the Notes, in full or at all.

        Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Notes. Any claim for the difference between the amount, if any, realized by holders of the Notes from the sale of the collateral securing the Notes and the obligations under the Notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

        Holders of Notes will not control decisions regarding the Second-Priority Collateral. The holders of the first-priority security interests on the Second-Priority Collateral will control substantially all matters related to the Second-Priority Collateral, pursuant to the terms of the intercreditor agreement. Under the intercreditor agreement, any actions that may be taken in respect of the Second-Priority Collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of such collateral from the lien of, and waivers of past defaults under, the collateral documents, will be at the direction of the holders of such first-priority security interests, and the trustee on behalf of the holders of the Notes will not have the ability to control or direct such actions, even if the rights of the holders of the Notes are adversely affected. Additional releases of collateral from the second-priority security interest on the Second-Priority Collateral securing the Notes are permitted under some circumstances. Any release of all first-priority liens upon any collateral approved by the holders of the first-priority liens shall also release the second-priority liens securing the Notes on the same collateral; provided that, after giving effect to the release, obligations secured by the first-priority liens on the remaining collateral remain outstanding. See "Description of the Notes—Security" and "Description of the Notes—Amendments and waivers."

        Furthermore, the security documents allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the Notes. Under certain circumstances, the indenture governing the Notes permits the proceeds of asset sales to be used to purchase assets that are not "collateral." In such a case, the pool of assets securing the Notes would be reduced and the Notes would not be secured by such purchased assets.

        The indenture governing the Notes and the security documents provide that, to the extent that any rule is adopted, amended or interpreted which would require the filing with the SEC (or any other governmental agency) of separate financial statements of any of our subsidiaries due to the fact that such subsidiary's capital stock, other securities or assets secure the Notes, then such capital stock, other securities or assets will automatically be deemed not to be part of the collateral securing the Notes to the extent necessary to not be subject to such requirement. In such event, the security documents will be amended, without the consent of any holder of Notes, to the extent necessary to release the liens on such capital stock, other securities or assets. As a result, holders of the Notes could lose all or a portion of their security interest in the collateral if any such rule comes into effect.

Rights of holders of Notes in the collateral may be adversely affected by bankruptcy proceedings.

        The right of the collateral agent to repossess and dispose of the collateral securing the Notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use the collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such time the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of the repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of "adequate protection." Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Notes after first paying the obligations of creditors having first-priority security interests in the Second-Priority Collateral, the holders of the Notes would have "undersecured claims" as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys' fees for "undersecured claims" during the debtor's bankruptcy case.

Rights of holders of Notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral.

        The security interests in the collateral securing the Notes include assets, both tangible and intangible, whether now owned or acquired or arising in the future, of the Company and the note guarantors. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that we will inform the trustee or the collateral agent of the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The trustee will not monitor the future acquisition of property and rights that constitute collateral, or take action to perfect the security interest in such acquired collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the Notes against third parties. We are not required to and do not intend to perfect the security interests in collateral consisting of fixtures not located on mortgaged properties securing the Notes. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the Notes against third parties.

The Notes are structurally subordinated in right of payment to the indebtedness of those of our subsidiaries that are not guaranteeing the Notes and, if the guarantees are deemed unenforceable, to those of our subsidiaries that are note guarantors, and the remaining assets of such subsidiaries may not be sufficient to make any payments on the Notes.

        The Notes are effectively subordinated to all liabilities of our subsidiaries which are not guarantors. In addition, although the guarantees provide the holders of the Notes with a direct claim as a creditor against the assets of the note guarantors, the guarantees may not be enforceable as described in more detail below. If the guarantees by the note guarantors are not enforceable, the Notes would be effectively subordinated to all liabilities of the note guarantors, including trade payables. As a result of being effectively subordinated to the liabilities of a subsidiary, if there was a dissolution, bankruptcy, liquidation or reorganization of such subsidiary, the holders of the Notes would not receive any amounts with respect to the Notes until after the payment in full of the claims of creditors of such subsidiary.

        Our subsidiaries that are not note guarantors generated 12.9% of our sales for the year ended December 31, 2004 and 12.6% of our net sales for the six months ended June 30, 2005. As of December 31, 2004, our subsidiaries that are not note guarantors accounted for 10.7% of our total assets and had total liabilities (excluding liabilities owed to us) of $24.6 million. As of June 30, 2005 our subsidiaries that are not note guarantors accounted for 9.7% of our total assets and had total liabilities (excluding liabilities owed to us) of $15.2 million. Our subsidiaries that are note guarantors generated 7.8% of our sales for the year ended December 31, 2004 and 6.5% of our sales for the six months ended June 30, 2005. As of December 31, 2004, our subsidiaries that are note guarantors accounted for 7.6% of our total assets and had total liabilities (excluding liabilities owed to us) of $13.3 million. As of June 30, 2005 our subsidiaries that are note guarantors accounted for 7.3% of our total assets and had total liabilities (excluding liabilities owed to us) of $9.4 million.

Federal and state fraudulent transfer laws permit a court to void the Notes and the note guarantees, and if that occurs, you may not receive any payments on the Notes.

        Our issuance of the Notes, the issuance of the guarantees by our note guarantors and the grant of security interests in the collateral securing those obligations may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our note guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the Notes or a guarantee, and, in the case of (2) only, one of the following is also true:

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  we or any of our note guarantors were or was insolvent, or rendered insolvent, by reason of such transactions;

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  paying the consideration left us or any of our note guarantors with an unreasonably small amount of capital to carry on the business; or

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  we or any of our note guarantors intended to, or believed that we or it would, be unable to pay debts as they matured.

        If a court were to find that the issuance of the Notes, a guarantee or a grant of a security interest was a fraudulent conveyance, the court could avoid the payment obligations under the Notes or such guarantee or further subordinate the Notes or such guarantee to presently existing and future indebtedness of ours or of such note guarantor, or require the holders of the Notes to repay any amounts received with respect to the Notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Notes. Further, the avoidance of the Notes could result in an event of default with respect to our other debt and that of our subsidiaries, which could result in acceleration of such debt.

        Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

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  the sum of its debts was greater than the fair value of all its assets;

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  the present fair saleable value of its assets was less than the amount required to pay the probable liability on its existing debts and liabilities as they become due; or

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  it could not pay its debts as they become due.

The security interests in our assets held by the holders of 2004 Notes rank pari passu in all respects to the security interest securing the Notes; the security interests in our assets held by the holders of our 2003 Notes rank junior in priority to the security interests of the Notes on the First-Priority Collateral and pari passu with the security interests of the Notes on the Second-Priority Collateral, and the security interests in our assets held by the holders of our 2000/2002 Notes rank junior in priority to all of our existing and future senior debt.

        The 2004 Notes rank pari passu with the Notes in all respects. The 2003 Notes rank equally with our existing and future senior debt, except as set forth below, and rank senior to our existing and future subordinated indebtedness. The 2003 Notes are secured, on a second-priority basis, by a substantial portion of our assets. Due to this second-priority status, the 2003 Notes effectively rank junior to our obligations secured by a first-priority lien on the collateral securing the 2003 Notes to the extent of the value of such collateral. These obligations secured by first-priority liens include our revolving credit facility with respect to Second-Priority Collateral and the Notes and the 2004 Notes with respect to First-Priority Collateral. In addition, the 2003 Notes effectively rank junior to any of our obligations that are secured by a lien on assets that are not part of the collateral securing the 2003 Notes, to the extent of the value of such assets.

        The 2000/2002 Notes are subordinated to all of our existing and future senior debt, rank equally with any future senior subordinated debt, and rank senior to any future subordinated debt. The 2000/2002 Notes are guaranteed by certain of our subsidiaries. The 2000/2002 Notes are unsecured obligations.

Because each note guarantor's liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the note guarantors.

        The holders of the Notes have the benefit of the guarantees of the note guarantors. However, the guarantees by our note guarantors are limited to the maximum amount which the note guarantors are permitted to guarantee under applicable law. As a result, a note guarantor's liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of the note guarantor. Further, under the circumstances discussed more fully above, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a note guarantee or further subordinate it to all other obligations of the note guarantor. In addition, you will lose the benefit of a particular note guarantee if it is released under certain circumstances described under "Description of the Notes—The note guarantees."

Your ability to transfer the Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the Notes.

        We do not intend to have the Notes listed on a national securities exchange or automated dealer quotation system. J.P. Morgan Securities Inc. has advised us that they intend to make a market in the Notes as permitted by applicable laws and regulations; however; J.P. Morgan Securities Inc. is not obligated to make a market in the Notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the Notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. We cannot assure you that the market, if any, for the Notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your Notes. In addition, the Notes may trade for less than what you paid for them, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

        We are controlled by J.P. Morgan Partners, LLC which is an affiliate of J.P. Morgan Securities Inc. As a result of this affiliate relationship, if J.P. Morgan Securities Inc. conducts any market-making activities with respect to the Notes, J.P. Morgan Securities Inc. will be required to deliver a market-making prospectus when effecting offers and sales of the Notes. For as long as a market-making prospectus is required to be delivered, the ability of J.P. Morgan Securities Inc. to make a market in the Notes may, in part, be dependent on our ability to maintain a current market-making prospectus for its use. If we are unable to maintain a current market-making prospectus, J.P. Morgan Securities Inc. may be required to discontinue its market-making activities without notice.

        On March 1, 2005, JPMorgan Chase & Co. announced that J.P. Morgan Partners, LLC will become independent when it completes the investment of its current $6.5 billion Global Fund and that the independent unit will retain portfolio management responsibility for the Global Fund and heritage investments of affiliates of J.P. Morgan Partners, LLC. However, at this time the Company has no additional information as to the impact, if any, that J.P. Morgan Partners, LLC becoming independent of JPMorgan Chase & Co. may have on the Company or its investments in the Company or on our obligation to maintain and amend a market-making prospectus for use by J.P. Morgan Partners, LLC or any the successor thereto after J.P. Morgan Partners, LLC becomes independent of JPMorgan Chase & Co.

Risks related to our business

Continued increases in resin prices or the loss of a key resin supplier could lead to increased costs and lower profit margins.

        Polyethylene, PVC, polypropylene and other resins and additives constitute the major raw materials for our products. We purchase most of our resin from major oil companies and petrochemical companies in North America. For the year ended December 31, 2004 and the six months ended June 30, 2005, resin costs comprised approximately 61% and 64%, respectively of our total manufacturing costs. Significant increases in the price of resins increase our costs, reduce our operating margins, and impair our ability to service our debt unless we are able to pass all of the increases on to our customers. The price of resins is a function of, among other things, manufacturing capacity, demand, and the price of crude oil and natural gas feed stocks. Resin shortages or significant increases in the price of resin have had and could continue to have a significant adverse effect on our business. Since the middle of 2002, we have experienced a period of significant uncertainty with respect to resin supplies and prices. High crude oil and natural gas pricing have had significant impact on the price and supply of resins. Prices for resin have risen dramatically over the past eighteen months and are expected to continue to rise in 2005 and beyond. Pliant's costs for resin on a weighted-average basis rose 29% from December 2003 to December 2004, with over half of that increase occurring in the fourth quarter of 2004.

        Major suppliers of resin have implemented price increases to cover their increases in petroleum costs, and to improve their operating margins as capacity utilization increases. Due in part to consolidation in the resin supply industry, suppliers have resisted the consumers' efforts to limit or defer the effect of these increases. Our goal is for the prices of our products generally to fluctuate with the price of resins. Approximately half of our sales are made on a transactional basis, which allows us to pass through resin price increases, although competitive market conditions in our industry from time to time limit our ability to pass the full cost of higher resin pricing through to our customers immediately or completely. The other approximately one half of our sales are made pursuant to customer contracts, most of which dictate the timing in our ability to pass through the increase. A large majority of these contracts allow resin cost increases to be passed along quarterly, with some allowing increased costs to be passed on more quickly and a small number requiring a longer delay. In combination, the cost to the Company of the gap between the speed in which increased costs are passed on to us and the time in which we can pass these costs on to our customers has a negative impact on both our results of operations and our working capital needs. This trend is industry wide and its impact was significant in 2004 and is likely to continue and possibly increase in the future.

        As one of the largest consumers of packaging resin in the United States, the Company is working on behalf of its customers with its suppliers to minimize the effects and the timing of the pass through of increased resin costs and to maximize the likelihood that resin supplies continue to the Company in sufficient quantities and on timetables necessary to meet the needs of our customers. We also regularly evaluate commodity hedging, collar agreements, and other protective strategies and will implement them if and when appropriate. However, if this period of high resin pricing continues, the limits on our ability to pass through these costs to our customers will exert downward pressure on profits and negatively effect our cash flow and our working capital requirements.

We operate in highly competitive markets and our customers may not continue to purchase our products, which could lead to our having reduced revenues and loss of market share.

        The markets in which we operate are highly competitive on the basis of service, product quality, product innovation and price. Small and medium-sized manufacturers that compete primarily in regional markets service a large portion of the film and flexible packaging market, and there are relatively few large national manufacturers. In addition to competition from many smaller competitors, we face strong competition from a number of large film and flexible packaging companies. Some of our competitors are substantially larger, are more diversified, and have greater resources than we have, and, therefore, may have certain competitive advantages.

If we lose one or more of our major customers, our results of operations and our ability to service our indebtedness could be adversely affected.

        Although no single customer accounted for more than 10% of our net sales for the year ended December 31, 2004 and the six months ended June 30, 2005, we are dependent upon a limited number of large customers with substantial purchasing power for a significant percentage of our sales. For the year ended December 31, 2004 and six months ended June 30, 2005, our top ten customers accounted for approximately 29.7% and 27.0%, respectively of our net sales. Several of our largest customers satisfy some of their film requirements by manufacturing film themselves. The loss of one or more major customers, or a material reduction in sales to these customers as a result of competition from other film manufacturers, insourcing of film requirements or other factors, would have a material adverse effect on our results of operations and on our ability to service our indebtedness. See "Management's discussion and analysis of financial condition and results of operations" and "Business—Products, markets and customers."

Our ongoing efforts to achieve cost savings may not improve our operating results.

        We regularly evaluate our operations in order to identify potential cost savings. From time to time, we implement plant restructurings or other initiatives designed to improve the efficiency of our operations and reduce our costs. These initiatives may not result in cost savings, however, particularly if our estimates and assumptions relating to the anticipated cost savings prove to be incorrect. Further, even if a cost savings initiative is successful, we may not be able to improve our operating results as a result of other factors discussed in this prospectus, many of which are beyond our control, such as a reduction in the demand for our products or increases in raw material costs.

We may not be able to adequately protect our intellectual property, which could cause our revenues to decrease.

        We rely on patents, trademarks and licenses to protect our intellectual property, which is significant to our business. We also rely on unpatented proprietary know-how, continuing technological innovation and other trade secrets to develop and maintain our competitive position. We routinely seek to protect our patents, trademarks and other intellectual property, but our precautions may not provide meaningful protection against competitors or protect the value of our trademarks. In addition to our own patents, trade secrets and proprietary know-how, we license from third parties the right to use some of their intellectual property. We routinely enter into confidentiality agreements to protect our trade secrets and proprietary know-how. However, these agreements may be breached, may not provide meaningful protection or may not contain adequate remedies for us if they are breached.

Any future acquisitions may not be successfully integrated with our business and could cause our revenues to decrease, operating costs to increase or reduce cash flows, which in turn could adversely affect our ability to service our indebtedness.

        Our efforts to integrate any businesses acquired in the future may not result in increased profits. Difficulties encountered in any transition and integration process for newly acquired companies could cause revenues to decrease, operating costs to increase or reduce cash flows, which in turn could adversely affect our ability to service our indebtedness.

Our operations outside of the United States are subject to additional currency exchange, political, investment and other risks that could hinder us from making our debt service payments, increase our operating costs and adversely affect our results of operations.

        We operate facilities and sell products in several countries outside the United States. Our operations outside the United States include plants and sales offices in Mexico, Canada, Germany and Australia. As a result, we are subject to risks associated with selling and operating in foreign countries which could have an adverse affect on our financial condition and results of operations, our operating costs and our ability to make payments on our debt obligations, including our ability to make payments on the Notes and borrowings under our revolving credit facility. These risks include devaluations and fluctuations in currency exchange rates, unstable political conditions, imposition of limitations on conversion of foreign currencies into U.S. dollars and remittance of dividends and other payments by foreign subsidiaries. The imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries, hyperinflation in certain foreign countries, and restrictions on investments and other restrictions by foreign governments could also have a negative effect on our business and profitability.

We are controlled by J.P. Morgan Partners, LLC and its interests as an equity holder may conflict with yours as a creditor.

        Affiliates of J.P. Morgan Partners, LLC own approximately 55% of our outstanding common stock, 74% of our detachable warrants to purchase common stock issued in connection with our preferred stock and 59% of our outstanding preferred stock. Subject to certain limitations contained in the stockholders' agreement among us, our stockholders, and holders of detachable warrants to purchase common stock issued in connection with our preferred stock, J.P. Morgan Partners, LLC, through its affiliate, controls us. The interests of J.P. Morgan Partners, LLC may not in all cases be aligned with your interests as a holder of the Notes.

        On March 1, 2005, JPMorgan Chase & Co. announced that J.P. Morgan Partners, LLC will become independent when it completes the investment of its current $6.5 billion Global Fund and that the independent unit will retain portfolio management responsibility for the Global Fund and heritage investments of affiliates of J.P. Morgan Partners, LLC. However, at this time the Company has no additional information as to the impact, if any, that J.P. Morgan Partners, LLC becoming independent of JPMorgan Chase & Co. may have on the Company or its investments in the Company.

If we do not maintain good relationships with our employees, our business could be adversely affected by a loss of revenues, increased costs or reduced profitability.

        Although we consider our current relations with our employees to be good, if major work disruptions were to occur, our business could be adversely affected by, for instance, a loss of revenues, increased costs or reduced profitability. As of June 30, 2005, we had approximately 2,950 employees, of which approximately 835 employees were subject to a total of 8 collective bargaining agreements that expire on various dates between November 6, 2005 and February 28, 2009. We have had one labor strike in the United States in our history, which occurred at our Chippewa Falls, WI plant in March 2000 and lasted approximately two weeks. In October 2001, we entered into a five year agreement with the union representing the approximately 150 employees at our Chippewa Falls, WI manufacturing plant. We also had a temporary work stoppage at our Australia facility in 2001 that lasted approximately 30 days.

The cost of complying with federal and state environmental laws could be significant and increase our operating costs.

        Complying with existing and future environmental laws and regulations that affect our business could impose material costs and liabilities on us. Our manufacturing operations are subject to certain federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, the protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to periodic environmental inspections and monitoring by governmental enforcement authorities. We could incur substantial costs, including fines and civil or criminal sanctions, as a result of actual or alleged violations of environmental laws. In addition, our production facilities require environmental permits that are subject to revocation, modification and renewal. Violations of environmental permits can also result in substantial fines and civil or criminal sanctions. The ultimate costs under environmental laws and the timing of such costs are difficult to predict and potentially significant expenditures could be required in order to comply with environmental laws that may be adopted or imposed in the future.

Other Uncertainties

        In addition to the factors described above, we face a number of uncertainties, including: (1) general economic and business conditions, particularly a continuing economic downturn; (2) industry trends; (3) changes in demand for our products; (4) potential legislation and regulatory changes; (5) new technologies; (6) changes in distribution channels or competitive conditions in the markets or countries where we operate; and (7) changes in our business strategy or development plans.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings "Summary," "Management's discussion and analysis of financial condition and results of operations" and "Business." When used in this prospectus, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. But, management's expectations, beliefs and projections may not result or be achieved.

        There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading "Risk factors." As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others:

  •
  general economic and business conditions, particularly an economic downturn;

  •
  industry trends;

  •
  increases in our leverage;

  •
  interest rate increases;

  •
  changes in our ownership structure;

  •
  raw material costs and availability, particularly resin;

  •
  competition;

  •
  the loss of any of our major customers;

  •
  changes in demand for our products;

  •
  new technologies;

  •
  changes in distribution channels or competitive conditions in the markets or countries where we operate;

  •
  costs of integrating any future acquisitions;

  •
  loss of our intellectual property rights;

  •
  foreign currency fluctuations and devaluations and political instability in our foreign markets;

  •
  changes in our business strategy or development plans;

  •
  availability, terms and deployment of capital;

  •
  availability of qualified personnel; and

  •
  increases in the cost of compliance with laws and regulations, including environmental laws and regulations.

        There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

        All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive in exchange Old Notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2005, as it existed on such date and on an adjusted basis as set forth in footnote (1) below.

	June 30, 2005
(Dollars in millions)	Actual	As Adjusted
Cash and cash equivalents	$4.3	$4.3

Total debt:
Revolving credit facility(1)	38.8	39.2
Amended 2004 Notes	254.9	254.9
2004 Notes	6.7	6.7
2003 Notes	250.0	250.0
2000/2002 Notes	313.7	313.7
Capital leases and insurance financing	6.1	6.1

Total debt	$870.2	$870.6
Shares subject to mandatory redemption(2)	248.9	248.9
Redeemable preferred stock(3)	0.1	0.1
Redeemable common stock(4)	6.6	6.6
Stockholders' deficit	(575.4)	(575.4)

Total capitalization	$550.4	$550.8

(1)
The amount shown does not include $7.1 million of letters of credit issued under our revolving credit facility. After giving effect to the borrowing base limitation in the revolving credit facility, we had $46.9 million available for borrowings under our $100 million revolving credit facility, which amount gives effect to $38.8 million of borrowings and $7.1 million of letters of credit outstanding. The amount outstanding under our revolving credit facility fluctuates on a daily basis. The $0.4 million difference between actual and as adjusted amounts represents borrowings under our revolving credit facility to be used to pay the remaining $0.4 million consent consideration expenses related to the consent solicitation paid in connection with the amended and restated indenture.

(2)
We adopted Statement of Financial Accounting Standard No. 150 ("SFAS 150"), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, effective January 1, 2004. As a result, our Series A redeemable preferred stock, which has an unconditional mandatory redemption feature is recorded as a liability. Effective January 1, 2004, the dividends and accretion on the preferred shares are included as a part of interest expense in the statement of operations. In addition, as a result of adopting SFAS 150, the Company's redeemable common shares that have been put for redemption by a shareholder are recorded as a liability, net of a shareholder note of $2.4 million.

The maximum each settlement at the redemption date of June 1, 2011 (assuming no cash dividends are paid through the redemption date) is $680.6 million for the redeemable preferred shares and $6.4 million (net of the note receivable of $2.4 million) for the redeemable common shares that have been put for redemption by the shareholder.

(3)
The amount presented includes $0.1 million of proceeds from the sale of 720 shares of newly-created, non-voting Series B Redeemable Preferred Stock for a cash purchase price of $162 per share to selected officers of the Company. During 2005, 76 shares of non-voting Series B Redeemable Preferred Stock were repurchased from officers for $162 per share.

(4)
Represents shares of our redeemable common stock that have not been put to us for redemption.

THE EXCHANGE OFFER

Purpose and effect of this exchange offer

        We and the guarantors of the Old Notes have entered into an exchange and registration rights agreement with the initial purchasers in the private offering of the Old Notes in which we and the note guarantors agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the Old Notes for New Notes. The registration statement of which this prospectus forms a part was filed pursuant to this obligation. We also agreed to use our commercially reasonable efforts to cause this exchange offer to be consummated within 190 days following the date of original issuance of the Old Notes. The New Notes will have terms substantially identical to the Old Notes except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe certain obligations in the exchange and registration rights agreement. The Old Notes are outstanding pursuant to an amended and restated indenture which also governs the 2004 Notes, executed on May 6, 2005.

        Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the Old Notes and keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

  •
  if pursuant to any changes in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC do not permit us to effect this exchange offer as contemplated by the exchange and registration rights agreement;

  •
  if any Old Notes validly tendered in this exchange offer are not exchanged for New Notes within 190 days after the original issuance date of the Old Notes;

  •
  if the initial purchasers of the Old Notes so request (but only with respect to any Old Notes not eligible to be exchanged for New Notes in this exchange offer);

  •
  if any holder of the Old Notes is not permitted to participate in this exchange offer; or

  •
  if any holder of New Notes received in this exchange offer notifies us that it must deliver a prospectus in connection with any resale of the New Notes and this prospectus is not legally available for delivery.

Each holder of Old Notes that wishes to exchange Old Notes for transferable New Notes in this exchange offer will be required to make the following representations:

  •
  any New Notes will be acquired in the ordinary course of its business;

  •
  such holder has no arrangement or understanding with any person to participate in the distribution of the New Notes; and

  •
  such holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Resale of New Notes

        Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that the New Notes issued in this exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any New Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  such holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

  •
  such New Notes are acquired in the ordinary course of the holder's business; and

  •
  the holder does not intend to participate in the distribution of such New Notes.

        Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the New Notes:

  •
  cannot rely on the position of the staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        This prospectus may be used for an offer to resell, for the resale or for other retransfer of New Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section captioned "Plan of distribution" for more details regarding the transfer of New Notes.

Terms of this exchange offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes surrendered under this exchange offer. Old Notes may be tendered only in integral multiples of $1,000.

        The form and terms of the New Notes will be substantially identical to the form and terms of the Old Notes except the New Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any liquidated damages upon our failure to fulfill our obligations under the exchange and registration rights agreement to file, and cause to be effective, a registration statement. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Old Notes. Consequently, both series will be treated as a single class of debt securities under the indenture.

        This exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

        As of the date of this prospectus, $253,763,365 aggregate principal amount of the Old Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in this exchange offer.

        We intend to conduct this exchange offer in accordance with the provisions of the exchange and registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Old Notes that are not tendered for exchange in this exchange offer will remain outstanding and interest will continue to accrue at the rate of 11 5/8% per annum and will be entitled to the rights and benefits such holders have under the indenture relating to the Old Notes but will have no further rights under the exchange and registration rights agreement.

        We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us and delivering New Notes to such holders. Subject to the terms of the exchange and registration rights agreement, we expressly reserve the right to amend or terminate this exchange offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "—Certain conditions to the exchange offer."

        Holders who tender Old Notes in this exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with this exchange offer. It is important that you read the section labeled "—Fees and expenses" below for more details regarding fees and expenses incurred in this exchange offer.

Expiration date; Extensions; Amendments

        This exchange offer will expire at 5:00 p.m., New York City time on September 29, 2005, unless we extend it in our sole discretion.

        In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify, in writing or by public announcement, the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any Old Notes;

  •
  to extend this exchange offer or to terminate this exchange offer and to refuse to accept Old Notes not previously accepted if any of the conditions set forth below under "—Certain conditions to the exchange offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

  •
  subject to the terms of the exchange and registration rights agreement, to amend the terms of this exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of Old Notes. If we amend this exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain conditions to the exchange offer

        Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any New Notes for, any Old Notes, and we may terminate this exchange offer as provided in this prospectus before accepting any Old Notes for exchange if in our reasonable judgment:

  •
  the New Notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  •
  this exchange offer, or the making of any exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer.

        In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made:

  •
  the representations described under "—Purpose and effect of this exchange offer," "—Procedures for tendering" and "Plan of distribution", and

  •
  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the New Notes under the Securities Act.

        We expressly reserve the right, at any time or at various times, to extend the period of time during which this exchange offer is open. Consequently, we may delay acceptance of any Old Notes by giving oral or written notice of such extension to the registered holders of the Old Notes. During any such extensions, all Old Notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Old Notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of this exchange offer.

        We expressly reserve the right to amend or terminate this exchange offer on or prior to the scheduled expiration date of this exchange offer, and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of this exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Old Notes as promptly as practicable. In the case of any extension, such oral or written notice or public announcement will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to this exchange offer must be satisfied or waived by us prior to the expiration of this exchange offer.

        In addition, we will not accept for exchange any Old Notes tendered, and will not issue New Notes in exchange for any such Old Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for tendering

        Only a holder of Old Notes may tender such Old Notes in this exchange offer. To tender in this exchange offer, a holder must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive Old Notes along with the letter of transmittal; or

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such Old Notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "—Exchange agent" prior to the expiration date.

        The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of Old Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or Old Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Old Notes; either:

  •
  make appropriate arrangements to register ownership of the Old Notes in such owner's name; or

  •
  obtain a properly completed bond power from the registered holder of Old Notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Old Note tendered pursuant thereto is tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed on the Old Notes, such Old Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the Old Notes and an eligible institution must guarantee the signature on the bond power.

        If the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the Old Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Old Notes that are the subject of such book-entry confirmation;

  •
  such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

  •
  the agreement may be enforced against such participant.

        We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In all cases, we will issue New Notes for Old Notes that we have accepted for exchange under this exchange offer only after the exchange agent timely receives:

  •
  Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By signing the letter of transmittal or transmitting the agent's message, each tendering holder of Old Notes will represent to us that, among other things:

  •
  any New Notes that the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person or entity to participate in the distribution of the New Notes;

  •
  if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the New Notes;

  •
  if the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such New Notes; and

  •
  the holder is not an "affiliate", as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book entry transfer

        The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of this exchange offer promptly after the date of this prospectus. Any financial institution participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of Old Notes who are unable to deliver confirmation of the book-entry tender of their Old Notes into the exchange agent's account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their Old Notes according to the guaranteed delivery procedures described below.

Guaranteed delivery procedures

        Holders wishing to tender their Old Notes but whose Old Notes are not immediately available or who cannot deliver their Old Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery:

  •
  setting forth the name and address of the holder, the registered number(s) of such Old Notes and the principal amount of Old Notes tendered;

  •
  stating that the tender is being made thereby; and

  •
  guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the Old Notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives such properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered Old Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of tenders

        Except as otherwise provided in this prospectus, holders of Old Notes may withdraw their tenders at any time prior to the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under "—Exchange agent," or

  •
  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any such notice of withdrawal must:

  •
  specify the name of the person who tendered the Old Notes to be withdrawn;

  •
  identify the Old Notes to be withdrawn (including the principal amount of such Old Notes); and

  •
  where certificates for Old Notes have been transmitted, specify the name in which such Old Notes were registered, if different from that of the withdrawing holder.

        If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

        If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of this exchange offer. Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "—Procedures for tendering" above at any time on or prior to the expiration date.

Exchange agent

        Wilmington Trust Company has been appointed as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

        For Overnight Delivery:
        Wilmington Trust Company
        Corporate Capital Markets
        1100 North Market Street
        Wilmington, Delaware 19890-1626
        Attn: Alisha Clendaniel, Corporate Trust Processing

        For Delivery by Registered or Certified Mail:
        Wilmington Trust Company
        DC-1626 Processing Unit
        PO Box 8861
        Wilmington, Delaware 19899-8861
        Attn: Alisha Clendaniel, Corporate Trust Processing

        For Delivery by Hand:
        Wilmington Trust Company
        Corporate Capital Markets
        1100 North Market Street
        Wilmington, Delaware 19890-1615
        Attn: Alisha Clendaniel, Corporate Trust Processing

        By Facsimile Transmission
        (for eligible institutions only):
        (302) 636-4139

        Confirm facsimile by telephone only:
        (302) 636-6470

        Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of this exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        Our expenses in connection with this exchange offer include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer taxes

        We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

  •
  certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered;

  •
  tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of Old Notes under this exchange offer.

        If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

        Holders who tender their Old Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in this exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of failure to exchange

        Holders of Old Notes who do not exchange their Old Notes for New Notes under this exchange offer will remain subject to the restrictions on transfer applicable to the Old Notes:

  •
  as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise as set forth in the offering memorandum distributed in connection with the private offering of the Old Notes.

        In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the exchange and registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act. Based on interpretations of the SEC staff, New Notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the New Notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the New Notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer for the purpose of participating in a distribution of the New Notes:

  •
  may not rely on the applicable interpretations of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

        We will record the New Notes in our accounting records at the same carrying value as the Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this exchange offer. This exchange offer is being completed as a result of a requirement in the indenture and the exchange and registration rights agreement entered into at the time of the amended and restated indenture of the Old Notes and, as such, is a continuation of the debt issuance costs of the Old Notes issuance. Incremental costs will consist of attorney, accounting and underwriter fees incurred as a result of this exchange offer and will be expensed.

Other

        Participation in this exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered Old Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Old Notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered Old Notes.

SELECTED FINANCIAL DATA

        The following selected financial data have been summarized from our consolidated financial statements and are qualified in their entirety by reference to, and should be read in conjunction with, such consolidated financial statements and the notes thereto, "Capitalization" and "Management's discussion and analysis of financial condition and results of operations."

							Six months ended June 30, (unaudited)
	Years ended December 31,
(Dollars in millions)
	2000	2001		2002	2003	2004	2004	2005
Statement of operations data:(1)
Net sales	$843.8	$840.4		$850.9	$894.5	$968.7	$472.0	$522.1
Cost of sales	696.7	665.1		693.7	758.2	826.8	396.3	455.2
Gross profit	147.1	175.3		157.2	136.3	141.9	75.7	66.9
Total operating expenses(2)	132.7	101.1		126.2	128.1	90.0	43.7	45.9
Operating income (loss)	14.4	74.2		31.0	8.2	51.9	32.0	21.0
Interest expense(3)(4)	(87.2)	(76.0)		(75.3)	(96.4)	(145.7)	(76.2)	(74.6)
Other income (expense), net	0.3	6.5		2.3	0.5	(0.7)	—	3.9
Income (loss) from continuing operations before income taxes	(72.5)	4.7		(42.0)	(87.8)	(94.6)	(44.2)	(49.7)
Income tax expense (benefit)	(21.7)	6.8		(1.5)	5.2	1.6	2.3	1.3
Loss from continuing operations	(50.8)	(2.1)		(40.5)	(93.0)	(96.2)	(46.6)	(51.0)
Loss from discontinued operations	—	—		(2.9)	(21.3)	(17.7)	(5.5)	(.6)
Net income (loss)	$(50.8)	$(2.1)		$(43.4)	$(114.3)	$(113.9)	$(52.1)	$(51.6)
Other financial data:
EBITDA from continuing operations(5)	$54.2	$127.7		$79.0	$55.5	$92.2	$53.2	$44.9
Net cash provided by (used in) operating activities	60.3	30.3		52.4	(14.2)	(1.4)	(0.5)	4.6
Net cash used in investing activities	(65.6)	(87.3)		(55.2)	(17.0)	(17.6)	(10.9)	(11.5)
Net cash provided by (used in) financing activities	0.3	55.0		12.4	46.0	25.5	11.3	5.9
Depreciation and amortization	39.5	47.0		45.7	46.9	41.1	21.2	20.0
Impairment of goodwill and intangible assets(2)	—	—		8.6	18.3	—	—	—
Impairment of fixed assets(2)	—	—		—	4.8	0.4	—	—
Restructuring and other costs(2)	19.4	(4.6)		30.1	12.6	2.1	—	2.1
Non-cash stock-based compensation expense	2.6	7.0		—	—	—	—	—
Capital expenditures	65.6	56.4		49.2	17.0	24.1	10.9	16.6
Ratio of earnings to fixed charges(6)	—	1.1	x	—	—	—	—	—
						Six months ended June 30, (unaudited)
	December 31,
(Dollars in millions)
	2000	2001	2002	2003	2004	2004	2005
Balance sheet data (at period end):
Cash and cash equivalents	$3.1	$4.8	$1.6	$3.3	$5.6	$3.9	$4.3
Working capital	57.6	58.4	45.8	70.7	78.5	81.8	76.1
Total assets	785.0	851.7	853.2	786.8	777.1	777.2	759.8
Total debt	687.4	713.3	736.4	783.7	842.3	814.1	870.2
Shares subject to mandatory redemption(7)	—	—	—	—	229.9	211.6	248.9
Total liabilities	885.9	903.0	960.1	992.4	1,291.3	1,229.0	1,328.5
Redeemable preferred stock(8)	88.7	126.1	150.8	188.2	0.1	—	0.1
Redeemable common stock	16.5	16.8	13.0	13.0	6.6	6.6	6.6
Stockholders' equity (deficit)	(206.0)	(194.5)	(270.9)	(407.1)	(521.0)	(458.5)	(575.4)

(1)
On September 30, 2004, we sold substantially all of the assets of Pliant Solutions Corporation which was previously reported as one of our operating segments. In accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets, Pliant Solutions is being accounted for as a discontinued operation and, accordingly, its assets are segregated from continuing operations, and its operating results are segmented and reported as discontinued operations in all periods presented. Net sales for the six months ended June 30, 2004 were $14.9 million. Net sales for the nine months ended December 31, 2004 and the twelve months ended December 31, 2003 were $22.5 million and $34.9 million, respectively. Net sales for the eight months ended December 31, 2002 were $28.3 million. No tax benefits were recorded on the losses from discontinued operations or the loss on sale of discontinued operations as realization of these tax benefits is not certain.

(2)
Total operating expenses include restructuring and other costs of $2.1 million for the six months ended June 30, 2005 consisting of $1.9 million of net costs to terminate the remaining equipment lease agreements associated with our Shelbyville, Indiana facility, $0.2 million severance costs associated with the sale of our Alliant business in the second quarter of 2005 and $0.2 million for severance and other costs associated with closure of our Harrisville, RI facility, offset by the reversal of $0.2 million of the remaining restructuring accruals associated with our prior Singapore location shutdown and corporate restructuring as no requirements remain. Total operating expenses include restructuring and other costs of $2.1 million for the year ended December 31, 2004 for fixed asset impairment charges of $1.4 million and restructuring and other costs of $0.7 million related to closure of our Harrisville, RI facility. For the year ended December 31, 2003, restructuring and other costs of $12.6 million were included which consisted of $2.0 million for fixed asset impairment charges related to the closure of our facility in Shelbyville, IN, $0.7 million related to the closure of our facility in Brazil consisting primarily of fixed asset impairment charges, $2.6 million related to the closure and transfer of the production from our facility in Fort Edward, NY to our facilities in Mexico and Danville, KY, $1.4 million related to the consolidation of two plants in Mexico, $2.6 million related to the closure and transfer of production from our Merced, CA facility, and other costs related to the closure of our Shelbyville, IN facility, our Singapore office and a section of our Toronto facility. In addition, during 2003 we accrued the present value of future lease payments on three buildings we do not currently occupy in an amount equal to $3.3 million and a provision for litigation of $7.2 million.

Total operating expenses for the year ended December 31, 2003 also included $18.3 million for the impairment of goodwill and intangibles, consisting of $10 million in our Engineered Films segment for Canada, $7.3 million in our Specialty Products Group segment for Mexico and $1.0 million in our Industrial segment for Germany and Australia, and $4.8 million for impairment of fixed assets, $2.4 million in our Performance Films segment and $1.2 million in both our Specialty Products Group and Industrial Films segment.

Total operating expenses for 2002 include $30.1 million of restructuring and other costs, including $14.8 million related to the closure of our plant in Merced, CA, a portion of our plant in Shelbyville, IN, a part of our plant in Toronto, Canada, and one of our plants in Mexico. In addition, these costs reflect $7.9 million for the costs of relocating several of our production lines related to plant closures and costs associated with production rationalizations at several plants. Total operating expenses for 2002 also include $7.4 million related to severance costs, including benefits for several companywide workforce reduction programs that were completed in 2002.

Total operating expenses for the year ended December 31, 2002 also included $8.6 million for the impairment of goodwill associated with Mexico in our Specialty Products Group segment.

Total operating expenses for 2001 include $7.0 million of non-cash stock-based compensation expense, $3.0 million of restructuring and other costs, $4.0 million for expenses related to the relocation of our corporate headquarters, $6.0 million of fees and expenses relating to our supply chain cost initiative, and a $3.0 million increase in depreciation expenses relating primarily to the purchase of a new computer system. In addition, total operating expenses for 2001 include a credit for $7.6 million related to the reversal of a previously accrued charge for the closure of our Harrington, DE plant. In 2001, we decided not to proceed with our previously announced closure of our Harrington, DE plant.

Total operating expenses for 2000 include $10.8 million of costs related to the recapitalization and related transactions, $10.8 million of fees and expenses relating to our supply chain cost initiative, $19.4 million of restructuring and other costs, $7.1 million of costs related to the relocation of our corporate headquarters and a reduction in force, and $2.6 million of non-cash stock-based compensation expense.

(3)
In May 2003, we prepaid a total of $75 million of revolving loans and $165 million of our term loans with the net cash proceeds from the issuance of $250 million of Senior Secured Notes. As a result, interest expense for 2003 included a $5.3 million charge for expensing a portion of previously capitalized financing fees incurred in connection with our credit facilities. In February 2004, we paid off our then existing term loan facility of $219.6 million and revolving loan facility of $20 million with proceeds from the issuance of $306 million Senior Secured Discount Notes. As a result, interest expense in 2004 included a $7.9 million charge for expensing a portion of our previously capitalized financing fees. On May 6, 2005, we consummated a consent solicitation related to our 11 1/8% Senior Secured Discount Notes due 2009 ("2004 Notes"). As a result, interest expense for the six months ended June 30, 2005 includes $4.9 million in consent fees paid bondholders and $2.6 million of associated underwriter, legal and accountants fees.

(4)
In 2000, we refinanced most of our long-term debt and recorded a loss of $18.7 million to write-off unamortized deferred debt issuance costs and costs related to our tender offer for our 9 1/8% Senior Subordinated Notes due 2007. In 2004, we recognized $35.3 million of dividends and accretion on redeemable preferred stock as interest expense in accordance with SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

(5)
EBITDA from continuing operations reflects income from continuing operations before interest expense, income taxes, depreciation and amortization. We believe that EBITDA information enhances an investor's understanding of our ability to satisfy principal and interest obligations with respect to our indebtedness and to utilize cash for other purposes. EBITDA does not represent and should not be considered as an alternative to net income or cash flows from operating activities as determined by U.S. generally accepted accounting principles and may not be comparable to other similarly titled measures of other companies. In addition, there may be contractual, legal, economic or other reasons which may prevent us from satisfying principal and interest obligations with respect to our indebtedness and may require us to allocate funds for other purposes. A reconciliation of EBITDA to net cash provided by (used in) operating activities as set forth in our consolidated statements of cash flows is as follows:

						Six months ended June 30, (unaudited)
(Dollars in millions)
	2000	2001	2002	2003	2004	2004	2005
EBITDA from continuing operations	$54.2	$127.7	$79.0	$55.5	$92.2	$53.2	$44.9
Adjustments:
Interest expense	(87.2)	(76.0)	(75.3)	(96.4)	(145.7)	(76.2)	(74.6)
Income tax (expense) benefit	21.7	(6.8)	1.5	(5.2)	(1.8)	(2.4)	(1.3)
Impairment of fixed assets	—	—	—	4.8	0.4	—	—
Preferred dividends & accretion on preferred shares	—	—	—	—	35.3	17.0	19.0
Amortization of deferred financing costs and accretion of debt discount	1.4	2.7	3.7	9.9	35.1	19.6	18.9
Deferred income taxes	(25.8)	3.0	(5.4)	1.5	0.2	0.8	0.2
Provision for loss on accounts receivable	(0.2)	0.3	2.6	1.7	1.6	—	—
Non-cash compensation expense related to stock options	2.6	7.0	—	—	—	—	—
Discount on stockholder note receivable	0.3	—	—	—	—	—	—
Non-cash plant closing costs	14.8	(7.6)	9.7	3.3	1.4	—	—
Write-down of impaired goodwill and intangible assets	—	—	8.6	18.3	—	—	—
Curtailment gain	—	—	—	—	1.6	—	—
(Gain) loss on disposal of assets	0.5	(0.4)	0.4	1.4	0.5	—	(4.2)
Loss on extinguishment of debt	18.7	—	—	—	—	—	—
Minority interest	—	0.3	(0.1)	0.1	(0.3)	—	—
Change in operating assets and liabilities, net of effects of acquisitions	59.3	(19.9)	27.7	(9.1)	(21.9)	(12.5)	1.7

Net cash provided by (used in) operating activities	$60.3	$30.3	$52.4	$(14.2)	$(1.4)	$(0.5)	$4.6
(6)
For purposes of this ratio, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of (i) interest, whether expensed or explained, (ii) amortization of debt issuance costs and (iii) an allocation of one-third of the rental expense from operating leases, which we consider to be a reasonable approximation of the interest factor of operating lease payments. In 2000, 2002, 2003 and 2004, earnings were insufficient to cover fixed charges by approximately $72.5 million, $42.0 million, $87.8 million and $94.6 million, for the six months ended June 30, 2004 and 2005, earnings were insufficient to cover fixed charges by $44.2 million and $49.7 million, respectively.

(7)
The Company adopted Statement of Financial Accounting Standard No. 150 ("SFAS 150"), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, effective January 1, 2004. As a result, our Series A redeemable preferred stock, which has an unconditional mandatory redemption feature, was recorded as a liability on the date of adoption. In addition, effective January 1, 2004, the dividends and accretion on the preferred shares are included as a part of interest expense in the statement of operations. As a result of adopting SFAS 150, the Company's redeemable common shares that have been put for redemption by a shareholder have also been recorded as a liability.

(8)
The amount presented includes proceeds of $141.0 million from the issuance of our Series A Preferred Stock in 2000, 2001 and 2003, plus the accrued and unpaid dividends, less the unamortized discount due to detachable warrants to purchase common stock issued in connection with our Series A Preferred Stock and unamortized issuance costs which were $76.3 million and $29.1 million, respectively as of December 31, 2003. The amount as of December 31, 2004 includes $0.1 million of proceeds from the sale of 720 shares of newly-created, non-voting Series B Redeemable Preferred Stock to selected officers of the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The purpose of this section is to discuss and analyze our consolidated financial condition, liquidity and capital resources and results of operations. This analysis should be read in conjunction with the consolidated financial statements and notes which appear elsewhere in this prospectus. This section contains certain "forward-looking statements" within the meaning of federal securities laws that involve risks and uncertainties, including statements regarding our plans, objectives, goals, strategies and financial performance. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors set forth under "Disclosure regarding forward-looking statements" and "Risk factors" and elsewhere in this prospectus.

        All references in this section to the consolidated financial statements or condensed consolidated financial statements and related notes included elsewhere in this prospectus refer to those of Pliant Corporation and its subsidiaries.

Company Profile

        Pliant generates revenues, earnings and cash flows from the sale of film and flexible packaging products throughout the world. We manufacture these products at 23 facilities located on 21 sites in the United States, Australia, Canada, Germany and Mexico. Our sales have grown primarily as a result of strategic acquisitions made over the past several years, increased levels of production at acquired facilities, return on capital expenditures and the overall growth in the market for film and flexible packaging products.

Overview for the six months ended June 30, 2005 and the year ended December 31, 2004

        We recorded sales of $522.1 million for the six months ended June 30, 2005. This is a 10.6% increase from sales of $472.0 million for the six months ended June 30, 2004, stated on a comparable basis excluding the results of the Pliant Solutions segment (which was sold during the third quarter of 2004 and accounted for as a discontinued operation) for both periods. For the six months ended June 30, 2005 sales measured in pounds were 424.7 million, which represents a 3.3% decrease from the six months ended June 30, 2004.

        For 2004, the Company's net sales were $968.7 million, up $74.2 million or 8.3% over 2003, excluding Pliant Solutions, which was sold in the third quarter of 2004 and is accounted for as a discontinued operation. This growth was in large part due to increased volume as trade pound sold for 2004 were 878.9 million, up 35.7 million or 4.2% from 843.2 million in 2003. Overall, average selling price per pound increased from $1.061 per pound to $1.102 per pound or 3.9% primarily due to pass-through of resin cost increases along with favorable product mix changes. Three of our four operating segments reported increased growth, with our Industrial Films segment leading the way with a $34.5 million, or 15.7%, increase in net sales.

        Segment profit, defined as net income adjusted for interest expense, income taxes, depreciation, amortization, restructuring and other non-cash charges (principally the impairment of goodwill, intangible assets and fixed assets), was $47.0 million for the six months ended June 30, 2005, compared to $53.2 million for the six months ended June 30, of 2004, presented on a comparable basis excluding the results of the Pliant Solutions segment (which was sold during the third quarter of 2004 and accounted for as a discontinued operation) for both periods. Segment profit, presented in accordance with generally accepted accounting principles (GAAP), reflects income from continuing operations adjusted for interest expense, income taxes, depreciation, amortization, and restructuring charges. The decrease in segment profit of $6.2 million between periods is primarily attributable to the impact of resin price increases, a decline in sales volume, increased freight and packaging costs and an unfavorable shift in product sales mix.

        Average sales price ("ASP") for the six months ended June 30, 2005 was $1.229 per pound as compared to $1.074 per pound for the six months ended June 30, 2004. This 14.4% increase generated approximately $67 million in incremental sales. However, our raw material costs, which are primarily resin related, increased approximately $61 million. Furthermore, while our waste in absolute terms declined nearly 22% due to internal waste reduction programs, waste in dollars increased approximately $3 million due to higher resin costs. The sales volume decline between periods yielded approximately $4 million less segment profit. Freight costs increased approximately $3 million between periods due to suppliers passing along energy cost increases. Product mix shifts to more commodity based products away from value added products contributed approximately $4 million to the decline in segment profit. Lower production levels, driven by inventory reduction programs, caused $2 million in under-absorbed overhead. Finally, a gain on sale of our Alliant assets in the second quarter of 2005 was approximately $4 million.

        On April 13, 2005 the Company sold the intellectual property, working capital, and equipment assets used in the Alliant business to an independent third party for a purchase price of $6.3 million, subject to certain adjustments. During the second quarter, we received $5.2 million in cash, net of certain adjustments, with the balance of the purchase price of $0.63 million in escrow, to be paid in equal installments in twelve and twenty four months after closing. Net sales and net income for this business were $0.7 million and $3.5 million, respectively, for the six months ended June 30, 2005 and net sales and net loss were $1.4 million and $0.5 million, respectively, for the six months ended June 30, 2004.

        On April 8, 2005, Pliant Corporation commenced a consent solicitation relating to its 11 1/8% Senior Secured Discount Notes due 2009 (the "2004 Notes") seeking consents, among other things, to (i) eliminate the current requirement to pay cash interest on the notes beginning in 2007 and, in lieu thereof, pay non-cash interest in the form of additional notes through maturity; (ii) increase the interest rate of the notes for which consents are received; (iii) increase the redemption prices of the notes for which consents are received; and (iv) eliminate certain restrictive covenants as they apply to notes for which consents are not received. On May 6, 2005, Pliant consummated this solicitation as consents to the proposed amendments were delivered with respect to $298.2 million aggregate principal amount at maturity of the 2004 Notes, all of which were accepted by Pliant. As a result, $250.6 principal amount of the Amended 2004 Notes were outstanding as of May 6, 2005. On June 15, 2005, we issued an additional $3.1 principal amount of the Amended 2004 Notes as payment in kind interest pursuant to the amended and restated indenture (the "Additional Notes").

        In addition, $7.8 million aggregate principal amount at maturity of 2004 Notes with respect to which consents were not delivered remain outstanding. Pliant, certain of its subsidiaries and the trustee also executed an amended and restated indenture governing the Amended 2004 Notes and the 2004 Notes with respect to which consents were not delivered. Pliant, certain of its subsidiaries and J.P. Morgan Securities Inc., the solicitation agent for the consent solicitation, executed a registration rights agreement with respect to the Amended 2004 Notes.

        As a result of the amendments approved in the consent solicitation, the interest rate of the Amended 2004 Notes was increased from 11 1/8% per annum to 11 5/8% per annum. The Amended 2004 Notes no longer require payment of cash interest beginning in 2007. Instead, they require payment of non-cash interest in the form of additional notes through maturity. The amendments also increased the redemption prices of the amended notes. In addition, the amended and restated indenture eliminates substantially all the restrictive covenants contained in the indenture, as they relate to holders of the 2004 Notes with respect to which consents were not delivered. The transaction in which the terms of the 2004 Notes were amended to become the Amended 2004 Notes was not registered under the Securities Act of 1933, as amended, or any state securities laws and the Amended 2004 Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. Pursuant to a registration rights agreement, Pliant agreed to consummate an exchange offer for the Amended 2004 Notes in which the company will exchange up to $253.8 million aggregate principal amount of the original Amended 2004 Notes for essentially identical notes which will be registered under the Securities Act of 1933, as amended.

        For the year ended December 31, 2004 segment profit was $94.6 million in 2004, up $3.4 million or 3.7% from 2003. Sales volume and mix contributed $9.8 million to the increased profit while operational excellence programs, including significant reductions in waste, improved by $15.5 million. Selling, general and administrative costs were better by $4.7 million. Offsetting these improvements was a $16.3 million negative impact from increased resin costs. This resin cost impact reflected a lag in our ability to increase selling prices as well as an adverse effect on waste costs and sales commissions. We use large quantities of polyethylene, PVC, and polypropylene and other resins in manufacturing our products. For the year ended December, 31, 2004, resin costs approximated 61% of our total manufacturing costs. Average resin prices increased approximately 29% during 2004 with half of the increase occurring in the fourth quarter of 2004. To address fluctuations in resin prices we have pass-through or cost-sharing arrangements covering a large portion of our sales, but most of these lag the increase in our cost by 30 to 90 days. We are implementing price increases for many customers that are currently not subject to pass-through adjustments and most new customer contracts contain resin pass-through agreements. However, if resin prices continue to rise, the delayed pass-through will exert downward pressure on short-term segment profit. Freight expenses increased by $4.6 million in 2004 as compared with 2003. In addition to these factors, at year-end we recorded an unfavorable $4.5 million non-cash adjustment to employee vacation accruals.

        On September 30, 2004, we sold substantially all the assets of our wholly owned subsidiary, Pliant Solutions Corporation. Pliant Solutions, previously reported as a separate operating segment, manufactured decorative and surface coverings through the conversion of various films into consumer packaged goods. In accordance with Statement of Financial Accounting Standards No. 144 ("SFAS 144"), Accounting for the Impairment of Long-Lived Assets, Pliant Solutions is being accounted for as a discontinued operation and, accordingly, the assets are segregated from continuing operations in the accompanying consolidated balance sheet, and its operating results are segmented and reported as discontinued operations in the consolidated statement of operations. Net sales for Pliant Solutions for the six months ended June 30, 2004 were $14.9 million, for the nine months ended September 30, 2004 were $22.5 million, for the twelve months ended December 31, 2003 were $34.9 million, and for the eight months ended December 31, 2002 were $28.3 million. No tax benefits were recorded on the losses from discontinued operations or the loss on sale of discontinued operations as realization of these tax benefits is not certain.

        In the third quarter of 2004, we closed our Harrisville, Rhode Island facility and moved its production to more modern and efficient facilities. The costs related to this restructuring plan are now anticipated to total $2.7 million, consisting primarily of $1.4 million of fixed asset impairments, $0.4 million in equipment relocation, $0.3 million in severance and other personnel related costs and $0.4 million of other costs. Through December 31, 2004, approximately $2.1 million of these costs have been incurred.

        Effective Janaury 1, 2004, the Company adopted Statement of Financial Accounting Standard No. 150 ("SFAS 150"), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. As a result, our Series A redeemable preferred stock, which has an unconditional mandatory redemption feature, was recorded as a liability on the date of adoption of SFAS 150 at fair market value measured as the value of the securities on the date of issuance plus accretion of discount from the date of issuance through December 31, 2003 and the cumulative unpaid dividends from the date of issuance through December 31, 2003. Effective January 1, 2004, the dividends and accretion on the preferred shares are included as a part of interest expense in the statement of operations.

        In addition, as a result of adopting SFAS 150, the Company's redeemable common shares that have been put for redemption by a shareholder were recorded as a liability at fair value. The fair value was computed using the agreed upon redemption price per share times the number of shares put by the shareholder. In accordance with SFAS 150, prior periods were not restated.

        On September 24, 2004, the Company adopted a 2004 Restricted Stock Incentive Plan, pursuant to which we sold to our President and Chief Executive Officer and selected additional officers of the Company 704 shares of a total of 720 authorized shares of a newly-created, non-voting Series B Redeemable Preferred Stock for a cash purchase price of $162 per share. These shares were issued in private transactions with officers of the Company and therefore were exempt from the registration requirements of the Securities Act of 1933. On December 22, 2004, the remaining 16 authorized shares were issued to an officer for a cash purchase price of $162 per share.

        On February 17, 2004, we completed the sale of $306,000,000 in aggregate principal amount at maturity of 2004 Notes. The net proceeds from such sale in the amount of $220.2 million (after deducting underwriters' fees) together with borrowings of $30 million under our revolving credit facility described below, were used to pay off our then existing term loan facilities in the amount of $219.6 million and our then existing revolving loan facility of $20 million and $3.8 million in fees and other costs, leaving $6.8 million of cash on hand. Subsequently, the 2004 Notes were exchanged for publicly held notes on substantially similar terms.

Critical accounting policies

        In the ordinary course of business, we make a number of estimates and assumptions relating to the reporting of results of operations and financial position in the preparation of financial statements in conformity with generally accepted accounting principles. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe the following discussion addresses our most critical accounting policies. These policies require management to exercise judgments that are often difficult, subjective and complex due to the necessity of estimating the effect of matters that are inherently uncertain.

        Revenue recognition.    Sales revenue is recognized when title transfers, the risks and rewards of ownership have been transferred to the customer, the price is fixed and determinable and collection of the related receivable is probable, which is generally at the time of shipment.

        We have several rebate programs with certain of our customers and a cash discount program on accounts receivable. These costs are estimated at the time of sale and are reported as a reduction to sales revenue. Periodic adjustments are made as a part of our ongoing evaluation of all receivable related allowances.

        Accounts receivable.    We evaluate accounts receivable on a quarterly basis and review any significant customers with delinquent balances to determine future collectibility. We base our determinations on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of the credit representatives. We reserve accounts that we deem to be uncollectible in the quarter in which we make the determination. We maintain additional reserves based on our historical bad debt experience. Although there is a greater risk of uncollectibility in an economic downturn, we believe, based on past history and proven credit policies, that the net accounts receivable as of June 30, 2005 are of good quality.

        Goodwill and other identifiable intangible assets.    Goodwill associated with the excess purchase price over the fair value of assets acquired is currently not amortized. This is in accordance with Statement of Financial Accounting Standards No. 142 effective for fiscal years beginning after December 15, 2001. Goodwill is tested annually for impairment or more frequently if circumstances indicate that they may be impaired. Other identifiable intangible assets, such as customer lists, and other intangible assets are currently amortized on the straight-line method over their estimated useful lives. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may be less than the undiscounted cash flows.

        Retirement plans.    We value retirement plan assets and liabilities based on assumptions and actuarial valuations. Assumptions for the retirement plans are subject to the occurrence of future events, which are out of our control and could differ materially from the amounts currently reported.

        Insurance.    Our insurance for workers' compensation and employee-related health care benefits are covered using high deductible insurance policies. A third-party administrator is used to process such claims. We require all workers' compensation claims to be reported within 24 hours. As a result, we accrue our workers' compensation liability based upon the claim reserves established by the third-party administrator each month. Our employee health insurance benefit liability is based on our historical claims experience rate. Our earnings would be impacted to the extent actual claims vary from historical experience. We review our accruals associated with the exposure to these liabilities for adequacy at the end of each reporting period.

        Inventory reserves.    Each quarter we review our inventory and identify slow moving and obsolete items. Thereafter, we create allowances and reserves based on the realizable value of specific inventory items.

        Fixed asset impairments.    We review our fixed assets at each manufacturing facility as a group of assets with a combined cash flow. Any difference between the future cash flows and the carrying value of the asset grouping is recorded as a fixed asset impairment. In addition, we periodically review any idle production lines within a manufacturing facility to determine if the assets need to be disposed.

        Deferred taxes.    We record deferred tax assets and liabilities for the differences in the carrying amounts of assets and liabilities for financial and tax reporting purposes. Deferred tax assets include amounts for net operating loss, foreign tax credit and alternative minimum tax credit carry forwards. Valuation allowances are recorded for amounts that management believes are not recoverable in future periods.

Recent accounting pronouncements

        In December 2004, the FASB issued SFAS 123(R) (revised December 2004), Share-Based Payment, which is a revision of SFAS 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. This statement requires that the fair value at the grant date resulting from all share-based payment transactions be recognized in the financial statements. Further SFAS 123(R) requires entities to apply a fair-value based measurement method in accounting for these transactions. The minimum value method currently used by the Company is not allowed and the Company will be required to adopt the prospective method as proscribed by SFAS 123R. This value is recorded over the vesting period. This statement is effective for the first fiscal year beginning after June 15, 2005. We are currently evaluating the provisions of SFAS 123(R), and the impact on our consolidated financial position and results of operations.

Results of operations

        The following table sets forth the amount of certain statement of operations items and such amounts as a percentage of net sales, for the periods indicated.

							Six months ended June 30,
(Dollars in millions)
	2002		2003		2004		2004		2005
							(unaudited)
Net sales	$850.9	100.0%	$894.5	100.0%	$968.7	100.0%	$472.0	100.0%	$522.1	100.0%
Cost of sales	693.7	81.5%	758.2	84.8%	826.8	85.3%	396.3	84.0%	455.2	87.2%

Gross profit	157.2	18.5%	136.3	15.2%	141.9	14.7%	75.7	16.0%	66.9	12.8%
Operating expenses before restructuring and other costs, goodwill and asset impairment costs	87.5	10.3%	92.4	10.3%	87.5	9.0%	43.7	9.2%	43.8	8.4%
Restructuring and other costs	30.1	3.6%	12.6	1.4%	2.1	0.2%	—	—%	2.1	0.4%
Impairment of goodwill and intangible assets	8.6	1.0%	18.3	2.1%	—	—%	—	—%	—	—%
Impairment of fixed assets	—	—%	4.8	0.5%	0.4	0.1%	—	—%	—	—%

Total operating expenses	126.2	14.9%	128.1	14.3%	90.0	9.3%	43.7	9.2%	45.9	8.8%

Operating (loss) income	$31.0	3.6%	$8.2	0.9%	$51.9	5.4%	$32.0	6.8%	$21.0	4.0%

Six Months Ended June 30, 2005 Compared with the Six Months Ended June 30, 2004

  Net Sales

        Net sales increased by $50.1 million, or 10.6%, to $522.1 million for the six months ended June 30, 2005 from $472.0 million for the six months ended June 30, 2004. The increase was primarily due to a 14.4% increase in our average selling price resulting primarily from the pass through of increases in our raw material prices to customers offset by a 3.3% decrease in sales volume. See "Operating Segment Review" below for a detailed discussion of sales volumes and selling prices by segment and division.

  Gross Profit

        Gross profit decreased by $8.8 million to $66.9 million for six months ended June 30, 2005, from $75.7 million for the six months ended June 30, 2004. This decrease was primarily due to lower sales volume. See "Operating Segment Review" below for a detailed discussion of the margin variances by segment.

  Total Operating Expenses before Restructuring and Other Costs

        Total operating expenses before restructuring and other costs increased $0.1 million, or 0.2%, to $43.8 million for the six months ended June 30, 2005 from $43.7 million for the six months ended June 30, 2004. Research and development costs increased $0.9 million to $4.2 million for the six months ended June 30, 2005 from $3.3 million for the six months ended June 30, 2004, while sales, general and administrative costs decreased $0.8 million to $39.6 million six months ended June 30, 2005 from $40.4 million for the six months ended June 30, 2004.

  Restructuring and Other Costs

        Restructuring and other costs increased by $2.1 million from the six months ended June 30, 2004 due primarily to recognition in 2005 of $1.9 million in net costs to terminate the remaining equipment leases associated with our Shelbyville, Indiana facility. No restructuring costs were recorded in the six months ended June 30, 2004. During the six months ended June 30, 2005, $0.2 million costs were also recorded for severance and other costs associated with our Harrisville, Rhode Island plant closure in 2004 and $0.2 million in severance costs were recorded in connection with the sale of our Alliant business, offset in part by reversals to income of $0.2 million of reserves from our previous corporate relocation and the shutdown of our Singapore operations as all cost for these programs have been incurred. Restructuring costs associated with our Shelbyville, Indiana facility and the sale of our Alliant assets are reflected in our Specialty Products Group results, while restructuring costs for Harrisville, Rhode Island are reflected in our Engineered Films segment.

  Operating Income

        Operating income decreased by $11.0 million to $21.0 million for the six months ended June 30, 2005, from $32.0 million for the six months ended June 30, 2004, due to lower sales volume, unfavorable product mix, additional restructuring costs, and greater emphasis on research and development. In addition operating income for the six months ended June 30, 2004 was favorably affected by a curtailment gain of $1.6 million related to the curtailment of the U.S. salaried pension plan. (See Note 11 to the condensed consolidated financial statements).

  Interest Expense

        Interest expense on current and long-term debt decreased by $3.5 million, or 6.0%, to $55.6 million for the six months ended June 30, 2005 from $59.1 million for the six months ended June 30, 2004. This decrease was principally due to a charge in 2004 for the write-off of previously capitalized financing fees and losses related to interest rate derivatives totaling $10.1 million. Excluding this prior year write-off, interest expense increased $6.6 million due to increased accretion of the original issue discount associated with our 2004 Notes and increased interest costs associated with our Amended 2004 Notes. In addition, in the second quarter of 2005, we recorded charges of $2.6 million for underwriting, legal and accounting fees associated with our consent solicitation for our 2004 Notes.

        Interest expense on preferred stock reflects the dividends and accretion on the redeemable preferred stock of the Company that is classified as interest expense in accordance with SFAS 150, which we adopted on January 1, 2004. Effective October 1, 2005, the annual dividend rate will increase from 14% per annum to 16% per annum if we do not pay all accrued dividends in cash on September 30, 2005.

  Other Income (Expense)

        Other income was $3.9 million for the six months ended June 30, 2005, as compared to other expense of $0.1 million for the six months ended June 30, 2004. The other income for the six months ended June 30, 2005 included a $4.1 million gain on sale of Alliant offset by $0.2 million of other less significant items.

  Income Tax Expense

        Income tax expense for the six months ended June 30, 2005 was $1.3 million on pretax losses from continuing operations of $50.0 million as compared to $2.4 million on pretax losses from continuing operations of $44.2 million for the same period in 2004. Income tax benefits related to net operating losses in the United States were offset by a valuation allowance as the realization of these tax benefits is not certain. Therefore, the income tax expense in the statements of operations primarily reflects foreign income taxes.

Loss From Continuing Operations

        Loss from continuing operations increased by $4.4 million to $51.0 million for the six months ended June 30, 2005, from $46.6 million for the six months ended June 30, 2004, due to the factors discussed above.

  Discontinued Operations

        On September 30, 2004, we sold substantially all of the assets of our wholly-owned subsidiary, Pliant Solutions Corporation. Losses from these discontinued operations for the six months ended June 30, 2005 and June 30, 2004 were $0.6 million and $5.5 million, respectively.

Year ended December 31, 2004 compared with the year ended December 31, 2003

        Net sales.    Net sales increased by $74.2 million, or 8.3%, to $968.7 million for the year ended December 31, 2004 from $894.5 million for the year ended December 31, 2003. The increase was primarily due to a 4.2% increase in sales volume and a 3.9% increase in our average selling prices. See "Operating segment review" below for a detailed discussion of sales volumes and selling prices by segment and division.

        Gross profit.    Gross profit increased by $5.6 million, or 4.1%, to $141.9 million for the year ended December 31, 2004, from $136.3 million for the year ended December 31, 2003. This increase was due to better volume and mix by $9.8 million, improvements in manufacturing conversion costs of $10.1 million, and $5.4 million in waste improvements. Partially offsetting these was $11.2 million from the impact of rising resin costs which could not be immediately passed along in customer prices and a $3.1 million unfavorable impact on waste. Higher freight costs adversely affected gross margins by $4.6 million.

        Total operating expenses before restructuring and other costs.    Total operating expenses before restructuring and other costs decreased by $4.9 million, or 5.3%, to $87.5 million for the year ended December 31, 2004 from $92.4 million for the year ended December 31, 2003. This decrease includes a provision for litigation of $7.2 million recorded in 2003. Excluding the 2003 litigation provision, other operating expenses increased $2.3 million primarily due to increased sales commissions.

        Restructuring and other costs.    Restructuring and other costs were $2.1 million for the year ended December 31, 2004 as compared to $12.6 million for the year ended December 31, 2003, a decrease of $10.5 million. These costs in 2004 include $1.4 million in fixed asset impairment charges and severance and other costs of $0.2 million and $0.5 million, respectively related to the closure of our Harrisville, facility. Restructuring and other costs for the year ended December 31, 2003 included $2.0 million for fixed asset impairment charges related to the partial closure of our facility in Shelbyville, IN, $0.7 million related to the closure of our facility in Brazil consisting primarily of fixed asset impairment charges, $2.6 million related to the closure and transfer of the production from our facility in Fort Edward, NY to our facilities in Mexico and Danville, KY, $1.4 million related to the consolidation of two plants in Mexico, $2.6 million related to the closure and transfer of production from our Merced, CA facility, and other costs related to the closure of our Shelbyville, IN facility. In addition, during 2003 we accrued the present value of future lease payments on three buildings we do not currently occupy in an amount equal to $3.3 million. We also closed our office in Singapore in the fourth quarter of 2003.

        Impairment of goodwill and intangible assets.    There were no impairment charges for goodwill or intangible assets in the year ended December 31, 2004. In the year ended December 31,2003 goodwill impairment charges totaling $18.3 million were recorded, including $10.1 million in our Engineered Films segment for Canadian operations, $7.2 million in our Specialty Products Group segment related to Mexico and $1.0 million in our Industrial segment related to Australia and Germany.

        Impairment of fixed assets.    These charges reflect costs associated with abandoning production lines and related equipment with total carrying values of $0.4 million in our Engineered Films and Industrial Films segments in the year ended December 31, 2004 and $2.4 million, $1.2 million and $1.2 million in our Performance Films, Specialty Products Group and Industrial segments, respectively, in the year ended December 31, 2003.

        Operating income (loss).    Operating income increased by $43.7 million to $51.9 million for the year ended December 31, 2004 from $8.2 million for the year ended December 31, 2003, due to the factors discussed above.

        Interest expense.    Interest expense increased $49.3 million, or 51%, to $145.7 million for the year ended December 31, 2004 from $96.4 million for 2003. Effective January 1, 2004, dividends and accretion on the preferred shares are included as a part of interest expense in the statement of operations. For the year ended December 31, 2004 these costs were $35.3 million. Furthermore, the increase in interest expense resulted from higher interest costs from the issuance of our $306 million Senior Secured Discount Notes in February 2004 and our $250 million Senior Secured Notes in May of 2003. Also, the write-off of an incremental $2.6 million of previously capitalized financing fees, as a result of the repayment of our old bank credit facilities from the proceeds of the Senior Secured Discount Notes, contributed to the increase.

        Other income (expense).    Other expense was $(0.7) million for the year ended December 31, 2004, as compared to other income of $0.5 million for the year ended December 31, 2003. Other expense for the year ended December 31, 2004 includes $1.3 million loss on the sale of real property, $0.1 million currency gain, and $0.5 million other less significant items. Other expense for 2003 included a $1.4 million for losses on disposal of real property, $0.1 million currency gain, $0.2 million of royalty income, $0.2 million of rental income, and $1.4 million of other less significant items.

        Income tax expense (benefit).    In 2004 our income tax expense was $1.6 million, compared to an income tax expense of $5.2 million in 2003. These amounts represent effective tax rates of 1.7% and 5.9% for the years ended December 31, 2004 and 2003, respectively. The fluctuation in the effective tax rate is principally the result of foreign tax rate differences, the provision for valuation allowances, the write-off of goodwill and the accrued dividends on preferred stock. As of December 31, 2004, our deferred tax assets totaled approximately $125.7 million, of which $100.3 million related to net operating loss carry forwards. Our deferred tax liabilities totaled approximately $83.5 million. Due to uncertainty regarding the timing of the future reversals of existing deferred tax liabilities, the realization of our foreign tax credit carry forwards, and the realization of other deferred tax assets and carry forwards, we have recorded valuation allowances of approximately $61.7 million to offset the net operating loss carry forward and certain other deferred tax assets and carry forwards. Net taxes of zero were provided for the losses from discontinued operations due to any potential tax benefit being offset by the valuation allowance for net operating loss carry forwards.

Year ended December 31, 2003 compared with the year ended December 31, 2002

        Net sales.    Net sales increased by $43.6 million, or 5.1%, to $894.5 million for the year ended December 31, 2003 from $850.9 million for the year ended December 31, 2002. The increase was primarily due to an 8.3% increase in average selling prices, partially offset by a 3.0% decrease in sales volume. Our average selling prices increased primarily due to the pass through of increases in our raw material costs. See "Operating segment review" below for a detailed discussion of sales volumes and selling prices by segment and division.

        Gross profit.    Gross profit decreased by $20.9 million, or 13.3%, to $136.3 million for the year ended December 31, 2003, from $157.2 million for the year ended December 31, 2002. This decrease was primarily due to lower aggregate sales volumes and lower margins in certain segments. See

"Operating segment review" below for a detailed discussion of the sales volumes and margins by segment.

        Total operating expenses before restructuring and other costs.    Total operating expenses before restructuring and other costs increased $4.9 million, or 5.6%, to $92.4 million for the year ended December 31, 2003 from $87.5 million for the year ended December 31, 2002. This increase was principally due to severance costs of $1.1 million related to recent organizational changes, increased lease expenses resulting from a sale-leaseback of equipment we entered into during the third quarter of 2002, as well as increases in legal, consulting, and commissions expense. The increase in total operating expenses was partially offset by a general decrease in sales and administrative costs. In addition, we recorded a provision for litigation of $7.2 million in 2003.

        Restructuring and other costs.    Restructuring and other costs were $12.6 million for the year ended December 31, 2003 as compared to $30.1 million for the year ended December 31, 2002. The costs for the year ended December 31, 2003 included $2.0 million for fixed asset impairment charges related to the partial closure of our facility in Shelbyville, IN, $0.7 million related to the closure of our facility in Brazil consisting primarily of fixed asset impairment charges, $2.6 million related to the closure and transfer of the production from our facility in Fort Edward, NY to our facilities in Mexico and Danville, KY, $1.4 million related to the consolidation of two plants in Mexico, $2.6 million related to the closure and transfer of production from our Merced, CA facility, and other costs related to the closure of our Shelbyville, IN facility. In addition, during 2003 we accrued the present value of future lease payments on three buildings we do not currently occupy in an amount equal to $3.3 million. We also closed our office in Singapore in the fourth quarter of 2003. Restructuring and other costs for 2002 reflect approximately $13.2 million related to the partial closure of our Shelbyville, IN facility (including non-cash charges of $12.2 million related to impaired assets), $3.7 million related to the closure of our Merced, CA facility (including non-cash charges of $0.7 million related to impaired assets), $3.9 million related to costs associated with moving production lines purchased in the Uniplast acquisition, approximately $7.4 million related to severance costs related to several company-wide workforce reduction programs implemented in 2002, approximately $2.3 million related to costs associated with moving production equipment from our Fort Edward, NY facility to our Mexico facility, a non-cash charge of $1.0 million related to the impairment of certain manufacturing assets in our U.S. plants and approximately $3.0 million related to other costs associated with re-alignment of production resources at several other plants. See Note 3 to the consolidated financial statements included elsewhere in this report.

        Impairment of goodwill and intangible assets.    In the year ended December 31, 2003, goodwill impairment charges totaling $18.3 million were recorded, including $10.1 million in our Engineered Films segment for Canadian operations, $7.2 million in our Specialty Products Group segment related to Mexico and $1.0 million in our Industrial segment related to Australia and Germany. In the year ended December 31, 2002, goodwill impairments of $8.6 million were recorded related to Mexico in our Specialty Products Group segment.

        Impairment of fixed assets.    These charges reflect costs associated with abandoning production lines and related equipment with carrying values of $2.4 million, $1.2 million and $1.2 million in our Performance Films, Specialty Products Group and Industrial Segments, respectively.

        Operating income (loss).    Operating income decreased by $22.8 million to $8.2 million for the year ended December 31, 2003 from $31.0 million for the year ended December 31, 2002, due to the factors discussed above.

        Interest expense.    Interest expense increased $21.1 million, or 28%, to $96.4 million for the year ended December 31, 2003 from $75.3 million for 2002. The increase in interest expense resulted from higher interest costs from the issuance of $100 million of subordinated debt in April 2002 and

$250 million of Senior Secured Notes in May 2003. In addition, interest expense for 2003 included a $5.3 million charge in the second quarter of 2003 for previously capitalized financing fees written-off as a result of the repayment of a portion of our credit facilities from the proceeds of the 11 1/8% Senior Secured Notes in May 2003.

        Other income (expense).    Other income was $0.5 million for the year ended December 31, 2003, as compared to other income of $2.3 million for the year ended December 31, 2002. Other income for 2003 included $1.4 million of losses on disposal of real property, $0.1 million of currency gain, $0.2 million of royalty income, $0.2 million of rental income, and $1.4 million of other less significant items. Other income for 2002 included $0.7 million related to a settlement with a customer in our Industrial segment and $1.6 million of other less significant items.

        Income tax expense (benefit).    In 2003 our income tax expense was $5.2 million, compared to an income tax benefit of $1.5 million in 2002. These amounts represent effective tax rates of 5.9% and (3.5%) for the years ended December 31, 2003 and 2002, respectively. The fluctuation in the effective tax rate is principally the result of foreign tax rate differences, the provision for valuation allowances and the write-off of goodwill. As of December 31, 2003, our deferred tax assets totaled approximately $105.8 million, of which $78.3 million related to net operating loss carry forwards. Our deferred tax liabilities totaled approximately $84.5 million. Due to uncertainty regarding the timing of the future reversals of existing deferred tax liabilities and the realization of our foreign tax credit carry forwards, we have recorded a valuation allowance of approximately $39.7 million to offset the net operating loss carry forwards and the foreign tax credit carry forwards.

Operating Segment Review

General

        Operating segments are components of our business for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. We evaluate the performance of our operating segments based on net sales (excluding intercompany sales) and segment profit. The segment profit reflects income from continuing operations before interest expense, income taxes, depreciation, amortization, restructuring costs and other non-cash charges. For more information on our operating segments, including a reconciliation of segment profit to income before taxes, see Note 10 to the June 30, 2005 and Note 14 to the December 31, 2004 consolidated financial statements included elsewhere in this report.

        We have four operating segments: Engineered Films, Performance Films, Industrial Films, and Specialty Products Group.

Summary of segment information (in millions of dollars) for the six months ended June 30, 2005 compared with the six months ended June 30, 2004 (unaudited):

	Engineered Films	Performance Films	Industrial Films	Specialty Products Group	Corporate/ Other	Total
Six months ended June 30, 2005
Net sales	$118.5	$50.2	$146.0	$203.1	$4.3	$522.1
Segment profit (loss)(1)	15.2	6.4	11.9	27.3	(13.8)	47.0
Six months ended June 30, 2004
Net sales	$110.6	$50.1	$118.7	$189.9	$2.7	$472.0
Segment profit (loss)(1)	19.2	8.7	13.6	26.0	(14.3)	53.2

(1)
See Note 10 to the consolidated financial statements included elsewhere in this report for a reconciliation of segment profit to income before taxes.

Six months ended June 30, 2005 compared with the six months ended June 30, 2004

Engineered Films

        Net Sales.    Net sales in Engineered Films increased by $7.9 million, or 7.1%, to $118.5 million for the six months ended June 30, 2005 from $110.6 million the six months ended June 30, 2004. This increase was due to an increase in our average selling prices of 13.0%, principally due to the pass-through of raw material price increases and improvements in our sales mix, offset by a 5.2% decrease in sales volume.

        Segment profit.    The Engineered Films segment profit was $15.2 million for the six months ended June 30, 2005, as compared to $19.2 million for the same period in 2004. This decrease in segment profit was primarily due to lower gross margins from sales volume declines, compression between our average selling price and average raw material costs related to contractual customers and the competitive environment with transactional customers and increased bad debt expense relating to the bankruptcy of a significant customer.

Performance Films

        Net sales.    The net sales of our Performance Films segment increased $0.1 million to $50.2 million for the six months ended June 30, 2005 from $50.1 million for the same period in 2004. This increase was principally due to an increase in our average selling prices of 10.8%, primarily due to the pass through of resin price increases to customers, offset by a decrease in our sales volumes of 9.6%.

        Segment profit.    Performance Films segment profit was $6.4 million for the six months ended June 30, 2005, as compared to $8.7 million for the same period in 2004. This decrease in segment profit was primarily due to sales volume declines and its associated operating inefficiencies and additional bad debt expense.

Industrial Films

        Net sales.    The net sales of our Industrial Films segment increased by $27.3 million, or 23.0%, to $146.0 million for six months ended June 30, 2005 from $118.7 million for the six months ended June 30, 2004. This increase was due to higher sales volumes by 3.6% and an increase in our average selling prices of 18.8%, primarily from the pass through of raw material price increases and higher sales of value added products.

        Segment profit.    The Industrial Films segment profit was $11.9 million for the six months ended June 30, 2005, as compared to $13.6 million for the same period in 2004. This $1.7 million decrease in segment profit was due to a significant shift in product mix, higher energy-related freight and utilities costs, and inefficiencies associated with the introduction of new products.

Specialty Products Group

        Net sales.    The net sales of our Specialty Products Group segment increased $13.2 million, or 7.0% to $203.1 million for the six months ended June 30, 2005 from $189.9 million for the six months ended June 30, 2004. This increase reflects a 14.9% increase in our average selling prices, offset by a sales volume decrease of 7.0%.

        Net sales in our Specialty Films division increased $6.0 million, or 6.7%, to $95.7 million for the six months ended June 30, 2005 from $89.7 million for the six months ended June 30, 2004. This increase reflects an increase in our average selling prices of 13.2% offset by a decrease in sales volume of 5.8% as a result of one of our major customers losing part of its market share. Net sales in our Printed Products Films division increased $7.2 million, or 7.2%, to $107.4 million for the six months ended June 30, 2005 from $100.2 million for the six months ended June 30, 2004. This increase reflects an increase in our average selling prices of 17.1% offset by a decrease in sales volume of 8.5% due to a major customer who filed for reorganization late last year. In addition, the Printed Products Films Division is experiencing a decline in sales volume attributable to an inventory draw-down by our food industry customers and Pliant as a result of a regulatory change requiring transfat labeling and the reduction of sales volume from the rationalization of marginally profitable customer accounts late in 2004.

        Segment profit.    The Specialty Products Group segment profit was $27.3 million for the six months ended June 30, 2005, as compared to $26.0 million for the six months ended June 30, 2004. This $1.3 million increase is primarily attributable to a $3.9 million in increased gross margin attributable to the pass through of resin price increases, lower sales, general and administrative costs and a $4.1 million gain on sale of Alliant's assets, offset by increased freight, packaging and labor costs.

Corporate/Other

        Corporate/Other includes our corporate headquarters in Schaumburg, Illinois and our research and development facility in Newport News, Virginia. Unallocated corporate expenses increased by $0.5 million to $13.8 million for six months ended June 30, 2005, from $14.3 million for the six months ended June 30, 2004, primarily due to an increase in payroll related costs.

Summary of segment information (in millions of dollars) for years ended December 31, 2004, 2003, and 2002:

	Specialty Products Group	Industrial Films	Engineered Films	Performance Films	Corporate/ Other	Total
Year ended December 31, 2004
Net sales	$390.7	$254.1	$219.0	$98.1	$6.8	$968.7
Segment profit (loss)(1)	47.0	26.2	32.2	19.8	(30.6)	94.6
Year ended December 31, 2003
Net sales	$367.7	$219.6	$196.1	$105.2	$5.9	$894.5
Segment profit (loss)(1)	49.0	27.2	34.1	24.0	(43.1)	91.2
Year ended December 31, 2002
Net sales	$346.6	$191.4	$205.4	$98.6	$8.9	$850.9
Segment profit (loss)(1)	55.2	30.5	38.1	23.2	(28.2)	118.8

(1)
See Note 14 to the consolidated financial statements included elsewhere in this report for a reconciliation of segment profit to income before taxes.

Year ended December 31, 2004 compared to the year ended December 31, 2003

Specialty Products Group

        Net sales.    The net sales of our Specialty Products Group segment increased $23.0 million, or 6.3% to $390.7 million for the year ended December 31, 2004 from $367.7 million for 2003. This increase was primarily due to a 3.8% increase in our sales volumes and a 2.3% increase in our average selling prices.

        Net sales in our Specialty Films division increased $10.7 million, or 6.2%, to $183.8 million for the year ended December 31, 2004 from $173.1 million for 2003. This increase was principally due to an increase in our sales volume of 5.0% and an increase in our average selling price of 1.1%. Net sales in our Printed Products Films division increased $12.4 million, or 6.4%, to $206.9 million for the year ended December 31, 2004 from $194.5 million for 2003. This increase was principally due to an increase in our sales volume of 2.3% and an increase in our average selling prices of 4.0%. We continue to experience market growth in our agricultural product market, along with growth in our printed products with tortilla, bakery and frozen food customers and with new and existing U.S. customers in our personal care and medical products markets, offset by a loss of personal care business in Mexico due to a diaper platform change for major customers.

        Segment profit.    The Specialty Products Group segment profit was $47.0 million for the year ended December 31, 2004, as compared to $49.0 million for the same period in 2003. This $2.0 million decrease was due to an $2.8 million increase in selling, general and administrative costs driven by higher commission costs associated with average sales prices and an accrual of $2.2 million in vacation related payroll costs, offset by reductions in other general and administrative costs.

Industrial Films

        Net sales.    The net sales of our Industrial Films segment increased $34.5 million, or 15.7%, to $254.1 million for the year ended December 31, 2004 from $219.6 million for 2003. This increase was principally due to an increase in our sales volumes of 6.7% and an increase in our average selling prices of 8.4%, primarily due to the pass through of raw material price increases and increased sales of value added products.

        Segment profit.    Industrial Films segment profit was $26.2 million for the year ended December 31, 2004, as compared to $27.2 million for the same period in 2003. This decrease in segment profit was primarily due to lower gross margins from compression between our average selling price and average raw material costs associated with sales to contractual customers and price erosion on sales to one of our more significant international customers. In addition, this segment experienced $0.5 million of start-up costs for new product launch with a major customer and $0.8 million in higher sales commissions and recorded an accrual of $0.6 million in vacation related payroll costs.

Engineered Films

        Net sales.    Net sales in Engineered Films increased $22.9 million, or 11.7%, to $219.0 million for the year ended December 31, 2004 from $196.1 million for 2003. This increase was principally due to an increase in our sales volume of 6.7% and an increase in our average selling prices of 4.7% principally due to the pass-through of raw material price increases and improvements in our sales mix. Increased sales activity and focus on major customers resulted in incremental sales volume in our converter, industrial and custom sales markets.

        Segment profit.    Engineered Films segment profit was $32.2 million for the year ended December 31, 2004, as compared to $34.1 million for the same period in 2003. This decrease in segment profit was primarily due to lower gross margins from compression between our average selling price and average raw material costs to contractual customers and the competitive environment with customers who are not parties to purchase agreements. In addition, this segment recorded an accrual of $0.7 million in vacation related payroll costs.

Performance Films

        Net sales.    The net sales of our Performance Films segment decreased $7.1 million, or 6.7%, to $98.1 million for the year ended December 31, 2004 from $105.2 million for 2003. This decrease was principally due to a decrease in our sales volumes of 8.2%, primarily in our custom and barrier films markets due to increased internal manufacturing by customers. This volume decrease was partially offset by an increase in our average selling prices of 1.6%, primarily due to pass through of resin price increases to customers.

        Segment profit.    Performance Films segment profit was $19.8 million for the year ended December 31, 2004, as compared to $24.0 million for the same period in 2003. This decrease in segment profit was primarily due to lower gross margins from compression between our average selling price and average raw material costs to contractual customers.

Corporate/Other

        Corporate/Other includes our corporate headquarters and our research and development facility in Newport News, Virginia. Unallocated corporate expenses decreased $13.6 million to $30.6 million for the year ended December 31, 2004 from $43.0 million for 2003. This decrease was principally due an accrual in 2003 of $7.2 million for the estimated costs of litigation discussed in Note 13 to the consolidated financial statements and to elimination of administrative cost associated with our former international segment and Singapore operations. Unallocated research and development costs increased $2.9 million to $4.2 million.

Year ended December 31, 2003 compared to the year ended December 31, 2002

Specialty Products Group

        Net sales.    The net sales of our Specialty Products Group segment increased $21.1 million, or 6.1% to $367.7 million for the year ended December 31, 2003 from $346.6 million for 2002. This increase was primarily due to a 3.0% increase in our average selling prices, primarily due to the pass-through of raw material price increases, and in increase in sales volumes of 3.0%.

        Net sales in our Specialty Films division increased $25.8 million, or 17.5%, to $173.2 million for the year ended December 31, 2003 from $147.4 million for 2002. This increase was principally due to an increase in our sales volume of 13.0% and an increase in our average selling prices of 3.9%. The increase in sales volume was primarily the result of incremental sales from a new film line at our Washington, GA plant and the transfer of business from our Engineered Films segment. Average selling prices increased due to the pass-through of raw material price increases and improvements in our sales mix.

        Net sales of our Printed Products Film division decreased $4.7 million, or 2.3%, to $194.5 million for the year ended December 31, 2003 from $199.2 million for 2002. This decrease was principally due to a decrease in our sales volumes of 7.7%, partially offset by an increase in our average selling prices of 5.8%.

        Segment profit.    The Specialty Films segment profit decreased $6.2 million, to $49.0 million for the year ended December 31, 2003 from $55.2 million for 2002. This decrease in segment profit was primarily due to incremental volumes at lower margins and the competitive environment in the personal care business resulted in less than complete recovery of the increase in raw material prices and thus lower margins.

Industrial Films

        Net sales.    Net sales in our Industrial Films segment increased $28.2 million, or 14.7%, to $219.6 million for the year ended December 31, 2003 from $191.4 million for 2002. This increase was principally due to an increase in our average selling prices of 15.4%, principally due to the pass-through of raw material price increases, and offset by a 0.6% decrease in our sales volumes.

        Segment profit.    Industrial Films segment profit decreased $3.3 million, to $27.2 million for the year ended December 31, 2003 from $30.5 million for 2002. This decrease in segment profit was primarily due to lower gross margins resulting from higher waste and packaging costs of $2.1 million, machine start up costs in Germany and our Toronto Facilities and to $1.2 million increases in selling, general and administrative costs related to higher commission expense.

Engineered Films

        Net sales.    Net sales in our Engineered Films segment decreased $9.3 million, or 4.5%, to $196.1 million for the year ended December 31, 2003 from $205.4 million for 2002. This decrease was principally due to a decrease in our sales volume of 13.2%, partially offset by an increase in our average selling prices of 10.0% principally due to the pass-through of raw material price increases. The sales volumes decreased primarily as a result of the slowdown in the economy and the transfer of business to our Specialty Films division. Excluding the transfer of business to the Specialty Films division, sales volume of the Converter Films division decreased 11.0% for the year ended December 31, 2003 as compared to 2002.

        Segment profit.    Engineered Films segment profit decreased $4.0 million, to $34.1 million for the year ended December 31, 2003 from $38.1 million for 2002. This decrease was principally due to the decrease in sales volume, offset in part by increases in our average selling price exceeding increases in our average raw material costs.

Performance Films

        Net sales.    The net sales of our Performance Films segment increased $6.6 million, or 6.7%, to $105.2 million for the year ended December 31, 2003 from $98.6 million for 2002. This increase was principally due to an increase in our sales volumes of 1.3%, and an increase in our average selling prices of 5.4%, largely due to a favorable shift in the mix of higher value added products.

        Segment profit.    Performance Films segment profit increased $0.8 million, to $24.0 million for the year ended December 31, 2003 from $23.2 million for 2003. This increase in segment profit was primarily due to the shift to a more favorable product mix.

Corporate/Other

        Corporate/Other includes our corporate headquarters and research and development facility in Newport, Virginia. Unallocated corporate expenses increased $14.8 million due primarily to an accrual of $7.2 million for the estimated costs of litigation discussed in Note 13 to the consolidated financial statements, $1.1 million of severance costs related to recent organizational changes, and increases in legal and consulting expenses. Unallocated research and development costs increased $0.8 million to $1.3 million.

Liquidity and Capital Resources

Sources of capital

        Our principal sources of funds are cash generated by our operations and borrowings under our revolving credit facility. In addition, we have raised funds through the issuance of our 13% Senior Subordinated Notes due 2010 (the 2000/2002 Notes), 11 1/8% Senior Secured Notes due 2009 (the 2003 Notes), 11 1/8% Senior Secured Discount Notes due 2009 (the 2004 Notes), and the 11 5/8% Senior Secured Notes due 2009 (the Amended 2004 Notes) and the sale of shares of our preferred stock. As of June 30, 2005, our outstanding long-term debt consisted of: $38.8 million of borrowings under our revolving credit facility; $313.7 million of our 2000/2002 Notes; $250.0 million of our 2003 Notes; $6.7 million of our 2004 Notes and $254.9 million of our Amended 2004 Notes.

        All of the term debt and revolver debt under the credit facilities that existed at December 31, 2003 had been at variable rates of interest, so payment of the term loans with the proceeds of our 2004 Notes and borrowings under our revolving credit facility substantially reduced our exposure to interest rate risk. Although our $100 million revolving credit facility is at a variable rate of interest, there are substantially fewer financial covenants than our credit facilities that existed at December 31, 2003, which will substantially reduce our exposure to covenant default risk. While the effective interest rate on the Amended 2004 Notes and the 2004 Notes is higher than the term loans retired from the proceeds of the February 2004 offering, we will realize greater short-term liquidity and flexibility in our debt structure resulting from the elimination of a number of the financial and other covenants in our then existing credit facilities and the deferral of the cash interest requirements of the Amended 2004 Notes and the 2004 Notes.

Revolving credit facility

        On February 17, 2004, we paid off and terminated our then existing credit facilities and entered into a revolving credit facility providing up to $100 million (subject to a borrowing base). The revolving credit facility includes a $15 million letter of credit subfacility, with letters of credit reducing availability under our revolving credit facility.

        The revolving credit facility is secured by a first priority security interest in substantially all inventory, receivables, deposit accounts, 100% of capital stock of, or other equity interests in existing and future domestic subsidiaries and foreign subsidiaries that are guarantors of the notes, and 65% of the capital stock of, or other equity interests in existing and future first-tier foreign subsidiaries, investment property and certain other assets of the Company and the note guarantors (the "Second Priority Collateral"), and a second priority security interest in our real property, fixtures, equipment, intellectual property and other assets (the "First Priority Collateral").

        The revolving credit facility matures on February 17, 2009. The Company is subject to periodic reporting of a borrowing base consisting of eligible accounts receivable and eligible inventory. The interest rates are at LIBOR plus 2.5% to 3.0% or ABR plus 1.5% - 2.0%.

        The borrowings under the revolving credit facility may be limited to a reduced availability. If the borrowing base is less than $110,000,000 and the Fixed Charge Coverage Ratio (FCCR) is less than 1.1, the reduced availability is the borrowing base minus $10,000,000. Furthermore, if the FCCR is less than that prescribed in our credit agreement, reduced availability is the lessor of the commitment or the borrowing base minus $15,000,000. As of December 31, 2004 and June 30, 2005, we had approximately $60.1 million and $46.9 million, respectively available for borrowing under our revolving credit agreement.

11 5/8% Senior Secured Discount Notes Due 2009 (the Amended 2004 Notes)

        On April 8, 2005, Pliant Corporation commenced a consent solicitation relating to its 11 1/8% Senior Secured Discount Notes due 2009 seeking consents, among other things, to (i) eliminate the current requirement to pay cash interest on the notes beginning in 2007 and, in lieu thereof, pay non-cash interest in the form of additional notes through maturity and (ii) increase the interest rate and redemption prices of the notes for which consents are received. On May 6, 2005, the Company consummated this solicitation as consents to the proposed amendments were delivered with respect to $298.2 million aggregate principal amount at maturity of the 2004 Notes, all of which were accepted by the company.

        As of May 6, 2005, the aggregate principal amount of the Amended 2004 Notes was approximately $250.6 million and equaled their accreted value immediately prior to such consummation. On June 15, 2005 an additional $3,156,085 aggregate principal amount of Amended 2004 Notes were issued as payment in kind interest on the Amended 2004 Notes. In addition, $7.8 million aggregate principal amount at maturity of 2004 Notes with respect to which consents were not delivered remain outstanding. The company, certain of its subsidiaries and the trustee also executed an amended and restated indenture governing the Amended 2004 Notes and the 2004 Notes with respect to which consents were not delivered. The company, certain of its subsidiaries and J.P. Morgan Securities Inc., the solicitation agent for the consent solicitation, executed a registration rights agreement with respect to the Amended 2004 Notes.

        As a result of the amendments approved in the consent solicitation, the interest rate of the Amended 2004 Notes was increased from 11 1/8% per annum to 11 5/8% per annum. The Amended 2004 Notes no longer require payment of cash interest beginning in 2007. Instead, they require payment of non-cash interest in the form of additional notes through maturity. The amendments also increased the redemption prices of the Amended 2004 Notes. In addition, the amended and restated indenture eliminates substantially all the restrictive covenants contained in the indenture, as they relate to holders of the 2004 Notes with respect to which consents were not delivered. The Amended 2004 Notes will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. Pursuant to a registration rights agreement the Company agreed to consummate an exchange offer for the Amended 2004 Notes in which the Company will issue up to $253,763,365.43 aggregate principal amount of the New Notes which will be registered under the Securities Act of 1933, as amended, in exchange for the Old Notes.

11 1/8% Senior Secured Discount Notes due 2009 (the 2004 Notes)

        On February 17, 2004 we completed the sale of $306 million principal amount at maturity (gross proceeds of $225.3 million) of 11 1/8% Senior Secured Discount Notes due 2009. The proceeds of the offering and borrowings under the revolving credit facility were used to repay and terminate the credit facilities that existed at December 31, 2003.

        The 2004 Notes mature on June 15, 2009, and are secured by a first priority security interest in the First Priority Collateral and a second priority security interest in the Second Priority Collateral. The 2004 Notes are guaranteed by our existing and future domestic restricted subsidiaries and certain foreign subsidiaries.

        Unless we elect to pay cash interest as described below, and except under certain limited circumstances, the 2004 Notes will accrete from the date of issuance at the rate of 11 1/8% until December 15, 2006, compounded semiannually on each June 15 and December 15 commencing June 15, 2004, to an aggregate principal amount of $1,000 per note ($7.80 million in the aggregate assuming no redemption or other repayments). Commencing on December 15, 2006, interest on the 2004 Notes will accrue at the rate of 11 1/8% per annum and will be payable in cash semiannually on June 15 and December 15, commencing on June 15, 2007.

        On any interest payment date prior to December 15, 2006, we may elect to commence paying cash interest (from and after such interest payment date) in which case (i) we will be obligated to pay cash interest on each subsequent interest payment date, (ii) the notes will cease to accrete after such interest payment date and (iii) the outstanding principal amount at the stated maturity of each note will equal the accreted value of such note as of such interest payment date.

        On or after June 15, 2007, we may redeem some of all of the 2004 Notes at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest: 105.563% if redeemed prior to June 15, 2008; 102.781% if redeemed prior to June 15, 2009; and 100% if redeemed on or after June 15, 2009. Prior to such date, we may not redeem the notes except as described in the following paragraph.

        At any time prior to June 15, 2007, we may redeem up to 35% of the accreted value of the 2004 Notes with the net cash proceeds of certain equity offerings by us at a redemption price equal to 111.125% of the accreted value thereof plus accrued interest, so long as (i) at least 65% of the accreted value of the notes remains outstanding after such redemption and (ii) any such redemption by us is made within 120 days after such equity offering.

11 1/8% Senior Secured Notes due 2009 (the 2003 Notes)

        On May 30, 2003, we completed the sale of $250 million aggregate principal amount of our 11 1/8% Senior Secured Notes due 2009. The 2003 Notes mature on September 1, 2009, and interest is payable on March 1 and September 1 of each year. The net proceeds from the sale of the 2003 Notes were used to repay borrowings under our then existing credit facilities in accordance with an amendment to our then existing credit facilities. The 2003 Notes rank equally with our existing and future senior debt and rank senior to our existing and future subordinated indebtedness, including the 2000/2002 Notes. The 2003 Notes are secured by a first priority security interest in the First Priority Collateral and a second priority security interest in the Second Priority Collateral. The 2003 Notes are guaranteed by some of our subsidiaries.

        Prior to June 1, 2007, we may, on one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the 2003 Notes with the net cash proceeds of one or more equity offerings by us at a redemption price equal to 111.125% of the principal amount thereof, plus accrued and unpaid interest. Otherwise, we may not redeem the 2003 Notes prior to June 1, 2007. On or after that date, we may redeem some or all of the 2003 Notes at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest: 105.563% if redeemed prior to June 1, 2008; 102.781% if redeemed prior to June 1, 2009; and 100% if redeemed on or after June 1, 2009.

13% Senior Subordinated Notes due 2010 (the 2000/2002 Notes)

        In 2000, we issued $220 million aggregate principal amount of 13% Senior Subordinated Notes due 2010. In 2002, we issued an additional $100 million of 13% Senior Subordinated Notes due 2010. The 2000/2002 Notes mature on June 1, 2010, and interest on the 2000/2002 Notes is payable on June 1 and December 1 of each year. The 2000/2002 Notes are subordinated to all of our existing and future senior debt, rank equally with any future senior subordinated debt, and rank senior to any future subordinated debt. The 2000/2002 Notes are guaranteed by some of our subsidiaries. The 2000/2002 Notes are unsecured. Prior to June 1, 2003, we may, on one or more occasions, redeem up to a maximum of 35% of the original principal amount of the 2000/2002 Notes with the net cash proceeds of one or more equity offerings by us at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest. Otherwise, we may not redeem the 2000/2002 Notes prior to June 1, 2005. On or after that date, we may redeem the 2000/2002 Notes, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest: 106.5% if redeemed prior to June 1, 2006; 104.333% if redeemed prior to June 1, 2007; 102.167% if redeemed prior to June 1, 2008; and 100% if redeemed on or after June 1, 2008.

Preferred stock

        As of June 30, 2005, we had approximately $242.5 million of Series A Cumulative Exchangeable Redeemable Preferred Stock outstanding. The Series A preferred stock accrues dividends at the rate of 14% per annum; however, our board of directors has never declared or paid any dividends on the Series A preferred stock. Unpaid dividends accumulate and are added to the liquidation amount of the Series A preferred stock. Effective October 1, 2005, the annual dividend rate will increase from 14% per annum to 16% per annum if we do not pay all accrued dividends in cash on September 30, 2005. The Series A preferred stock is mandatorily redeemable on June 1, 2011. See Note 10 to the consolidated financial statements included elsewhere in this report. The shares of Series A Preferred Stock are non-voting.

        On September 24, 2004, we adopted a 2004 Restricted Stock Incentive Plan, pursuant to which we sold to our President and Chief Executive Officer and selected additional officers of the Company, 704 shares of a total of 720 shares of a newly-created, non-voting Series B Redeemable Preferred Stock for a cash purchase price of $162 per share. These shares were issued in private transactions with officers of the Company and therefore were exempt from the registration requirements of the Securities Act of 1933. On December 22, 2004, the remaining 16 authorized shares were issued to an officer for a cash purchase price of $162 per share.

        Upon the sale of all or substantially all of the Company's assets, sale of the majority of the outstanding Common Stock of the Company to a person other than J.P. Morgan or its affiliates; merger or consolidation of the Company, or the consummation of a liquidation, as those events are specifically described in the Company's Articles of Incorporation, we are required to redeem all shares of Series B Redeemable Preferred Stock by payment of cash in an amount equal to the product of (x) .000104166; times (y) the sum of the amount of cash distributions actually paid and the fair market value of assets distributed by the Company to its stockholders during the period commencing on September 24, 2004 through the date of such event, plus the net proceeds payable, whether in cash, stock or other assets, to the stockholders of the Company in respect of such event.

        Upon a redemption by the Company of any shares of Series A Preferred Stock (or any payment on any notes issued in exchange therefor), the holder of each share of Series B Redeemable Preferred Stock shall be entitled to receive a cash dividend equal to the product of (x) .000104166; times (y) the net proceeds payable, whether in cash, stock or other assets, to the stockholders of the Company in respect to such redemption or such payment.

        Upon an underwritten public offering of shares of capital stock of the Company to the public resulting in aggregate net proceeds to the Company of not less than $100 million each share of Series B Redeemable Preferred Stock shall be automatically converted into that number of shares of the class of common equity securities of the Company that are outstanding immediately following such public offering equal to the product of (x) .000104166; times (y) the total number of shares of such class of stock outstanding immediately following the consummation of the public offering. The shares of Series B Redeemable Preferred Stock are non-voting and do not bear dividends except as noted above.

Net cash used in/provided by operating activities

        Net cash provided by operating activities was $4.6 million for the six months ended June 2005, a increase of $5.1 million, compared to net cash used in operating activities of $0.5 million for the same period in 2004. This increase was due primarily to changes in working capital items of $14.1 million, offset by increased losses from continuing operations of $4.7 million and a gain on disposal of assets of $4.2 million.

        Net cash used in operating activities was $1.4 million for the year ended December 31, 2004, compared to net cash used in operations of $14.2 million for the same period in 2003, a difference of $12.8 million. This difference is primarily attributable to the recognition of $35.3 million in deferred dividends, accretion on the Series A preferred stock and $23.5 million of accretion on the senior secured discount notes, offset by reductions in goodwill and fixed asset impairments of $18.3 million and $4.4 million, respectively, $12.7 million in increased working capital requirements, $7.0 million in less losses from discontinued operations and $6.2 million less depreciation and amortization.

Net cash used in investing activities

        Net cash used in investing activities increased $0.6 million to $11.5 million for the six months ended June 30, 2005, from $10.9 million for the six months ended June 30, 2004 primarily due to an increase in capital expenditures of $5.7 million, offset by $5.2 million in net proceeds from sale of Alliant.

        Net cash used in investing activities was $17.6 million for the year ended December 31, 2004, as compared to $17.0 million for the same period in 2003. Capital expenditures in 2004 of $24.1 million included $8.7 million for new production lines, while capital expenditures in 2003 were principally for upgrading the operating efficiencies at our manufacturing facilities. In addition, during the third quarter of 2004, the Company sold substantially all the assets of our wholly-owned subsidiary, Pliant Solutions, receiving $6.5 million in cash proceeds.

Net cash provided by financing activities

        Net cash provided by financing activities was $5.9 million for the six months ended June 30, 2005, as compared to net cash provided by financing activities of $11.3 million for the six months ended June 30, 2004. The activity for the first six months of 2005 includes an exchange of $250.6 million accreted value of our 2004 Notes for $250.6 million in Amended 2004 Notes, $4.9 million in consent fees and $2.6 million of associated underwriter, legal and accountants fees; repayment of $1.4 million in obligations under capital leases and insurance related financing and; $14.8 million borrowings, net of repayments, under a revolving credit facility. The activity for the first six months of 2004 includes the net proceeds from the issuance of senior accrued discount notes of $225.3 million net of financing fees paid of $9.3 million and the repayment of the old credit facilities of $219.6 million. In addition, we borrowed $16.0 million net of repayments under the credit facility for operations and paid $1.1 million for capital leases.

        Net cash provided by financing activities was $25.5 million for the year ended December 31, 2004, as compared to net cash provided by financing activities of $46.0 million for the year ended December 31, 2003. As a condition to the effectiveness of the March 2003 amendment to our then existing credit facilities, J.P. Morgan Partners agreed to purchase Series A preferred stock and warrants for $10 million. The activity for 2003 includes the net proceeds from the issuance of such $10 million of Series A preferred stock and warrants, the net proceeds from the issuance of $250 million principal amount of Senior Secured Notes in 2003, and the use of these proceeds to repay term debt. In addition, we paid $10.5 million in financing fees for a related amendment to our then existing credit facilities and the issuance of the Series A preferred stock and warrants. The activity for both periods also includes scheduled principal payments on our term loans and borrowings and repayments under our then existing revolving credit facility.

Liquidity

        As of June 30, 2005, we had $77.6 million of working capital, excluding current maturities of long term debt. As of June 30, 2005, we had $46.9 million available for borrowings under our revolving credit facility, with $38.8 million of outstanding borrowings under this agreement and approximately $7.1 million of letters of credit issued under our revolving credit facility. Daily borrowings outstanding under the revolving credit facility averaged $39.4 million during the six months ended June 30, 2005. Our outstanding borrowings under our revolving credit facility fluctuate significantly during each quarter as a result of the timing of payments for raw materials, capital and interest, as well as the timing of customer collections.

        As of June 30, 2005, we had approximately $4.3 million in cash and cash equivalents. A portion of this amount was held by our foreign subsidiaries. Repatriation tax rates may limit our ability to access cash and cash equivalents generated by our foreign operations for use in our U.S. operations, including to pay principal and interest on outstanding borrowings.

        We expect that our total capital expenditures will be approximately $33 million in 2005. These expenditures are focused on requests to lower operating costs, add capacity for high value products, expand research and development programs and bring new innovative products to market.

        As of December 31, 2004, we had approximately $78.5 million of working capital, approximately $60.1 million available for borrowings under our then existing revolving credit facility, with no outstanding borrowings under that facility, and approximately $6.7 million in letters of credit issued under our then existing revolving credit facility. Our outstanding borrowings under our then existing revolving credit facility fluctuated significantly during each quarter as a result of the timing of payments for raw materials, capital and interest, as well as the timing of customer collections. See "Sources of Capital" above for a discussion of the refinancing done in February 2004.

        As of December 31, 2004, we had approximately $5.6 million in cash and cash equivalents. A portion of this amount was held by our foreign subsidiaries. Repatriation tax rates may limit our ability to access cash and cash equivalents generated by our foreign operations for use in our U.S. operations, including to pay principal and interest on outstanding borrowings.

        Our total capital expenditures in 2004, 2003 and 2002 were approximately $24.1 million, $17.0 million, and $49.2 million, respectively.

        Although our outstanding preferred stock accrues dividends, these dividends are only paid if declared. We do not expect to pay any dividends on our preferred stock for the foreseeable future.

        The interest expense and scheduled principal payments on our borrowings also affect our future liquidity requirements. We expect that cash flows from operating activities and available borrowings under our revolving credit facility of up to $100 million (excluding $7.1 million of outstanding letters of credit) will provide sufficient cash flow to operate our business, to make expected capital expenditures and to meet foreseeable liquidity requirements.

        Our revolving credit facility and the indentures relating to our outstanding notes impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities.

        In an attempt to manage our liquidity needs, we and our affiliates are analyzing and formulating potential strategic alternatives to reduce our leverage. In this regard, we or our affiliates may repurchase all or a portion of our Notes, through an exchange offer, a tender offer or open-market or privately-negotiated purchases, or through a combination of any of these or other alternatives. The funds for any such repurchases may be raised by selling additional equity, seeking additional capital contributions from our existing equity holders or by other means. There can be no assurance that any plan to reduce our indebtedness, if commenced, would be successfully completed.

        Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our revolving credit facility, will be adequate to meet liquidity needs and fund planned capital expenditures for the next 12 months.

        However, our ability to borrow under our revolving credit facility at any time will be subject to the borrowing base in effect at that time (which will vary depending upon the value of our accounts receivable and inventory). Our ability to make borrowings under our revolving credit facility will also be conditioned upon our compliance with other covenants in the credit agreement, including financial covenants that apply when our borrowings exceed certain amounts. In addition, the terms of our indentures currently limit the amount we may borrow under our revolving credit facility.

        Changes in raw material costs can significantly affect the amount of cash provided by our operating activities, which can affect our liquidity. Over the past several months, we have experienced a period of extreme uncertainty with respect to resin supplies and prices. High crude oil and natural gas pricing, have had a significant impact on the price and supply of resins. During the same period, many major suppliers of resin have announced price increases to cover their increases in feedstock costs. While the prices of our products generally fluctuate with the prices of resins, certain of our customers have contracts that limit our ability to pass the full cost of higher resin pricing through to our customers immediately. Further, competitive conditions in our industry may make it difficult for us to sufficiently increase our selling prices for all customers to reflect the full impact of increases in raw material costs. If this period of high resin pricing continues, we may be unable to pass on the entire effect of the price increases to our customers, which would adversely affect our profitability and working capital. In addition, further increases in crude oil and natural gas prices could make it difficult for us to obtain an adequate supply of resin from manufacturers affected by these factors.

        If (a) we are not able to increase prices to cover historical and future raw materials cost increases, (b) we are unable to obtain adequate supply of resin, (c) volume growth does not continue as expected, or (d) we experience any significant negative effects to our business, we may not have sufficient cash flow to operate our business, make expected capital expenditures or meet foreseeable liquidity requirements. In that event, we would have to seek modifications to our credit agreements, raise other debt or equity capital, sell assets, or take other steps to create additional working capital. There is no assurance, however, that these efforts would be successful and, if they were not, these working capital limitations could constrain the scope of our business operations and have a significant negative effect on our business and results of operations.

        Further, we may need to refinance all or a portion of the principal amount of our long-term debt and/or revolving credit facility borrowings, on or prior to maturity, to meet liquidity needs in later years. If it is determined that refinancing is necessary, and we are unable to secure such financing on acceptable terms, we may have insufficient liquidity to carry on our operations and meet our obligations at such time.

        The following table sets forth our total contractual cash obligations excluding cash interest payments, as of December 31, 2004 (in thousands):

	Payments Due by Period
Contractual Cash Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt (including capital lease obligations)	$842,348	$1,994	$2,376	$524,764	$313,214
Operating leases	43,196	9,190	15,153	7,997	10,856
Redeemable preferred stock	223,548	—	—	—	223,548
Pension obligations	3,067	3,067	—	—	—
Raw material and other purchase obligations	32,796	28,550	4,246	—	—

Total contractual cash obligations	$1,144,955	$42,801	$21,775	$532,761	$547,618

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to various interest rate and resin price risks that arise in the normal course of business. We regularly evaluate the advisability of entering into interest rate hedging agreements to manage interest rate market risks and commodity hedging agreements to manage resin market risks. However, significant increases in interest rates or the price of resins could adversely affect our operating margins, results of operations and ability to service our indebtedness.

        Since the repayment of $219.6 million of variable rate term debt with the proceeds of our 2004 Notes and borrowings under our revolving credit facility on February 17, 2004, our interest rate risk has decreased substantially.

        Our revolving credit facility is at a variable rate of interest. An increase of 1% in interest rates would result in an additional $100,000 of annual interest expense for each $10.0 million in borrowings under our revolving credit facility. We will thus be exposed to interest rate risk to the extent of our borrowings under the revolving credit facility.

        Our raw material costs are comprised primarily of resins. For the year ended December 31, 2004 and the six months ended June 30, 2005, resin costs comprised approximately 61% and 64%, respectively of our total manufacturing costs in 2004. Market risk arises from changes in resin costs. Although the average selling prices of our products generally increase or decrease as the cost of resins increases or decreases, the impact of a change in resin prices is more immediately reflected in our raw material costs than in our selling prices. From time to time we enter into commodity collar agreements to manage resin market risks. At June 30, 2005, we did not have any commodity collar agreements outstanding. Prices for resin have risen dramatically over the past eighteen months and could continue to rise in 2005 and beyond. Pliant's costs for resin on a weighted-average basis rose 29% higher from December of 2003 to December of 2004, with over half of that increase occurring in the fourth quarter of 2004.

        Fluctuations in exchange rates may also adversely affect our financial results. The functional currencies for our foreign subsidiaries are the local currency. As a result, certain of our assets and liabilities, including certain bank accounts, accounts receivable and accounts payable, exist in non U.S. dollar-denominated currencies, which are sensitive to foreign currency exchange rate fluctuations.

        We enter into certain transactions denominated in foreign currencies and when advisable we have employed hedging techniques designed to mitigate foreign currency exposures. Gains and losses from these transactions as of June 30, 2005, have been immaterial and are reflected in the results of operations.

        We are exposed to credit losses in the event of nonperformance by the counterparty to a financial instrument to which we are a party. We anticipate, however, that each of the counterparties to the financial instruments to which we are a party will be able to fully satisfy its obligations under the contract.

BUSINESS

General

        Pliant Corporation ("Pliant," the "Company," "we" or "us"), with 2004 revenues of approximately $968.7 million, is one of North America's leading manufacturers of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications. We offer some of the most diverse product lines in the film industry and have achieved leading positions in many of these product lines. In 2004, we operated 24 manufacturing and research and development facilities worldwide and we currently have approximately 1.0 billion pounds of annual production capacity.

        Pliant has a proud heritage that traces back many decades. We have combined strategic acquisitions, internal growth, product innovation and operational improvements to grow our business from net sales of $310.8 million in 1996 to $968.7 million in 2004. We have invested heavily to expand our capabilities and value-added product offerings for our customers. Between January 1, 2000 and June 30, 2005, we invested a total of $229.0 million to expand, upgrade and maintain our asset base and information systems.

Recapitalization

        On May 31, 2000, we consummated a recapitalization pursuant to an agreement dated March 31, 2000 among us, our then existing stockholders and an affiliate of J.P. Morgan Partners, LLC, whereby the affiliate acquired majority control of our common stock. The total consideration paid in the recapitalization was approximately $1.1 billion, including transaction costs. Pursuant to the recapitalization agreement:

  •
  we redeemed all of the shares of our common stock held by Jon M. Huntsman, our founder, then majority stockholder and then Chairman of the Board;

  •
  an affiliate of J.P. Morgan Partners, LLC purchased approximately one-half of the shares of our common stock held collectively by The Christena Karen H. Durham Trust and by members of our current and former senior management;

  •
  an affiliate of J.P. Morgan Partners, LLC and certain other institutional investors purchased shares of common stock directly from us;

  •
  the trust and the management investors at that time retained or "rolled-over" approximately one-half of the shares of our common stock collectively owned by them prior to the recapitalization; and

  •
  we issued to an affiliate of J.P. Morgan Partners, LLC and to certain other institutional investors a new series of senior cumulative exchangeable redeemable preferred stock and detachable warrants for our common stock.

Controlling Shareholders

        As of August 22, 2005, J.P. Morgan Partners (BHCA), L.P. and/or affiliates owned approximately 55% of our outstanding common stock, 74% of our detachable warrants to purchase common stock issued in connection with our Series A preferred stock and 59% of our outstanding Series A preferred stock. J.P. Morgan Partners, LLC serves as investment advisor to J.P. Morgan Partners (BHCA), L.P. J.P. Morgan Partners, LLC is the private equity group of J.P. Morgan Chase & Co., which is one of the largest financial holding companies in the United States. J.P. Morgan Partners, LLC is a global partnership, with approximately $21 billion in capital under management as of December 31, 2004. It is a leading provider of equity capital for middle market buyouts, growth equity and venture capital and has closed over 1,300 individual transactions since its inception in 1984. (See "Risk Factors")

        On March 1, 2005, JPMorgan Chase & Co. announced that J.P. Morgan Partners, LLC will become independent when it completes the investment of its current $6.5 billion Global Fund and that the independent unit will retain portfolio management responsibility for the Global Fund and heritage investments of affiliates of J.P. Morgan Partners, LLC. However, at this time the Company has no additional information as to the impact, if any, that J.P. Morgan Partners, LLC becoming independent of JPMorgan Chase & Co. may have on the Company or its investments in the Company.

Recent Developments

Senior management changes

        In October 2003, Harold C. Bevis was appointed as our President and Chief Executive Officer and was elected to our Board of Directors. Edward A. Lapekas, who had served as our interim Chief Executive Officer since the August 24, 2003 termination of Jack E. Knott II, was named the Non-Executive Chairman of our Board of Directors. We entered into a consulting agreement with Mr. Lapekas in 2003. In November 2003, R. David Corey was named our Executive Vice President of Global Operations and was promoted to Executive Vice President and Chief Operating Officer in March 2004. Brian Johnson, who served as Chief Financial Officer of the Company beginning in July 2001, resigned as Executive Vice President and Chief Financial Officer of the Company in May 2004, although he continued to be employed as a non-executive officer of the Company until December 31, 2004. In September 2004, James Ide was hired as the Chief Financial Officer of the Company, a position from which he resigned effective January 26, 2005. Since that time, Mr. Bevis has served as the acting Chief Financial Officer of the Company. In May 2004, Lori Roberts was hired as Senior Vice President, Human Resources, a position from which she resigned effective March 18, 2005. Since that time, Mr. Corey has served as the acting director of Human Resources of the Company. Mr. Bevis has established a flatter and simpler organization for Pliant going forward by eliminating several layers of management which will not be replaced. Mr. Bevis has also installed the Pliant Leadership Team which will consist of a broad group of leaders from throughout the organization. This team meets on a monthly basis to review and discuss our business so that the management can make better informed and quicker decisions.

11 5/8% Senior Secured Notes Due 2009 (the Amended 2004 Notes)

        On April 8, 2005, Pliant Corporation commenced a consent solicitation relating to its 11 1/8% Senior Secured Discount Notes due 2009 (the "2004 Notes") seeking consents, among other things, to (i) eliminate the current requirement to pay cash interest on the notes beginning in 2007 and, in lieu thereof, pay non-cash interest in the form of additional notes through maturity and (ii) increase the interest rate and redemption prices of the notes for which consents are received. On May 6, 2005, Pliant consummated this solicitation as consents to the proposed amendments were delivered with respect to $298.2 million aggregate principal amount at maturity of the 2004 Notes, all of which were accepted by Pliant. As a result, $250,607,280 principal amount of the Amended 2004 Notes were outstanding as of May 6, 2005. On June 15, 2005, we issued an additional $3.1 million principal amount of the Amended 2004 Notes as payment in kind interest pursuant to the amended and restated indenture (the "Additional Notes").

        In addition, $7.8 million aggregate principal amount at maturity of 2004 Notes with respect to which consents were not delivered remain outstanding. Pliant, certain of its subsidiaries and the trustee also executed an amended and restated indenture governing the Amended 2004 Notes and the 2004 Notes with respect to which consents were not delivered. Pliant, certain of its subsidiaries and J.P. Morgan Securities Inc., the solicitation agent for the consent solicitation, executed a registration rights agreement with respect to the Amended 2004 Notes.

        As a result of the amendments approved in the consent solicitation, the interest rate of the Amended 2004 Notes was increased from 11 1/8% per annum to 11 5/8% per annum. The Amended 2004 Notes no longer require payment of cash interest beginning in 2007. Instead, they require payment of non-cash interest in the form of additional notes through maturity. The amendments also increased the redemption prices of the Amended 2004 Notes. In addition, the amended and restated indenture eliminates substantially all the restrictive covenants contained in the indenture, as they relate to holders of the 2004 Notes with respect to which consents were not delivered. The transaction in which the terms of the 2004 Notes were amended to become the Amended 2004 Notes was not registered under the Securities Act of 1933, as amended, or any state securities laws and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. Pursuant to a registration rights agreement Pliant agreed to consummate an exchange offer for the Amended 2004 Notes in which the company will issue up to $253,763,365 principal amount of the New Notes which will be registered under the Securities Act of 1933, as amended, in exchange for the Old Notes.

Sale of 2004 Notes

        On February 17, 2004, we completed the sale of $306,000,000 in aggregate principal amount at maturity of the 2004 Notes. The net proceeds from such sale in the amount of $220.2 million (after deducting underwriters' fees) together with borrowings of $30.0 million under our revolving credit facility described below, were used to pay off our then existing term loan facilities in the amount of $219.6 million and our then existing revolving credit facility in the amount of $20 million and $3.8 million in fees and other costs, leaving $6.8 million of cash on hand. The 2004 Notes are secured by a first-priority security interest in the First-Priority Collateral, consisting of substantially all of the real property, fixtures, equipment, intellectual property and all other assets, other than the Second-Priority Collateral described below, of us and those of our subsidiaries that guarantee the notes, and a second-priority security interest in the Second-Priority Collateral, consisting of substantially all of the inventory, receivables, deposit accounts, 100% of the capital stock of, or other equity interests in, existing and future domestic subsidiaries and foreign subsidiaries that are note guarantors, and 65% of the capital stock of, or other equity interests in, existing and future first-tier foreign subsidiaries (other than foreign subsidiaries that are note guarantors), investment property and certain other assets of the Company and the note guarantors.

Revolving credit facility

        On February 17, 2004, we terminated our then existing credit facilities and entered into a revolving credit facility in the principal amount of up to $100 million. See "Description of credit facilities and other indebtedness—Revolving credit facility." The revolving credit facility is secured on a first-priority basis by the Second-Priority Collateral and is secured on a second-priority basis by the First-Priority Collateral. All of the term debt and revolver under the credit facilities that existed at December 31, 2003 had been at variable rates of interest, so payment of the term loans with the proceeds of our 2004 Notes and borrowings under our revolving credit facility substantially reduced our exposure to interest rate risk. Although our $100 million revolving credit facility is at a variable rate of interest, there are substantially fewer financial covenants than our credit facilities that existed at December 31, 2003, which substantially reduces our exposure to covenant default risk. While the effective interest rate on the 2004 Notes and the Amended 2004 Notes is higher than the term loans retired from the proceeds of the February 2004 offering, we will realize greater short-term liquidity and flexibility in our debt structure resulting from the elimination of a number of the financial and other covenants in our then existing credit facilities and the deferral of cash interest requirements during the periods in which the 2004 Notes and the Amended 2004 Notes accrete.

11 1/8% Senior Secured Notes due 2009 (the 2003 Notes)

        In 2003, Pliant Corporation registered an exchange offer for $250,000,000 aggregate principal amount of its 11 1/8% Senior Secured Notes due 2009, which we sometimes refer to as the 2003 Notes.

        The 2003 Notes are senior secured obligations, rank equally in right of payment to all existing and future senior indebtedness, are secured on a second-priority basis by substantially all of our assets and the assets of our note guarantors, are structurally subordinated to our revolving credit facility, our 2004 Notes and our Amended 2004 Notes to the extent of the value of the collateral securing our revolving credit facility and those notes on a first-priority basis, and rank senior in right of payment with all existing and future subordinated obligations.

13% Senior Secured Notes due 2010 (the 2000/2002 Notes)

        In 2000, Pliant Corporation registered an exchange offer for $220,000,000 aggregate principal amount of its 13% Senior Subordinated Notes due 2010 and in 2002, Pliant Corporation registered an exchange offer for an additional $100,000,000 aggregate principal amount of its 13% Senior Subordinated Notes due 2010. We sometimes refer to the $320,000,000 aggregate principal amount of 13% Senior Subordinated Notes due 2010 as the 2000/2002 Notes. The 2000/2002 Notes are unsecured and subordinated to all of our existing and future senior debt, rank equally with all of our future senior subordinated debt and rank senior to all of our future subordinated debt.

Sale of Pliant Solutions and Reorganization of Company Operations

        On September 30, 2004, we sold substantially all of the assets of our wholly-owned subsidiary, Pliant Solutions Corporation for a total consideration of $9 million. We acquired Pliant Solutions Corporation from Décora in 2002. Pliant Solutions Corporation, previously reported as a separate operating segment during the first three quarters of the 2004 fiscal year, manufactured decorative and surface coverings through the conversion of various films into consumer packaged goods. The Pliant Solutions operating segment had net sales for the nine months ended September 30, 2004 of $22.5 million; net sales for the twelve months ended December 31, 2003 of $34.9 million; and net sales for the eight months ended December 31, 2002 of $28.3 million. As a result of our sale of Pliant Solutions Corporation, during the fourth quarter of 2004, we reorganized our operations under four operating segments: Specialty Products Group, Industrial Films, Engineered Films and Performance Films.

Adoption of 2004 Incentive Plans and Issuance of Series B Preferred Stock

        Effective January 1, 2004, our Board of Directors adopted two new benefit plans in which some or all of our named executive officers may participate: the 2004 Management Incentive Compensation Plan and the 2004 MIP Long Term Incentive Plan. The participants in the 2004 Management Incentive Compensation Plan were paid cash bonuses relating to achievement of certain EBITDA and operating free cash flow goals for 2004. In addition, participants in the 2004 MIP Long Term Incentive Plan, which includes all officers and other key management personnel of the Company (except the Chief Executive Officer), received a credit of half of the 2004 bonus amount to the accumulated amount of their Long Term Incentive Plan Award that they can earn under the 2004 MIP Long Term Incentive Plan, which will become payable on December 31, 2007 under the terms of that plan to eligible employees who are then employed by the Company and who have satisfied certain other conditions as set forth in the plan. (See "Executive Compensation"). In June of 2005, this plan was amended to extend the short-term cash bonus plan to the 2005 fiscal year and to set performance goals for 2005.

        In August 2004, our Board of Directors adopted the 2004 Restricted Stock Incentive Plan. Since the adoption of the 2004 Restricted Stock Incentive Plan, we sold 720 shares of a newly created Series B Preferred Stock to our Chief Executive Officer and certain other officers in a private transaction at $162 per share, which was determined to be the fair market value of those shares based on an independent appraisal received by the Board. During 2005, 76 shares of non-voting Series B Redeemable Preferred Stock were repurchased from officers for $162 per share.

Sale of Alliant Assets

        On April 13, 2005 the Company sold the intellectual property, working capital, and equipment assets used in the Alliant operations to an independent third party for a purchase price of $6.3 million, subject to certain adjustments, with $4.6 million paid in cash at closing and $1.1 million of additional payments received through June 30, 2005. The remaining purchase price of $0.63 million will be paid in equal installments twelve and twenty four months after closing. The Company recorded a gain of $4.1 million on the sale in the Printed Products Film division of our Specialty Products Group which is included in other income in the consolidated statement of operations for the three and six month periods ended June 30, 2005. Net sales and net income for this business were $0.7 million and $3.5 million, respectively, for the six months ended June 30, 2005. Net sales and net loss were $1.4 million and $0.5 million, respectively, for the six months ended June 30, 2004.

Industry Overview

        We manufacture and sell a variety of plastic films and flexible packaging products. The plastic film industry serves a variety of flexible packaging markets, including the pharmaceutical, medical, personal care, household, industrial and agricultural film markets, as well as secondary packaging and non-packaging end use markets. According to the Flexible Packaging Association, the North American market for flexible packaging was approximately $21.3 billion in 2004 and has grown at a compound annual growth rate, or CAGR, of approximately 3.9% from 1994-2004. Many of our plastic films are flexible packaging products as defined by the Flexible Packaging Association. However, the flexible packaging market, as defined by the Flexible Packaging Association, does not include certain of the products we sell, such as agricultural films, and includes certain products we do not sell, such as wax papers and aluminum foils. We believe, however, that trends affecting the flexible packaging industry also affect the markets for many of our other products.

        Flexible packaging is used to package a variety of products, particularly food, which accounts for approximately half of all flexible packaging shipments. Recent advancements in film extrusion and resin technology have produced new, sophisticated films that are thinner and stronger and have better barrier and sealant properties than other materials or predecessor films. These technological advances have facilitated the replacement of many traditional forms of rigid packaging with film-based, flexible packaging that is lighter, is lower in cost and has enhanced performance characteristics. For example, in consumer applications, stand-up pouches that use plastic films are now often used instead of paperboard boxes, glass jars and metal cans. In industrial markets, stretch and shrink films are often used instead of corrugated boxes and metal strapping to unitize, bundle and protect items during shipping and storage.

        Except as otherwise indicated, all industry and market share data reported herein is based on estimates made by the Flexible Packaging Association in a "State of the Industry Report 2005," which was compiled based on data compiled from surveys submitted by its members beginning in December of 2004, or from data provided by the Flexible Packaging Association in an investment bank report titled "Paper and Packaging: Industry Overview and Outlook" issued in December 2003. Mr. Bevis serves on the Board of Directors of the Flexible Packaging Association and Pliant is a dues-paying member of the Flexible Packaging Association. Unless otherwise indicated, the market share and industry data used throughout this report were obtained primarily from internal company surveys and management estimates based on these surveys and our management's knowledge of the industry. We have not independently verified any of the data from third-party sources. Similarly, internal company surveys and management estimates, while we believe them to be reliable, have not been verified by any independent sources. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in "Cautionary Statement for Forward-Looking Information."

Products, Markets and Customers

        Our products are sold into numerous markets for a wide variety of end uses and are offered through four operating segments: Specialty Products Group, Industrial Films, Engineered Films, and Performance Films. Operating segments are components of our business for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. In previous reporting periods, we had four operating segments: Pliant U.S., Pliant International, Pliant Flexible Packaging and Pliant Solutions. During the third quarter of 2004, we sold Pliant Solutions and reorganized our operations under our four current operating segments: Specialty Products Group, Industrial Films, Engineered Films and Performance Films. Segment information in this report with respect to 2003 and 2002 has been restated for comparative purposes. For more information on our operating segments and geographic information, see Note 14 to the consolidated financial statements included elsewhere in this report.

Specialty Products Group

        The Specialty Products Group includes our Specialty Films and Printed Products Films divisions and accounted for 40.3%, 41.1% and 40.7% of our consolidated net sales in 2004, 2003 and 2002, respectively and 38.9% and 40.2% of our consolidated net sales for the six months ended June 30, 2005 and 2004, respectively. Our Specialty Films division produces personal care films, medical films, and agricultural films.

        Personal Care.    We are a leading producer of personal care films used in disposable diapers, feminine care products and adult incontinence products. Personal care films must meet diverse and highly technical specifications. Many of these films must "breathe," allowing water vapors to escape. In some applications, the softness or "quietness" of the film is important, as in adult incontinence products. We are one of North America's leading producers of personal care films, with an estimated market share of approximately 35% in 2003 based on sales dollars.

        Medical.    We are a specialized niche manufacturer of medical films. Our medical films are used in disposable surgical drapes and gowns. We also produce protective packaging for medical supplies, such as disposable syringes and intravenous fluid bags. In addition, our products include packaging for disposable medical devices. Our medical films are manufactured in "clean-room" environments and must meet stringent barrier requirements. A sterile barrier is necessary to provide and assure the integrity of the devices and to prevent contamination and tampering. These films must also be able to withstand varied sterilization processes.

        Agricultural.    We are a leading manufacturer of polyethylene mulch films that are sold to fruit and vegetable growers and to nursery operators. Our mulch films are used extensively in North America and Latin America. Commercial growers of crops like peppers, tomatoes, cucumbers and strawberries are the primary consumers of our mulch films. These crops are typically planted on raised beds that are tightly covered with mulch film. The mulch film eliminates or retards weed growth, significantly reduces the amount of water required by plants, controls soil bed temperatures for ideal growing conditions and allows easy application of fertilizer. We are one of North America's two largest producers of mulch films, with an estimated market share of approximately 31%.

        Our Printed Products Films division provides printed rollstock, bags and sheets used to package food and consumer goods. Printed bags or rollstock are sold to bakeries, fresh and frozen food processors, manufacturers of personal care products, textile manufacturers and other dry goods processors. Bread and bakery bags represent a significant portion of our Printed Products Films business. Our Printed Products Films division produces approximately four billion bread and bakery bags each year, with an estimated share of 20% of the North American market.

        The Specialty Products Group also includes our Mexican subsidiary, Pliant de Mexico S.A. de C.V., which produces printed products for Mexico and other Latin American countries. Pliant de Mexico S.A. de C.V. also produces personal care and barrier films for these markets. In 2004, management estimates that approximately 10% of our Printed Products sales were outside the United States, primarily in Mexico and Latin America.

Industrial Films

        The Industrial Films segment accounted for 26.2%, 24.6% and 22.5% of our consolidated net sales in 2004, 2003 and 2002, respectively and for 28.0% and 25.2% of our consolidated net sales for the six months ended June 30, 2005 and 2004, respectively.

        Our Industrial Films segment manufactures stretch and PVC films. In 2004, approximately 23% of our Industrial Films sales were outside the United States, primarily in Canada, Europe and Australia. Our customers in this segment include national distributors, such as Bunzl, and Xpedx; grocery chains, such as A&P, Kroger, Publix and Safeway; and end-users, such as P&G, Costco, and Wal-Mart.

        Stretch Films.    Our stretch films are used to bundle, unitize and protect palletized loads during shipping and storage. Stretch films continue to replace more traditional packaging, such as corrugated boxes and metal strapping, because of stretch films' lower cost, higher strength, and ease of use. We are North America's fourth largest producer of stretch films, with an estimated share of 10% of the North America Market.

        PVC Films.    Our PVC films are used by supermarkets, delicatessens and restaurants to wrap meat, cheese and produce. PVC films are preferred in these applications because of their clarity, elasticity and cling. We also produce PVC films for laundry and dry cleaning bags. Finally, we produce PVC films for companies that repackage the films in smaller cutterbox rolls for sale in retail markets in North America, Latin America and Asia. In 2004, we were the one of the largest producers of PVC films in North America, with an estimated market share of approximately 27%. In addition, we are the leading producer of PVC films in Australia, with an estimated market share of 60%, and have an estimated market share of approximately 15% in Europe.

Engineered Films

        The Engineered Films segment accounted for 22.6%, 21.9% and 24.1% of our consolidated net sales in 2004, 2003 and 2002, respectively and for 22.7% and 23.4% of our consolidated net sales for the six months ended June 30, 2005 and 2004, respectively.

        Engineered films are sold to converters of flexible packaging who laminate them to foil, paper or other films, print them, and ultimately fabricate them into the final flexible packaging product. Our engineered films are a key component in a wide variety of flexible packaging products, such as fresh-cut produce packages, toothpaste tubes and stand-up pouches. Generally, our engineered films add value by providing the final packaging product with specific performance characteristics, such as moisture, oxygen or odor barriers, ultraviolet protection or desired sealant properties. Because engineered films are sold for their sealant, barrier or other properties, they must meet stringent performance specifications established by the converter, including gauge control, clarity, sealability and width accuracy. We are a leader in introducing new engineered film products to meet flexible packaging industry trends and specific customer needs. We are one of North America's leading manufacturer of films sold to converters, with an estimated market share of approximately 30%.

Performance Films

        The Performance Films segment accounted for 10.1%, 11.8% and 11.6% of our consolidated net sales in 2004, 2003 and 2002, respectively and for 9.6% and 10.6% of our consolidated net sales for the six months ended June 30, 2005 and 2004, respectively.

        We manufacture a variety of barrier and custom films, primarily for smaller, but profitable, niche segments in flexible packaging and industrial markets. For example, we have an estimated share of 20% of the North American market for films for cookie, cracker and cereal box liners. We are also a leading manufacturer of barrier films for liners in multi-wall pet food bags, films for photoresist coatings for the electronics industry, and films for the protection and transportation of sheet molding compound used in the manufacture of boats and automotive parts.

Sales and marketing

        Because of our broad range of product offerings and customers, our sales and marketing efforts are generally product or customer specific. We market in various ways, depending on both the customer and the product. However, most of our salespeople are dedicated to a specific product line and sometimes to specific customers.

        The majority of our Specialty Films, Engineered Films and Performance Films are sold by our own direct sales force. These salespeople are supported by customer service and technical specialists assigned to each salesperson, and in some cases, to specific customers. Customer service representatives assist with order intake, scheduling and product information. Technical support personnel assist the salesperson and the customer with technical expertise, quality control and product development. We believe it is critical that our sales, marketing and technical support teams work together in order to meet our customers' product needs and provide meaningful product development.

        We sell some of our Specialty Films, such as our agricultural films, through regional distributors. In addition, certain of our personal care films in Specialty Films and barrier films in Performance Films are sold through brokers who have long-standing relationships with customers.

        Most of our Printed Products are sold through brokers. National grocery chains and some smaller customer accounts are serviced by our own direct sales force. Generally, each salesperson is supported individually by a customer service specialist and by a group of technical specialists.

        Industrial Films are generally sold through distributors. We have an independent contract sales force that sells our stretch films to national and regional distributors. Our PVC films are sold by our own sales force to regional and national distributors, directly to national grocery chains, and directly to converters, who repackage the film into cutterbox rolls for sale in retail markets.

Manufacturing

        Between January 1, 2000 and June 30, 2005, excluding acquisitions, we have invested a total of $229.0 million to expand, upgrade and maintain our asset base and information systems. With 23 plants located on 21 sites, we are often able to allocate lines to specific products. Our multiple manufacturing sites and varied production capabilities also allow us to offer multiple plant service to our national customers. Generally, our manufacturing plants operate 24 hours a day, seven days a week.

        We manufacture our film products using both blown and cast extrusion processes. In each process, thermoplastic resin pellets are combined with other resins, plasticizers or modifiers in a controlled, high temperature, pressurized process to create films with specific performance characteristics. Blown film is produced by extruding molten resin through a circular die and chilled air ring to form a bubble. In the cast film process, molten resin is extruded through a horizontal die onto a chill roll, where the film is quickly cooled. These two basic film manufacturing processes produce films with uniquely different performance characteristics. Cast films are generally clearer, softer and more uniform in thickness. Blown films offer enhanced physical properties, such as increased tear and puncture resistance and better barrier protection.

        We also produce a significant amount of printed films and bags. We employ both flexographic and rotogravure printing equipment in our printing operations.

Technology and research and development

        We believe our technology base and research and development provide critical support to our business and customers. Our research and development group provides the latest resin and extrusion technology to our manufacturing facilities and allows us to test new resins and process technologies. Our technical center in Newport News, Virginia has a pilot plant that allows the technical center to run commercial "scale-ups" for new products. We are able to use our broad product offerings and technology to transfer technological innovations from one market to another.

        Our technical representatives often work with customers to help them develop new, more competitive products. This allows us to enhance our relationships with these customers by providing the technical service needed to support commercialization of new products and by helping them to improve operational efficiency and quality throughout a product's life cycle.

        We spent $6.5 million, $7.3 million and $8.1 million on research and development for the years ended December 31, 2004, 2003 and 2002, respectively, and $4.2 million for the six months ended June 30, 2005 before giving effect to revenues from pilot plant sales. In addition, we participate in several U.S. government funded research and development programs.

Intellectual property rights

        Patents, trademarks and licenses are significant to our business. We have patent protection on many of our products and processes, and we regularly apply for new patents on significant product and process developments. We have registered trademarks on many of our products. We also rely on unpatented proprietary know-how, continuing technological innovation and other trade secrets to develop and maintain our competitive position. In addition to our own patents, trade secrets and proprietary know-how, we license from third parties the right to use some of their intellectual property. Although we constantly seek to protect our patents, trademarks and other intellectual property, our precautions may not provide meaningful protection against competitors and the value of our trademarks could be diluted.

Raw materials

        Polyethylene, PVC, polypropylene and other resins and additives constitute the major raw materials for our products. We purchase most of our resin from major oil companies and petrochemical companies in North America. For the year ended December 31, 2004 and six months ended June 30, 2005 resin costs comprised approximately 61% and 64%, respectively of our total manufacturing costs. Raw material costs as a percentage of sales have increased to 56% for the for the six months ended June 30, 2005, from 51% for the comparable period of 2004. Significant increases in the price of resins increase our costs, reduce our operating margins, and impair our ability to service our debt unless we are able to pass all of the increases on to our customers. The price of resins is a function of, among other things, manufacturing capacity, demand, and the price of crude oil and natural gas feed stocks. Resin shortages or significant increases in the price of resin have had and could continue to have a significant adverse effect on our business. Since the middle of 2002, we have experienced a period of significant uncertainty with respect to resin supplies and prices. High crude oil and natural gas pricing have had significant impact on the price and supply of resins. Prices for resin have risen dramatically over the past 18 months and could continue to rise in 2005 and beyond. Pliant's costs for resin on a weighted-average basis rose 29% from December 2003 to December 2004, with over half of that increase occurring in the fourth quarter of 2004.

        Major suppliers of resin have implemented price increases to cover their increases in petroleum costs, and to improve their operating margins as capacity utilization increases. Due in part to consolidation in the resin supply industry, suppliers have resisted the consumers' efforts to limit or defer the effect of these increases. Our goal is for the prices of our products generally to fluctuate with the price of resins. Approximately half of our sales are made on a transactional basis, which allows us to pass through resin price increases, although competitive market conditions in our industry from time to time limit our ability to pass the full cost of higher resin pricing through to our customers immediately or completely. The other approximately one half of our sales are made pursuant to customer contracts, most of which dictate the timing in our ability to pass through the increase. A large majority of these contracts allow resin cost increases to be passed along quarterly, with some allowing increased costs to be passed on more quickly and a small number requiring a longer delay. In combination, the cost to the Company of the gap between the speed in which increased costs are passed on to us and the time in which we can pass these costs on to our customers has a negative impact on both our results of operations and our working capital needs. This trend is industry wide and its impact was significant in 2004 and the six months ended June 30, 2005 and is likely to continue and possibly increase in the future.

        As one of the largest consumers of packaging resin in the United States, the Company is working on behalf of its customers with its suppliers to minimize the effects and the timing of the pass through of increased resin costs and to maximize the likelihood that resin supplies continue to be available to the Company in sufficient quantities and on timetables necessary to meet the needs of our customers. We also regularly evaluate commodity hedging, collar agreements, and other protective strategies and will implement them if and when appropriate. However, if this period of high resin pricing continues, the limits on our ability to pass through these costs to our customers will exert downward pressure on profits and negatively effect our cash flow and our working capital requirements.

Competition

        The markets in which we operate are highly competitive on the basis of service, product quality, product innovation and price. Small and medium-sized manufacturers that compete primarily in regional markets service a large portion of the film and flexible packaging market, and there are relatively few large national manufacturers. In addition to competition from many smaller competitors, we face strong competition from a number of large film and flexible packaging companies. Some of our competitors are substantially larger, are more diversified, and have greater resources than we have, and, therefore, may have certain competitive advantages.

Employees

        As of June 30, 2005, we had approximately 2,950 employees, of which approximately 835 employees were subject to a total of 8 collective bargaining agreements that expire on various dates between November 6, 2005 and February 28, 2009. We consider our current relations with our employees to be good. However, if major work disruptions were to occur, our business could be adversely affected.

Environmental matters

        Our operations are subject to environmental laws in the United States and abroad, including those described below. Our capital and operating budgets include costs and expenses associated with complying with these laws, including the acquisition, maintenance and repair of pollution control equipment, and routine measures to prevent, contain and clean up spills of materials that occur in the ordinary course of our business. In addition, our production facilities require environmental permits that are subject to revocation, modification and renewal. We believe that we are in substantial compliance with environmental laws and our environmental permit requirements, and that the costs and expenses associated with such compliance are not material to our business. However, additional operating costs and capital expenditures could be incurred if, for example, additional or more stringent requirements relevant to our operations are promulgated.

        From time to time, contaminants from current or historical operations have been detected at some of our present and former sites, principally in connection with the removal or closure of underground storage tanks. The cost to remediate these sites has not been material, and we are not currently aware that any of our facility locations have material outstanding claims or obligations relating to contamination issues.

PROPERTIES

        Our principal executive offices are located at 1475 Woodfield Road, Suite 700, Schaumburg, IL 60173. We own most of the improved real property and other assets used in our operations. We lease all or part of five of the sites at which we have manufacturing operations. We also lease warehouse and office space at various locations. We consider the condition of our plants, warehouses and other properties and the other assets owned or leased by us to be generally good.

        Since 2001, the Company has undertaken an effort to maximize the efficiency of our facilities by closing and disposing of a number of facilities. Production from these facilities was moved in large part to plants that were not operating at capacity. During 2004, we closed our Harrisville, Rhode Island manufacturing facility and transferred production to more efficient plants. We also acquired ownership of that portion of our Macedon, New York facility that we previously leased from ExxonMobil Oil Corporation.

        We have an annual film production capacity of approximately 1 billion pounds. Our principal manufacturing plants are listed below. Unless otherwise indicated, we own each of these properties.

SEGMENT	PRODUCTS

Engineered Films
Chippewa Falls, Wisconsin	Converter and personal care films
Danville, Kentucky	Converter, barrier, and custom films
Deerfield, Massachusetts	Converter films
Orillia, Canada (two plants)*	Converter films
Performance Films
Dalton, Georgia	Converter, barrier, and custom films
Bloomington, Indiana*	Barrier and custom films
Odon, Indiana	Barrier and custom films
Industrial Films
Barrie, Canada*	PVC and polyethylene films
Calhoun, Georgia	PVC films
Danville, Kentucky	Converter, barrier, and custom films
Lewisburg, Tennessee	Stretch films
Phillipsburg, Germany	PVC Films
Preston, Australia*	PVC films
Toronto, Canada	PVC films
Specialty Products Group
Specialty Films Division
Harrington, Delaware	Personal care, medical, and converter films
McAlester, Oklahoma	Personal care, medical, and converter films
Washington, Georgia	Personal care, medical, and agricultural films
Printed Products Division
Kent, Washington	Printed bags and rollstock
Langley, British Columbia*	Printed bags and rollstock
Macedon, New York	Printed bags and rollstock
Mexico City, Mexico*	Barrier and personal care films, printed bags and rollstock
Corporate/Other
Newport News, Virginia	Research facility and pilot plant

*
Indicates a leased building. In the case of Orillia, Canada, one of the two plants is leased.

LEGAL PROCEEDINGS

        In June 2005, the Company received an information request from the U.S. Environmental Protection Agency Region 4 (the "EPA") relating to the Constitution Road Drum Site (the "Site"). The EPA stated that the Company may have arranged for disposal of non-hazardous waste at the former Southeastern Research and Recovery ("SRR") facility in Atlanta, Georgia. SRR operated as a RCRA transfer facility and apparently abandoned its operations. The EPA has informally requested that more than 100 potentially responsible parties, including the Company, conduct a removal action at the Site. No cost estimates or allocation of liability among the parties have been developed.

        We are involved in ongoing litigation matters from time to time in the ordinary course of our business. In our opinion, none of such litigation is material to our financial condition or results of operations.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information, Holders and Dividends

        At August 22, 2005, we had 571,711 shares of common stock outstanding and there were 37 holders of record of our common stock. There is no established trading market for our common stock.

        We have not declared or paid any cash dividends on our common stock during the last two years and do not anticipate paying any cash dividends in the foreseeable future. The indentures governing our outstanding debt securities contain certain restrictions on the payment of cash dividends with respect to our common stock, and our revolving credit facility also restricts such payments. In addition, the terms of our outstanding Series A Preferred Stock restrict the payment of cash dividends with respect to our common stock unless all accrued dividends on the Series A Preferred Stock have been paid.

Recent Sales of Unregistered Securities

        Since the adoption of the 2004 Restricted Stock Incentive Plan, we sold 720 shares of a newly created Series B Preferred Stock to our Chief Executive Officer and certain other officers in private transactions at $162 per share, which was determined to be the fair market value of those shares based on an independent appraisal received by the Board. We believe that the issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof because the issuance did not involve a public offering or sale.

MANAGEMENT

        Certain information about our executive officers and directors is presented below. Pursuant to the stockholders' agreement among us, the holders of our common stock and the holders of warrants to purchase our common stock, our board of directors currently consists of eight members, four of whom are designated by our institutional common stockholders and warrant holders, one of whom is designated by The Christena Karen H. Durham Trust, two of whom are independent, and one of whom is appointed by our board of directors and must be a member of our senior management. The trust has the right to designate a second director to the Board, but that Board seat is currently vacant.

Name	Age	Position
Harold C. Bevis	45	President and Chief Executive Officer, Acting Chief Financial Officer, and Director
John D. Bowlin	54	Director
Richard P. Durham	41	Director
Edward A. Lapekas	62	Non-Executive Chairman
Albert (Pat) MacMillan	61	Director
Stephen McKenna	36	Director
Jeffrey C. Walker	49	Director
Timothy J. Walsh	42	Director
R. David Corey	56	Executive Vice President and Chief Operating Officer
Paul R. Frantz	39	Senior Vice President and General Manager—Performance Films
Greg E. Gard	44	Senior Vice President, Technology & Innovation
Joseph J. Kwederis	59	Senior Vice President, Finance
Robert J. Maltarich	54	Senior Vice President and General Manager—Industrial Film
Kenneth J. Swanson	38	Senior Vice President, President Specialty Products Group
Coleman R. Wooldridge	57	Senior Vice President and General Manager—Engineered Films

        Harold C. Bevis was named President and Chief Executive Officer in October 2003. Mr. Bevis also serves on our Board of Directors and is currently serving as our Chief Financial Officer. He has over 20 years of global experience with multiple types of technology-driven manufactured products sold across a full range of sales channels. Mr. Bevis joined Pliant from Emerson Electric, where he served as President of Emerson Telecommunications Products, a group of manufacturing companies, beginning in 1998. Mr. Bevis led the sale of this group to Emerson while he was President and CEO of Jordan Telecommunication Products, Inc., a manufacturer of nonproprietary communications products. Prior to that, Mr. Bevis served as Senior Vice President and General Manager of General Cable Corporation, a large, vertically integrated domestic manufacturer of wire and cable products sold through wholesale and retail channels to companies such as The Home Depot, True Value Hardware, Rexel and Graybar. Mr. Bevis has also held positions of increasing responsibility with General Electric, Booz, Allen & Hamilton, and General Dynamics, where he began his career as an engineer. Mr. Bevis holds a B.S. in Industrial Engineering from Iowa State University and an MBA in Marketing from Columbia University in New York. Mr. Bevis is the director who is a member of our senior management.

        John D. Bowlin became one of our directors on January 31, 2005. Mr. Bowlin was President and Chief Executive Officer of Miller Brewing Company from 1999 until 2003, leading its sale to South African Breweries in 2002. From 1985 until 2002, Mr. Bowlin was employed by Philip Morris Companies, Inc., in various leadership capacities, including President, International, Kraft, Inc. (1996 - 1999), President and Chief Operating Officer, Kraft Foods, Inc. (1994 - 1996), President and Chief Operating Officer, Miller Brewing Company (1993 - 1994), and President, Oscar Mayer Food Corporation (1991-1993). Mr. Bowlin holds an MBA from Columbia University and a BS from Georgetown University. He is also a director of the Rayovac Corporation. Mr. Bowlin is one of the two independent directors.

        Richard P. Durham became one of our directors on May 31, 2000. Mr. Durham also served as our President, from March 1997 through March 2001, and as our Chief Executive Officer from March 1997 through June 2002. He was also the chairman of our board of directors from May 31, 2000 to June 2002. Mr. Durham has been with various Huntsman Corporation affiliates since 1987. Prior to becoming our President, Mr. Durham served as Co-President and Chief Financial Officer of Huntsman Corporation. Mr. Durham is also a director of Huntsman Corporation. Mr. Durham is a graduate of The Wharton School of Business at the University of Pennsylvania. Mr. Durham is the Trust's designee to the board.

        Edward A. Lapekas became one of our directors on December 19, 2001 and became our Non-Executive Chairman on October 22, 2003. Mr. Lapekas served as our interim Chief Executive Officer from August 24, 2003 until October 22, 2003. From November 2002 until March 2003, Mr. Lapekas served as Chairman and Chief Executive Officer of NexPak Corporation, a media packaging company. Prior to that, Mr. Lapekas was Executive Chairman of Packtion Corporation, an e-commerce venture, from October 2000 until June 2001. From May 1996 until July 2000, Mr. Lapekas was employed by American National Can Group, Inc., last serving as Chairman and Chief Executive Officer. Prior to that, Mr. Lapekas served as Deputy Chairman and Chief Operating Officer of Schmalbach-Lubeca AG. From 1971 until 1991, Mr. Lapekas was employed by Continental Can Company, where he served in various strategy, planning, operating and marketing capacities. Mr. Lapekas is also a director of Silgan Corp. He received a B.A. degree from Albion College and an M.B.A. degree from Wayne State University. Mr. Lapekas is one of the two independent directors.

        Albert (Pat) MacMillan became one of our directors on December 19, 2001. Mr. MacMillan is the founder and CEO of Team Resources, a consulting firm with offices in the United States, Venezuela, Peru, Chile, and Mexico. Founded in 1980, Team Resources provides client services in the areas of strategy, building team-based organizations, and designing leadership development strategies. He also serves on the boards of directors of Unum/Provident and Metokote Corporation, as well as several foundations and non-profit organizations. He received a B.A. degree in Business and an M.B.A. degree from the University of Washington. Pursuant to the stockholders' agreement, Mr. MacMillan is one of the designees to the board by our institutional common stockholders and warrant holders.

        Stephen McKenna became one of our directors on June 23, 2005. Mr. McKenna has been a Principal of J.P. Morgan Partners, LLC (formerly, Chase Capital Partners) since 2000. J.P. Morgan Partners, LLC is a global partnership and has been the company's principal stockholder since 2000, and prior to that was an associate of that entity. Mr. McKenna has extensive experience managing J.P. Morgan Partners, LLC' portfolio companies, and is also on the Board of Directors of National Waterworks, Inc. Mr. McKenna holds a BA from Dartmouth College and an MBA from the GSB at the University of Chicago. Mr. McKenna is one of the persons designated to serve on the board by our institutional common stockholders and warrant holders.

        Jeffrey C. Walker became one of our directors on July 1, 2004. Mr. Walker is Managing Partner of J.P. Morgan Partners, LLC (formerly, Chase Capital Partners) and Vice Chairman of JPMorgan Chase. J.P. Morgan Partners, LLC is a global partnership and has been the Company's principal stockholder since 2000. Before co-founding JPMorgan Partners in 1984, Mr. Walker worked in the Investment Banking and Finance Divisions of Chemical Bank and the Audit and Consulting Divisions of Arthur Young & Co. He is also a director of numerous private and public corporations (1-800-Flowers, Metroplex, Doane Pet Care, House of Blues, Metokote and Axis Insurance). Mr. Walker is a Certified Public Accountant and a Certified Management Accountant, and holds a BS degree from the University of Virginia and an MBA from the Harvard Business School. Mr. Walker is one of the designees to the board by our institutional common stockholders and warrant holders.

        Timothy J. Walsh became one of our directors on May 31, 2000. He served as Non-Executive Chairman from June 2002 until October 2003. Mr. Walsh is an executive officer of JPMP Capital Corp.,

which is the general partner of JPMP Master Fund Manager, L.P., which is the general partner of J.P. Morgan Partners (BHCA), L.P., our principal stockholder. Since 1999, Mr. Walsh has been a Partner of J.P. Morgan Partners, LLC (formerly, Chase Capital Partners). JP Morgan Partners is a global partnership and has been the Company's principal stockholder since 2000. It is a leading provider of private equity and has closed over 1,300 individual transactions since its inception in 1984. JP Morgan Partners has more than 140 investment professionals in eight regional offices throughout the world. JP Morgan Partners' primary limited partner is J.P. Morgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States. From 1993 to 1999, Mr. Walsh held various positions with J.P. Morgan Partners in Europe and North America. Prior to 1993, he was a Vice President of J.P. Morgan Chase & Co. (formerly, The Chase Manhattan Corporation). Mr. Walsh is also a director of Better Minerals & Aggregates Company, Klockner Pentaplast S.A. and Metokote Corporation. Mr. Walsh received a B.S. degree from Trinity College and an M.B.A. degree from the University of Chicago. Pursuant to the stockholders' agreement, Mr. Walsh is one of the designees to the board by our institutional common stockholders and warrant holders.

        R. David Corey was named Chief Operating Officer in March 2004. He joined Pliant as Executive Vice President for Global Operations in November 2003. Mr. Corey has over 30 years of experience leading extrusion-based manufacturing businesses. Mr. Corey was a senior executive at Emerson Electric where he was President of Dura-Line, a manufacturing business that produced telecom, gas and water conduit products. He supervised plants and sales forces in the US, Mexico, UK, Spain, Brazil, Czech Republic, Malaysia, India and China. Previously, Mr. Corey was President of International Wire with operations in the US and Asia. Prior to that, Mr. Corey was Senior Vice President and General Manager of Telecom products for General Cable Corporation. He earned a B.S. in Business from Eastern Illinois University.

        Paul R. Frantz is currently the Senior Vice President and General Manager of the Performance Films Division. Mr. Frantz joined Pliant Corporation in July of 1992 following the acquisition of Goodyear Tire and Rubber Company's Film Division. Since that time, he has held numerous positions within the company. Most recently he has served as Senior Vice President Sales and Marketing Marquee Accounts. In 2003 he served as Senior Vice President Sales and Marketing for Pliant Solutions, from 2001 - 2003 he was Vice President Sales and Marketing for Secondary Packaging, and from 1999 - 2000 he was Managing Director—Europe. Other positions have included Director Sales and Marketing for Secondary Packaging and Marketing Manager for Secondary Packaging. Prior to joining Pliant Corporation, Mr. Frantz held various sales management positions with Goodyear and operations management positions in the thermoforming segment of the plastics industry. He holds a B.B.A. degree in Economics and Finance from Baylor University.

        Greg E.Gard joined Pliant Corporation in 1989 and has held numerous technical positions supporting the various market segments within Pliant Corporation. Today, he serves as Senior Vice President of Technology and Innovation. His responsibilities in this regard include Product Development and Technical Service for the Corporation, with particular focus on shortening product development cycles, improving speed to market, and directing a team of packaging professionals in the development of packages that protect and preserve while improving functionality and appearance. Before joining Pliant, Mr. Gard held engineering and management positions with Cryovac Sealed Air Corporation. Prior to this he worked for several years as an engineer with Dresser Atlas in oil and gas exploration. He holds a B.S. degree in electrical and computer engineering from the University of Wisconsin Madison. Mr. Gard is actively involved with Clemson University's Packaging Science program, one of only four academic institutions in the United States that offers a four-year program leading to a B.S. degree in Packaging Science. Currently, he serves on the Packaging Advisory Board at Clemson.

        Joseph J. Kwederis joined Pliant Corporation as Senior Vice President, Finance in February 2005. Prior to joining Pliant Corporation, Mr. Kwederis was Senior Vice President/CFO of Dura-line

Corporation from 1999 - 2004, and VP of Finance for International Wire Group from 1996 - 1999. From 1974 until 1996 he held positions of increasing responsibility in Accounting and Finance at General Cable Corporation. Mr. Kwederis holds a BS in Accounting from Rutgers University and an MBA from the University of Connecticut.

        Robert J. Maltarich joined Pliant Corporation in July of 1992 following the acquisition of Goodyear Tire & Rubber Company's Films Division. Since that time, he has held numerous positions within Pliant Corporation. From 1992 - 1993 he served as Marketing Manager Film Products Worldwide, from 1994 - 1996 he was Director of National Accounts, and from 1997 - 1998 he was General Manager Custom Films Group. Other positions included Vice President and General Manager Barrier and Custom Films and, most recently, Senior Vice President of Sales, Flexible Packaging. Mr. Maltarich was promoted in October 2002 to Vice President and General Manager, Industrial Films, where he oversees Pliant's Stretch, Custom, and PVC film businesses. Prior to joining Pliant Corporation, Mr. Maltarich held numerous national and international positions in both sales and marketing with Goodyear Tire & Rubber Company. During his 18-year career at Goodyear, he served as General Marketing Manager Film Products Worldwide, General Manager European Film Products, Manager Film Products USA and District Sales Manager. He holds a B.S. degree in Business Administration from the University of Akron.

        Kenneth J. Swanson is currently President, Specialty Products. Prior to this position, Mr. Swanson was the Senior Vice President and General Manager of the Specialty Films Division at Pliant. Since 1992, Mr. Swanson has had various leadership positions with CT Film, Huntsman Packaging, and Pliant. Prior to 1992, Mr. Swanson held multiple sales management positions in the injection molding segment of the plastics industry. Mr. Swanson holds a B.Sc. degree in Business Management from the University of Redlands, Redlands, CA.

        Coleman R. Wooldridge joined Pliant Corporation in 1993 as the Plant Manager of the Dalton, Ga. Facility and in 1997 moved to Bloomington, Indiana as Plant Manager of the Bloomington and Odon plants. He was promoted to Vice President of Manufacturing in May of 1999, where he was responsible for the Converter, Personal Care and Barrier Division manufacturing operations. He was promoted to his current role of Vice President and General Manager of the Converter Division in October of 2002. Prior to joining Pliant, Mr. Wooldridge spent 4 years at Sonoco Products Company, where he held several positions in the manufacturing area, including Plant Manager in the High Density Film Products Division. Mr. Wooldridge began his career at General Electric, where he spent 15 years working in Supervisory roles and as a Product Development Engineer in plastics processing, which included work in injection and compression molding, vacuum forming and engineering resins. He holds a B.Sc. degree in Business Management from the University of Louisville, and a M.A. degree in Human Resource Development and Management from Webster University, St. Louis.

Code of Ethics for Officers

        Our board of directors plans to adopt a code of ethics for all officers and directors which will be available upon request, but has not yet done so because the Company's equity securities are not registered under the Exchange Act or subject to the listing rules of any stock exchange or automated quotation system.

Audit Committee

        Our Board of Directors has an audit committee. The audit committee maintains oversight responsibilities with respect to our accounting, auditing, financial reporting and internal control processes generally. The members of the audit committee are Timothy J. Walsh and Edward A. Lapekas. Mr. Lapekas is considered independent within the meaning of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. Mr. Walsh may not be deemed independent in light of the numerous transactions between the Company and J.P. Morgan Partners and its affiliates (see Item 13, "Certain Relationships and Related Transactions"). A person who at the time was serving as a Director was appointed as the financial expert of the audit committee during 2004. However that member resigned from our Board of Directors and as Chairman of the audit committee on January 31, 2005.

Compensation Committee

        Our Board of Directors has a compensation committee. The compensation committee maintains oversight responsibilitieswith respect to the compensation of our officers and directors. The members of the compensation committee are Albert (Pat) MacMillan, Timothy J. Walsh and Harold C. Bevis.

EXECUTIVE COMPENSATION

        The following summary compensation table sets forth information about compensation earned in the fiscal years ended December 31, 2004, 2003 and 2002 by each person serving as Chief Executive Officer during 2004 and the four other most highly compensated persons who were serving as executive officers of the Company (other than the Chief Executive Officer) as of the end of the last fiscal year and one other individual who would have been in that group of the most highly compensated persons but was not serving as an executive officer as of the end of the last fiscal year (collectively, the "Named Executive Officers").

Summary compensation table

Long-term compensation
		Annual compensation(1)			Restricted Stock Awards
Name and principal position	Year	Salary ($)	Bonus ($)(2)		Total Shares Granted/Vested in 2004(3)	All other Compensation(4)
Harold C. Bevis(5) President and Chief Executive Officer	2004 2003 2002	608,333 78,974 —	928,974 — —	(6)	480 / 30 — —	1,083 — —
R. David Corey(7) Executive Vice President and Chief Operating Officer	2004 2003 2002	333,333 33,175 —	224,880 — —	(8)	48 / 3 — —	65,101 — —	(9)
Paul R. Frantz(10) Senior Vice President and General Manager—Performance Films	2004 2003 2002	196,167 169,086 145,497	100,000 9,968 15,625		16 / 0 — —	3,850 3,394 3,222
Kenneth J. Swanson(11) Senior Vice President, President Specialty Products	2004 2003 2002	219,500 168,500 153,751	150,000 34,518 16,015		40 / 2.5 — —	4,000 4,000 3,353
Greg E. Gard(12) Senior Vice President, Technology and Innovation	2004 2003 2002	215,333 162,500 146,680	90,000 27,900 19,130		16 / 1 — —	4,000 3,808 3,286
Brian E. Johnson(13) Former Executive Vice President and Chief Financial Officer	2004 2003 2002	296,633 267,799 267,799	46,900 47,860 41,928		— — —	4,000 4,000 5,700

(1)
Perquisites and other personal benefits, securities or property, in the aggregate, are less than either $50,000 or 10% of the total annual salary and bonus reported for the applicable Named Executive Officer.

(2)
All amounts for 2004 paid pursuant to 2004 Management Incentive Plan, except as indicated.

(3)
Pursuant to the 2004 Restricted Stock Incentive Plan, certain executive officers of the Company were permitted to purchase shares of Series B Redeemable Preferred Stock in September of 2004 for $162.00 per share, which we determined to be the fair market value of those shares pursuant to an independent appraisal. One 48th of those shares vest each month, subject to the holder being employed by the Company as of such dates. Three months (or .0625%) of the restricted shares granted to each such individual other than Mr. Frantz vested during 2004. Mr. Frantz' shares were not issued until December 2004, therefore none of his shares vested in 2004.

(4)
All amounts reflect contributions for employer's 401(k) contributions, except as indicated.

(5)
Mr. Bevis was appointed President and Chief Executive Officer in October 2003.

(6)
Includes bonus of $850,000, paid in 2005 pursuant to the 2004 Management Incentive Compensation Plan and an additional discretionary bonus of $78,974 paid in 2004.

(7)
Mr. Corey was appointed Executive Vice President of Global Operations in November 2003. He was promoted to Chief Operating Officer in March 2004.

(8)
Includes bonus of $200,000, paid in 2005 pursuant to the 2004 Management Incentive Compensation Plan and an additional discretionary bonus of $24,880 paid in 2004.

(9)
Includes $61,101 of moving expenses paid in 2004.

(10)
Mr. Frantz was appointed Senior Vice President and General Manager—Performance films and became an executive officer on March 1, 2004.

(11)
Mr. Swanson was appointed Senior Vice President and General Manager—Specialty Products Group and became an executive officer on February 16, 2004.

(12)
Mr. Gard was appointed Senior Vice President, Technology and Innovation and became an executive officer on March 11, 2004.

(13)
Mr. Johnson resigned as Executive Vice President and Chief Financial Officer effective September 16, 2004, but remained an non-executive officer employee of the Company until December 31, 2004.

Incentive Plans Adopted in 2004

        Effective January 1, 2004, our Board of Directors adopted two new benefit plans in which some or all of the Named Executive Officers may participate: the 2004 Management Incentive Compensation Plan and the 2004 MIP Long Term Incentive Plan. The participants in the 2004 Management Incentive Compensation Plan were paid a bonus of $4,075,780 in 2005 relating to achievement of certain EBITDA and operating free cash flow goals for 2004. All Named Executive Officers participated in this plan and received bonuses for their 2004 performance, except the Chief Executive Officer, in the amounts indicated in the foregoing table. In addition, participants in the 2004 MIP Long Term Incentive Plan, which includes all officers and other key management personnel of the Company (except the Chief Executive Officer), received a credit of half of the 2004 bonus amount to the accumulated amount of their Long term Incentive Plan Award that they can earn under the 2004 MIP Long Term Incentive Plan, which can be become payable on December 31, 2007 under the terms of that plan. In August 2004, our Board of Directors adopted the 2004 Restricted Stock Incentive Plan. The grants under the 2004 Restricted Stock Incentive Plan are described below. In June of 2005, this plan was amended to extend the short-term cash bonus plan to the 2005 fiscal year and to set performance goals for 2005. The Chief Executive Officer does not participate in this plan for 2005.

Stock Options and Restricted Stock

        Pursuant to the recapitalization, options covering a total of 8,902 common shares were rolled over from a previous plan. In addition, we adopted our 2000 Stock Incentive Plan. The 2000 plan became effective as of the consummation of the recapitalization and authorizes grants of nonqualified stock options or restricted stock to employees, officers, directors, managers or advisors of Pliant or any of its subsidiaries. As amended, a total of 65,600 shares are authorized for issuance under the 2000 plan. As of December 31, 2003, we had outstanding grants of restricted stock covering 8,041 shares of common stock and options to acquire 45,012 shares of common stock under the 2000 plan. Shares of restricted stock that are forfeited, and unissued shares reserved for issuance pursuant to options that terminate, expire or are cancelled without having been fully exercised, become available to be issued pursuant to new grants under the 2000 Plan.

        In August 2002, we adopted our 2002 Stock Incentive Plan. The 2002 plan authorizes grants of incentive stock options, nonqualified stock options and stock bonuses, as well as the sale of shares of common stock, to our and any of our subsidiaries' employees, officers, directors and consultants. A total of 4,793 shares are authorized for issuance under the 2002 plan.

        Since the adoption of our 2004 Restricted Stock Incentive Plan in September 2004, we have sold to our President and Chief Executive Officer and certain other Named Executive Officers a total of 720 shares of a newly-created, non-voting Series B Redeemable Preferred Stock for a cash purchase price of $162 per share, which was determined by our Board to be the fair market value of these shares as of such date based on an independent appraisal received by the Company. The Series B Preferred Stock will be automatically converted into common equity of the Company upon the consummation of an underwritten public offering registered under the Securities Act of shares of capital stock of the Company resulting in aggregate proceeds (net of underwriters discounts and commissions) to the Company of not less than $100 million.

        During the year ended December 31, 2004, 3,850 options to purchase common stock were granted and 17,394 options were cancelled. No stock options were granted to the Named Executive Officers during 2004.

        The following table provides information as to the options held by each of the Named Executive Officers at the end of 2004. There is no established trading market for our common stock and, therefore, the aggregate market value of our shares cannot be determined by reference to recent sales or bid and asked prices. The value of unexercised in-the-money options was assumed to be equal to the price per share paid in the recapitalization $483.13 per share. None of the Named Executive Officers exercised any options during the last fiscal year.

Aggregated option exercises in last fiscal year and FY-end option values

Name	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options at fy-end (#) exercisable/unexercisable		Value of unexercised in-the-money options at fy-end ($) exercisable/unexercisable
Paul R. Frantz	—	—	137/863		0/0
Greg E. Gard	—	—	132/1,368		0/0
Brian E. Johnson	—	—	4,000/0	(1)	0/0
Kenneth J. Swanson	—	—	137/1,363		0/0

(1)
Mr. Johnson has the right to exercise all of his options on or before March 30, 2005. All options unexercised on such date lapsed.

        The options or restricted common stock granted prior to January 1, 2001 pursuant to the 2000 plan, as amended, provide for vesting as follows: (1) one-sixth are "time-vested" options or shares, which vested on January 1, 2001, so long as the recipient was still our employee on such date, and (2) the remainder are "performance-vesting" options or shares, which vest in increments upon the achievement of performance targets as follows: (a) vesting in full, if 100% or more of the applicable performance target is achieved as of the end of any calendar quarter during the option term and (b) partial vesting if more than 90% of the applicable performance target is achieved as of the end of any calendar quarter during the option term. Moreover, all performance-vesting options or shares not previously vested in accordance with the preceding sentence will vest automatically in full on December 31, 2009 so long as the recipient is still our employee on such date. Options granted pursuant to the 2000 plan subsequent to January 1, 2001 vest similarly, except that all of the options are "performance-vesting" options, which vest in increments upon the achievement of performance targets.

Long Term Incentive Plan

        Effective January 1, 2004, we adopted the 2004 MIP Long Term Incentive Plan to provide performance based incentives to eligible management associates who maintain their relationship with the Company over a period of years. Pursuant to this plan, one half of any award earned by any participants under each applicable management incentive plan during the four-year period beginning January 1, 2004 through December 31, 2007, will be added to the amount of the award that can be earned by the participant under this Long Term Incentive Plan. Such amounts can be earned by a participant if he or she (i) is actively employed by the Company or an affiliate during that four-year period and on the date of the payment of the award (March 15, 2008), (ii) has performed his or her duties to the satisfaction of the Board, and (iii) meets certain other criteria requiring not acting in a way that is inimical to the best interests of the Company, complying with Company policies, not breaching agreements benefiting the Company. Mr. Bevis does not participate in the 2004 MIP Long Term Incentive Plan. The following Named Executive Officers participate in this plan and accrued the following award amounts under the plan as a result of bonuses paid with respect to performance during 2004 under the 2004 Management Incentive Compensation Plan:

Long-Term Incentive Plans—Awards in 2004

Name	Award Amount Accrued in 2004	Payout Date
R. David Corey	100,000	December 31, 2007
Paul R. Frantz	50,000	December 31, 2007
Kenneth J. Swanson	75,000	December 31, 2007
Greg E. Gard	45,000	December 31, 2007
Brian E. Johnson	-0-	—

Pension plans

        Effective July 1, 2004, we adopted the Fourth Amendment to the Pliant Corporation Defined Benefit Pension Plan. The purpose of this amendment was to "freeze" the benefits payable under such plan as of June 30, 2004, for all participants in the plan who are not subject to the collective bargaining agreement between the Company, South Deerfield, Massachusetts and the United Electrical Radio and Machine Workers of America and Local 274, such that no further benefits will accrue to current or future employees under that plan. Persons employed by the Company as of December 31, 2002, who did not have 5 years of vesting service as of June 30, 2004 (the minimum service period required to qualify for benefits under the Plan) will continue to accrue vesting service toward this minimum so long as they continue to be employed by the Company after June 30, 2004. For all employees that qualify for benefits under the Plan, as amended, their average final compensation and years of service credit (except as noted above) will be fixed as of June 30, 2004. Mr. Frantz, Mr. Gard and Mr. Swanson were the only Named Executive officers that met the 5 year service requirement at June 30, 2004. As of June 30, 2004, the accrued pension plan benefit for (i) Mr. Frantz was $2,671 per month payable beginning December 1, 2030 or $1,051 per month payable beginning June 1, 2017; (ii) Mr. Gard $1,968 per month payable beginning December 1, 2025 or $628 per month payable beginning June 1, 2015; and (iii) Mr. Swanson $1,878 per month payable beginning November 1, 2031 or $600 per month payable beginning January 1, 2020. None of the other Named Executive Officers are eligible to participate in the Pliant Corporation Defined Benefit Pension Plan.

Employment agreements

        Effective January 1, 2004, the Company entered into a four-year employment agreement with Mr. Bevis, our President and Chief Executive Officer. The employment agreement provides for the payment of a base salary of $650,000. Mr. Bevis is guaranteed an annual bonus of $650,000 if he is employed during the calendar year, payable no later than ten business days following the Company's receipt from its public accountants of the audited consolidated financial statements of the Company for such calendar year. The employment agreement also provides that Mr. Bevis will participate in all bonus and incentive plans or arrangements which may be provided by the Company from time to time to its senior executives, with award opportunities commensurate with this position, duties and responsibilities. The employment agreement expressly excludes from these benefits the Management Incentive Plan, the Pliant 2000 Stock Incentive Plan, the Pliant 2002 Stock Incentive Plan and any other equity based incentive or compensation plans. The employment agreement expressly includes the Pliant 2004 Restricted Stock Incentive Plan, at least four weeks paid vacation per year, and includes non-disclosure of confidential information provisions and a non-compete provision for one year following termination of employment with us (unless termination was due to the term expiring). Mr. Bevis has agreed in his employment agreement that any inventions, improvements, technical or software developments, trademarks, patents and similar information relating to us or our business, products or services conceived, developed or made by him while employed by us belong to us. If Mr. Bevis' employment is terminated without cause or he resigns for good reason, he will be entitled to receive severance payments and continue to participate in our medical and dental plans for one year.

        Effective June 10, 2005, the Company entered into a four-year employment agreement with Mr. Corey, our Executive Vice President and Chief Operating Officer. The employment agreement provides for the payment of a base salary of $367,500. The employment agreement also provides that Mr. Corey will participate in all bonus and incentive plans or arrangements which may be provided by the Company from time to time to its senior executives, with award opportunities commensurate with this position, duties and responsibilities. The employment agreement expressly excludes from these benefits the Pliant 2000 Stock Incentive Plan, the Pliant 2002 Stock Incentive Plan and any other equity based incentive or compensation plans. The employment agreement expressly includes the Pliant 2004 Restricted Stock Incentive Plan, at least four weeks paid vacation per year, and includes non-disclosure of confidential information provisions and a non-compete provision for one year following termination of employment with us (unless termination was due to the term expiring). Mr. Corey has agreed in his employment agreement that any inventions, improvements, technical or software developments, trademarks, patents and similar information relating to us or our business, products or services conceived, developed or made by him while employed by us belong to us. If Mr. Corey's employment is terminated without cause or he resigns for good reason, he will be entitled to receive severance payments and continue to participate in our medical and dental plans for two years, among other benefits.

        On March 30, 2001, we entered into a five-year employment agreement with Brian E. Johnson, our Executive Vice President and Chief Financial Officer. On December 31, 2004 we entered into a Release Agreement with Mr. Johnson, whereby Mr. Johnson terminated his employment with the Company. Pursuant to the Release Agreement, Mr. Johnson acknowledged that he had received all of his compensation from the Company and that the only equity interests Mr. Johnson would hold in the Company post-termination would be 18 shares of Series A Preferred Stock, Warrants to purchase 18,270 shares of common stock and the option to purchase 1,000 shares of common stock pursuant to the 2000 Stock Incentive Plan and the Option Agreement related thereto. The Company agreed to pay Mr. Johnson his base salary until December 31, 2005 and his bonus based on the 2004 calendar year under the Management Incentive Plan. Mr. Johnson also receives medical and dental benefits until December 31, 2005 and outplacement service benefits for six months not to exceed $20,000.

        We have not entered into employment agreements with Mr. Frantz, Mr. Swanson and Mr. Gard.

Compensation of directors

        Each director who is not an employee of ours or a partner or senior advisor of J.P. Morgan Partners, LLC is entitled to receive an annual fee of $30,000, plus $10,000 per year for any committee service. Currently there are three directors who receive director fees: Messrs. Durham, Lapekas and MacMillan. In addition, Mr. Lapekas will receive a fee of $100,000 per year for his service as Non-Executive Chairman and a fee of $30,000 per year for serving on our audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

        The following table contains information with respect to the ownership of our common stock as of August 22, 2005 by:

  •
  each person known to own beneficially more than 5% of our common stock,

  •
  each of our directors,

  •
  each of our Named Executive Officers, and

  •
  all of our executive officers and directors as a group.

        The amounts set forth in the table and footnotes below do not include shares of restricted common stock issued under the 2000 plan that remain subject to performance vesting requirements that had not been met as of August 22, 2005.

        Pursuant to a stockholders' agreement dated May 31, 2000, the parties to that agreement have committed to vote their shares in the election of directors in the manner described in "Certain relationships and related transactions—The stockholders' agreement."

        The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

	Number of shares of common stock beneficially owned	Percent of class
JPMP Capital Corp.(1)(2)	405,169	61.44%
Southwest Industrial Films, LLC/Southwest Industrial Films II, LLC(1)(2)	405,169	61.44%
The Christena Karen H. Durham Trust(3)(4)	158,917	27.8%
Perry Acquisition Partners-2, L.P.(5).	34,527	6.0%
Harold C. Bevis	0	0.0%
R. David Corey	0	0.0%
Richard P. Durham(4)	24,283	4.07%
Durham Capital Limited(4)	24,283	4.07%
Timothy J. Walsh(2)	0	0.0%
Edward A. Lapekas	207	*
Albert (Pat) MacMillan	0	0.0%
Brian E. Johnson	1,018	*
Jeffery C. Walker(2)	0	0.0%
John D. Bowlin	0	0.0%
Stephen McKenna(2)	0	0.0%
Paul R. Frantz(6)	34.21	*
Robert J. Maltarich(7)	112.48	*
Kenneth J. Swanson	45.225	*
Greg E. Gard	152.48	*
Coleman R. Woolridge	144.33	*
All directors and executive officers as a group (14 persons)	24,997	4.36%

*
Less than 1%.

(1)
Includes (i) 317,306 shares of common stock held by Southwest Industrial Films, LLC, which is controlled by J.P. Morgan Partners (BHCA), L.P., as managing member, (ii) 43,047 shares of common stock which are issuable upon exercise of warrants to purchase common stock issued in connection with our Series A preferred stock held by Southwest Industrial Films II, LLC, which is controlled by J.P. Morgan (BHCA), L.P., as managing member, and (iii) 44,816 shares of common stock which are issuable upon exercise of warrants to purchase common stock issued in connection with our preferred stock held by Southwest Industrial Films, LLC. JPMP Capital Corp. is the indirect general partner of J.P. Morgan Partners (BHCA), L.P., and a wholly-owned subsidiary of J.P. Morgan Chase & Co., a publicly traded company. JPMP Capital Corp. and each of the foregoing entities is an affiliate of J.P. Morgan Partners, LLC and has an address c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, 39th Floor, New York, New York 10020.

(2)
Mr. Walsh, Mr. Walker and Mr. McKenna may be deemed the beneficial owners of the shares of common stock and warrants owned by each of Southwest Industrial Films, LLC and Southwest Industrial Films II, LLC, respectively, due to their positions with JPMP Capital Corp. and J.P. Morgan Partners, LLC, which are affiliates of J.P. Morgan Partners (BHCA), L.P., which in turn controls each of Southwest Industrial Films, LLC and Southwest Industrial Films II, LLC, as managing member. Mr. Walsh, Mr. Walker and Mr. McKenna disclaim beneficial ownership of the shares of common stock owned by each of Southwest Industrial Films, LLC and Southwest Industrial Films II, LLC.

(3)
The address of The Christena Karen H. Durham Trust is P.O. Box 17600, Salt Lake City, Utah 84117. The trustee of the Trust is Richard P. Durham. The Trust was established for the benefit of Christena H. Durham and her children. Christena H. Durham is the wife of Richard P. Durham.

(4)
Includes 23,033 shares of Common Stock held by Durham Capital Limited, an entity controlled by Richard P. Durham, and 1,250 shares of common stock held by Durham Capital Limited issuable upon exercise of warrants to purchase common stock issued in connection with our Series A preferred stock. As trustee of The Christena Karen H. Durham Trust and the spouse of Christena H. Durham, who is a beneficiary of the Trust, Richard P. Durham may be deemed the beneficial owner of the shares of common stock owned by the Trust. Richard P. Durham disclaims beneficial ownership of the shares of common stock owned by the Trust. The address for each of these persons and entities is 5772 South Holladay Blvd., Salt Lake City, Utah 84121.

(5)
Includes 231 shares of common stock held by Perry Principals Holdings, LLC and 4,060 shares of common stock which are issuable upon exercise of warrants to purchase common stock issued in connection with our preferred stock held by Perry Acquisition Partners-3, L.P. Richard C. Perry is the managing member of Perry Principals Holdings, LLC and the managing member of Perry Investors-2, LLC, which is the general partner of Perry Acquisition Partners-2, L.P. Richard C. Perry is also the president of Perry Corp., which is the indirect general partner of Perry Acquisition Partners-3, L.P. As such, Richard C. Perry may be deemed to have voting and investment power with respect to the shares of common stock and warrants owned by Perry Acquisition Partners-2, L.P., Perry Acquisition Partners-3, L.P. and Perry Principals Holdings, LLC. Richard C. Perry disclaims beneficial ownership of such shares and warrants, except to the extent of his pecuniary interest therein. Each of the foregoing entities is an affiliate of Perry Acquisition Partners L.P. and has an address c/o Perry Acquisition Partners L.P., 599 Lexington Avenue, New York, New York 10022.

(6)
Includes 20 shares of issued Common Stock and 14.21 shares of Common Stock issuable upon exercise of warrants.

(7)
Includes 80 shares of issued Common Stock and 32.48 shares of Common Stock issuable upon exercise of warrants.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table sets forth information relating to our equity compensation plans as of December 31, 2004. Our equity securities are closely held and are not publicly traded. In addition, as required by our stockholders' agreement, a majority of our board of directors has been appointed by our institutional common stockholders and warrant holders, including our controlling shareholder. Therefore, our board of directors approves our equity compensation plans without obtaining approval directly from our shareholders.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	—		—	—
Equity compensation plans not approved by security holders	53,289	(2)	$419.13	21,213

Total	53,289		$419.13	21,213

(1)
Pursuant to the 2004 Restricted Stock Incentive Plan, during 2004 the Company issued 720 shares of Series B Redeemable Preferred Stock to the officers at a purchase price of $162 per share, which was deemed to be the fair market value of those shares based on an independent appraisal received by the Board.

(2)
Includes 8,041 shares of restricted stock issued under the 2000 Stock Incentive Plan.

        The equity compensation plans not approved by security holders include our 2000 Stock Incentive Plan 2002 Stock Incentive Plan, and 2004 Restricted Stock Incentive Plan. The material features of these plans are described under Item 11, "Executive Compensation—Stock Options and Restricted Stock," Item 13 "Certain Relationships and Related Transactions," and in Note 11 to our consolidated financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management

Agreements with Executive Officers and Directors

        Effective January 1, 2004, we entered into a four-year Employment Agreement with Harold C. Bevis, our President and Chief Executive Officer, on December 31, 2004, we entered into a Release Agreement with Brian E. Johnson and on June 10, 2005, we entered into a four-year Employment Agreement with David Corey, our Executive Vice President and Chief Operating Officer (see Executive Compensation).

        On January 26, 2005, we entered into a Letter Agreement with James Ide, terminating his employment as our Executive Vice President and Chief Financial Officer, effective February 28, 2005. Pursuant to such Letter Agreement, Mr. Ide received a $70,000 bonus for 2004.

        On March 18, 2005, we entered into a Severance and Release Agreement with Lori Roberts, terminating her employment as our Senior Vice President, Human Resources, effective April 1, 2005. Pursuant to the Severance and Release Agreement, Ms. Roberts will receive a lump sum severance payment in the amount of $404,437, which includes the Company's payment for 28 shares of the Company's Series B Preferred Stock at $162 per share held by Ms. Roberts pursuant to the Company's right to repurchase such shares pursuant to the 2004 Restricted Stock Incentive Plan. After such repurchase, Ms. Roberts will retain four shares of the Series B Preferred Stock and will be entitled to continue participation in the Company's medical, dental and basic life insurance plans through March 31, 2006. Beginning April 1, 2006, Ms. Roberts may elect extended continuation coverage under such plans for a period of 18 months. Ms. Roberts is also entitled to receive outplacement services for a period of 12 months, which shall not exceed $20,000, as well as reimbursement by the Company of Ms. Robert's legal fees incurred in connection with the negotiation of the Severance and Release Agreement, which shall not to exceed $7,500. Ms. Roberts has agreed not to compete with the Company for one year.

        Richard P. Durham is a Director of the Company. On June 10, 2002, we entered into a separation agreement with Mr. Durham terminating his employment as our Chairman and Chief Executive Officer. Pursuant to the separation agreement, Mr. Durham agreed to convert an outstanding promissory note issued as payment for a portion of his shares into two promissory notes. The first note (the "Vested Secured Note"), in the principal amount of $2,430,798, related to Mr. Durham's time-vested shares and the vested portion of his performance-vesting shares. The separation agreement preserved a put option established by Mr. Durham's employment agreement with respect to his shares. For purposes of this put option, the separation agreement provides that the price per share to be paid by us is $483.13 with respect to common stock, $483.13 less any exercise price with respect to warrants, and the liquidation preference with respect to preferred stock. Mr. Durham's put option is subject to any financing or other restrictive covenants to which we are subject at the time of the proposed repurchase. Restrictive covenants under our existing credit facilities limit the number of shares we can currently repurchase from Mr. Durham. As of December 31, 2004, our total remaining purchase obligation to Mr. Durham was approximately $10,623,097, excluding accrued preferred dividends.

2004 Restricted Stock Incentive Plan and Series B Preferred Stock

        On September 24, 2004, we adopted a 2004 Restricted Stock Incentive Plan, pursuant to which we sold to our President and Chief Executive Officer and selected additional officers of the Company, 704 shares of a total of 720 shares of a newly-created, non-voting Series B Redeemable Preferred Stock for a cash purchase price of $162 per share. These shares were issued in private transactions with officers of the Company and therefore were exempt from the registration requirements of the Securities Act of 1933. On December 22, 2004, the remaining 16 authorized shares were issued to an officer for a cash purchase price of $162 per share. During 2005, 76 shares of the non-voting Series B Redeemable Preferred Stock were repurchased from officers for $162 per share.

        Upon the sale of all or substantially all of the Company's assets, sale of the majority of the outstanding Common Stock of the Company to a person other than J.P. Morgan or its affiliates; merger or consolidation of the Company, or the consummation of a liquidation, as those events are specifically described in the Company's Articles of Incorporation, we are required to redeem all shares of Series B Redeemable Preferred Stock by payment of cash in an amount equal to the product of (x) .000104166; times (y) the sum of the amount of cash distributions actually paid and the fair market value of assets distributed by the Company to its stockholders during the period commencing on September 24, 2004 through the date of such event, plus the net proceeds payable, whether in cash, stock or other assets, to the stockholders of the Company in respect of such event.

        Upon a redemption by the Company of any shares of Series A Preferred Stock (or any payment on any notes issued in exchange therefor), the holder of each share of Series B Redeemable Preferred Stock shall be entitled to receive a cash dividend equal to the product of (x) .000104166; times (y) the net proceeds payable, whether in cash, stock or other assets, to the stockholders of the Company in respect to such redemption or such payment.

        Upon an underwritten public offering of shares of capital stock of the Company to the public resulting in aggregate net proceeds to the Company of not less than $100 million each share of Series B Redeemable Preferred Stock shall be automatically converted into that number of shares of the class of common equity securities of the Company that are outstanding immediately following such public offering equal to the product of (x) .000104166; times (y) the total number of shares of such class of stock outstanding immediately following the consummation of the public offering. The shares of Series B Redeemable Preferred Stock are non-voting and do not bear dividends except as noted above.

Transactions Between Pliant and Stockholders

Common Stock Registration Rights Agreement

        Pursuant to a registration rights agreement entered into on May 31, 2000, as amended, we granted to our institutional common stockholders and warrant holders certain "demand" and "piggyback" registration rights for the registration under the Securities Act of the shares of common stock owned by them. Under the registration rights agreement, upon request of holders holding in excess of 50% of the shares of common stock held by our institutional investors and their transferees and affiliates (the "Requisite Investor Stockholders"), we are required to use our best efforts to register the shares. The Requisite Investor Stockholders are entitled to request two demand registrations. Also, if we are not a public company or sold to a third party prior to May 31, 2005, the Trust and its transferees and affiliates will be entitled to request one demand registration. Further, at any time 60 days after any initial public offering of common stock, holders holding in excess of 60% of the shares of common stock underlying our warrants to purchase common stock issued in connection with our preferred stock, and holders holding in excess of 60% of the shares of common stock underlying the note warrants will each be entitled to exercise one demand registration. At any time after we have qualified for use of Form S-3, all parties to the registration rights agreement will have the right to request that we effect a registration under the Securities Act of their shares of common stock, subject to customary "blackout" and "cutback" provisions. The stockholders and holders of the warrants to purchase common stock issued in connection with our preferred stock, and note warrants party to the registration rights agreement also may request that we use our best efforts to register shares of common stock held by them in other registrations initiated by us on our own behalf or on behalf of any other stockholder. We must pay all reasonable out-of-pocket costs and expenses, other than underwriting discounts and commissions, of any registration under the registration rights agreement. The registration rights agreement also contains customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights in connection with the registration of common stock on behalf of the stockholders, holders of the warrants to purchase common stock issued in connection with our preferred stock, and holders of the note warrants party to the registration rights agreement.

The stockholders' agreement

        A stockholders' agreement entered into on May 31, 2000, as amended, governs the exercise of voting rights by our stockholders, including holders of our warrants to purchase common stock issued in connection with our preferred stock, who exercise their warrants for common stock, with respect to the election of directors and certain other material events. The parties to the stockholders' agreement agreed initially to vote their shares of common stock to elect (i) four directors designated by the Requisite Investor Stockholders, (ii) two directors designated by the Trust and (iii) one director appointed by our board of directors, who must be a member of our senior management. At the request of the Requisite Investor Stockholders, the size of our board of directors may be increased from seven to nine. If so increased, one of the two additional directors will be designated by the Requisite Investor Stockholders and the other will be our chief executive officer.

        The provisions of the stockholders' agreement also govern:

  •
  restrictions on the transfer of shares of common stock and warrants to purchase common stock issued in connection with our preferred stock;

  •
  preemptive rights for holders of our common stock and warrants to purchase certain equity securities to be issued by us in the amounts required to maintain their percentage ownership;

  •
  stockholder or company rights of first refusal to purchase certain shares of our common stock to be sold by other stockholders;

  •
  agreement by stockholders and holders of the warrants to consent to the sale of all of, or a controlling interest in, us to a third party, if such sale is approved by our board of directors, and to sell their shares of common stock and warrants if so required;

  •
  rights of stockholders and holders of the warrants to participate in certain sales of the shares of our common stock by other stockholders; and

  •
  rights of holders of our common stock and warrants to receive certain financial and other information.

Credit facilities and note offerings

        JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank) is the syndication agent and is a lender under our revolving credit facility. JPMorgan Chase Bank, N.A. received customary fees under our revolving credit facility for acting in such capacities. J.P. Morgan Securities Inc. served as the arranger for our revolving credit facility and in connection with certain amendments to our previous credit facilities and received customary fees of approximately $0.9 million for acting in such capacity. An affiliate of JPMorgan Chase Bank received customary fees for arranging the December 2003 waiver with respect to our then existing credit facilities. In addition, JP Morgan Chase Bank, N.A. received fees of approximately $0.6 million in September 2000, approximately $0.5 million in July 2001, approximately $0.6 million in April 2002, approximately $0.6 million in October 2002, approximately $0.5 million in March 2003, approximately $0.3 million in May 2003 and approximately $0.1 million in December 2003, in connection with amendments to our then existing credit facilities.

        J.P. Morgan Securities Inc. was one of the initial purchasers in our May 2000 offering of our 13% Senior Subordinated Notes due 2010 and was also the dealer manager for the debt tender offer and consent solicitation relating to our 9 1/8% Senior Subordinated Notes due 2007. J.P. Morgan Securities Inc. received fees of approximately $8.7 million for acting in such capacities. J.P. Morgan Securities Inc. was also one of the initial purchasers in our April 2002 offering of our 13% Senior Subordinated Notes due 2010 and received fees of approximately $1.9 million for acting in such capacity. We used approximately $93.3 million of the net proceeds from the April 2002 offering to repay indebtedness under our then existing credit facilities. J.P. Morgan Securities Inc. was an initial purchaser in our May 2003 offering of 11 1/8% Senior Secured Notes due 2009 and received fees of approximately $4.4 million for acting in such capacity. We used approximately $240 million of the net proceeds from the May 2003 offering to repay indebtedness under our then existing credit facilities. J.P. Morgan Securities Inc. was an initial purchaser in our February 2004 offering of 11 1/8% Senior Secured Discount Notes due 2009 and received fees of approximately $2.5 million for acting in such capacity. We used the proceeds of this February 2004 offering to repay and terminate then existing credit facilities.

        On May 6, 2005, we completed a consent solicitation relating to our 11 1/8% Senior Secured Discount Notes due 2009. J.P. Morgan Securities Inc. served as the solicitation agent for the consent solicitation and received fees of approximately $1.4 million, for acting in such capacity.

        Each of JPMorgan Chase Bank, N.A., J.P. Morgan Chase & Co. and J.P. Morgan Securities Inc. is an affiliate of Southwest Industrial Films, LLC, which owns approximately 55% of our outstanding common stock and currently has the right under the stockholders' agreement to appoint four of our directors, and of Flexible Films, LLC, which, together with affiliates, owns approximately 59% of our outstanding preferred stock, subject to certain preemptive rights with respect to 10,000 shares of preferred stock issued on March 25, 2003. Southwest Industrial Films, LLC and Flexible Films, LLC are subsidiaries of J.P. Morgan Partners (BHCA), L.P. Timothy J. Walsh and Jeffrey Walker, who serve on our board of directors, are partners of J.P. Morgan Partners, LLC and Stephen McKenna who also serves on our board of directors is a principal of J.P. Morgan Partners, LLC. J.P. Morgan Partners, LLC serves as investment advisor to J.P. Morgan Partners (BHCA), L.P. and JPMP Capital Corp. JPMP Capital Corp. is a subsidiary of J.P. Morgan Chase & Co. and is the general partner JPMP Master Fund Manager, L.P., which is the general partner of J.P. Morgan Partners (BHCA), L.P. Messr. Walsh and Walker are executive officers of JPMP Capital Corp. and a limited partner of JPMP Master Fund Manager, L.P.

DESCRIPTION OF CREDIT FACILITIES AND OTHER INDEBTEDNESS

        The following summary of the material provisions of our revolving credit facility is less complete than the actual documentation for our revolving credit facility, the 2000/2002 Notes, the 2003 Notes, the 2004 Notes, and the Amended 2004 Notes, and is qualified in its entirety by reference to all of the provisions of the definitive documentation for our revolving credit facility, the 2000/2002 Notes, the 2003 Notes, the 2004 Notes, and the Amended 2004 Notes, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Revolving credit facility

        On February 17, 2004, we entered into a revolving credit facility with a syndicate of lenders which was arranged by J.P. Morgan Securities Inc. and Credit Suisse First Boston, acting through its Cayman Islands Branch. Under the revolving credit facility, we have been provided, subject to the terms and conditions set forth in the credit agreement, with a $100 million senior secured asset-based revolving credit facility. Credit Suisse First Boston, acting through its Cayman Islands Branch, LaSalle Business Credit LLC and JPMorgan Chase Bank, N.A. and General Electric Capital Corporation are lenders under the facility, Credit Suisse First Boston, acting through its Cayman Islands Branch, is administrative agent and documentation agent, General Electric Capital Corporation is collateral agent and JPMorgan Chase Bank is syndication agent.

Structure and availability

        The total amount of the facility is $100 million, a portion of which may be made available to one or more of our domestic subsidiaries and a portion of which may be made available to one of our Canadian subsidiaries, available on a fully revolving basis with a $15 million sublimit for letters of credit and a $5 million swingline facility. Availability under the revolving credit facility is subject to a borrowing base consisting of eligible accounts receivable and eligible inventory of the Company, its wholly-owned domestic subsidiaries and the Canadian subsidiary borrower. In addition, if we do not maintain a specified fixed charge coverage ratio (with which we are currently in compliance), the availability under our revolving credit facility will be limited such that the total amount of our outstanding loans and letter of credit exposure under the facility may not exceed 75% of the lesser of the total amount of commitments under the facility and the borrowing base then in effect. The revolving credit facility matures on February 17, 2009.

Interest

        The interest rates will be, at the option of the Company, Adjusted LIBOR or ABR plus, in each case, a spread based upon the availability under the facility on each day (calculated as the baseline commitment amount for such day less the aggregate revolving exposure on such day). The spread will not exceed 2.75% for Adjusted LIBOR or 1.75% for ABR. Adjusted LIBOR is determined by reference to the British Bankers' Association Interest Settlement Rates for deposits in dollars adjusted for statutory reserves. ABR is the alternate base rate, which is the higher of the lender's prime rate or the federal funds effective rate plus 1/2 of 1%. The calculation of interest is on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest is payable at the end of each interest period and, in any event, at least every three months.

Fees

        We will pay certain fees with respect to the facility, including a 0.50% commitment fee on the undrawn portion of the commitment of each lender in respect of the facility, commencing to accrue on the closing date (treating swingline loans as undrawn) and payable quarterly in arrears after the closing date and at maturity or upon the earlier termination of the facility commitments (in each case computed on the basis of the actual number of days elapsed over a 360-day year).

        We will also pay a letter of credit fee which will be a per annum fee equal to the spread over Adjusted LIBOR from time to time in effect with respect to loans under the facility that will accrue on the aggregate face amount of outstanding letters of credit under the facility, payable in arrears at the end of each quarter and upon the termination of the facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the lenders participating in the facility pro rata in accordance with the amount of each such lender's commitment. In addition, the Company shall pay to each issuer of a letter of credit, for its own account (a) a fronting fee in an amount to be agreed upon between the Company and the applicable issuer on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the facility, in each case for actual number of days elapsed over a 360-day year, and (b) such issuer's customary issuing and administering fees and expenses.

Guarantees, security and intercreditor agreement

        All obligations under the revolving credit facility are guaranteed by each of the Company's existing and subsequently acquired or organized domestic subsidiaries and by the Canadian subsidiary borrower. The obligations under the facility are secured by a first-priority security interest in the Second-Priority Collateral and a second-priority security interest in the First-Priority Collateral.

        The collateral agent under the revolving credit facility entered into an intercreditor agreement with the trustee for the holders of the 2004 Notes and the trustee for the holders of the Notes, which provided for the relative priorities (and certain access and other rights) of the lenders, the holders of the Notes and the holders of the 2004 Notes in respect of the collateral. For a description of the terms of the intercreditor agreement, see "Description of the Notes—Intercreditor agreement."

Affirmative covenants

        The credit agreement contains a number of affirmative covenants including, among others, covenants relating to:

  •
  conduct of business and maintenance of corporate existence and rights;

  •
  delivery of audited annual consolidated financial statements for the Company and unaudited quarterly consolidated financial statements for the Company and other financial information;

  •
  delivery of notices of ratings changes, default, litigation and material adverse change in the business, operations, properties, assets, condition (financial or otherwise) or contingent or other liabilities of the Company and its subsidiaries, taken as a whole;

  •
  maintenance of properties and licenses; maintenance of satisfactory insurance; compliance with laws and regulations; inspection of books and properties and appraisal and collateral reviews with respect to the borrowing base calculations and the collateral underlying the borrowing base;

  •
  further assurances; payment of taxes and other obligations;

  •
  use of proceeds; and

  •
  maintenance of collateral and compliance with terms of leases with respect to locations at which inventory and receivables are located.

Negative covenants

        The credit agreement contains a number of negative covenants including, among others:

  •
  limitations on dividends, redemptions and repurchases of capital stock;

  •
  limitations on prepayments, redemptions and repurchases of debt and voluntary payments of interest in cash;

  •
  limitations on liens and sale-leaseback transactions;

  •
  limitations on loans and investments;

  •
  limitations on debt;

  •
  limitations on swap agreements;

  •
  limitations on mergers and asset sales;

  •
  limitations on transactions with affiliates;

  •
  limitations on changes in business conducted by the Company and its subsidiaries;

  •
  limitation on changes in fiscal year;

  •
  limitations on restrictive agreements with respect to subsidiaries;

  •
  limitations on designated senior debt and first-priority debt;

  •
  limitations on the amendment of certain debt instruments; and

  •
  limitations on cash held by non-guarantor foreign subsidiaries.

        The negative covenants under the revolving credit facility prevent us from electing to pay cash interest in respect of the 2004 Notes and the Amended 2004 Notes for 18 months from the closing of the facility, and then only if we have met a minimum fixed charge coverage ratio. This negative covenant may prevent us from electing to make cash payments in respect of the 2004 Notes and the Amended 2004 Notes prior to December 15, 2006.

Mandatory prepayments

        If at any time the aggregate amount of our outstanding loans and letter of credit exposure under our revolving credit facility exceeds the total amount of commitments under the facility or the borrowing base in effect at that time, we will be required to prepay outstanding loans and cash collateralize letters of credit to the extent of such excess. During any period in which we have not maintained a specified fixed charge coverage ratio such that the aggregate amount of our outstanding loans and letter of credit exposure is limited to 75% of the lesser of the total amount of the commitments under the facility and the borrowing base then in effect (as described under "—Structure and availability" above), we will be required to prepay outstanding loans and cash collateralize letters of credit to the extent necessary to comply with this availability threshold.

        In addition, if the amount of cash held by us and our subsidiaries that are guarantors under the revolving credit facility exceeds a specified amount, we will be required to repay outstanding loans to the extent of such excess. Further, if we do not maintain at least $35 million of unused availability under our revolving credit facility, then each day we will be required, subject to certain exceptions, to cause all cash generated by the Company and the note guarantors to be transferred to a collection account maintained by the administrative agent under the facility, and all such cash will be used to reduce exposure under the facility.

Events of default

        The credit agreement contains customary events of default, including, without limitation: nonpayment of principal or interest, violation of covenants, material incorrectness of representations and warranties, cross default and cross acceleration of material indebtedness, bankruptcy, material judgments, ERISA, actual or asserted invalidity of security documents (including the intercreditor agreement), guarantees or the subordination provisions of other indebtedness and change in control.

11 5/8% Senior Secured Notes due 2009 (the Amended 2004 Notes)

        On May 6, 2005, we completed the consent solicitation relating to our 2004 Notes pursuant to which the indenture relating to the 2004 Notes was amended to create the Amended 2004 Notes. The Amended 2004 Notes (i) eliminate the requirement to pay cash interest on the notes beginning in 2007 and, in lieu thereof, pay non-cash interest in the form of additional notes through maturity; (ii) increase the redemption prices of the amended notes; (iii) increase the interest rate of the notes from 11 1/8% per annum to 11 5/8% per annum; and (iv) eliminate certain restrictive covenants as they applied to the 2004 Notes as to which consents were not received. The amended and restated indenture governs both the Amended 2004 Notes and the 2004 Notes (described below) and contains covenants and events of default that are substantially similar to those contained in the indenture described below which governs the 2004 Notes. However, the covenants in the amended and restated indenture are only applicable to the Amended 2004 Notes.

        The amended and restated indenture contains covenants that among other things, restrict our ability and the ability of our restricted subsidiaries to: incur more indebtedness, including guarantees; create liens; pay dividends and make distributions in respect of our capital stock; enter into agreements that restrict our subsidiaries' ability to pay dividends or make distributions; redeem or repurchase our capital stock; sell assets; issue or sell stock of restricted subsidiaries; make investments or other restricted payments; enter into transactions with affiliates; and merge or consolidate.

        The covenants are subject to a number of important exceptions. In addition, the amended and restated indenture contains events of default that are substantially similar to those contained in the indenture governing the 2000/2002 Notes and the 2003 Notes.

11 1/8% Senior Secured Discount Notes due 2009 (the 2004 Notes)

        On February 17, 2004 we completed the sale of $306 million ($225.3 million of proceeds) principal at maturity of 11 1/8% Senior Secured Discount Notes due 2009. The proceeds of the offering were used to repay and terminate the credit facilities that existed at December 31, 2003. The 2004 Notes are guaranteed by the same domestic subsidiaries that guarantee the 2000/2002 Notes and the 2003 Notes and certain of our foreign subsidiaries that guarantees indebtedness of the Company. The 2004 Notes were issued under an indenture dated February 17, 2004, among us, the subsidiary guarantors party thereto and Wilmington Trust Company, as trustee.

        The 2004 Notes are senior secured obligations of the Company and are secured by first-priority security interests in the First-Priority Collateral, which consists of substantially all the real property, fixtures, equipment, intellectual property and all other assets, other than Second-Priority Collateral, of the Company and the subsidiary guarantors, together with the proceeds therefrom and improvements, alterations and repairs thereto, as well as any assets required to be added to the First-Priority Collateral pursuant to the terms of the indenture or related security documents. The 2004 Notes are secured by a second-priority interest in the Second-Priority Collateral, rank equally in right of payment with all existing and any future subordinated obligations of the Company and are effectively subordinated to all liabilities and preferred stock of each subsidiary guarantor. The 2004 Notes will mature on June 15, 2009.

        On or after June 15, 2007, we may redeem some or all of the notes at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest: 105.563% if redeemed prior to June 15, 2008; 102.781% if redeemed prior to June 15, 2009; and 100% if redeemed on or after June 15, 2009. Prior to such date, we may not redeem the notes except as described in the following paragraph.

        At any time prior to June 15, 2007, we may redeem up to 35% of the accreted value of the notes with the net cash proceeds of certain equity offerings by us at a redemption price equal to 111.125% if the accreted value thereof plus accrued interest, so long as (i) at least 65% of the accreted value of the notes remains outstanding after such redemption and (ii) any such redemption by us is made within 120 days after such equity offering.

11 1/8% Senior Secured Notes due 2009 (the 2003 Notes)

        We issued $250 million aggregate principal amount of 11 1/8% 2003 Notes due 2009 in May 2003, the net proceeds of which were used to repay a portion of the outstanding borrowings under our then existing credit facilities. The 2003 Notes are guaranteed by the same subsidiaries that guarantee the Amended 2004 Notes and the 2004 Notes and the 2000/2002 Notes. The 2003 Notes were issued under an indenture dated May 30, 2003, among us, the subsidiary guarantors party thereto and Wilmington Trust Company, as trustee.

        The 2003 Notes are senior secured obligations, rank equally in right of payment to all existing and future senior indebtedness, rank effectively junior to our obligations under our revolving credit facility to the extent of the value of the Second-Priority Collateral and to our Amended 2004 Notes and the 2004 Notes to the extent of the value of the First-Priority Collateral, and any other existing and future obligations secured by a first-priority lien on the collateral securing the 2003 Notes, have the benefit of a second-priority security interest in the First-Priority Collateral and the Second-Priority Collateral, and rank senior in right of payment with all existing and future subordinated obligations, including the 2000/2002 Notes. The 2003 Notes effectively rank junior in right of payment to liabilities of our subsidiaries that do not guarantee the 2003 Notes. In the event of liquidation, bankruptcy, insolvency or similar events, holders of the Amended 2004 Notes and 2004 Notes are entitled to receive payment in full in cash or cash equivalents, to the extent of the value of the First-Priority Collateral, before holders of the 2003 Notes are entitled to receive payments. The 2003 Notes will mature on September 1, 2009. Interest on the 2003 Notes is payable at the rate of 11 1/8% per annum and is payable semi-annually in cash on each March 1 and September 1.

        Prior to June 1, 2006, we may, on one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the 2003 Notes with net cash proceeds of one or more equity offerings by us at a redemption price equal to 111.125% of the principal amount thereof, plus accrued and unpaid interest. Otherwise, we may not redeem the 2003 Notes prior to June 1, 2007. On or after that date, we may redeem the 2003 Notes from time to time at the following redemption prices (expressed as percentages of principal amount) if redeemed during the twelve-month period commencing on June 1 of the year set forth below, plus, in each case, accrued and unpaid interest, to the date of redemption:

Year	Percentage
2007	105.563%
2008	102.781%
2009	100.000%

        The indenture governing the 2003 Notes contains covenants that, among other things, restrict our ability and the ability of our restricted subsidiaries to: incur more indebtedness, including guarantees; create liens; pay dividends and make distributions in respect of our capital stock; enter into agreements that restrict our subsidiaries' ability to pay dividends or make distributions; redeem or repurchase our capital stock; sell assets; issue or sell stock of restricted subsidiaries; make investments or other restricted payments; enter into transactions with affiliates; and merge or consolidate.

        These covenants are subject to a number of important exceptions. In addition, the indenture governing the 2003 Notes contains events of default that are substantially similar to those contained in the indenture governing the Amended 2004 Notes.

13% Senior Subordinated Notes due 2010 (the 2000/2002 Notes)

        We issued $220 million aggregate principal amount of 13% Senior Subordinated Notes due 2010 in May 2000 to finance in part our recapitalization. We subsequently issued $100 million aggregate principal amount of 13% Senior Subordinated Notes due 2010 in April 2002, the proceeds of which were primarily used to prepay a portion of the loans under our then existing credit facilities. The 2000/2002 Notes and the 2003 Notes are guaranteed by the same subsidiaries that guarantee the Amended 2004 Notes and the 2004 Notes. The 2000/2002 Notes were issued under an indenture dated May 31, 2000, among us, the subsidiary guarantors party thereto and The Bank of New York, as trustee, and are treated as a single class of securities.

        The $320 million aggregate principal amount of 2000/2002 Notes are senior subordinated unsecured obligations ranking junior in right of payment to all of our existing and future senior debt, including the Amended 2004 Notes and the 2004 Notes and the 2003 Notes, and liabilities of our subsidiaries that do not guarantee the Senior Secured and the 2004 Notes or 2003 Notes. In the event of liquidation, bankruptcy, insolvency or similar events, holders of senior debt, such as the lenders under our revolving credit facility and holders of the Senior Secured and the 2004 Notes and 2003 Notes, are entitled to receive payment in full in cash or cash equivalents before holders of the 2000/2002 Notes are entitled to receive any payments. No payments may be made on the 2000/2002 Notes if we default on the payment of senior debt, and payments on the 2000/2002 Notes may be blocked for up to 180 days if we default on the senior debt in some other way until such default is cured or waived. Interest on the 2000/2002 Notes is payable at the rate of 13% per annum and is payable semi-annually in cash on each June 1 and December 1. The 2000/2002 Notes will mature on June 1, 2010.

        We may not redeem the 2000/2002 Notes prior to June 1, 2005. On or after that date, we may redeem the 2000/2002 Notes in whole or in part from time to time at the following redemption price (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on June 1 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2005	106.500%
2006	104.333%
2007	102.167%
2008 and thereafter	100.000%

        The indenture governing the 2000/2002 Notes contains covenants that restrict our ability and the ability of our restricted subsidiaries to:

  •
  incur more indebtedness, including guarantees;

  •
  create liens;

  •
  pay dividends and make distributions in respect of our capital stock;

  •
  enter into agreements that restrict our subsidiaries' ability to pay dividends or make distributions;

  •
  redeem or repurchase our capital stock;

  •
  make investments or other restricted payments;

  •
  sell assets;

  •
  issue or sell stock of restricted subsidiaries;

  •
  enter into transactions with affiliates;

  •
  merge or consolidate; and

  •
  incur senior subordinated indebtedness.

        These covenants are subject to a number of important exceptions. In addition, the indenture governing the 2000/2002 Notes contains events of default that are substantially similar to those contained in the indenture governing the Amended 2004 Notes.

DESCRIPTION OF THE NOTES

        The Old Notes were, and the New Notes will be, issued under an amended and restated indenture effective as of May 6, 2005, among us, the guarantors and Wilmington Trust Company, as trustee.

        On February 17, 2004, we issued $306,000,000 aggregate principal amount at maturity of the 2004 Notes under an indenture dated February 17, 2004, among us, the guarantors and Wilmington Trust Company, as trustee. On April 8, 2005, we commenced a consent solicitation relating to the 2004 Notes seeking consents, among other things, to (i) eliminate the current requirement to pay cash interest on the notes beginning in 2007 and, in lieu thereof, pay non-cash interest in the form of Additional Notes through maturity; (ii) increase the redemption prices of the Notes; (iii) increase the interest rate from 11 1/8% to 11 5/8 on the notes for which consents were received; and (iv) eliminate certain restrictive covenants. On May 6, 2005, we consummated this solicitation as consents to the proposed amendments to the Indenture were delivered with respect to $298,200,000 aggregate principal amount at maturity of the 2004 Notes which are referred to herein as the Amended 2004 Notes. The Amended 2004 Notes are the Notes and are referred to in the indenture as the "Consenting Securities" and the remaining 2004 Notes are referred to in the indenture as the "Non-Consenting Securities." The Notes and the 2004 Notes are collectively referred to in the indenture as the "Securities."

        On May 6, 2005, we issued $250,607,280 aggregate principal amount of Old Notes under the indenture. On June 15, 2005, we issued $3,156,085 aggregate principal amount of additional Old Notes as payment in kind interest. The terms of the New Notes are identical in all material respects to the Old Notes, except the New Notes will not contain transfer restrictions and holders of New Notes will no longer have any registration rights or be entitled to any additional interest under the exchange and registration rights agreement. Wilmington Trust Company, as trustee of the 2004 Notes, will authenticate and deliver New Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of this exchange offer, together with the New Notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding New Notes shall be deemed to mean, at any time after this exchange offer is consummated, such percentage in aggregate principal amount of the Old Notes and New Notes then outstanding.

        The terms of the Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, (the "Trust Indenture Act"). The indenture is unlimited in aggregate principal amount, and we may issue an unlimited principal amount of additional Notes having identical terms and conditions as the Notes (the "Additional Notes"). We will only be permitted to issue such Additional Notes if at the time of such issuance, we were in compliance with the covenants contained in the indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the holders of the Notes.

        This description of Notes is intended to be a useful overview of the material provisions of the Notes, the Note Guarantees and the indenture. Since this description is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company, the guarantors and your rights. The indenture, and not this description, governs your rights as holders.

        You will find the definitions of capitalized terms used in this description under the heading "Certain definitions." For purposes of the description, references to "the Company," "we," "our," and "us" refer only to Pliant Corporation and not to its Subsidiaries.

Overview of the Notes and the note guarantees

The Notes

        The Notes:

  •
  will be senior secured obligations of the Company;

  •
  will be secured by first-priority security interests in the First-Priority Collateral, which consists of substantially all the real property, fixtures, equipment, intellectual property and all other assets, other than Second-Priority Collateral, of the Company and the Note Guarantors, together with the proceeds therefrom and improvements, alterations and repairs thereto, as well as any assets required to be added to the First-Priority Collateral pursuant to the terms of the Indenture or the Security Documents, subject to certain exceptions as more fully described under "—Security" below;

  •
  will be secured by second-priority security interests in the Second-Priority Collateral, which consists of substantially all inventory, receivables, deposit accounts, 100% of the capital stock of, or other equity interests in, existing and future Domestic Subsidiaries and Foreign Subsidiaries that are Note Guarantors, and 65% of the capital stock of, or other equity interests in, existing and future first-tier Foreign Subsidiaries (other than Foreign Subsidiaries that are Note Guarantors), investment property and certain other assets of the Company and the Note Guarantors, all of which will secure the Credit Agreement Obligations and the Secondary Collateral Obligations, together with the proceeds therefrom, subject to certain exceptions as more fully described under "—Security" below;

  •
  will rank equally in right of payment with all existing and any future Senior Indebtedness of the Company;

  •
  will be senior in right of payment to all existing and any future Subordinated Obligations of the Company; and

  •
  will be effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company that is not a Note Guarantor.

The note guarantors

        The Notes will be guaranteed by each of the Domestic Subsidiaries of the Company, which currently consist of:

  •
  Pliant Corporation International;

  •
  Pliant Film Products of Mexico, Inc.;

  •
  Pliant Solutions Corporation;

  •
  Pliant Packaging of Canada, LLC;

  •
  Uniplast Holdings Inc.; and

  •
  Uniplast U.S., Inc.

        On August 12, 2004, Turex, Inc., Pierson Industries, Inc. and Uniplast Midwest, Inc. merged into Uniplast U.S., Inc.

        The Notes will also guaranteed by each Foreign Subsidiary that guarantees Indebtedness of the Company or any domestic Subsidiary (including Bank Indebtedness), which currently consists of:

  •
  Uniplast Industries Co.

        The Notes will not be guaranteed by any other Foreign Subsidiaries of the Company. The Foreign Subsidiaries of the Company which are not Note Guarantors currently consist of the following:

  •
  Aspen Industrial S.A. de C.V.;

  •
  Pliant Corporation of Canada Ltd.;

  •
  Pliant Film Products GmbH;

  •
  Pliant Corporation Pty, Ltd.;

  •
  Pliant Corporation Asia & Pacific Rim Pte Ltd.;

  •
  Jacinto Mexico S.A. de C.V.; and

  •
  Pliant de Mexico S.A. de C.V. (f/k/a "Nepsa de Mexico S.A. de C.V.).

        The Notes will not be guaranteed by Pliant Investment Inc., which is a domestic Unrestricted Subsidiary and owns 100% of the interests in Alliant Company LLC.

        The Subsidiaries that will not be Note Guarantors generated 12.6% of the Company's net sales for the six months ended June 30, 2005, and accounted for 9.7% of the assets of the Company and its Subsidiaries on a consolidated basis as of June 30, 2005.

The note guarantees

        The Note Guarantee of each Note Guarantor and all Note Guarantees, if any, made by future Restricted Subsidiaries of the Company:

  •
  will be senior secured obligations of the applicable Note Guarantor;

  •
  will be secured by a first-priority security interest in the First-Priority Collateral of the applicable Note Guarantor, subject to the exceptions under the heading "—Security" below;

  •
  will be secured by a second-priority security interest in the Second-Priority Collateral of the applicable Note Guarantor, subject to the exceptions under the heading "—Security" below;

  •
  will rank equally in right of payment with all existing and future Senior Indebtedness of the applicable Note Guarantor; and

  •
  will be senior in right of payment to all existing and future Subordinated Obligations of the applicable Note Guarantor.

Principal, interest and maturity

        The Notes are governed under an Amended and Restated Indenture that also governs the 2004 Notes. The Notes will be issued in an aggregate principal amount of $253,763,365, which includes $3,156,085 of Additional Notes issued on June 15, 2005 as payment in kind interest on the Notes. Interest on the Notes will accrue from the date of issuance at a rate of 11 5/8% per annum until maturity, and will be payable semi-annually on each June 15 and December 15 commencing on June 15, 2005 to holders of record on the immediately preceding June 1 & December 1. On each interest payment date, the Company shall, in lieu of the payment of interest on the Notes in cash, pay interest on the Notes through the Issuance of Additional Notes in an aggregate principal amount equal to the aggregate amount of interest that would be payable if such interest were paid in cash. The Notes mature on June 15, 2009.

        On each such Interest Payment Date, the Company shall deliver to the Trustee and the Paying Agent, (i) with respect to Notes that are in global form, an order to increase the principal amount of such global Notes by the amount required to pay such interest (or, if requested by the Trustee or

Holder of such global Notes, to authenticate a new global Note executed by the Company with such increased principal amounts) or (ii) with respect to Notes that are in definitive form, new definitive Additional Notes in the amount required to pay such interest and an order to authenticate and deliver such Additional Notes to the record Holder of the definitive Notes. Any Additional Notes so issued shall be dated the applicable Interest Payment Date, shall bear interest from and after such date, shall mature on June 15, 2009 and shall be governed by, and be subject to the terms of the Indenture and shall have the same rights and benefits as the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        We may also be required to pay additional interest to Holders as more fully explained under "—Registration rights." Interest will be payable as described in the foregoing two paragraphs, except as described in "—Defaults."

Indenture may be used for future issuances

        We may issue from time to time Additional Notes having identical terms and conditions to the Notes. We will only be permitted to issue such Additional Notes if at the time of such issuance we are in compliance with the covenants contained in the Indenture and such Additional Notes will be treated as the same issue as the Notes for the U.S. federal income tax purposes. Any Additional Notes will be part of the same issue as the Notes and will vote together on all matters with such Notes as a single class.

Paying agent and registrar

        We will pay the principal of, premium, if any, interest (including additional interest, if any), on the Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as our agent in such matters. The location of the corporate trust office is 520 Madison Avenue, 33rd Floor, New York, N.Y. 10022. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses. Holders may exchange or transfer their Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes.

        We may, however, require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

        Except as set forth in the following paragraph, the Company may not redeem the Notes prior to June 15, 2007. On or after that date, the Company may redeem the Notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of the sum of the principal amount, plus accrued and unpaid interest (including additional interest, if any), to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest (including additional interest, if any) due on the relevant Interest Payment Date)), if redeemed during the six-month period commencing on the date set forth below (or, in the case of June 15, 2009, on such date):

Year	Redemption Price
June 15, 2007	111.625%
December 15, 2007	108.719%
June 15, 2008	105.813%
December 15, 2008	102.906%
June 15, 2009	100.000%

        Prior to June 15, 2007, the Company may, on one or more occasions, also redeem up to a maximum of 35% of the principal amount of the Consenting Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings by the Company at a redemption price equal to 111.625% of the sum of the principal amount plus accrued and unpaid interest (including additional interest, if any) thereon at the date of redemption; provided, however, that after giving effect to any such redemption:

  (1)
  at least 65% of the principal amount of the Consenting Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding; and

  (2)
  any such redemption by the Company must be made within 120 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Selection

        If we partially redeem the Notes, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in principal amount at maturity will be redeemed in part. If we redeem any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancelation of the original Note.

Ranking

        The Notes rank pari passu with the 2004 Notes in all respects. The Notes will be senior secured Indebtedness of the Company, will rank equally in right of payment with all existing and future Senior Indebtedness of the Company other than our revolving credit facility and will rank senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes will also have the benefit of a first-priority security interest in the First-Priority Collateral and will have the benefit of a second-priority security interest in the Second-Priority Collateral, in each case subject to the exceptions described under the heading "—Security". Pursuant to the Security Documents and the Intercreditor Agreement, the security interests in the Second-Priority Collateral securing the Notes and the Note Guarantees under the Security Documents will be second in priority (subject to Permitted Liens) to any and all security interests at any time granted in the Second-Priority Collateral to secure Credit Agreement Obligations, which include certain Hedging Obligations and certain obligations in respect of cash management services.

        As of June 30, 2005, after giving effect to the amendment to the indenture to create the Notes:

  (1)
  $556.5 million of senior debt including (i) $38.8 million of borrowings under our revolving credit facility (excluding $7.1 million of letters of credit outstanding) secured by a first-priority security interest in the Second-Priority Collateral and a second-priority security interest in the First-Priority Collateral, (ii) $250.0 million of May 2003 Notes secured by a second-priority security interest in the First-Priority Collateral and the Second-Priority Collateral, (iii) $6.7 million of the 2004 Notes secured by a first-priority security interest in the First-Priority Collateral and a second-priority security interest in the Second-Priority Collateral, (iv) $254.9 million of the Notes secured by a first-priority security interest in the First-Priority Collateral and a second-priority security interest in the Second-Priority Collateral, and (v) $6.1 million of other senior secured debt; and

  (2)
  $313.7 million principal amount of subordinated debt, consisting of our 2000/2002 Notes.

        Subject to certain conditions, the Indenture will permit us to incur substantial amounts of additional Indebtedness, including Indebtedness that may be secured by first-priority or second-priority liens on the Second-Priority Collateral and Indebtedness that may be secured by second-priority liens in the First-Priority Collateral. In addition, the outstanding 2003 Notes constitute Senior Indebtedness and have a second-priority security interest in both the First-Priority Collateral and the Second-Priority Collateral. See "Risk Factors—There may not be sufficient collateral to pay all or any of the Notes."

        The Company currently conducts certain of its operations through its Subsidiaries. To the extent any existing or future Subsidiary does not Guarantee the Notes, creditors of such Subsidiaries, including trade creditors and preferred stockholders (if any), generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Company's creditors, including Holders. The Notes, therefore, will be effectively subordinated to claims of creditors, including trade creditors, and preferred stockholders (if any) of Subsidiaries of the Company, including those formed or acquired in the future, that are not Note Guarantors.

        As of June 30, 2005, the Subsidiaries of the Company, other than those Subsidiaries that are Note Guarantors, had total liabilities, including Trade Payables, of approximately $15.2 million (excluding liabilities owed to the Company).

Note guarantees

        The Note Guarantors and certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally unconditionally Guarantee on a senior secured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal and Accreted Value and, when applicable, interest thereon (including additional interest thereon, if any) of the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations"). Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        If, after the date hereof, any domestic Restricted Subsidiary shall be formed or acquired, or if any Foreign Subsidiary shall guarantee any Indebtedness of the Company or any domestic Subsidiary, then in either case the Company shall, at the time, cause such Subsidiary to (a) execute a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Senior Secured Notes, (b) execute counterparts of the Security Documents, subject to the Intercreditor Agreement, that grant the Trustee a first-priority Lien for the benefit of the Holders on all First-Priority Assets owned by such Subsidiary, subject to the exceptions described below under the heading "—Security" and (c) if such Subsidiary grants any Lien upon any of its property constituting Second-Priority Collateral as security for any Credit Agreement Obligations or any Secondary Collateral Obligations, execute a Security Document upon substantially the same terms, but subject to the Intercreditor Agreement, that grants the Trustee a second-priority Lien upon such property for the benefit of the Holders, subject to the exceptions described below under the heading "—Security." Notwithstanding the foregoing, if granting the Lien described in clause (b) above is not permitted in any respect by the terms of any encumbrance or restriction described in clause (4) of the covenant described under "—Certain Covenants—Limitations on Restrictions on Distributions from Restricted Subsidiaries and Negative Pledges," the Subsidiary will not be required to grant such Lien to the extent not so permitted. Further, if granting the Lien described in clause (c) above requires the consent of a third party, such Subsidiary will use commercially reasonable efforts to obtain such consent with respect to the second-priority Lien, for the benefit of the Trustee, but if the third party does not consent to the granting of the second-priority Lien, after the use of commercially reasonable efforts, such Subsidiary will not be required to do so. Also, if a Lien described in clause (b) or (c) cannot be granted or perfected under applicable law, the Subsidiary will not be required to grant such Lien.

        Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

        Notwithstanding the foregoing, a Note Guarantee of the Notes provided by a Note Guarantor will be released without any action required on the part of the Trustee or any Holder:

  (1)
  if the Note Guarantor is a Foreign Subsidiary and it does not guarantee any Indebtedness of the Company or any domestic Subsidiary; or

  (2)
  if (a) all of the capital stock of, or other equity interests in, or all or substantially all of the assets of such Note Guarantor is sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Company or another Note Guarantor (provided that such Note Guarantor does not continue to guarantee any Indebtedness of the Company or any domestic Subsidiary) or (b) such Note Guarantor ceases to be a Restricted Subsidiary, and the Company otherwise complies, to the extent applicable, with the covenants described below under the caption "—Certain covenants—Limitation on Sales of Assets and Subsidiary Stock" and the heading "—Merger and consolidation"; or

  (3)
  if the Company designates such Note Guarantor as an Unrestricted Subsidiary (unless any of the First-Priority Collateral is then owned by such Note Guarantor).

        At our request, the Trustee will execute and deliver any instrument evidencing such release. A Note Guarantor may also be released from its obligations under its Note Guarantee in connection with a permitted amendment. See "—Amendments and waivers."

Security

        The Notes will have the benefit of the Collateral, which will consist of (i) the First-Priority Collateral, as to which the Notes Obligations (and any Other First-Priority Obligations) will have a first-priority security interest and the Second-Priority Obligations (including in respect of Credit Agreement Obligations and the 2003 Notes) will have a second-priority security interest (in each case subject to Permitted Liens) and (ii) the Second-Priority Collateral, as to which the Senior Secured Notes Obligations and the Secondary Collateral Obligations will have a second-priority security interest and the Credit Agreement Obligations will have a first-priority security interest (in each case subject to Permitted Liens).

        The Company, the Note Guarantors and the Trustee have entered into one or more security agreements, pledge agreements, mortgages, deeds of trust and collateral assignments (collectively, the "Security Documents") defining the terms of the security interests that secure the Notes. These security interests secure the payment and performance when due of all of the obligations of the Company and the Note Guarantors under the Notes, the Indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents.

First-Priority Collateral

        The Notes are and will be secured by a first-priority security interest (subject to Permitted Liens) in the First-Priority Collateral. The First-Priority Collateral consists of substantially all the real property, fixtures, equipment, intellectual property and all other assets, other than Second-Priority Collateral, of the Company and the Note Guarantors, together with the proceeds therefrom and improvements, alterations and repairs thereto, as well as any assets required to be added to the First-Priority Collateral pursuant to the terms of the Indenture or the Security Documents. However, the First-Priority Collateral will not include any inventory, receivables, deposit accounts, the capital stock of, or other equity interests in, subsidiaries, investment property and certain other assets of the Company and the Note Guarantors, all of which will constitute Second-Priority Collateral.

        Initially, only the Notes will have the benefit of the first-priority security interest in the First-Priority Collateral (subject to Permitted Liens). Except with respect to certain Permitted Liens, no other Indebtedness incurred by the Company may be granted a first-priority security interest in the First-Priority Collateral; provided, however, that if the Company Refinances some (but not all) of the Notes, the Indebtedness Incurred to Refinance the Notes may be equally and ratably secured by the First- Priority Collateral and share a first-priority security interest in the First-Priority Collateral with the Notes that remain outstanding. Any such additional Indebtedness will constitute Other First-Priority Obligations for purposes of the Indenture.

        The Company will grant a second-priority security interest in the First-Priority Collateral for the benefit of the Second-Priority Obligations, which will initially consist of the Credit Agreement Obligations, which include certain Hedging Obligations and certain obligations in respect of cash management services, and the 2003 Notes Obligations. Any additional Indebtedness that is Incurred by the Company pursuant to the terms of the Indenture may also be given a second-priority security interest in the First-Priority Collateral that ranks junior to the security interest of the Notes in the First-Priority Collateral. Any such additional Indebtedness will constitute Second-Priority Obligations for purposes of the Indenture.

        The Company will be entitled to releases of assets included in the First-Priority Collateral from the Liens securing the Notes under any one or more of the following circumstances:

  (1)
  to enable us to consummate asset dispositions permitted or not prohibited under the covenant described below under the caption "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;"

  (2)
  if any Subsidiary that is a Note Guarantor is released from its Note Guarantee, that Subsidiary's assets will also be released; or

  (3)
  as described under "—Amendments and waivers" below.

        The first-priority security interests in the First-Priority Collateral also will be released upon (i) payment in full of the principal of, accrued and unpaid interest (including additional interest, if any) on the Notes and all other obligations under the Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such Accreted Value, principal, accrued and unpaid interest (including additional interest, if any) are paid, (ii) a satisfaction and discharge of the Indenture or (iii) a legal defeasance or covenant defeasance as described below under the heading "—Defeasance."

        Subject to certain exceptions, if the Company sells any First-Priority Collateral, the Indenture requires the Company to use the Net Cash Proceeds to either purchase First-Priority Assets that must be added to the First-Priority Collateral or make an offer for the Notes (and any Other First-Priority Obligations). See "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock." A sale by the Company or a Restricted Subsidiary of the capital stock of a Note Guarantor that owns assets constituting First-Priority Collateral will be treated as a sale of those assets (subject to certain exceptions). In the event of a sale of First-Priority Collateral, the Company will immediately deposit (subject to certain exceptions) the Net Cash Proceeds from such sale with the Trustee and such proceeds will be pledged as additional First-Priority Collateral. All moneys so deposited with the Trustee pursuant to the Indenture may (subject to certain exceptions), at the direction of the Company, be applied to purchase Notes and any Other First-Priority Obligations or, so long as no Event of Default shall have occurred and be continuing, be applied to acquire First-Priority Assets to be made part of the First-Priority Collateral. See "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock."

Second-Priority Collateral

        The Notes are and will also be secured by a second-priority security interest (subject to Permitted Liens) in the Second-Priority Collateral. The Second-Priority Collateral will also be subject to a second-priority security interest for the benefit of the holders of the 2003 Notes and any future Secondary Collateral Obligations, which security interest will rank equally and ratably with the Holders' security interest in the Second-Priority Collateral. The Second-Priority Collateral consists of substantially all the inventory, receivables, deposit accounts, 100% of the capital stock of, or other equity interests in, existing and future Domestic Subsidiaries and Foreign Subsidiaries that are Note Guarantors, and 65% of the capital stock of, or other equity interests in, existing and future first-tier Foreign Subsidiaries (other than Foreign Subsidiaries that are Note Guarantors) (subject to the limitation described in the last sentence of this paragraph), investment property, business interruption insurance proceeds relating to the first 45 days of a covered period and certain other assets, in each case that are held by the Company or any of the Note Guarantors to the extent that a second-priority security interest is able to be granted or perfected therein (but in each case only to the extent that Credit Agreement Obligations are secured by a first-priority lien thereon or Secondary Collateral Obligations are secured by a second-priority lien thereon). The Second-Priority Collateral is comprised of substantially all of the material collateral (other than First Priority Collateral) of the Company and the Note Guarantors securing Credit Agreement Obligations. Any security interest in any capital stock or other securities of any Subsidiary shall be limited at any time to that portion of capital stock or other security which value (defined as the principal amount, par value, book value as carried by the Company or market value, whichever is greatest), when considered in the aggregate with all other capital stock or other securities of such Subsidiary subject to a security interest under the Indenture, does not exceed 19.99% of the principal amount of the then outstanding Senior Secured Notes issued by the Company; provided, in the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary's capital stock or other securities secure the Senior Secured Notes, then the capital stock or other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement; provided, further in such event, the Security Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the second-priority security interests on the shares of capital stock or other securities that are so deemed to no longer constitute part of the Second-Priority Collateral.

        From and after the date of the Indenture, if the Company or any Note Guarantor creates any additional security interest upon any Second-Priority Collateral to secure any Credit Agreement

Obligations or any Secondary Collateral Obligations, it must concurrently grant a second-priority security interest (subject to Permitted Liens) upon such property as security for the Notes ratably with any other Secondary Collateral Obligations to be secured thereby. Also, if granting a security interest in such property requires the consent of a third party, we will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest for the benefit of the Trustee on behalf of the Holders of the Notes. If such third party does not consent to the granting of the second-priority security interest after the use of commercially reasonable efforts, we will not be required to provide such security interest.

        Whether prior to or after the Discharge of Credit Agreement Obligations, the Company will be entitled to releases of assets included in the Second-Priority Collateral from the Liens securing the Notes under any one or more of the following circumstances:

  (1)
  if all other Liens (other than Permitted Liens described in clauses (2)-(27) of the definition thereof) on that asset securing Credit Agreement Obligations or any Secondary Collateral Obligations then secured by that asset (including all commitments thereunder) are released; provided that after giving effect to the release, obligations secured by the first-priority Liens on the remaining Second-Priority Collateral remain outstanding;

  (2)
  to enable us to consummate asset dispositions permitted or not prohibited under the covenant described below under the caption "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;"

  (3)
  if all of the stock of any of our Subsidiaries that is pledged to the Trustee is released or if any Subsidiary that is a Note Guarantor is released from its Note Guarantee, that Subsidiary's assets will also be released; or

  (4)
  as described under "—Amendments and waivers" below.

        The second-priority security interests of the Notes Obligations in the Second-Priority Collateral also will be released upon (i) payment in full of principal of, accrued and unpaid interest (including additional interest, if any) on the Notes and all other obligations under the Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, accrued and unpaid interest (including additional interest, if any) are paid, (ii) a satisfaction and discharge of the Indenture or (iii) a legal defeasance or covenant defeasance as described below under the heading "—Defeasance."

Intercreditor Agreement

        The Trustee, the Credit Agent and the 2003 Notes Agent have entered into the Intercreditor Agreement. Pursuant to the terms of the Intercreditor Agreement, the Trustee will determine the time and method by which the security interests in the First-Priority Collateral will be enforced and, prior to the Discharge of Credit Agreement Obligations, the Credit Agent will determine the time and method by which the security interests in the Second-Priority Collateral will be enforced. The Trustee will not be permitted to enforce the security interests in the Second-Priority Collateral even if an Event of Default has occurred and the Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to the Notes or (b) as necessary to take any action not adverse to the first-priority liens in respect of the Credit Agreement Obligations in order to preserve or protect its rights in the second-priority liens. The Credit Agent and the 2003 Notes Agent will be subject to similar restrictions with respect to their ability to enforce their respective second-priority security interests in the First-Priority Collateral.

        After the Discharge of Credit Agreement Obligations, the Trustee and the 2003 Notes Agent, in accordance with the terms of the Intercreditor Agreement, the Indenture and the Security Documents, will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Second-Priority Collateral received by them under the Security Documents for the ratable benefit of the Holders of the Notes and remaining Secondary Collateral Obligations.

        The Intercreditor Agreement also provides that, if the Trustee were to enforce any lien in respect of First-Priority Collateral and the Trustee or a purchaser at a foreclosure sale conducted in foreclosure of any such lien takes actual possession of a facility or property of the Company or a Note Guarantor, then, if so requested by the Credit Agent, the Trustee or such foreclosure purchaser will allow the Credit Agent and its officers, employees and agents reasonable and non-exclusive access to and use of such property for a specified period as necessary or reasonably appropriate for the Credit Agent to process, shop, produce, store, complete, supply, sell or otherwise dispose of, in any lawful manner, any inventory upon which the Credit Agent holds a lien, subject to the terms and conditions set forth in the Intercreditor Agreement.

        The Trustee or any such foreclosure purchaser will agree to provide reasonable cooperation to the Credit Agent in connection with the manufacture, production, completion, removal and sale of the inventory that constitutes Second-Priority Collateral and will be entitled to receive from the Credit Agent fair compensation and reimbursement for the reasonable costs and expenses incurred in connection therewith.

        In the event a bankruptcy proceeding shall be commenced by or against the Company and the Company enters into certain debtor-in-possession financings (a "DIP Financing") in such proceeding, the liens on the First-Priority Collateral and Second-Priority Collateral securing the Notes and the Note Guarantees may, without any further action or consent by the Trustee or the Holders, be made junior and subordinated to liens granted to secure such DIP Financings, subject to the right of the Trustee and the Holders to request adequate protection in connection with any such subordination.

Change of control

        Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Company to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the sum of their principal amount plus accrued and unpaid interest (including additional interest, if any) thereon to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest, including additional interest, if any, due on the relevant Interest Payment Date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to repurchase the Notes pursuant to this section in the event that it has exercised its right to redeem all the Notes under the terms of the section titled "Optional redemption:"

  (1)
  prior to the first public offering of common stock of the Company, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

  (2)
  (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) a person (including a Permitted Holder) shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately, only after the passage of time, upon the happening of any event or otherwise), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company and (B) the Permitted Holders "beneficially own" (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders "beneficially own" (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity);

  (3)
  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors (A) selected in accordance with the Stockholders Agreement so long as such agreement is in effect or otherwise nominated by the Permitted Holders or (B) whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the members of the Board of Directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved by the Board of Directors or in accordance with the Stockholders Agreement or otherwise by the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

  (4)
  the adoption of a plan relating to the liquidation or dissolution of the Company; or

  (5)
  the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

        In the event that at the time of such Change of Control the terms of any agreement governing Bank Indebtedness of the Company or its Subsidiaries restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

  (1)
  repay in full all such Bank Indebtedness or offer to repay in full all such Bank Indebtedness and repay the Indebtedness of each lender who has accepted such offer; or

  (2)
  obtain the requisite consent of the lenders under such agreements to permit the repurchase of the Notes as provided for below.

        If the Company does not obtain such consents or repay such Bank Indebtedness, the Company will remain prohibited from repurchasing the Notes pursuant to this covenant. In such event the Company's failure to make an offer to purchase Notes pursuant to this covenant would constitute an Event of Default under the Indenture which in turn would constitute a default under the Credit Agreement.

        Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

  (1)
  that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion (in integral multiples of $1,000) of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest (including additional interest, if any) to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest (including additional interest, if any) on the relevant Interest Payment Date);

  (2)
  the circumstances and relevant facts and financial information regarding such Change of Control;

  (3)
  the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (4)
  the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Secured Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Secured Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the Notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "—Certain covenants—Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

        The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the

Holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that the Company will have sufficient funds available when necessary to make any required repurchases. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain covenants

        The Indenture contains covenants including, among others, the following:

        Limitation on Indebtedness.    (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.25:1.00.

        (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness (collectively, the "Permitted Debt"):

  (1)
  Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $100 million at any one time outstanding less the aggregate amount of (A) all repayments of principal of such Indebtedness pursuant to the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" and (B) the aggregate principal amount of Indebtedness Incurred and at such time outstanding pursuant to clause (9) of this paragraph (b);

  (2)
  Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, (C) if a Restricted Subsidiary is the obligor on such Indebtedness, such Indebtedness is made pursuant to an intercompany note and (D) if a Note Guarantor is the obligor on such Indebtedness and the Company or another Note Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor;

  (3)
  Indebtedness (A) represented by the Notes (not including any Additional Notes) and the New Notes and any replacement Notes issued pursuant to the Indenture, (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above) including, without limitation, the 2000/2002 Notes and the 2003 Notes, (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Refinancing Indebtedness) or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness otherwise permitted by the terms of the Indenture;

  (4)
  (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

  (5)
  Indebtedness of the Company or a Restricted Subsidiary (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company and its Restricted Subsidiaries in the ordinary course of their business, and (B) under Commodity Agreements, Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary in the ordinary course of business; provided, however, that such Interest Rate Agreements or Currency Agreements do not increase the principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in interest rates or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (6)
  Indebtedness (including Capitalized Lease Obligations and Attributable Debt) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal), equipment or other assets (in each case whether through the direct purchase of assets or the Capital Stock of any Person owning such assets); provided that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (6) and all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (6), at any time outstanding, does not exceed the greater of (x) 5.0% of Tangible Assets and (y) $30.0 million;

  (7)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course, provided that such Indebtedness is extinguished within five Business Days of Incurrence;

  (8)
  Indebtedness of the Company and its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than Guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Company for the purpose of financing such acquisition; provided, however, that the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value as determined in good faith by a majority of the Board of Directors of noncash proceeds (the fair market value of such noncash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

  (9)
  the Incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to the Company or any Restricted Subsidiary of the Company (except for Standard Securitization Undertakings) in an aggregate principal amount, together with the aggregate principal amount of Indebtedness Incurred and at such time outstanding pursuant to clause (1) of this paragraph (b), not to exceed $100.0 million at any one time outstanding, less the aggregate amount of all repayments of principal of Indebtedness Incurred pursuant to clause (1) of this paragraph (b) pursuant to the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock;"

  (10)
  Indebtedness of Foreign Subsidiaries; provided that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under this clause (10) does not exceed at any one time an amount equal to the sum of (A) 80% of the consolidated book value of the accounts receivable of all Foreign Subsidiaries and (B) 60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

  (11)
  Indebtedness under any Domestic Overdraft Facility; or

  (12)
  Indebtedness of the Company and its Restricted Subsidiaries (in addition to Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)); provided that the aggregate principal amount on the date of Incurrence, when added to all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, will not exceed $20.0 million.

        (c) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

  (1)
  Indebtedness Incurred pursuant to the Credit Agreement on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above;

  (2)
  Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

  (3)
  If obligations in respect of letters of credit are Incurred pursuant to the Credit Agreement and are being treated as Incurred pursuant to clause (1) of paragraph (b) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

  (4)
  The principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the maximum liquidation preference;

  (5)
  The principal amount of Indebtedness, Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor issued at a price less than the principal amount thereof, the maximum fixed redemption or repurchase price thereof or liquidation preference thereof, as applicable, will be equal to the amount of the liability or obligation in respect thereof determined in accordance with GAAP;

  (6)
  If such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof will be calculated based on the relevant currency exchange rates in effect on the date such Indebtedness was Incurred;

  (7)
  The accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends or distributions in the form of additional Capital Stock will not be deemed an Incurrence of Indebtedness for purposes of this covenant;

  (8)
  Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

  (9)
  In the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, will classify (or later reclassify) such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

        Limitation on Restricted Payments.    (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

  (1)
  declare or pay any dividend or make any distribution of any kind on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or similar payment to the holders (solely in their capacities as such) of its Capital Stock except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis);

  (2)
  purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary;

  (3)
  purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than (A) the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition and (B) Indebtedness described in clause (2) of paragraph (b) of the covenant described under "—Limitation on Indebtedness"); or

  (4)
  make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

  (A)
  a Default will have occurred and be continuing (or would result therefrom);

  (B)
  the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Limitation on Indebtedness;" or

  (C)
  the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Original Issue Date would exceed the sum, without duplication, of:

  (i)
  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Original Issue Date occurred to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are publicly available (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

  (ii)
  100% of the aggregate Net Cash Proceeds (other than in respect of an Excluded Contribution) received by the Company (x) as capital contributions to the Company after the Closing Date or (y) from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Original Issue Date (other than a capital contribution from or an issuance or sale to (a) a Subsidiary of the Company or (b) an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries);

  (iii)
  100% of the fair market value (as determined in good faith by the Board of Directors of the Company) of shares of Qualified Stock of the Company or any

        Restricted Subsidiary issued after the Original Issue Date to acquire assets from a third party;

      (iv)
      the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Original Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Original Issue Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the fair market value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

      (v)
      100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash from the sale or other disposition (other than to (x) the Company or a Subsidiary of the Company or (y) an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries) of Restricted Investments made by the Company or any Restricted Subsidiary after the Original Issue Date and from repurchases and redemptions of such Restricted Investments from the Company or any Restricted Subsidiary by any Person (other than (x) the Company or any of its Subsidiaries or (y) an employee equity ownership or participation plan or other trust established by the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments;

      (vi)
      the amount equal to the net reduction in Investments in Unrestricted Subsidiaries since the Original Issue Date, resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; and

      (vii)
      $5.0 million.

        (b) The provisions of the foregoing paragraph (a) will not prohibit:

  (1)
  any purchase, repurchase, retirement or other acquisition or retirement for value of, or other distribution in respect of, Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or capital contributions to the Company after the Original Issue Date (other than Disqualified Stock and other than Capital Stock issued or sold to, or capital contributions from, a Subsidiary of the Company or an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

  (A)
  such Restricted Payment will be excluded in the calculation of the amount of Restricted Payments, and

  (B)
  the Net Cash Proceeds from such sale or capital contribution applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

  (2)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Restricted Subsidiary made by exchange for,

    or out of the proceeds of the substantially concurrent sale of, (x) Capital Stock of the Company or a Restricted Subsidiary or (y) Subordinated Obligations of the Company or a Restricted Subsidiary that are permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

  (3)
  any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments;

  (4)
  Investments that are made with Excluded Contributions; provided, however, that such Investments shall be excluded in the calculation of the amount of Restricted Payments;

  (5)
  dividends or other distributions paid to holders of, or redemptions from holders of, Capital Stock within 60 days after the date of declaration thereof, or the giving of formal notice of redemption, if at such date of declaration such dividends or other distributions or redemptions would have complied with this covenant; provided, however, that such dividends, distributions or redemptions will be included in the calculation of the amount of Restricted Payments;

  (6)
  any repurchase of Capital Stock owned by former officers, directors, consultants or employees of the Company or its Subsidiaries or their assigns, estates and heirs or entities controlled by them, provided, however, that the amount of such repurchases since the Original Issue Date shall not, in the aggregate, exceed the sum of (A) $10.0 million (which amount shall be increased by the amount of any Net Cash Proceeds to the Company from (i) sales of Capital Stock of the Company to management, other employees or Permitted Holders subsequent to the Closing Date to the extent such amounts are not included under clause 4(C)(ii) of paragraph (a) above and (ii) any "key-man" life insurance policies which are used to make such repurchases) and (B) $2.0 million per fiscal year of the Company commencing with fiscal year 2003 (which amount may be used in a subsequent fiscal year to the extent not used during a fiscal year); provided further, however, that the cancelation of Indebtedness owing to the Company from such former officers, directors, consultants or employees of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company will not be deemed to constitute a Restricted Payment under the Indenture, provided further, however, that such repurchase will be included in the calculation of the amount of Restricted Payments;

  (7)
  repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded in the calculation of the amount of Restricted Payments; or

  (8)
  so long as no Default or Event of Default shall have occurred and be continuing, payments not to exceed $500,000 in the aggregate since the Original Issue Date to enable the Company to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries and Negative Pledges. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

  (2)
  make any loans or advances to the Company (it being understood that the subordination of loans or advances made to the Company to other Indebtedness Incurred by the Company shall not be deemed a restriction on the ability to make loans or advances);

  (3)
  transfer any of its property or assets to the Company, except (with respect to clauses (1), (2) and (3), unless stated otherwise):

  (A)
  any encumbrance or restriction pursuant to applicable law or any applicable rule, regulation or order, or an agreement in effect at or entered into on the Original Issue Date (including the Credit Agreement, the Indenture, the Security Documents (whether or not they become effective on or after the Closing Date), the 2000/2002 Notes Indentures and the 2003 Notes Documents);

  (B)
  any encumbrance or restriction with respect to Second-Priority Collateral pursuant to a security agreement, pledge agreement or other document in connection with any Credit Agreement Obligation Incurred after the Original Issue Date;

  (C)
  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness of such Restricted Subsidiary, in each case Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Capital Stock or Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

  (D)
  any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A), (B) or (C) of this covenant or this clause (D) or contained in any amendment to an agreement referred to in clause (A), (B) or (C) of this covenant or this clause (D); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment (1) are no more restrictive, taken as a whole, than the encumbrances and restrictions contained in such predecessor agreements and (2) may restrict the ability of the Company or any Restricted Subsidiary to transfer any First- Priority Collateral only to the extent the terms of the Indebtedness being Refinanced contained a similar restriction;

  (E)
  in the case of clause (3), any encumbrance or restriction (i) that restricts in a customary manner the assignment of any lease, license or similar contract or the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (ii) that is or was created by virtue of any transfer of, agreement to transfer or option or right with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (iii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, or (iv) encumbrances or restrictions relating to Indebtedness permitted to be Incurred pursuant to clause (b)(6) of the covenant described under "—Limitation on

      Indebtedness" for property acquired in the ordinary course of business that only imposes encumbrances or restrictions on the property so acquired (it being agreed that any such encumbrance or restriction may also secure other Indebtedness permitted to be Incurred by the Company and provided by the same financing source providing the Indebtedness Incurred pursuant to such clause (b)(6));

    (F)
    with respect to a Restricted Subsidiary, any customary restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

    (G)
    customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

    (H)
    Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided, that such restrictions apply only to such Securitization Entity;

    (I)
    net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

    (J)
    any agreement or instrument governing Indebtedness (whether or not outstanding) of Foreign Subsidiaries of the Company permitted to be Incurred pursuant to clause (a) or (b)(10) under the caption "—Limitation on Indebtedness;" or

  (4)
  create, Incur or permit to exist any Lien on any First-Priority Collateral for the benefit of any First-Priority Obligations, except:

  (A)
  any encumbrance or restriction pursuant to applicable law or any applicable rule, regulation or order, or an agreement in effect at or entered into on the Original Issue Date;

  (B)
  any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) of this covenant or this clause (B) or contained in any amendment to an agreement referred to in clause (A) of this covenant or this clause (B); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no more restrictive, taken as a whole, than the encumbrances and restrictions contained in such predecessor agreements;

  (C)
  with respect to a Restricted Subsidiary, any customary restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; or

  (D)
  customary restrictions and conditions provided by the terms of any (i) Permitted Lien (or the agreements governing any Indebtedness to which such Permitted Lien relates) described under clause (4), (5) or (6) of the definition thereof or, to the extent Incurred in connection with Refinancing Indebtedness that Refinances the Indebtedness secured by such Permitted Lien described under clause (4), (5) or (6) of the definition thereof, clause (10) of the definition thereof; provided that such restrictions or conditions apply only to the property or assets the subject of such Permitted Lien and such restrictions and conditions are no more restrictive than those provided by the terms of the Permitted Lien (or the agreements governing any Indebtedness to which such Permitted Lien relates) and or (ii) Indebtedness permitted by clause (4) of the second paragraph of the covenant set forth under the caption "Certain Covenants—Limitation on Indebtedness;" provided that such restrictions or conditions apply only to the property or assets of the applicable Restricted Subsidiary and any such restrictions and conditions provided by the terms of any Refinancing Indebtedness with respect to any such Indebtedness are no more restrictive than those provided by the terms of the Indebtedness being Refinanced.

        Limitation on Sales of Assets and Subsidiary Stock.    (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition with respect to First-Priority Collateral unless:

  (1)
  the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the Capital Stock and assets subject to such Asset Disposition;

  (2)
  at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of (A) cash or Temporary Cash Investments, (B) First-Priority Assets to be owned by the Company or any Restricted Subsidiary and used in a Permitted Business, to the extent they are concurrently with their acquisition added to the First-Priority Collateral securing the Notes, or (C) Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Wholly Owned Subsidiaries of the Company;

  (3)
  to the extent Capital Stock of a Person is received by the Company and its Restricted Subsidiaries pursuant to clause (2)(C) above, assets of such Person that qualify as First-Priority Assets with a fair market value that is equal to or greater than (A) 75% of the fair market value of the First-Priority Collateral that is the subject of such Asset Disposition less (B) the fair market value of any consideration received by the Company and its Restricted Subsidiaries pursuant to clause (2)(A) or (B) above are concurrently with the acquisition added to the First-Priority Collateral securing the Notes; and

  (4)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

  (A)
  first, to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary or the application by the Company of the Net Available Cash received by a Restricted Subsidiary of the Company), in each case within 365 days (or, in the case of Foreign Subsidiary Asset Dispositions, 545 days) from the later of such Asset Disposition or the receipt of such Net Available Cash, provided that such Additional Assets constitute (x) First-Priority Assets that are concurrently with their acquisition added to the First-Priority Collateral securing the Notes or (y) Capital Stock of a Wholly Owned Subsidiary with assets that qualify as First-Priority Assets to the extent that such First Priority Assets, together with any First-Priority Assets described in clause (x), have a fair market value that is equal to or greater than the Net Available Cash applied pursuant to this clause (A) and such First-Priority Assets are concurrently with the acquisition added to the First-Priority Collateral securing the Notes and provided further that pending the final application of any such Net Available Cash, it must be deposited in a Notes Collateral Account and pledged as additional First-Priority Collateral;

  (B)
  second, within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash (or, in the case of Foreign Subsidiary Asset Dispositions, 545 days), to the extent of the balance of such Net Available Cash after such application in accordance with clause (A), to make an Offer (as defined below) to purchase First-Priority Obligations pursuant to and subject to the conditions set forth in clause (c) of this covenant; and

    (C)
    third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) (other than the second proviso thereto) and (B), for any general corporate purpose not restricted by the terms of the Indenture.

        (b) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition (other than an Asset Disposition of First-Priority Collateral) unless:

    (1)
    the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the Capital Stock and assets subject to such Asset Disposition;

    (2)
    at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of (A) cash or Temporary Cash Investments, (B) properties and assets to be owned by the Company or any Restricted Subsidiary and used in a Permitted Business or (C) Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of the Company; and

    (3)
    an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

    (A)
    first, (i) to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase any Credit Agreement Obligations or any Indebtedness Incurred by a Subsidiary of the Company that is not a Note Guarantor, or (ii) to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary or the application by the Company of the Net Available Cash received by a Restricted Subsidiary of the Company), in each case within 365 days (or, in the case of Foreign Subsidiary Asset Dispositions, 545 days) from the later of such Asset Disposition or the receipt of such Net Available Cash, provided that pending the final application of any such Net Available Cash, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture;

    (B)
    second, within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash (or, in the case of Foreign Subsidiary Asset Dispositions, 545 days), to the extent of the balance of such Net Available Cash after such application in accordance with clause (A), to make an Offer to purchase the Notes pursuant to and subject to the conditions set forth in clause (c) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Indebtedness) such Offer may be made ratably to purchase the Notes and such other Senior Indebtedness of the Company; and

    (C)
    third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) (other than the proviso thereof) and (B), for any general corporate purpose not restricted by the terms of the Indenture;

provided, however that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash from Asset Dispositions that are not Asset Dispositions of First-Priority Collateral in accordance with this covenant except to the extent that the aggregate Net Available Cash from all such Asset Dispositions since the Original Issue Date that is not applied in accordance with this covenant exceeds $10.0 million since the Original Issue Date.

        For the purposes of this covenant, the following are deemed to be cash:

  •
  the assumption of any liabilities of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such liabilities in connection with such Asset Disposition; provided that, with respect to any Asset Disposition of First-Priority Collateral, such liabilities constituted Trade Payables or First-Priority Obligations; and

  •
  securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

        For the purposes of this covenant, any sale by the Company or a Restricted Subsidiary of the Capital Stock of a Note Guarantor that owns assets constituting First-Priority Collateral or Second-Priority Collateral shall be deemed to be a sale of such First-Priority Collateral or Second-Priority Collateral (or, in the event of a Note Guarantor that owns assets that include both First-Priority Collateral and Second-Priority Collateral, a separate sale of such First-Priority Collateral and a separate sale of such Second-Priority Collateral). In the event of any such sale (or a sale of assets that includes both First-Priority Collateral and Second-Priority Collateral), the proceeds received by the Company and the Restricted Subsidiaries in respect of such sale shall be allocated to the First-Priority Collateral and the Second-Priority Collateral in accordance with their respective fair market values, which shall be determined by Board of Directors or an independent third party as provided by the terms of the Intercreditor Agreement.

        (c) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness) pursuant to clause (a)(4)(B) or (b)(3)(B) of this covenant, the Company will be required to purchase Notes (and other Senior Indebtedness) tendered pursuant to an offer by the Company for the Notes (and other Senior Indebtedness) (the "Offer") at a purchase price of 100% of the sum of their principal amount, plus accrued and unpaid interest (including additional interest, if any) to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), in accordance with the procedures (including proration in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes (and other Senior Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes (and other Senior Indebtedness), the Company may apply the remaining Net Available Cash for any general corporate purpose not restricted by the terms of the Indenture. The Company will not be required to make an Offer for Notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (a)(4)(A) or clause (b)(3)(A)) is less than $10.0 million for any particular Asset Disposition since the Original Issue Date (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of the Offer, the amount of Net Available Cash shall be reduced to zero.

        (d) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

        Limitation on Transactions with Affiliates.    (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

  (1)
  that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

  (2)
  that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

  (A)
  set forth in writing; and

  (B)
  except as provided in clause (a)(3) below, have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction (if any such members exist); and

  (3)
  that, in the event (i) such Affiliate Transaction involves an amount in excess of $10.0 million, or (ii) if there are no members of the Board of Directors having no personal stake in such Affiliate Transaction and such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

        (b) The provisions of the foregoing paragraph (a) will not prohibit:

  (1)
  any Restricted Payment permitted to be paid pursuant to the covenant described under "—Limitation on Restricted Payments;"

  (2)
  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, options to purchase Capital Stock of the Company and equity ownership, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans approved by the Board of Directors;

  (3)
  the grant of options (and the exercise thereof) to purchase Capital Stock of the Company or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors;

  (4)
  loans or advances to officers, directors or employees in the ordinary course of business, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time with respect to all loans or advances made since the Original Issue Date;

  (5)
  the payment of reasonable fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with the officers, directors or employees of the Company and its Restricted Subsidiaries;

  (6)
  any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

  (7)
  the provision by Persons who may be deemed Affiliates or stockholders of the Company (other than J.P. Morgan Partners, LLC and Persons directly or indirectly controlled by J.P. Morgan Partners, LLC) of investment banking, commercial banking, trust, lending or financing, investment, underwriting, placement agent, financial advisory or similar services to the Company or its Subsidiaries performed after the Original Issue Date;

  (8)
  sales of Capital Stock to Permitted Holders approved by a majority of the members of the Board of Directors who do not have a material direct or indirect financial interest in or with respect to the transaction being considered; or

  (9)
  the existence or performance by the Company or any Restricted Subsidiary under any agreement as in effect as of the Original Issue Date or replacement agreement therefor or any transaction contemplated thereby (including pursuant to any amendment thereto or replacement agreement therefor) so long as such amendment or replacement is not more disadvantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the Original Issue Date.

        Limitation on Liens.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired by the Company or its Restricted Subsidiaries, except Permitted Liens.

        In addition, if the Company or any Note Guarantor creates any additional security interest (other than Permitted Liens described in clauses (2)-(27) of the definition thereof) upon any property (other than First-Priority Collateral) to secure any Credit Agreement Obligations or Secondary Collateral Obligations, it must concurrently grant a second-priority Lien (subject to Permitted Liens) upon such property as security for the Notes, subject to certain exceptions and limitations, all as more fully described above in the first and second paragraphs under the heading "—Security—Second-Priority Collateral."

        SEC Reports.    Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (if permitted by SEC practice and applicable law and regulations) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC (or if not permitted, within 15 days after it would have otherwise been required to file them with the SEC), copies of the Company's annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following the existence of a Public Market, the Company will furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company to its shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

        Material After-Acquired Property.    Upon the acquisition by the Company or any Note Guarantor of any Material After-Acquired Property (or the formation or acquisition of any Note Guarantor that holds Material After-Acquired Property), the Company or such Note Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary or requested by the Trustee to vest in the Trustee a perfected first-priority security interest (subject to Permitted Liens) in such Material After-Acquired Property and to have such Material After-Acquired Property added to the First-Priority Collateral, and thereupon all provisions of the Indenture relating to First-Priority Collateral shall be deemed to relate to such Material After-Acquired Property to the same extent and with the same force and effect.

        Limitation on Lines of Business.    The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business, except that the Company and any of its Restricted Subsidiaries may engage in a new business so long as the Company and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in a Permitted Business.

Merger and consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the indenture;

  (2)
  immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

  (3)
  immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "—Certain covenants—Limitation on Indebtedness;" and

  (4)
  the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

        In addition, the Company will not permit any Note Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless either:

  (1)
  (A) the resulting, surviving or transferee Person will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee; (B) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and (C) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture; or

  (2)
  such transaction results in the Company receiving cash or other property (other than Capital Stock representing a controlling interest in the successor entity), and the transaction is made in compliance with the covenant described under "—Certain covenants—Limitation on Sales of Assets and Subsidiary Stock."

        Notwithstanding any of the foregoing:

  (A)
  any Restricted Subsidiary may consolidate with, merge into or transfer or lease all or part of its properties and assets to the Company or a Subsidiary that is a Note Guarantor, and

  (B)
  the Company may merge with an Affiliate incorporated solely for (i) the purpose of incorporating the Company or (ii) organizing the Company in another jurisdiction to realize tax or other benefits.

Defaults

        Each of the following is an Event of Default:

  (1)
  a default in any payment of interest (including additional interest, if any) on any Security when due and payable, continued for 30 days;

  (2)
  the failure by the Company or any Note Guarantor to comply with its obligations under the covenant described under "Merger and consolidation" above;

  (3)
  the failure by the Company or any Restricted Subsidiary to comply for 45 days after written notice (specifying the default and demanding that the same be remedied) with any of its obligations under the covenants described under "—Change of control" or "—Certain covenants" above (in each case, other than a failure to purchase the Notes);

  (4)
  the failure by the Company or any Restricted Subsidiary to comply for 60 days after written notice (specifying the default and demanding that the same be remedied) with its other agreements contained in the Notes, the indenture or the Security Documents;

  (5)
  the failure by the Company or any Restricted Subsidiary of the Company to pay the principal amount of any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the aggregate principal amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 30 days after receipt of the notice specified in the Indenture;

  (6)
  certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions");

  (7)
  the rendering of any judgment or decree for the payment of money in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing) or its foreign currency equivalent against the Company, or a Restricted Subsidiary of the Company if such judgment or decree becomes final and nonappealable and remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

  (8)
  (A) any Note Guarantee, or any Security Document executed by, or any security interest granted thereunder, by a Note Guarantor that is a Material Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the indenture, the Security Documents, the Intercreditor Agreement or the Note Guarantees), except (i) as a result of (x) the Credit Agent's or Trustee's failure to take any action reasonably requested by the Company in order to maintain a valid and perfected Lien on any Collateral or (y) any action taken by the Credit Agent or the Trustee to release any Lien on any Collateral or (ii) Liens on any item of Collateral with a fair market value not exceeding $500,000, (B) any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms such Note Guarantor's obligations under the Indenture, any Note Guarantee or any Security Document and, in each case, such Default continues for 10 days after receipt of the notice specified in the indenture or (C) the Intercreditor Agreement ceases to be in full force and effect (except as contemplated by the terms of the indenture, the Security Documents, the Intercreditor Agreement or the Note Guarantees) (the "Note Guarantee provision").

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a default under clauses (4), (5), (6) or (9) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Securities notify the Company of the default and the Company or the Note Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5), (6) or (9) hereof after receipt of such notice.

        If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by written notice to the Company and the Trustee specifying the Event of Default and that it is a "notice of acceleration" may declare the principal of and accrued but unpaid interest (including additional interest, if any) on all the Notes to be due and payable. Upon such a declaration, such principal and interest (including additional interest, if any) will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest (including additional interest, if any) on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  such Holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

  (3)
  such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and waivers

        Subject to certain exceptions, the indenture, the Securities, the Security Documents or the Intercreditor Agreement may be amended with the written consent of the Holders of a majority in principal amount of the Securities then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Securities then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

  (1)
  reduce the amount of Securities whose Holders must consent to an amendment;

  (2)
  reduce the rate of or extend the time for payment of interest (including additional interest, if any) on any Note;

  (3)
  reduce the Accreted Value or principal of or extend the Stated Maturity of any Note;

  (4)
  reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "—Optional redemption" above;

  (5)
  make any Note payable in money other than that stated in the Note;

  (6)
  impair the right of any Holder to receive payment of Accreted Value or principal of, and interest or any additional interest on, such Holder's Securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Securities;

  (7)
  make any change in the amendment provisions which require each Holder's consent or in the waiver provisions; or

  (8)
  modify the Note Guarantees in any manner adverse to the Holders.

        Notwithstanding the foregoing, without the consent of Holders representing 66 2/3% in principal amount of the Securities then outstanding, no amendment or waiver may:

  (1)
  release any Collateral from the Lien of the Indenture and the Security Documents (except as permitted by the terms of the Security Documents or the Intercreditor Agreement);

  (2)
  change the provisions applicable to the application of the proceeds from the sale of Collateral; or

  (3)
  change or alter the priority of the security interests in the Collateral.

        Without the consent of any Holder, the Company, the Note Guarantors and the Trustee may amend the Indenture, the Securities, the Security Documents or the Intercreditor Agreement to:

  •
  cure any ambiguity, omission, defect or inconsistency;

  •
  provide for the assumption by a successor corporation of the obligations of the Company under the Indenture;

  •
  provide for uncertificated Securities in addition to or in place of certificated Notes (provided that the uncertificated Securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Securities are described in Section 163(f)(2)(B) of the Code);

  •
  add additional Guarantees with respect to the Securities or to secure further the Securities;

  •
  add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company;

  •
  make any change that does not materially and adversely affect the rights of any Holder;

  •
  provide for the issuance of the New Notes or any Additional Securities;

  •
  comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA; or

  •
  if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or Security Documents.

        The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

        In addition, without the consent of any Holder, the Trustee may amend the terms of the Intercreditor Agreement in order to subject the security interests in the Collateral in respect of any Other First-Priority Obligations, Credit Agreement Obligations, Second-Priority Obligations and Secondary Collateral Obligations to the terms of the Intercreditor Agreement, in each case to the extent such Indebtedness was Incurred, and all Liens on the Collateral held for the benefit of such Indebtedness were granted, pursuant to the Indenture.

        In addition, without the consent of any Holder of Security, any amendment, waiver or consent agreed to by the Credit Agent or the holders of Credit Agreement Obligations under any provision of any of the security documents granting the first-priority lien on any Collateral to secure the Credit Agreement Obligations will, as such amendment, waiver or consent relates to the Second-Priority Collateral, automatically apply to the comparable provision of the comparable Security Document entered into in connection with the Securities. Similarly, without the consent of any holder of Second-Priority Obligations, any amendment, waiver or consent agreed to by the Trustee or the Holders of the Securities under any provision of the Security Documents granting the first-priority lien on the First-Priority Collateral will, as such amendment, waiver or consent relates to any second-priority lien securing the Second-Priority Obligations, automatically apply to the comparable provision of the comparable security document entered into connection with the Second-Priority Obligations. We will also be entitled to certain releases of the Collateral or the Note Guarantees as described above under the headings "—Note Guarantees" and "—Security." If the Company wishes under other circumstances to obtain an amendment or waiver or seek a consent under any Security Document or Note Guarantee, it will be entitled to do so if it mails written notice of its request to the Trustee and the Holders of the Securities and it does not receive written objection from Holders of at least 25% in principal amount of the Securities within 20 Business Days after that mailing. If the Company receives such objections, then it will not be entitled to effect that amendment or waiver, and such consent will not be effective, unless the Company obtains the consent of Holders of a majority in outstanding principal amount of the Securities.

Transfer and exchange

        Subject to compliance with the restrictions on transfer and exchange set forth in the indenture, a Holder will be able to transfer or exchange Securities. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the indenture. The Company will not be required to transfer or exchange any Securities selected for redemption or to transfer or exchange any Securities for a period of 15 days prior to a selection of Securities to be redeemed. The Securities will be issued in registered form and the Holder will be treated as the owner of such Securities for all purposes.

Defeasance

        The Company may at any time terminate all its obligations under the Securities and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Securities, to replace mutilated, destroyed, lost or stolen Securities and to maintain a registrar and paying agent in respect of the Securities. In addition, the Company may at any time terminate:

  (1)
  its obligations under the covenants described under "—Change of control" and "—Certain covenants"; and

  (2)
  the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Note Guarantee provision described under "—Defaults" above and the limitations contained in clause (3) under the first paragraph of "—Merger and consolidation" above ("covenant defeasance").

        In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Securities may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Securities may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect to Significant Subsidiaries only), (8) or (9) under "—Defaults" above or because of the failure of the Company to comply with clause (3) under the first paragraph of "—Merger and consolidation" above.

        In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest (including additional interest, if any) in respect of the Securities to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the trustee

        Wilmington Trust Company is the Trustee under the indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing law

        The Indenture and the Notes are governed by, and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain definitions

        "Additional Assets" means:

  (1)
  any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business or any improvement to any property or assets that are used by the Company or a Restricted Subsidiary in a Permitted Business;

  (2)
  Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that:

any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "—Certain covenants—Limitation on Transactions with Affiliates" and "—Certain covenants—Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Asset Disposition" means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

  (1)
  any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

  (2)
  all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

  (3)
  any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above:

  (A)
  a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

    (B)
    for purposes of the provisions described under "—Certain covenants—Limitation on Sales of Assets and Subsidiary Stock" only, the making of a Permitted Investment or a disposition subject to the covenant described under "—Certain covenants—Limitation on Restricted Payments";

    (C)
    sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof;

    (D)
    other than with respect to assets that constitute First-Priority Collateral, a disposition of obsolete or worn out property or equipment or property or equipment that is no longer used or useful in the conduct of business of the Company and its Restricted Subsidiaries;

    (E)
    any other disposition of assets with a fair market value, as conclusively determined by senior management of the Company in good faith, of less than $1.0 million;

    (F)
    sales or grants of licenses to use the Company's or any Restricted Subsidiary's patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology or require the licensor to pay any fees for such use;

    (G)
    the disposition of all or substantially all of the assets of the Company in compliance with the covenant described under the heading "—Merger and consolidation"; and

    (H)
    the disposition of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary.

        "Additional Securities" means any Note.

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Securities, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

        "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

  (1)
  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

  (2)
  the sum of all such payments.

        "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

        "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

        "Business Day" means each day which is not a Legal Holiday.

        "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Closing Date" means May 6, 2005 the date the Indenture was amended and restated.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" means the First-Priority Collateral and the Second-Priority Collateral.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Subsidiaries designed to protect the Company or any of its Subsidiaries against fluctuations in the price of commodities actually at the time used in the ordinary course of business of the Company or its Subsidiaries.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of:

  (1)
  the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are publicly available ending prior to the date of such determination to

  (2)
  Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

  (A)
  if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

  (B)
  if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

  (C)
  if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition in excess of $10.0 million, which constitutes all or substantially all of an operating unit of a business, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

    (D)
    if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with and into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

    (E)
    if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment or acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that (a) would be permitted pursuant to Article 11 of Regulation S-X under the Securities Act or (b) have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of any closing) of any facility, as applicable, provided that, such adjustments are set forth in an Officers' Certificate signed by the Company's chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers' Certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to the Indenture.

        If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement or Currency Agreement applicable to such Indebtedness if such Interest Rate Agreement or Currency Agreement has a remaining term as at the date of determination in excess of 12 months).

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries plus, to the extent Incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense:

  (1)
  interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to operating leases constituting part of a Sale/Leaseback Transaction;

  (2)
  amortization of debt discount and debt issuance costs;

  (3)
  capitalized interest;

  (4)
  non-cash interest expense;

  (5)
  commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing;

  (6)
  interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary;

  (7)
  net costs associated with Hedging Obligations (including amortization of fees), provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited in determining Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

  (8)
  dividends and distributions declared in respect of all Disqualified Stock of the Company and dividends and distributions declared and paid in respect of all Preferred Stock of any of the Subsidiaries of the Company that is not a Note Guarantor, to the extent held by Persons other than the Company or a Wholly Owned Subsidiary;

  (9)
  interest Incurred in connection with investments in discontinued operations; and

  (10)
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

  (1)
  any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

  (A)
  subject to the limitations contained in clauses (4), (5) and (6) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

  (B)
  the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

  (2)
  other than for purposes of clauses (D) and (E) of the definition of Consolidated Coverage Ratio, any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

  (3)
  any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions or loans or intercompany advances by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

  (A)
  subject to the limitations contained in clauses (4), (5) and (6) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed, loaned or advanced by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, distribution, loan or advance (subject, in the case of a dividend, distribution, loan or advance made to another Restricted Subsidiary, to the limitation contained in this clause) and

  (B)
  the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

  (4)
  any gain (loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

  (5)
  any extraordinary gain or loss; and

  (6)
  the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purpose of the covenant described under "—Certain covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(vi) thereof.

        "Consolidation" means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

        "Credit Agent" means General Electric Capital Corporation, in its capacity as collateral agent for the lenders party to the Credit Agreement or any successor thereto, or any Person otherwise designated the "Credit Agent" pursuant to the Intercreditor Agreement.

        "Credit Agreement" means the credit agreement dated as of the Original Issue as amended on the Closing Date, among the Company, Uniplast Industries Co., the financial institutions party thereto as lenders, Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent, General Electric Capital Corporation, as collateral agent, and JPMorgan Chase Bank, as syndication agent, together with related documents thereto including any guarantee agreements and security documents, as amended, modified, supplemented, restated, renewed, refunded, replaced, restructured, repaid or refinanced from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) whether with the original agents and lenders or otherwise and whether provided under the original credit agreement or other credit agreements or otherwise.

        "Credit Agreement Obligations" means (i) all Bank Indebtedness and all other Indebtedness outstanding under one or more of any other First-Lien Credit Facilities that constitutes Permitted Debt or is otherwise permitted under the covenant described in "Limitation on Indebtedness" and that is designated by the Company as "Credit Agreement Obligations" for purposes of the Indenture and is secured by a Permitted Lien described in clause (1)(B) of the definition thereof, (ii) all other obligations (not constituting Indebtedness) of the Company or any Note Guarantor under the Credit Agreement or any such other First-Lien Credit Facility and (iii) all other obligations of the Company or any Note Guarantor in respect of Hedging Obligations or obligations in respect of cash management services that are designated by the Company to be "Credit Agreement Obligations" for purposes of the Indenture. Notwithstanding anything to the contrary in the previous sentence, any Indebtedness and other obligations Incurred under the Credit Agreement or otherwise shall be deemed to constitute Credit Agreement Obligations if the holders of such Indebtedness or other obligations or their agent or representative shall have received a written representation from the Company in, or in connection with, the Credit Agreement or other agreement governing such Indebtedness or other obligations that such Indebtedness constitutes, Credit Agreement Obligations (whether or not such Indebtedness is at any time determined not to have been permitted to be Incurred under the Indenture).

        "Credit Facilities" means, one or more (A) debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments), or (C) instruments or agreements evidencing any other Indebtedness, in each case, as amended, supplemented, modified, extended, renewed, restated or refunded in whole or in part from time to time.

        "Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Discharge of Credit Agreement Obligations" means payment in full in cash of the principal of and interest and premium, if any, on all Indebtedness outstanding under the First-Lien Credit Facilities or, with respect to Hedging Obligations or letters of credit outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with such First-Lien Credit Facility, in each case after or concurrently with termination of all commitments to extend credit thereunder, and payment in full of any other Credit Agreement Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal, interest and premium, if any, are paid.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary, provided, that any such conversion or exchange shall be deemed an issuance of Indebtedness or an issuance of Disqualified Stock, as applicable); or

  (3)
  is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to 91 days after the Stated Maturity of the Senior Secured Discount Notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed Disqualified Stock; provided, further, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock provide that such Person may not repurchase or redeem such Capital Stock pursuant to such provisions unless such Person has first complied with the provisions described under "—Change of control" and the provisions of the covenant described under "—Certain covenants—Limitation on Sales of Assets and Subsidiary Stock", as applicable; and provided, further that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock.

        "Domestic Overdraft Facility" means an overdraft line of credit in a maximum principal amount of $10.0 million at any time outstanding.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

        "EBITDA" for any period means the Consolidated Net Income for such period, excluding the following to the extent included in calculating such Consolidated Net Income:

  (1)
  income tax expense of the Company and its Consolidated Restricted Subsidiaries;

  (2)
  Consolidated Interest Expense;

  (3)
  depreciation expense of the Company and its Consolidated Restricted Subsidiaries;

  (4)
  amortization expense of the Company and its Consolidated Restricted Subsidiaries (but excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

  (5)
  other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period);

  (6)
  income or loss from discontinued operations;

  (7)
  plant closing costs (as defined by GAAP); and

  (8)
  noncash stock-based compensation expense.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended, loaned or advanced to the Company by such Restricted Subsidiary without prior approval of Persons other than the Board of Directors or holders of the Company's Capital Stock (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

        "Equity Offering" means any public or private sale of the common stock of the Company, other than any public offering with respect to the Company's common stock registered on Form S-8 or other issuances upon exercise of options by employees of the Company or any of its Restricted Subsidiaries.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Contribution" means net cash proceeds received by the Company from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (a)(4)(C) under "—Certain covenants—Limitation on Restricted Payments."

        "Existing Management Stockholders" means each of Harold C. Bevis, R. David Corey, Brian E. Johnson, Len Azzaro and Stanley B. Bikulege.

        "First-Lien Credit Facilities" means (x) the Credit Facilities provided pursuant to the Credit Agreement and (y) any other Credit Facility that, in the case of both clauses (x) and (y), is secured by a Permitted Lien described in clause (1)(B) of the definition thereof and, except for the Credit Facilities provided pursuant to the existing senior bank facilities, is designated by the Company as a "First-Lien Credit Facility" for the purposes of the Indenture.

        "First-Priority Assets" means real property, fixtures and equipment (including any leasehold interest therein) and the Other First-Priority Assets.

        "First-Priority Collateral" means any and all of the following assets and properties now owned or at any time hereafter acquired by the Company or any Note Guarantor and with respect to which a Lien is granted as security for the First-Priority Obligations: (a) all First-Priority Assets, (b) the Notes Collateral Account, (c) all books and records relating to the foregoing and (d) all Proceeds of any and all of the foregoing.

        "First-Priority Obligations" means the Notes Obligations and the Other First-Priority Obligations.

        "Foreign Subsidiary" means any Restricted Subsidiary of the Company organized and conducting its principal operations outside the United States.

        "Foreign Subsidiary Asset Disposition" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale/Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of the Capital Stock of any Foreign Subsidiary or any of the property or assets of any Foreign Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board;

  (3)
  such other statements by such other entities as are approved by a significant segment of the accounting profession; and

  (4)
  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

  (2)
  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Commodity Agreement, Interest Rate Agreement or Currency Agreement.

        "Holder" means the Person in whose name a Note is registered on the Registrar's books.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1)
  the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

  (2)
  the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

  (4)
  all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables and other accrued liabilities arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

  (5)
  all Capitalized Lease Obligations and all Attributable Debt of such Person;

  (6)
  all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person that is not a Note Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (7)
  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

  (A)
  the fair market value of such asset at such date of determination and

  (B)
  the amount of such Indebtedness of such other Persons;

  (8)
  to the extent not otherwise included in this definition, the net obligations under Hedging Obligations of such Person;

  (9)
  to the extent not otherwise included, the amount then outstanding (i.e., advanced, and received by, and available for use by, such Person) under any receivables financing (as set forth in the books and records of such Person and confirmed by the agent, trustee or other representative of the institution or group providing such receivables financing); and

  (10)
  all obligations of the type referred to in clauses (1) through (9) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

Notwithstanding the foregoing, "Indebtedness" shall not include unsecured indebtedness of the Company and its Restricted Subsidiaries Incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by the Company and its Restricted Subsidiaries for a three-year period beginning on the date of Incurrence of any such Indebtedness.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

        "Intangible Assets" means goodwill, patents, trademarks and other intangibles as determined in accordance with GAAP.

        "Intercreditor Agreement" means that certain intercreditor agreement, dated as of the Original Issue Date, by and among the Company, the Credit Agent, the May 2003 Notes Agent and the Trustee, as amended (including any amendment and restatement thereof), supplemented or otherwise modified or replaced from time to time.

        "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property (excluding Capital Stock of the Company) to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain covenants—Limitation on Restricted Payments":

  (1)
  "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

    (A)
    the Company's "Investment" in such Subsidiary at the time of such redesignation less

    (B)
    the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation;

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by (i) the senior management of the Company if the amount thereof is less than $2.0 million and (ii) the Board of Directors if in excess thereof; and

  (3)
  the amount of any Investment shall be the original cost as of the date of determination of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value or writeups, write-downs or write-offs with respect to such Investments.

        "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Material After-Acquired Property" means (i) assets acquired by the Company or any Note Guarantor after the date the Securities are issued which constitute accretions, additions or technological upgrades to the assets that form part of the First-Priority Collateral immediately prior to such accretion, addition or upgrade, (ii) First-Priority Assets of the Company or any Note Guarantor acquired after the date the Securities are issued (or First-Priority Assets of any Note Guarantor that is formed or acquired after the date the Securities are issued) and (iii) any First-Priority Assets acquired by the Company or any Restricted Subsidiary pursuant to clause (a)(2), (a)(3) or (a)(4)(A) of the covenant described under "—Certain covenants—Limitation on Sales of Assets and Subsidiary Stock," other than, in the case of clauses (i) and (ii), assets that are not permitted to be subject to a first-priority security interest for the benefit of the First-Priority Obligations by the terms of any encumbrance or restriction described in clause (4) of the covenant described under "—Certain covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries and Negative Pledges."

        "Material Subsidiary" means, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company or (ii) as of the end of such fiscal year, was the owner of 10.0% of the consolidated assets of the Company, all as set forth on the most recently available consolidated financial statement of the Company and its consolidated Subsidiaries for such fiscal year prepared in conformity with GAAP.

        "2003 Notes" means the $250,000,000 aggregate principal amount of the Company's 11 1/8% senior secured notes due 2009 issued by the Company on May 30, 2003, together with any new notes issued in respect thereof.

        "2003 Notes Agent" means Wilmington Trust Company, in its capacity as trustee for the holders of the May 2003 Notes or any successor thereto, or any Person designated as the "May 2003 Notes Agent" pursuant to the Intercreditor Agreement.

        "2003 Notes Documents" means the indenture under which the May 2003 Notes were issued, together with related documents thereto, including any guarantee agreements and security documents, as may be amended, modified, supplemented, restated or replaced from time to time.

        "2003 Notes Obligations" means the Indebtedness evidenced by the May 2003 Notes, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

        "2003 Notes Security Agreement" means the Second Priority Security Agreement securing the May 2003 Notes, as in effect as of the Closing Date.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

  (1)
  all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

  (4)
  the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Disposition; and

  (5)
  appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

        "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Note Guarantee" means each Guarantee of the obligations with respect to the Senior Secured Discount Notes issued by a Person pursuant to the terms of the Indenture.

        "Note Guarantor" means any Person that has issued a Note Guarantee.

        "Notes Collateral Account" means an account maintained by the Company in the name of the Trustee with any financial institution reasonably designated by the Trustee into which Net Cash Proceeds in respect of the First-Priority Collateral is required to be deposited pursuant to the Indenture or the Security Documents.

        "Notes Obligations" means the Indebtedness evidenced by the Senior Secured Discount Notes, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Original Issue Date" means February 17, 2005.

        "Other First-Priority Assets" means intellectual property and all other types of property in which a security interest is granted pursuant to the May 2003 Notes Security Agreement, other than the Second-Priority Collateral.

        "Other First-Priority Obligations" means any Refinancing Indebtedness in respect of the Senior Secured Discount Notes that is designated by the Company as "Other First-Priority Obligations" for purposes of the Indenture, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Note Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof; provided, however, that if such Refinancing Indebtedness contains or otherwise has the benefit of provisions effectively requiring that proceeds from sales or transfers of property or assets by the Company or any Subsidiary of the Company be applied to repay, redeem or retire, or offer to repay, redeem or retire, such Refinancing Indebtedness, the terms thereof shall be no more favorable to the holders of such Refinancing Indebtedness than those set forth in the Indenture for the benefit of the Holders.

        "Permitted Business" means the design, manufacture and/or marketing of films and flexible packaging products for food, personal care, medical, retail, agricultural, industrial and other applications or any businesses that are reasonably related, ancillary or complementary thereto.

        "Permitted Debt" means any Indebtedness of the Company or any Note Guarantor permitted to be Incurred by the second paragraph under the heading "—Certain covenants—Limitations on Indebtedness."

        "Permitted Holders" means each of (i) J.P. Morgan Partners, LLC and its Affiliates, (ii) Southwest Industrial Films, LLC and its Affiliates, (iii) the Christena Karen H. Durham Trust, (iv) the Existing Management Stockholders and their Related Parties and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's Capital Stock.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

  (1)
  the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that after giving effect to such Investment the Company is still in compliance with the covenant under the heading "—Certain covenants—Limitation of Lines of Business";

  (2)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that after giving effect to such Investment the Company is still in compliance with the covenant under the heading "—Certain covenants—Limitation of Lines of Business";

  (3)
  Temporary Cash Investments;

  (4)
  receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel and similar advances or loans to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans or advances to officers, directors, consultants or employees made (a) in the ordinary course of business and not exceeding $3.0 million in any year or (b) to fund purchases of stock under the Company's 2000 Stock Incentive Plan, 2002 Stock Incentive Plan and any similar plans or employment arrangements;

  (7)
  Capital Stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

  (8)
  any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "—Certain covenants—Limitation on Sale of Assets and Subsidiary Stock";

  (9)
  any Investment by the Company or a Restricted Subsidiary in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

  (10)
  Hedging Obligations entered into in the ordinary course of business;

  (11)
  endorsements of negotiable instruments and documents in the ordinary course of business;

  (12)
  assets or securities of a Person acquired by the Company or a Restricted Subsidiary to the extent the consideration for such acquisition consists of Capital Stock (other than Disqualified Stock) of the Company;

  (13)
  Investments in existence on the Closing Date;

  (14)
  Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the Indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation;

  (15)
  Investments in Unrestricted Subsidiaries or joint ventures not to exceed $30.0 million since the Closing Date, plus (A) the aggregate net after-tax amount returned since the Closing Date to the Company or any Restricted Subsidiary in cash on or with respect to any Investments made since the Closing Date in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments (including such dividends, distributions or payments made concurrently with such Investment), (B) the net after-tax cash proceeds received since the Closing Date by the Company or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to the Company or a Subsidiary of the Company) and (C) upon redesignation since the Closing Date of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; and

  (16)
  additional Investments since the Closing Date in an aggregate amount not to exceed $15.0 million.

        "Permitted Liens" means:

  (1)
  Liens upon (A) any First-Priority Collateral securing any Indebtedness permitted to be Incurred under the covenant set forth above under the caption "—Certain covenants—Limitation on Indebtedness" and all other obligations of the Company or any Restricted Subsidiary in respect of such Indebtedness not constituting Indebtedness; provided that, (x) unless the Indebtedness secured by such Lien constitutes Other First-Priority Obligations, such Lien does not rank prior to or pari passu with the Liens on the First-Priority Collateral in favor of the Senior Secured Discount Notes and (y) the holder of such Lien (i) becomes party to the Intercreditor Agreement, or agrees to be bound by the terms of the Intercreditor Agreement, and (ii) agrees to have the obligations of the Company and the Note Guarantors that are secured by the property subject to such Lien treated as Second-Priority Obligations thereunder; and (B) any Second-Priority Collateral securing any Indebtedness permitted to be Incurred under the covenant set forth above under the caption "—Certain covenants—Limitation on Indebtedness" and all other obligations of the Company or any Restricted Subsidiary in respect of such Indebtedness not constituting Indebtedness;

  (2)
  Liens securing the Securities, the New Notes, the Additional Securities and the Note Guarantees thereof;

  (3)
  Liens in favor of the Company or any Restricted Subsidiary;

  (4)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Company or any Restricted Subsidiary;

  (5)
  Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary;

  (6)
  Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (6) of the second paragraph of the covenant set forth under the caption "—Certain covenants—Limitation on Indebtedness" covering only the property, equipment or other assets acquired with such Indebtedness or additions or improvements to such assets;

  (7)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (8)
  Liens incurred in the ordinary course of business including, without limitation, judgment and attachment liens of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed in the aggregate $25.0 million at any one time outstanding and that are not incurred in connection with the borrowing of money or the obtaining of advances of credit (other than trade credit in the ordinary course of business, not evidenced by a note and not past due);

  (9)
  Liens in favor of the Trustee, the trustee under the Senior Subordinated Notes Indentures, the warrant agent under the warrant agreement dated as of May 31, 2000 entered into by the Company and any other trustee or warrant agent acting in such capacity with respect to one or more future indentures or agreements so long as the related Indebtedness is permitted to be Incurred under the covenant set forth above under the caption "—Certain covenants—Limitation on Indebtedness";

  (10)
  Liens incurred in connection with Refinancing Indebtedness, but only if such Liens extend to no more assets than the Liens securing the Indebtedness being refinanced; provided that no Liens may be incurred pursuant to this clause (10) in respect of First-Priority Collateral, except to the extent the Liens on such First- Priority Collateral are incurred in connection with Refinancing Indebtedness that Refinanced Indebtedness that was secured by Permitted Liens described under clauses (4), (5) or (6) of the definition thereof;

  (11)
  Liens securing Hedging Obligations;

  (12)
  statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's, or other like Liens (including contractual landlords liens) arising in the ordinary course of business and with respect to amounts not yet delinquent by more than 60 days or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

  (13)
  Liens incurred and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

  (14)
  Liens to secure Indebtedness of any Foreign Subsidiary (other than Liens described by clause (1)(A) of this definition);

  (15)
  licenses, sublicenses, subleases, easements, zoning restrictions, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

  (16)
  Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (17)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and the property relating to such letters of credit and products and proceeds thereof;

  (18)
  any interest or title of a lessor in the property subject to any lease or arising from filing Uniform Commercial Code financing statements regarding leases;

  (19)
  judgment liens in respect of judgments that do not constitute an Event of Default;

  (20)
  Liens existing on the Original Issue Date;

  (21)
  Liens incurred or deposits made to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

  (22)
  ground leases in respect of real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located;

  (23)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

  (24)
  leases or subleases granted to other Persons and not interfering in any material respect with the business of the Company and its Restricted Subsidiaries, taken as a whole;

  (25)
  Liens in connection with a Qualified Securitization Transaction incurred in compliance with clause (b)(9) of the covenant under the caption "—Certain covenants—Limitation on Indebtedness";

  (26)
  Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights; and

  (27)
  Liens securing insurance premium financing arrangements which are otherwise excluded from the definition of Indebtedness.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to th1e payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

        "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

        "Proceeds" shall have the meaning assigned to such term in the UCC.

        "Public Market" means any time after:

  (1)
  an Equity Offering has been consummated and

  (2)
  at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Qualified Stock" means any Capital Stock that is not Disqualified Stock.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to Refinance any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture (including Indebtedness of the Company or a Restricted Subsidiary that Refinances Refinancing Indebtedness); provided, however, that:

  (1)
  the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

  (2)
  the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

  (3)
  such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) (whether in U.S. dollars or a foreign currency) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) (in U.S. dollars or such foreign currency, as applicable) then outstanding (plus, without duplication, accrued interest, premium and defeasance costs required to be paid under the terms of the Indebtedness being Refinanced and the fees, expenses, discounts, commissions and other issuance costs incurred in connection with the Refinancing Indebtedness) of the Indebtedness being Refinanced; and

  (4)
  if the Indebtedness being Refinanced is subordinated in right of payment to the Securities or a Note Guarantee of a Note Guarantor, such Refinancing Indebtedness is subordinated in right of payment to the Senior Secured Discount Notes or the Note Guarantee at least to the same extent as the Indebtedness being Refinanced;

        provided further, however, that Refinancing Indebtedness shall not include:

  (A)
  Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that Refinances Indebtedness of the Company or

  (B)
  Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

        "Registration Rights Agreement" means the Exchange and Registration Rights Agreement to be dated as of the Closing Date among the Company, the Note Guarantors and J.P. Morgan Securities Inc., Credit Suisse First Boston LLC and General Electric Capital Corporation, as Initial Purchasers.

        "Related Parties" means with respect to a Person (a) that is a natural person (1) any spouse, parent or lineal descendant (including adopted children) of such Person or (2) the estate of such Person during any period in which such estate holds Capital Stock of the Company for the benefit of any person referred to in clause (a)(1) and (b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

        "Restricted Investment" means any Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than (a) leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries or (b) any arrangement whereby the transfer involves fixed or capital assets and is consummated within 120 days after the date the Company or a Restricted Subsidiary acquires or finishes construction of such fixed or capital assets.

        "SEC" means the Securities and Exchange Commission.

        "Secondary Collateral Obligations" means the May 2003 Notes Obligations and any other Indebtedness of the Company and the Restricted Subsidiaries (other than the First-Priority Obligations and the Credit Agreement Obligations) that is secured by a Permitted Lien described in clause (1)(B) of the definition thereof and is designated by the Company as a "Secondary Collateral Obligation" for purposes of the Indenture.

        "Second-Priority Collateral" means any and all of the following assets and properties now owned or at any time hereafter acquired by the Company or any Note Guarantor and with respect to which a Lien is granted as security for the Credit Agreement Obligations or any Secondary Collateral Obligations: receivables, inventory (and Indebtedness arising from loans and advances made to enable the obligors to acquire inventory), payment intangibles (other than payment intangibles that represent tax refunds in respect of, or otherwise relate to, real property, fixtures, equipment or intellectual property), 100% of the capital stock of, or other equity interests in, existing and future Domestic Subsidiaries and Foreign Subsidiaries that are Note Guarantors, and 65% of the capital stock or other equity interests in, existing and future first-tier Foreign Subsidiaries (other than Foreign Subsidiaries that are Note Guarantors), credit card proceeds, investment property, other financial assets, instruments, deposit, securities and commodity accounts (and the cash and other assets contained therein), hedging, commodity and other derivative contracts (and cash and other deposits securing the same), all permits and licenses related to the foregoing (other than permits and licenses related to the ownership or operation of real property, fixtures, equipment or intellectual property), all books and records relating to the foregoing, all general intangibles, chattel paper, instruments and documents to the extent evidencing, governing, securing or otherwise related to the foregoing and all products and proceeds of the foregoing in whatever form received, including proceeds of insurance policies related to the foregoing (including proceeds of business interruption insurance to the extent related to the first 45 days of the covered period for any business interruption), but excluding the Notes Collateral Account (and any cash or other assets held therein in accordance with the Indenture or the Security Documents).

        "Second-Priority Obligations" means Indebtedness of the Company and the Restricted Subsidiaries (other than the Senior Secured Discount Notes and the Other First-Priority Obligations) including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Note Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof that is secured by a security interest in the First-Priority Collateral by a Permitted Lien described in clause (1)(A) of the definition thereof.

        "Securitization Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the

Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee, by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Senior Indebtedness" of the Company or any Note Guarantor, as the case may be, means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Note Guarantor, as applicable, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness, the Senior Secured Discount Notes (in the case of the Company), the Note Guarantees (in the case of the Note Guarantors), Other First-Priority Obligations and all other Indebtedness of the Company or any Note Guarantor, as applicable, whether outstanding on the Original Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the Senior Secured Discount Notes or such Note Guarantor's Note Guarantee.

        "2000/2002 Notes" of the Company means the $220,000,000 aggregate principal amount of the Company's 13% senior subordinated notes due 2010 issued by the Company on May 31, 2000 and the $100,000,000 aggregate principal amount of the Company's 13% senior subordinated notes due 2010 issued by the Company on April 10, 2002, in each case together with the new notes issued in respect thereof, in such case, to the extent outstanding.

        "2000/2002 Notes Indentures" means the indentures dated as of May 31, 2000, and April 10, 2002, among the Company, the subsidiary guarantors party thereto and The Bank of New York, as trustee, under which the Company's Senior Subordinated Notes were issued, each as amended, modified or supplemented from time to time.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Stockholders Agreement" means the Stockholders Agreement among the Company and the holders of the Company's Capital Stock party thereto, as in effect on the Closing Date as amended from time to time, so long as the Permitted Holders own a majority of the Capital Stock subject to such agreement.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Senior Secured Discount Notes pursuant to a written agreement. "Subordinated Obligation" of a Note Guarantor has a correlative meaning.

        "Subsidiary" of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

  (1)
  such Person;

  (2)
  such Person and one or more Subsidiaries of such Person; or

  (3)
  one or more Subsidiaries of such Person.

        "Tangible Assets" means Total Assets less Intangible Assets.

        "Temporary Cash Investments" means any of the following:

  (1)
  any investment in direct obligations of the United States of America or any agency or instrumentality thereof or obligations Guaranteed or insured by the United States of America or any agency or instrumentality thereof;

  (2)
  investments in checking accounts, savings accounts, time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

  (3)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

  (4)
  investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P");

  (5)
  investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc.; and

  (6)
  investments in money market funds that invest substantially all of their assets in securities of the types described in clauses (1) through (5) above.

        "TIA" means the Trust Indenture Act of 1939 (15 U.S.C.—77aaa-77bbbb) as in effect on the Closing Date.

        "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

        "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "UCC" means the Uniform Commercial Code as from time to time in effect in the State of New York.

        "Unrestricted Subsidiary" means:

  (1)
  Pliant Investment, Inc. and any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company), to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock in or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

  (A)
  the Subsidiary to be so designated at the time of designation has total Consolidated assets of $1,000 or less or

  (B)
  if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "—Certain covenants—Limitation on Restricted Payments."

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

  (x)
  the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain covenants—Limitation on Indebtedness" and

  (y)
  no Default shall have occurred and be continuing.

        Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying Capital Stock) is owned by the Company or another Wholly Owned Subsidiary.

Registration rights

        On May 6, 2005, we and the guarantors entered into an exchange and registration rights agreement with the initial purchasers of the Old Notes. In that agreement, we agreed for the benefit of the holders of the Old Notes that we would use our commercially reasonable efforts to (i) file with the SEC a registration statement relating to an offer to exchange the Old Notes for an issue of SEC-registered New Notes with terms identical to the Old Notes (except that the SEC-registered New Notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below) and (ii) cause such registration statement to become effective within 150 days after the issue date of the Old Notes.

        When the SEC declares this exchange offer registration statement effective, we will offer the New Notes in return for the Old Notes. This exchange offer will remain open for at least 20 business days after the date we mail notice of this exchange offer to noteholders. For each Old Note surrendered to us under this exchange offer, the noteholder will receive a New Note of equal principal amount. Interest on a New Note will accrue at the rate of 11 5/8% per annum from the Closing Date. Interest will be payable in the form of additional Notes issued semi-annually or June 15 and December 15, commencing June 15, 2005.

        If applicable interpretations of the staff of the SEC do not permit us to effect this exchange offer, we will use our commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the Old Notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all Old Notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the Old Notes. A noteholder that sells Old Notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers and will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations).

        If this exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 190 days after the closing date, the annual interest rate borne by the Old Notes will be increased by 1.0% per annum commencing on the 191st day after the closing date and until this exchange offer is completed or the shelf registration statement is declared effective.

        If we effect this exchange offer, we will be entitled to close this exchange offer 20 business days after its commencement, provided that we have accepted all Old Notes validly surrendered in accordance with the terms of this exchange offer. Old Notes not tendered in this exchange offer shall accrete and bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

        In addition, so long as J.P. Morgan Securities Inc. or any of its affiliates (each, a "market-maker") owns any equity securities of us, the guarantors or any of our respective affiliates, we will agree for the benefit of the market-maker that, on the date we file this exchange offer registration statement described above, we will use our commercially reasonable efforts to file with the SEC and cause to become effective a registration statement so that the market-maker may "make a market" in the Old Notes and the New Notes as part of its business in the ordinary course. The exchange and registration rights agreement provides that the market-maker will have certain rights and remedies that are independent of the rights and remedies of the holders of the Old Notes and shall have separate indemnification obligations with respect to us and the guarantors.

        This summary of the provisions of the exchange and registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the exchange and registration rights agreement, a copy of which has been filed as an exhibit to our public filings. We filed the registration statement of which this prospectus forms a part and are making this exchange offer to comply with our obligations under the exchange and registration rights agreement.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The global notes

        The New Notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons that will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, on behalf of the acquirers of New Notes represented thereby for credit to the respective accounts of the acquirers, or to such other accounts as they may direct, at DTC. See "The exchange offer—Book entry transfer."

        Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

        All interests in the global notes may be subject to the procedures and requirements of DTC.

Certain book-entry procedures for the global notes

        The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. We will take no responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

        DTC has advised us that it is

  •
  a limited purpose trust company organized under the laws of the State of New York,

  •
  a "banking organization" within the meaning of the New York Banking Law,

  •
  a member of the Federal Reserve System,

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

  •
  a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

        We expect that pursuant to procedures established by DTC ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

        The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the New Notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in New Notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note

  •
  will not be entitled to have New Notes represented by such global note registered in their names,

  •
  will not receive or be entitled to receive physical delivery of certificated New Notes, and

  •
  will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder.

        Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the indenture or such global note. We understand that under existing industry practice, in the event that we request any action of holders of Notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such New Notes.

        Payments with respect to the principal of, and premium, if any, and interest on, any New Notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the New Notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the New Notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

Certificated notes

        If,

  •
  we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

  •
  we, at our option, notify the trustee in writing that we elect to cause the issuance of Notes in definitive form under the indenture or

  •
  upon the occurrence of certain other events as provided in the indenture,

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

        Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes only where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which this exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from the issuance of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days from the date on which this exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer, including the expenses of one counsel for holders of the Senior Secured Notes, other than commissions or concessions of any broker-dealers and will indemnify the holders of the Senior Secured Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the New Notes and the note guarantees will be passed upon for us by Sonnenschein Nath & Rosenthal LLP. In rendering its opinion, Sonnenschein Nath & Rosenthal LLP has relied upon Stewart McKelvey Stirling Scales, our special Nova Scotia Counsel, for certain legal matters relating to the note guarantees.

EXPERTS

        The consolidated financial statements and financial statement schedule for each of the three years in the period ended December 31, 2004, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2005 (UNAUDITED) AND DECEMBER 31, 2004 (DOLLARS IN THOUSANDS)

	June 30, 2005	December 31, 2004
	(UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,261	$5,580
Receivables, net of allowances of $6,137 and $4,489, respectively	125,168	125,395
Inventories	86,008	94,300
Prepaid expenses and other	3,402	4,032
Income taxes receivable, net	584	361
Deferred income taxes	9,482	11,961

Total current assets	228,905	241,629
PLANT AND EQUIPMENT, net	291,946	297,145
GOODWILL	182,209	182,237
INTANGIBLE ASSETS, net	15,749	17,076
OTHER ASSETS	40,979	39,005

TOTAL ASSETS	$759,788	$777,092

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Trade accounts payable	$90,440	$96,282
Accrued liabilities:
Interest payable	14,183	12,985
Customer rebates	7,530	8,391
Other	39,281	43,462
Current portion of long-term debt	1,327	1,994

Total current liabilities	152,761	163,114
LONG-TERM DEBT, net of current portion	868,851	840,354
OTHER LIABILITIES	28,724	26,454
DEFERRED INCOME TAXES	29,270	31,433
SHARES SUBJECT TO MANDATORY REDEMPTION (Note 11)	248,867	229,910

Total Liabilities	1,328,473	1,291,265

MINORITY INTEREST	—	33

REDEEMABLE PREFERRED STOCK—Series B—720 shares authorized, no par value, 640 and 720 shares outstanding as of June 30, 2005 and December 31, 2004, respectively	104	117

REDEEMABLE COMMON STOCK—no par value; 60,000 shares authorized; 10,873 shares outstanding at June 30, 2005 and December 31, 2004, net of related stockholders' notes receivable of $1,827 at June 30, 2005 and December 31, 2004	6,645	6,645

STOCKHOLDERS' DEFICIT:
Common stock—no par value; 10,000,000 shares authorized, 542,638 shares outstanding at June 30, 2005 and December 31, 2004	103,376	103,376
Warrants to purchase common stock	39,133	39,133
Accumulated deficit	(702,533)	(650,974)
Stockholders' notes receivable	(660)	(660)
Accumulated other comprehensive loss	(14,750)	(11,843)

Total stockholders' deficit	(575,434)	(520,968)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$759,788	$777,092

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six Months Ended June 30, 2005 and 2004 (in Thousands) (Unaudited)

	Six Months Ended June 30,
	2005	2004
NET SALES	$522,134	$471,984
COST OF SALES	455,249	396,324

Gross profit	66,885	75,660
OPERATING EXPENSES:
Sales, General and Administrative	39,589	40,384
Research and Development	4,232	3,264
Restructuring and Other Costs	2,082	—

Total operating expenses	45,903	43,648

OPERATING INCOME	20,982	32,012
INTEREST EXPENSE—Current and Long-term debt (note 5, 9)	(55,628)	(59,163)
INTEREST EXPENSE—Redeemable Preferred Stock (note 11)	(18,957)	(17,033)
OTHER INCOME(EXPENSE)—Net	3,939	(51)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(49,664)	(44,235)
INCOME TAX EXPENSE	1,335	2,360

LOSS FROM CONTINUING OPERATIONS	(50,999)	(46,595)

LOSS FROM DISCONTINUED OPERATIONS	(560)	(5,533)

NET LOSS	$(51,559)	$(52,128)

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2005 and 2004 (In Thousands) (Unaudited)

	2005	2004
Cash Flows From Continuing Operating Activities:
Net loss	$(51,559)	$(52,128)
Adjustments to reconcile net loss to net cash (used in)/ provided by continuing operating activities:
Depreciation and amortization	19,961	21,229
Amortization of deferred financing costs and accretion of debt discount	18,879	19,599
Deferred dividends and accretion on preferred shares	18,957	17,033
Deferred income taxes	224	820
Loss from discontinued operations	560	5,533
Gain on disposal of assets	(4,161)	(11)
Changes in assets and liabilities:
Receivables	(696)	(15,758)
Inventories	8,082	3,426
Prepaid expenses and other	627	(89)
Income taxes payable/receivable	(209)	1,773
Other assets	1,107	1,149
Trade accounts payable	(5,901)	5,415
Accrued liabilities	(3,809)	(5,219)
Other liabilities	2,538	(3,152)
Other	(33)	(93)

Net cash (used in) / provided by continuing operating activities	4,567	(473)

Cash Flows From Continuing Investing Activities:
Proceeds from sale of assets	5,170	—
Capital expenditures for plant and equipment	(16,627)	(10,910)

Net cash used in continuing investing activities	(11,457)	(10,910)

Cash Flows From Continuing Financing Activities:
Repurchase of preferred stock	(10)	—
Issuance of senior secured notes	250,607	—
Repayment/Net proceeds from issuance of senior secured discount notes	(250,607)	225,299
Payment of financing fees	(7,507)	(9,327)
Repayments of term debt and revolver	—	(219,575)
Repayment of capital leases and other, net	(1,374)	(1,077)
Proceeds from revolving debt—net	14,800	16,000

Net cash provided by/(used in) continuing financing activities	5,909	11,320

Cash Used in Discontinued Operations	(195)	(1,618)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(143)	2,057

Net Increase (Decrease) in Cash and Cash Equivalents	(1,319)	376
Cash and Cash Equivalents, Beginning of the Period	5,580	3,308

Cash and Cash Equivalents, end of the Period	$4,261	$3,684

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$43,242	$43,170
Income taxes	1,624	2,090
Other non-cash disclosure:
Preferred Stock dividends accrued but not paid	$17,848	$16,112

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
For the Six Months Ended June 30, 2005 (In Thousands) (Unaudited)

	Common Stock					Accumulated Other Comprehensive Loss
			Warrants To Purchase Common Stock	Accumulated Deficit	Stockholders' Notes Receivable
	Shares	Amount					Total
Balance, December 31, 2004	543	$103,376	$39,133	$(650,974)	$(660)	$(11,843)	$(520,968)
Net loss				(51,559)			(51,559)
Foreign currency translation adjustment						(2,907)	(2,907)

Balance, June 30, 2005	543	$103,376	$39,133	$(702,533)	$(660)	$(14,750)	$(575,434)

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.    BASIS OF PRESENTATION

        The accompanying condensed consolidated financial statements have been prepared, without audit, in accordance with U.S. generally accepted accounting principles and pursuant to the rules and regulations of the Securities and Exchange Commission. The information reflects all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the financial position, results of operations and cash flows of Pliant Corporation and its subsidiaries ("Pliant," the "Company" or "we") as of the dates and for the periods presented. Results of operations for the periods ended June 30, 2005 are not necessarily indicative of results of operations to be expected for the full fiscal year.

        Certain information in footnote disclosures normally included in financial statements presented in accordance with U.S. generally accepted accounting principles has been condensed or omitted in accordance with the rules and regulations of the Securities and Exchange Commission. These statements should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2004. Certain reclassifications have been made to the condensed consolidated financial statements for the periods ended June 30, 2004 for comparative purposes.

2.    INVENTORIES

        Inventories are valued at the lower of cost (using the first-in, first-out method) or market value. Inventories as of June 30, 2005 and December 31, 2004 consisted of the following (in thousands):

	June 30, 2005	December 31, 2004
Finished goods	$48,012	$47,259
Raw materials	29,211	37,595
Work-in-process	8,785	9,446

Total	$86,008	$94,300

3.    RESTRUCTURING AND OTHER COSTS

        Restructuring and other costs include plant closing costs (including costs related to relocation of manufacturing equipment), office closing costs and other costs related to workforce reductions.

        The following table summarizes restructuring and other costs for the six months ended June 30 (in thousands):

	Six Months Ended June 30,
	2005	2004
Plant closing costs:
Severance	$359	$—
Relocation of production lines	—	—
Other plant closure costs	1,934	—

	2,293	—

Office closing and workforce reduction costs:
Severance	(84)	—
Leases	(127)	—

	(211)	—

	$2,082	$—

        The following table summarizes the roll-forward of the reserve from December 31, 2004 to June 30, 2005:

	December 31, 2004		Accruals for the six months ended June 30, 2005					June 30, 2005
	# Employees Terminated	Accrual Balance	Additional Employees	Severance	Other	Total	Payments/ Charges	# Employees Terminated	Accrual Balance
Plant Closing Costs:
Merced	54	$1,000	—	—	—	$—	$—	54	$1,000
Shelbyville	8	1,087	—	—	1,869	1,869	(799)	8	2,157
Leases	—	1,614	—	—	—	—	(316)	—	1,298
Rhode Island	49	14	—	139	65	204	(194)	49	24
Alliant	—	—	19	220	—	220	(220)	19	—

	111	$3,715	19	359	1,934	$2,293	$(1,529)	130	$4,479

Office Closing and Workforce Reduction Costs:
Leases	—	$610	—	—	—	$—	$(184)	—	$426
Severance	114	84	—	(84)	—	(84)	—	114	—
Singapore	—	127	—	—	(127)	(127)	—	—

	114	$821	—	(84)	(127)	$(211)	$(184)	114	426

Total Plant & Office closing	225	$4,536	19	275	1,807	$2,082	$(1,713)	244	$4,905

  Plant Closing Costs

        2005—During the first half of 2005, we accrued $1.9 million for the net costs to terminate the remaining equipment lease agreements associated with our Shelbyville, Indiana facility as a result of the sale of our Alliant reclosibles business, incurred $0.2 million of security, severance and other plant closure costs associated with our Harrisville, Rhode Island facility and incurred $0.2 million in severance costs associated with the sale of our Alliant business in the second quarter. The Shelbyville, Indiana and Alliant related restructuring costs are attributable to our Specialty Products Group and the Harrisville, Rhode Island costs are attributable to our Engineered Films segment.

        2004—During the third quarter of 2004, we closed our Harrisville, Rhode Island facility and moved its production to more modern and efficient facilities. This restructuring plan resulted in a workforce reduction of 49 positions. All restructuring plan costs are attributable to our Engineered Films segment and are anticipated to total $2.7 million, consisting primarily of fixed asset impairment of $1.4 million, equipment relocation costs of $0.4 million, severance and other personnel related costs of $                  0.3 million and other costs of $0.6 million.

        2003—During 2003, we accrued the present value of future lease payments on three buildings we no longer occupied. As of June 30, 2005 $1.3 million of these accruals are remaining.

  Office Closing and Workforce Reduction Costs

        2002—During 2002, we implemented four workforce reduction programs whereby 111 employees were terminated. Total severance costs including benefits, for these terminations were included as part of restructuring and other costs in our consolidated statement of operations for 2002. As of June 30, 2005, no further costs will be incurred in connection with the workforce reduction program. As such, the accrual remaining at December 31, 2004 of $0.1 million was credited to income as a reduction to restructuring and other costs in our consolidated statement of operations for the second quarter of 2005.

4.    DISCONTINUED OPERATIONS

        On September 30, 2004, we sold substantially all of the assets of our wholly-owned subsidiary, Pliant Solutions Corporation. Pliant Solutions, previously reported as a separate operating segment, manufactured decorative and surface coverings through the conversion of various films into consumer packaged goods. These products were sold through retailers to consumers for a wide range of applications, including shelf-lining, decorative accents, glass coverings, surface repair, resurfacing and arts and crafts projects.

        In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment of Long-Lived Assets," Pliant Solutions is being accounted for as a discontinued operation and, accordingly, its operating results are segmented and reported as discontinued operations in the accompanying condensed consolidated statement of operations. Net sales for the six month period ended June 30, 2004 was $14.9 million. No tax benefits were recorded on the losses from discontinued operations or the loss on sale of discontinued operations as realization of these tax benefits is not certain.

5.    INTEREST EXPENSE—Current and Long-term debt

        Interest expense—current and long-term debt in the statement of operations for the six month period ended June 30, 2005 and 2004 are as follows:

	Six Months Ended June 30,
	2005	2004
Interest expense accrued, net	$50,681	$46,816
Current and amortized financing fees	4,947	2,229
Write-off of previously capitalized financing fees and interest rate derivatives costs(a)	—	10,118

TOTAL	$55,628	$59,163

Cash interest payments(b)	$43,242	$43,170

(a)
This write-off resulted from the repayment of the old credit facilities in February 2004, from the net proceeds from the issuance of the senior secured discount notes and borrowings under our revolving credit facility.

(b)
The six month period ended June 30, 2005 include $4.9 million of consent fees paid in connection with our Amended 2004 Notes (see footnote 9 for details) which have been capitalized and will be amortized through June 2009. In addition, $2.6 million of associated underwriter, legal and accountants fees were paid in cash and expensed on a current basis.

6.    EQUITY

Stock Option Plans

        During the six months ended June 30, 2005, options to purchase 2,853 shares respectively of our common stock were cancelled in connection with employee terminations.

        We apply Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for stock-based compensation plans as they relate to employees and directors. We did not have compensation expense related to stock options for the six month periods ended June 30, 2005 and June 30, 2004. Had the compensation cost for all the outstanding options been determined in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," our net loss for the six month periods ended June 30, 2005 and 2004 would have been the following pro forma amounts (in thousands):

	Six Months Ended June 30,
	2005	2004
As reported	$(51,559)	$(52,128)
Pro forma stock compensation expense	(500)	(400)

Pro forma	$(52,059)	$(52,528)

        In December 2004, the FASB issued SFAS No. 123(R) (revised December 2004), "Share-Based Payment," which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation," and

supersedes APB Opinion No. 25. This statement requires that the fair value at the grant date resulting from all share-based payment transactions be recognized in the financial statements. Further, SFAS No. 123(R) requires entities to apply a fair-value based measurement method in accounting for these transactions. The minimum value method currently used by the Company is not allowed and the Company will be required to adopt the prospective method as proscribed by SFAS No. 123(R). This value is recorded over the service period, which typically is the vesting period. This statement is effective no later than the beginning of the first fiscal year beginning after June 15, 2005. We are currently evaluating the provisions of SFAS No. 123(R), and the impact on our consolidated financial position and results of operations.

Restricted Stock

        On September 24, 2004, we adopted a 2004 Restricted Stock Incentive Plan, pursuant to which we sold shares of a newly-created, non-voting Series B Redeemable Preferred Stock for a cash purchase price of $162 per share to our President and Chief Executive Officer and selected additional officers of the Company. The purchase price was considered to approximate fair value. These shares were issued in private transactions with officers of the Company and therefore were exempt from the registration requirements of the Securities Act of 1933. The Series B Preferred Stock will be automatically converted into common equity of the Company upon the consummation of a Qualified Public Offering, defined as a sale in an underwritten public offering registered under the Securities Act of 1933 of shares of capital stock of the Company resulting in aggregate proceeds (net of underwriters discounts and commissions) to the Company of not less than $100 million. During the first half of 2005, 76 shares of the total 720 shares issued to management in 2004 were repurchased for $162 per share.

7.    INCOME TAXES

        For the six months ended June 30, 2005, income tax expense was $1.3 million on pretax loss from continuing operations of $49.7 million compared to income tax expense of $2.4 million on pretax loss from continuing operations of $44.2 million for the six months ended June 30, 2004. Income tax benefits related to net operating losses in the United States are offset by a valuation allowance as the realization of these tax benefits is not certain. Therefore, the income tax expense in the statements of operations primarily reflects foreign income taxes.

8.    COMPREHENSIVE INCOME/(LOSS)

        Other comprehensive income (loss) for the six months ended June 30, 2005 and 2004 was ($54.5) million and ($51.4) million, respectively. The components of other comprehensive income (loss) are net income (loss), the change in cumulative unrealized losses on derivatives recorded in accordance with SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" and foreign currency translation.

9.    LONG-TERM DEBT

        Long-term debt as of June 30, 2005 and December 31, 2004 consists of the following (in thousands):

	June 30, 2005	December 31, 2004
Credit Facilities:
Revolving credit facility	$38,800	$24,000
Senior secured notes, interest at 11 5/8%	254,935	—
Senior secured discount notes at 11 1/8%, net of unamortized issue discount	6,663	247,641
Senior secured notes, interest at 11 1/8%	250,000	250,000
Senior subordinated notes, interest at 13.0% (net of unamortized issue discount, premium and discount related to warrants)	313,661	313,214
Obligations under capital leases	6,119	6,778
Insurance financing	—	715

Total	870,178	842,348
Less current portion	(1,327)	(1,994)

Long-term portion	$868,851	$840,354

Revolving Credit Facility

        The Company maintains a revolving credit facility which provides up to $100 million of borrowings (subject to the borrowing base and other limitations described below). The revolving credit facility includes a $15 million letter of credit sub-facility, with letters of credit reducing availability under the revolving credit facility.

        The revolving credit facility is secured by a first priority security interest in substantially all our inventory, receivables and deposit accounts, 100% of the capital stock of, or other equity interests in existing and future domestic subsidiaries and foreign subsidiaries that are note guarantors, 65% of the capital stock of, or other equity interests in existing and future first-tier foreign subsidiaries, investment property and certain other assets of the Company and the note guarantors (the "Second-Priority Collateral") and a second-priority security interest in our real property, fixtures, equipment, intellectual property and other assets ("First-Priority Collateral").

        The revolving credit facility matures on February 17, 2009. The interest rates are at LIBOR plus 2.5% to 3.0% or ABR plus 1.5% to 2.0%. The average rate on borrowings outstanding during the second quarter of 2005 was 7.42%. The commitment fee for the unused portion of the revolving credit facility is 0.50% per annum.

        The borrowings under the revolving credit facility may be limited to a reduced availability. Reduced Availability (RA) is defined as: if the borrowing base is less than $110,000,000 and the Fixed Charge Coverage Ratio (FCCR) is less than 1.1, the reduced availability is the borrowing base minus $10,000,000. Furthermore, if the FCCR is less than that prescribed in our credit agreement, RA is the lesser of the commitment or the borrowing base minus $15,000,000. As of June 30, 2005, we had approximately $50.2 million available for borrowing under our revolving credit agreement.

11 5/8% Senior Secured Notes due 2009 (the "Amended 2004 Notes")

        On April 8, 2005, Pliant Corporation commenced a consent solicitation relating to its 11 1/8% Senior Secured Discount Notes due 2009 (the "2004 Notes") seeking consents, among other things, to (i) eliminate the current requirement to pay cash interest on the notes beginning in 2007 and, in lieu thereof, pay non-cash interest in the form of additional notes through maturity; (ii) increase the interest rate of the notes for which consents are received; (iii) increase the redemption prices of the notes for which consents are received; and (iv) eliminate certain restrictive covenants as they apply to notes for which consents are not received. On May 6, 2005, Pliant consummated this solicitation as consents to the proposed amendments were delivered with respect to $298.2 million aggregate principal amount at maturity of the 2004 Notes, all of which were accepted by Pliant. As a result, $250.6 million principal amount of the Amended 2004 Notes were outstanding as of May 6, 2005. On June 15, 2005, we issued an additional $3.1 million principal amount of the Amended 2004 Notes as payment in kind interest pursuant to the amended and restated indenture (the "Additional Notes").

        In addition, $7.8 million aggregate principal amount at maturity of 2004 Notes with respect to which consents were not delivered remain outstanding. Pliant, certain of its subsidiaries and the trustee also executed an amended and restated indenture governing the Amended 2004 Notes and the 2004 Notes with respect to which consents were not delivered. Pliant, certain of its subsidiaries and J.P. Morgan Securities Inc., the solicitation agent for the consent solicitation, executed a registration rights agreement with respect to the Amended 2004 Notes.

        As a result of the amendments approved in the consent solicitation, the interest rate of the Amended 2004 Notes was increased from 11 1/8% per annum to 11 5/8% per annum. The Amended 2004 Notes no longer require payment of cash interest beginning in 2007. Instead, they require payment of non-cash interest in the form of additional notes through maturity. The amendments also increased the redemption prices of the amended notes. In addition, the amended and restated indenture eliminates substantially all the restrictive covenants contained in the indenture, as they relate to holders of the 2004 Notes with respect to which consents were not delivered. The transaction in which the terms of the 2004 Notes were amended to become the Amended 2004 Notes was not registered under the Securities Act of 1933, as amended, or any state securities laws and the Amended 2004 Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. Pursuant to a registration rights agreement, Pliant agreed to consummate an exchange offer for the Amended 2004 Notes in which the company will exchange up to $253.8 million aggregate principal amount of the original Amended 2004 Notes for essentially identical notes which will be registered under the Securities Act of 1933, as amended.

        On or after June 15, 2007, we may redeem some or all of the Amended 2004 Notes at the following redemption prices (expressed as percentages of the sum of the principal amount, plus accrued and unpaid interest); 111.625% if redeemed prior to June 15, 2007; 108.719% if redeemed prior to December 15, 2007; 105.813% if redeemed prior to June 15, 2008; 102.906 if redeemed prior to December 15, 2008; and 100.000% if redeemed on or before June 15, 2009.

        Prior to June 15, 2007, we may redeem up to a maximum of 35% of the principal amount of the Amended 2004 Notes with the net cash proceeds of certain equity offerings by us at a redemption price equal to 111.625% of the sum of the principal amount plus accrued and unpaid interest, provided that after giving effect to such redemption (i) at least 65% of the principal amount of the Amended 2004

Notes remain outstanding and (ii) any such redemption by us is made within 120 days after such equity offering.

        The Amended 2004 Notes are secured, on a first-priority basis by the First-Priority Collateral and on a second-priority basis by the Second-Priority Collateral.

11 1/8% Senior Secured Discount Notes due 2009 (the "2004 Notes")

        On February 17, 2004 we completed the sale of $306 million ($225.3 million of proceeds) principal at maturity of 11 1/8% Senior Secured Discount Notes due 2009. The proceeds of the offering were used to repay and terminate the credit facilities that existed at December 31, 2003. The 2004 Notes are guaranteed by the same domestic subsidiaries that guarantee the 2000/2002 Notes and the 2003 Notes and certain of our foreign subsidiaries that guarantees indebtedness of the Company. The 2004 Notes were issued under an indenture dated February 17, 2004, among us, the subsidiary guarantors party thereto and Wilmington Trust Company, as trustee.

        The 2004 Notes are senior secured obligations of the Company and are secured by first-priority security interests in the First-Priority Collateral, which consists of substantially all the real property, fixtures, equipment, intellectual property and all other assets, other than Second-Priority Collateral, of the Company and the subsidiary guarantors, together with the proceeds therefrom and improvements, alterations and repairs thereto, as well as any assets required to be added to the First-Priority Collateral pursuant to the terms of the indenture or related security documents. The 2004 Notes are secured by a second-priority interest in the Second-Priority Collateral, rank equally in right of payment with all existing and any future subordinated obligations of the Company and are effectively subordinated to all liabilities and preferred stock of each subsidiary guarantor. The 2004 Notes will mature on June 15, 2009. On May 6, 2005 we completed the consent solicitation relating to our 2004 Notes. Consents were delivered with respect to $298.2 million aggregate principal amount at maturity of the 2004 Notes. As a result, $7.8 million aggregate principal amount at maturity of 2004 Notes remain outstanding.

        Unless we elect to pay cash interest as described below, and except under certain limited circumstances, the 2004 Notes will accrete from the date of issuance at the rate of 11 1/8% until December 15, 2006, compounded semiannually on each June 15 and December 15, commencing June 15, 2004, to an aggregate principal amount of $1,000 per note ($7.8 million in the aggregate assuming no redemption or other repayments). Commencing on December 15, 2006, interest on the 2004 Notes will accrue at the rate of 11 1/8% per annum and will be payable in cash semiannually on June 15 and December 15, commencing on June 15, 2007.

        On any interest payment date prior to December 15, 2006, we may elect to commence paying cash interest (from and after such interest payment date) in which case (i) we will be obligated to pay cash interest on each subsequent interest payment date, (ii) the 2004 Notes will cease to accrete after such interest payment date and (iii) the outstanding principal amount at the stated maturity of each note will equal the accreted value of such 2004 Notes as of such interest payment date.

        On or after June 15, 2007, we may redeem some or all of the notes at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest: 105.563% if redeemed prior to June 15, 2008; 102.781% if redeemed prior to June 15, 2009; and 100% if redeemed on or after June 15, 2009. Prior to such date, we may not redeem the 2004 Notes except as described in the following paragraph.

        At any time prior to June 15, 2007, we may redeem up to 35% of the accreted value of the 2004 Notes with the net cash proceeds of certain equity offerings by us at a redemption price equal to 111.125% of the accreted value thereof plus accrued interest, so long as (i) at least 65% of the accreted value of the 2004 Notes remains outstanding after such redemption and (ii) any such redemption by us is made within 120 days after such equity offering.

10.    OPERATING SEGMENTS

        Operating segments are components of our business for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. This information is reported on the basis that it is used internally for evaluating segment performance.

        We have four operating segments: Engineered Films, Performance Films, Industrial Films and Specialty Products Group. Sales and transfers between our segments are eliminated in consolidation. We evaluate the performance of our operating segments based on net sales (excluding inter-company sales) and segment profit. Segment profit reflects income from continuing operations before interest expense, income taxes, depreciation, amortization, restructuring costs and other non-cash charges. Our reportable segments are separately managed as each segment has differing products, customer requirements, technology and marketing strategies.

        Segment profit for the six months ended June 30, 2005 and 2004 and segment assets as of June 30, 2005 and December 31, 2004 are presented in the following table (in thousands). Certain reclassifications have been made to the prior year amounts to be consistent with the 2005 presentation.

	Engineered Films	Performance Films	Industrial Films	Specialty Products Group	Corporate/ Other	Total
Six months ended June 30, 2005
Net sales to customers	$118,486	$50,164	$146,040	$203,114	$4,330	$522,134
Intersegment sales	2,905	883	7,191	2,989	(13,968)	—

Total net sales	121,391	51,047	153,231	206,103	(9,638)	522,134
Depreciation and amortization	3,517	1,706	3,485	9,078	2,175	19,961
Interest expense	331	23	148	2,655	71,428	74,585
Segment profit	15,181	6,394	11,879	27,308	(13,798)	46,964
Capital expenditures	1,487	2,309	2,210	8,663	1,958	16,627
Segment assets	123,780	69,034	99,975	371,539	95,460	759,788
Six months ended June 30, 2004
Net sales to customers	$110,562	$50,097	$118,652	$189,935	$2,738	$471,984
Intersegment sales	3,161	444	1,884	7,153	(12,642)	—

Total net sales	113,723	50,541	120,536	197,088	(9,904)	471,984
Depreciation and amortization	3,400	1,694	2,611	9,470	4,054	21,229
Interest expense	314	7	(37)	1,920	73,992	76,196
Segment profit	19,222	8,701	13,604	26,034	(14,371)	53,190
Capital expenditures	694	367	3,155	5,862	832	10,910
As of December 31, 2004
Segment assets	140,799	68,190	105,543	375,033	87,527	777,092

        A reconciliation of the totals reported for the operating segments to the totals reported in the consolidated financial statements as of and for the six month periods ended June 30 is as follows (in thousands):

	Six Months Ended June 30,
	2005	2004
Profit or Loss
Total segment profit	$46,964	$53,190
Depreciation and amortization	(19,961)	(21,229)
Restructuring and other costs	(2,082)	—
Interest expense	(74,585)	(76,196)

Loss from continuing operations before taxes	$(49,664)	$(44,235)

	June 30, 2005	December 31, 2004
Assets
Total assets for reportable segments	$664,328	$689,565
Other unallocated assets	95,460	87,527

Total consolidated assets	$759,788	$777,092

        Net sales and long-lived assets of our US and foreign operations are as follows:

	Six Months Ended June 30,
	2005	2004
Net Sales
United States	$422,555	$380,081
Foreign countries(a)	99,579	91,903

Total	$522,134	$471,984

	June 30, 2005	December 31, 2004
Long-lived assets
United States	$434,801	$434,645
Foreign countries	55,103	61,813

Total	$489,904	$496,458

Total assets
United States	$649,839	$655,885
Foreign countries	109,949	121,207

Total	$759,788	$777,092

(a)
Foreign countries include Australia, Canada, Germany and Mexico, none of which individually represents 10% of consolidated net sales or long-lived assets.

11.    SHARES SUBJECT TO MANDATORY REDEMPTION

        The Company adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," effective January 1, 2004. As a result, the redeemable preferred stock of the Company that contains an unconditional mandatory redemption feature was recorded as a liability on the date of adoption at fair market value. Fair market value was determined using the value of the securities on the date of issuance plus accretion of discount from the date of issuance through December 31, 2003 and the unpaid dividends at the end of each quarter from the date of issuance through December 31, 2003. In addition, the dividends and accretion on the preferred shares are included as a part of interest expense in the statement of operations. Effective October 1, 2005, the annual dividend rate will increase from 14% per annum to 16% per annum if we do not pay all accrued dividends in cash on September 30, 2005.

        In addition, as a result of adopting SFAS No. 150, the Company's redeemable common shares that have been put for redemption by the shareholder were recorded as a liability at fair value. The fair value was computed using the agreed upon price of the redemption times the number of shares put by the shareholder. As required by SFAS No. 150 prior periods were not restated.

        The shares subject to mandatory redemption are as follow (in thousands):

	As of June 30 2005	As of December 31 2004
Redeemable Preferred Shares 167,000 shares authorized, 140,973 shares outstanding as of June 30, 2005 and December 31, 2004, designated as Series A, no par value with a redemption value of $1,000 per share plus accumulated dividends.	$242,505	$223,548
18,200 Redeemable Common Shares that have been put for redemption by a shareholder, net of a shareholder note of $2,431	6,362	6,362

Total shares subject to mandatory redemption	$248,867	$229,910

        The cash settlement at the redemption date (assuming no cash dividends are paid through the redemption date) is $680.6 million for the redeemable preferred shares and $6.4 million (net of the note receivable of $2.4 million) for the redeemable common shares that have been put for redemption by the shareholder.

12.    DEFINED BENEFIT PLANS

        The company sponsors three noncontributory defined benefit pension plans (the "United States Plans") covering domestic employees with 1,000 or more hours of service. The company funds these in accordance with the funding requirements of the Employee Retirement Income Security Act of 1974. Contributions are intended to not only provide for benefits attributed to service to date but also for those expected to be earned in the future. We also sponsor a defined benefit plan in Germany (the "Germany Plan"). For information on the Germany Plan please refer to the Company's Form 10-K for the year ended December 31, 2004.

        In the second quarter of 2004, the Company redesigned its retirement programs which led to the curtailment and "freeze" of the pension plan for U.S. salaried employees effective June 30, 2004. As a result, a curtailment gain of $1.6 million was recognized as income during the six months ended June 30, 2004.

        The consolidated accrued net pension expense for the six months ended June 30, 2005 and 2004 includes the following components (in thousands):

	Six Months Ended June 30,
	2005	2004
United States Plans
Service cost-benefits earned during the period	$208	$2,378
Interest cost on projected benefit obligation	2,390	2,748
Expected return on assets	(2,572)	(2,210)
Curtailment (gain) loss	—	(1,563)
Other	56	368

Total accrued pension expense	$82	$1,721

13.    CONTINGENCIES

        Litigation    We are involved in various litigation matters from time to time in the ordinary course of our business, including matters described in previous filings. In our opinion, none of such litigation is material to our financial condition or results of operations.

14.    SALE OF ALLIANT ASSETS

        On April 13, 2005 the Company sold the intellectual property, working capital, and equipment assets used in the Alliant operations to an independent third party for a purchase price of $6.3 million, subject to certain adjustments, with $4.6 million paid in cash at closing and $1.1 million of additional payments received through June 30, 2005. The remaining purchase price of $0.63 million will be paid in equal installments twelve and twenty four months after closing. The Company recorded a gain of $4.1 million on the sale in the Printed Products Film division of our Specialty Products Group which is included in other income in the consolidated statement of operations for the six month periods ended June 30, 2005. Net sales and net income for this business were $0.7 million and $3.5 million, respectively, for the six months ended June 30, 2005. Net sales and net loss for the six months ended June 30, 2004 were $1.4 million and $0.5 million, respectively.

15.    CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

        The following condensed consolidating financial statements present, in separate columns, financial information for (i) Pliant Corporation (on a parent only basis) with its investment in its subsidiaries recorded under the equity method, (ii) guarantor subsidiaries (as specified in the Indentures 2000/2002 Notes, 2003 Notes, 2004 Notes and Amended 2004 Notes (collectively, the "Notes"), on a combined basis, with any investments in non-guarantor subsidiaries specified in the Indentures recorded under the equity method, (iii) direct and indirect non-guarantor subsidiaries on a combined basis, (iv) the eliminations necessary to arrive at the information for Pliant Corporation and its subsidiaries on a consolidated basis, and (v) Pliant Corporation on a consolidated basis, in each case as of June 30, 2005 and December 31, 2004 and for the six months ended June 30, 2005 and 2004. The Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary and each guarantor subsidiary is wholly owned, directly or indirectly, by Pliant Corporation. There are no contractual restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to Pliant Corporation, within the meaning of Rule 3-10(h)(1) of Regulation S-X. There are no contractual restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to Pliant Corporation. The condensed consolidating financial statements are presented herein, rather than separate financial statements for each of the guarantor subsidiaries, because management believes that separate financial statements relating to the guarantor subsidiaries are not material to investors

PLIANT CORPORATION AND SUBSIDIARIES
Condensed Consolidating Balance Sheet
As of June 30, 2005 (In Thousands) (Unaudited)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$785	$3,476	$—	$4,261
Receivables—net	97,775	7,446	19,947	—	125,168
Inventories	67,966	6,815	11,227	—	86,008
Prepaid expenses and other	1,558	334	1,510	—	3,402
Income taxes receivable	78	156	350	—	584
Deferred income taxes	10,402	—	(920)	—	9,482

Total current assets	177,779	15,536	35,590	—	228,905
PLANT AND EQUIPMENT, Net	242,983	15,625	33,338	—	291,946
GOODWILL	167,583	13,331	1,295	—	182,209
INTANGIBLE ASSETS, Net	4,605	11,099	45	—	15,749
INVESTMENT IN SUBSIDIARIES	(34,006)	—	—	34,006	—
OTHER ASSETS	37,875	—	3,104	—	40,979

TOTAL ASSETS	$596,819	$55,591	$73,372	$34,006	$759,788

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Trade accounts payable	$74,121	$5,152	$11,167	$—	$90,440
Accrued liabilities	52,677	4,265	4,052	—	60,994
Current portion of long-term debt	1,327	—	—	—	1,327
Due to (from) affiliates	(128,346)	73,093	55,253	—	—

Total current liabilities	(221)	82,510	70,472	—	152,761
LONG-TERM DEBT, Net of current portion	868,851	—	—	—	868,851
OTHER LIABILITIES	26,022	—	2,702	—	28,724
DEFERRED INCOME TAXES	21,985	4,114	3,171	—	29,270
SHARES SUBJECT TO MANDATORY REDEMPTION	248,867	—	—	—	248,867

Total liabilities	1,165,504	86,624	76,345	—	1,328,473

MINORITY INTEREST	—	—	—	—	—
REDEEMABLE STOCK:
Preferred stock	104	—	—	—	104
Common stock	6,645	—	—	—	6,645

Total redeemable stock	6,749	—	—	—	6,749

STOCKHOLDERS' (DEFICIT):
Common stock	103,376	14,020	29,302	(43,322)	103,376
Warrants to purchase common stock	39,133	—	—	—	39,133
Retained earnings (deficit)	(702,533)	(46,451)	(24,236)	70,687	(702,533)
Stockholders' notes receivable	(660)	—	—	—	(660)
Accumulated other comprehensive loss	(14,750)	1,398	(8,039)	6,641	(14,750)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(575,434)	(31,033)	(2,973)	34,006	(575,434)

Total liabilities and stockholders' (deficit)	$596,819	$55,591	$73,372	$34,006	$759,788

PLIANT CORPORATION AND SUBSIDIARIES
Condensed Consolidating Balance Sheet
As of December 31, 2004 (In Thousands) (Unaudited)

	Pliant Corporation (Parent Only)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated Pliant Corporation
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$704	$4,876	$—	$5,580
Receivables—net	95,439	7,861	22,095	—	125,395
Inventories	74,672	7,411	12,217	—	94,300
Prepaid expenses and other	2,764	370	898	—	4,032
Income taxes receivable	138	223	—	—	361
Deferred income taxes	12,741	—	(780)	—	11,961

Total current assets	185,754	16,569	39,306	—	241,629
PLANT AND EQUIPMENT, Net	240,599	17,127	39,419	—	297,145
GOODWILL	167,583	13,331	1,323	—	182,237
INTANGIBLE ASSETS, Net	5,328	11,692	56	—	17,076
INVESTMENT IN SUBSIDIARIES	(28,793)	—	—	28,793	—
OTHER ASSETS	35,588	—	3,417	—	39,005

TOTAL ASSETS	$606,059	$58,719	$83,521	$28,793	$777,092

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Trade accounts payable	$76,515	$5,848	$13,919	$—	$96,282
Accrued liabilities	56,639	3,554	4,645	—	64,838
Current portion of long-term debt	1,994	—	—	—	1,994
Due to (from) affiliates	(133,109)	75,190	57,919	—	—

Total current liabilities	2,039	84,592	76,483	—	163,114
LONG-TERM DEBT, Net of current portion	840,354	—	—	—	840,354
OTHER LIABILITIES	23,608	—	2,846	—	26,454
DEFERRED INCOME TAXES	24,354	3,938	3,141	—	31,433
SHARES SUBJECT TO MANDATORY REDEMPTION	229,910	—	—	—	229,910

Total liabilities	1,120,265	88,530	82,470	—	1,291,265

MINORITY INTEREST	—	—	33	—	33
REDEEMABLE STOCK:
Preferred stock	117	—	—	—	117
Common stock	6,645	—	—	—	6,645

Total redeemable stock	6,762	—	—	—	6,762

STOCKHOLDERS' (DEFICIT):
Common stock	103,376	14,020	29,302	(43,322)	103,376
Warrants to purchase common stock	39,133	—	—	—	39,133
Retained earnings (deficit)	(650,974)	(45,237)	(22,767)	68,004	(650,974)
Stockholders' notes receivable	(660)	—	—	—	(660)
Accumulated other comprehensive loss	(11,843)	1,406	(5,517)	4,111	(11,843)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(520,968)	(29,811)	1,018	28,793	(520,968)

Total liabilities and stockholders' (deficit)	$606,059	$58,719	$83,521	$28,793	$777,092

PLIANT CORPORATION AND SUBSIDIARIES
Condensed Consolidating Income Statement
For the Six Months Ended June 30, 2005 (In Thousands) (Unaudited)

	Pliant Corporation (Parent Only)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated Pliant Corporation
SALES, Net	$436,261	$33,898	$66,039	$(14,064)	$522,134
COST OF SALES	374,562	30,961	63,790	(14,064)	455,249

GROSS PROFIT	61,699	2,937	2,249	—	66,885
OPERATING EXPENSES	38,184	3,184	4,535	—	45,903

OPERATING INCOME	23,515	(247)	(2,286)	—	20,982
INTEREST EXPENSE	(71,598)	(331)	(2,656)	—	(74,585)
EQUITY IN EARNINGS OF SUBSIDIARIES	(2,624)	—	—	2,624	—
OTHER INCOME (EXPENSE), Net	(281)	8	4,212	—	3,939

NET INCOME (LOSS) BEFORE INCOME TAXES	(50,988)	(570)	(730)	2,624	(49,664)
INCOME TAX PROVISION	11	644	680	—	1,335

INCOME(LOSS) FROM CONTINUING OPERATIONS	(50,999)	(1,214)	(1,410)	2,624	(50,999)
LOSS FROM DISCONTINUED OPERATIONS	(560)	—	—	—	(560)

NET INCOME (LOSS)	$(51,559)	$(1,214)	$(1,410)	$2,624	$(51,559)

PLIANT CORPORATION AND SUBSIDIARIES
Condensed Consolidating Income Statement
For the Six Months Ended June 30, 2004 (In Thousands) (Unaudited)

	Pliant Corporation (Parent Only)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated Pliant Corporation
SALES, Net	$385,362	$40,683	$58,708	$(12,769)	$471,984
COST OF SALES	319,538	34,908	54,647	(12,769)	396,324

GROSS PROFIT	65,824	5,775	4,061	—	75,660
OPERATING EXPENSES	38,130	922	4,596	—	43,648

OPERATING INCOME	27,694	4,853	(535)	—	32,012
INTEREST EXPENSE	(73,967)	(314)	(1,915)	—	(76,196)
EQUITY IN EARNINGS OF SUBSIDIARIES	(3,980)	—	—	3,980	—
OTHER INCOME (EXPENSE), Net	(279)	(70)	298	—	(51)

NET INCOME (LOSS) BEFORE INCOME TAXES	(50,532)	4,469	(2,152)	3,980	(44,235)
INCOME TAX PROVISION	1,596	150	614	—	2,360

INCOME (LOSS) FROM CONTINUING OPERATIONS	(52,128)	4,319	(2,766)	3,980	(46,595)
LOSS FROM DISCONTINUED OPERATIONS	—	(5,533)	—	—	(5,533)

NET INCOME (LOSS)	$(52,128)	$(1,214)	$(2,766)	$3,980	$(52,128)

PLIANT CORPORATION AND SUBSIDIARIES
Condensed Consolidating Statement of Cash Flows
For the Six Months Ended June 30, 2005 (In Thousands) (Unaudited)

	Pliant Corporation (Parent Only)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated Pliant Corporation
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES	$11,310	$(108)	$(6,635)	$—	$4,567

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	38	605	4,527	—	5,170
Capital expenditures for plant and equipment	(14,633)	(414)	(1,580)	—	(16,627)

Net cash (used in) provided by investing activities	(14,595)	191	2,947	—	(11,457)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of senior secured notes	250,607	—	—	—	250,607
Repayment/ issuance of senior secured discount notes	(250,607)	—	—	—	(250,607)
Payment of financing fees	(7,507)	—	—	—	(7,507)
Repayment of capital leases and other, net	(1,374)	—	—	—	(1,374)
Proceeds from revolving debt, net	14,800	—	—	—	14,800
Proceeds from issuance (repurchase) of preferred stock	(10)	—	—	—	(10)

Net cash provided by financing activities	5,909	—	—	—	5,909

CASH TO DISCONTINUED OPERATIONS	(195)	—	—	—	(195)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(2,429)	(2)	2,288	—	(143)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	81	(1,400)	—	(1,319)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	—	704	4,876	—	5,580

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$—	$785	$3,476	$—	$4,261

PLIANT CORPORATION AND SUBSIDIARIES
Condensed Consolidating Statement of Cash Flows
For the Six Months Ended June 30, 2004 (In Thousands) (Unaudited)

	Pliant Corporation (Parent Only)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated Pliant Corporation
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(29,045)	$1,860	$26,712	$—	$(473)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for plant and equipment	(5,623)	(328)	(4,959)	—	(10,910)

Net cash used in investing activities	(5,623)	(328)	(4,959)	—	(10,910)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of senior secured discount notes	225,299	—	—	—	225,299
Payment of financing fees	(9,327)	—	—	—	(9,327)
Repayment of term debt and revolver	(195,412)	—	(24,163)	—	(219,575)
Repayment of capital leases and other, net	(1,077)	—	—	—	(1,077)
Proceeds from revolving debt, net	16,000	—	—	—	16,000

Net cash (used in) provided by financing activities	35,483	—	(24,163)	—	11,320

CASH TO DISCONTINUED OPERATIONS	—	(1,618)	—	—	(1,618)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(815)	(578)	3,450	—	2,057

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	(664)	1,040	—	376
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	—	1,192	2,116	—	3,308

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$—	$528	$3,156	$—	$3,684

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
    Pliant Corporation

        We have audited the accompanying consolidated balance sheets of Pliant Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows and changes in stockholders' equity (deficit) for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in the Index at page F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pliant Corporation at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 1 to the financial statements, effective January 1, 2004, the Company changed its method of accounting for certain financial instruments to conform with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

/s/ Ernst & Young LLP
Chicago, Illinois
March 23, 2005

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2004 and 2003 (Dollars in Thousands, Except per Share Data)

	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,580	$3,308
Receivables:
Trade accounts, net of allowances of $4,489 and $4,736, respectively	117,087	95,606
Other	8,308	12,136
Inventories	94,300	84,125
Prepaid expenses and other	4,032	3,809
Income taxes receivable	361	1,436
Deferred income taxes	11,961	9,417
Discontinued current assets	—	15,294

Total current assets	241,629	225,131
PLANT AND EQUIPMENT, net	297,145	315,420
GOODWILL	182,237	182,162
OTHER INTANGIBLE ASSETS, net	17,076	19,252
OTHER ASSETS	39,005	40,172
DISCONTINUED NONCURRENT ASSETS	—	4,649

Total assets	$777,092	$786,786

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Trade accounts payable	$96,282	$89,800
Accrued liabilities:
Interest payable	12,985	19,775
Customer rebates	8,391	7,924
Other	43,462	35,947
Current portion of long-term debt	1,994	1,033

Total current liabilities	163,114	154,479
LONG-TERM DEBT, net of current portion	840,354	782,624
OTHER LIABILITIES	26,454	27,493
DEFERRED INCOME TAXES	31,433	27,792
SHARES SUBJECT TO MANDATORY REDEMPTION	229,910	—

Total liabilities	1,291,265	992,388

MINORITY INTEREST	33	291
REDEEMABLE PREFERRED STOCK:
Series A—167,000 shares authorized, no par value, redemption and liquidation value of $1,000 per share; 140,973 shares outstanding at December 31, 2003	—	188,223
Series B—720 shares authorized, no par value, 720 shares outstanding at December 31, 2004	117	—

REDEEMABLE COMMON STOCK—no par value; 60,000 shares authorized; 10,873 and 29,073 shares outstanding as of December 31, 2004 and December 31, 2003, respectively, net of related stockholders' notes receivable of $1,827 at December 31, 2004 and $4,258 at December 31, 2003	6,645	13,008

STOCKHOLDERS' DEFICIT:
Common stock—no par value; 10,000,000 shares authorized, 542,638 shares outstanding as of December 31, 2004 and December 31, 2003	103,376	103,376
Warrants to purchase common stock	39,133	39,133
Accumulated deficit	(650,974)	(537,052)
Stockholders' notes receivable	(660)	(660)
Accumulated other comprehensive loss	(11,843)	(11,921)

Total stockholders' deficit	(520,968)	(407,124)

Total liabilities and stockholders' deficit	$777,092	$786,786

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2004, 2003 and 2002 (Dollars in Thousands)

	2004	2003	2002
NET SALES	$968,680	$894,479	$850,908
COST OF SALES	826,819	758,145	693,676

Gross profit	141,861	136,334	157,232

OPERATING EXPENSES:
Selling, general and administrative	81,058	77,976	79,422
Research and development	6,489	7,289	8,124
Impairment of goodwill and intangible assets	—	18,255	8,600
Impairment of fixed assets	359	4,844	—
Restructuring and other costs	2,108	12,607	30,066
Provision for litigation	—	7,200	—

Total operating expenses	90,014	128,171	126,212

OPERATING INCOME	51,847	8,163	31,020
INTEREST EXPENSE—Current and Long Term debt	(110,353)	(96,404)	(75,264)
INTEREST EXPENSE—Dividends and accretion on Redeemable Preferred Stock	(35,325)	—	—
OTHER INCOME (EXPENSE), net	(737)	472	2,278

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(94,568)	(87,769)	(41,966)

INCOME TAX EXPENSE (BENEFIT):
Current	1,794	3,682	3,980
Deferred	(205)	1,508	(5,442)

Total income tax expense (benefit)	1,589	5,190	(1,462)

LOSS FROM CONTINUING OPERATIONS	(96,157)	(92,959)	(40,504)

DISCONTINUED OPERATIONS
Loss from discontinued operations	(7,395)	(21,343)	(2,926)
Loss on sale of discontinued operations	(10,370)	—	—

LOSS FROM DISCONTINUED OPERATIONS	(17,765)	(21,343)	(2,926)

NET LOSS	$(113,922)	$(114,302)	$(43,430)

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

For the Years Ended December 31, 2004, 2003 and 2002
(In Thousands)

		Class A Common Stock		Class B Common Stock				Warrants to Purchase Common Stock
						Common Stock					Accumulated Other Comprehensive Income/(Loss)
									Accumulated Deficit	Stockholders' Notes Receivable
	Total	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2001	$(194,543)					543	$103,362	$38,715	$(326,356)	$(616)	$(9,648)
Comprehensive loss:
Net loss	(43,430)								(43,430)
Minimum pension liability, net of taxes	(937)										(937)
Fair value change in interest rate derivatives classified as cash flow hedges, net of taxes	(2,453)										(2,453)
Foreign currency translation adjustment	(4,806)										(4,806)

Comprehensive loss	(51,626)

Issuance of common stock to management for warrants	—						39	(39)
Preferred stock dividend and accretion	(24,634)								(24,634)
Purchase of stock by directors	63						63
Repurchase of stock from management	(88)						(88)
Amortization of discount on stockholder's note receivable	(44)									(44)

Balance, December 31, 2002	$(270,872)	—	$—	—	$—	543	$103,376	$38,676	$(394,420)	$(660)	$(17,844)

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

For the Years Ended December 31, 2004, 2003 and 2002 (In Thousands)

		Class A		Class B
								Warrants to Purchase Common Stock
		Common Stock		Common Stock		Common Stock					Accumulated Other Comprehensive Income/(Loss)
									Accumulated Deficit	Stockholders' Notes Receivable
	Total	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2002	$(270,872)	—	—	—	—	543	$103,376	$38,676	$(394,420)	$(660)	$(17,844)
Comprehensive loss:
Net loss	(114,302)								(114,302)
Minimum pension liability adjustment, net of taxes	(527)										(527)
Fair value change in interest rate derivatives classified as cash flow hedges, net of taxes	3,177										3,177
Foreign currency translation adjustment	3,273										3,273

Comprehensive loss	(108,379)

Issuance of warrants	457							457
Preferred stock dividend and accretion	(28,330)								(28,330)

Balance, December 31, 2003	$(407,124)	—	—	—	—	543	$103,376	$39,133	$(537,052)	$(660)	$(11,921)

Comprehensive loss:
Net loss	(113,922)								(113,922)
Minimum pension liability adjustment, net of taxes	(3,888)										(3,888)
Fair value change in interest rate derivatives classified as cash flow hedges, net of taxes	2,220										2,220
Foreign currency translation adjustment	1,746										1,746

Comprehensive loss	(113,844)

Balance, December 31, 2004	$(520,968)	—	—	—	—	543	$103,376	$39,133	$(650,974)	$(660)	$(11,843)

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2004, 2003 and 2002 (Dollars in Thousands)

	2004	2003	2002
Cash flows from operating activities:
Net loss	$(113,922)	$(114,302)	$(43,430)
Adjustments to reconcile net loss to net cash provided by (used in) continuing operating activities:
Depreciation and amortization	41,051	46,896	45,718
Impairment of fixed assets	359	4,844	—
Amortization and write-off of deferred financing costs and accretion of debt discount	35,072	9,862	3,707
Deferred dividends and accretion on preferred shares	35,325	—	—
Deferred income taxes	(205)	1,508	(5,442)
Provision for losses on accounts receivable	1,600	1,667	2,635
Loss from discontinued operations	13,770	21,343	2,926
Write down of impaired assets of discontinued operations	3,995	—	—
Non-cash plant closing costs	1,443	3,260	9,727
Write down of impaired goodwill and intangibles	—	18,255	8,600
(Gain) or loss on disposal of assets	546	1,452	381
Curtailment gain	1,562	—	—
Minority Interest	(258)	99	(79)
Changes in operating assets and liabilities—net of effects of acquisitions:
Trade accounts receivable	(22,110)	1,307	17,786
Other receivables	3,957	2,656	(1,565)
Inventories	(9,059)	4,297	1,096
Prepaid expenses and other	(202)	191	(556)
Intangible assets and other assets	2,443	(1,089)	(4,687)
Trade accounts payable	6,408	(23,316)	2,252
Accrued liabilities	1,137	4,715	7,961
Income taxes payable/receivable	1,258	932	145
Other liabilities	(5,614)	1,203	5,244

Net cash provided by (used in) continuing operating activities	(1,444)	(14,220)	52,419

Cash flows from continuing investing activities:
Capital expenditures for plant and equipment	(24,090)	(17,039)	(49,151)
Acquisitions, net of cash acquired	—	—	(23,164)
Proceeds from sale of assets	6,450	—	17,122

Net cash used in continuing investing activities	(17,640)	(17,039)	(55,193)

Cash flows from continuing financing activities:
Payment of capitalized loan fees	(9,864)	(10,801)	(7,439)
Net proceeds (net of repurchases) from issuance of common stock, preferred stock and warrants	117	9,532	(3,227)
Proceeds from issuance of senior discount notes and subordinated debt	225,299	250,000	103,752
Borrowings (Repayments) under revolver	24,000	49,776	—
Repayments of term debt and revolver due to refinancing	(214,085)	(252,500)	(80,694)

Net cash provided by continuing financing activities	25,467	46,007	12,392

Cash used in discontinued operations	(4,844)	(14,761)	(8,866)

Effect of exchange rate changes on cash and cash equivalents	$733	$1,686	$(3,935)

Net increase (decrease) in cash and cash equivalents	2,272	1,673	(3,183)
Cash and cash equivalents, beginning of the year	3,308	1,635	4,818

Cash and cash equivalents, end of the year	$5,580	$3,308	$1,635

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$80,411	$76,341	$69,207

Income taxes	$1,647	$2,629	$4,884

Supplemental schedule of non-cash investing and financing activities:

In 2002 we repurchased $6.5 million of redeemable common stock in exchange for the cancellation of $6.5 million of notes receivable.

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies

        Nature of operations    Pliant Corporation and its subsidiaries (collectively "Pliant") produce polymer-based (plastic), value-added films for flexible packaging, personal care, medical, agricultural and industrial applications. Our manufacturing facilities are located in North America, Latin America, Germany and Australia.

        Principles of Consolidation    The consolidated financial statements include the accounts of Pliant Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

        Use of Estimates    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Revenue Recognition    Sales revenue is recognized when title transfers, the risks and rewards of ownership have been transferred to the customer, the price is fixed and determinable and collection of the related receivable is probable, which is generally at the time of shipment. Revenue is reduced by rebates made to customers based on an estimate of the amount of the rebate at the time the sale is recorded.

        Accounts Receivable    Accounts receivable consist primarily of amounts due to us from our normal business activities. Accounts receivable amounts are determined to be past due when the amount is overdue based on contractual terms. We maintain an allowance for doubtful accounts to reflect the expected uncollectibility of accounts receivable based on past collection history and specific risks identified among uncollected amounts. Accounts receivable are charged off against the allowance for doubtful accounts when we have determined that the receivable will not be collected. Collateral is generally not required for accounts receivable. One customer represented approximately 6% and 5% of consolidated receivables at December 31, 2004 and 2003, respectively.

        Inventories    Inventories consist principally of finished film and packaging products and the raw materials necessary to produce them. Inventories are carried at the lower of cost (on a first-in, first-out basis) or market value. Resin costs comprise the majority of our total manufacturing costs. Resin shortages or significant increases in the price of resin could have a significant adverse effect on our business.

        Plant and Equipment    Plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated economic useful lives of the assets as follows:

Land improvements	20 years
Buildings and improvements	20 years
Computer Equipment and Software	3-7 years
Machinery and equipment	7-15 years
Furniture, fixtures and vehicles	3-7 years
Leasehold improvements	Lower of useful life (10-20 years or term of lease agreement)

        Maintenance and repairs are charged to expense as incurred and costs of improvements and betterments are capitalized. Upon disposal, related costs and accumulated depreciation are removed from the accounts and resulting gains or losses are reflected in operations.

        Costs incurred in connection with the construction or major rebuild of equipment are capitalized as construction in progress. No depreciation is recognized on these assets until placed in service.

        Goodwill and Other Intangible Assets    Goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to an annual impairment test based on the fair value of the assets. Amortization of other intangible assets is computed using the straight-line method over the estimated economic useful lives of 5-15 years. (See Note 5)

        Impairment of Long-Lived Assets    When events or conditions indicate a potential impairment, we evaluate the carrying value of long-lived assets, including amortizable intangible assets, based upon current and expected undiscounted cash flows, and recognize an impairment when the estimated undiscounted cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between the asset's carrying value and fair value.

        Other Assets    Other assets consist primarily of deferred debt issuance costs, deposits, and spare parts. Deferred debt issuance costs are amortized using a straight line method which approximates the effective yield method.

        Cash and Cash Equivalents    For the purpose of the consolidated statements of cash flows, we consider short-term highly liquid investments with maturity when purchased of three months or less to be cash equivalents. Cash generated outside of the United States is generally subject to taxation if repatriated.

        Income Taxes    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. The Company, like other multi-national companies, is regularly audited by federal, state and foreign tax authorities, and tax assessments may arise several years after tax returns have been filed. Accordingly, tax reserves have been recorded when, in management's judgment, it is not probable that the Company's tax position will ultimately be sustained. While predicting the outcome of the audits involves uncertainty and requires estimates and informed judgments, we believe that the recorded tax liabilities are adequate and appropriate. The judgments and estimates made at a point in time may change based on the outcome of tax audits, as well as changes to or further interpretation of regulations. Income tax expense is adjusted in the period in which these events occur or when the statute of limitations for a specific exposure item has expired.

        Derivative Financial Instruments    Our borrowings under the credit facilities are at variable rates of interest and expose us to interest rate risk. The Company periodically utilizes interest rate derivative contracts to reduce the effect of interest rate increases. (See Note 7).

        Foreign Currency Translation    The accounts of our foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and an average exchange rate for each month for revenues, expenses, gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of stockholders'

equity (deficit). Where the U.S. dollar is the functional currency, translation adjustments are recorded in other income within current operations.

        Shipping and Handling Costs.    Shipping and handling costs are included in cost of sales.

        Accounting For Stock-Based Compensation Plans    We apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for stock-based compensation plans as they relate to employees and directors. Had compensation cost for all the outstanding options been determined in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," our net loss for the years ended December 31, 2004, 2003 and 2002 would have been the following pro forma amounts (in thousands):

	2004	2003	2002
As reported	$(113,922)	$(114,302)	$(43,430)
Pro forma stock compensation expense	(800)	(773)	(707)

Pro forma	$(114,722)	$(115,075)	$(44,137)

        The fair market value of each option is estimated on the date of grant using the minimum value option-pricing model based on the following assumptions for 2004, 2003 and 2002 grants, respectively: risk free rate of return of 4.0% in 2004 and 2003 and 6.0% in 2002; expected life of 7 years to 10 years; dividend yield of 0%; and volatility of 0%, The weighted average fair value of the options as determined by the minimum value option-pricing model was $146 per share for 2004, $103 per share for 2003 and $202 per share for 2002.

        Employees    As of December 31, 2004, we had approximately 3,025 employees, of which approximately 850 employees were subject to a total of 8 collective bargaining agreements that expire on various dates between, February 28, 2005 and March 7, 2007. The collective bargaining agreement covering our Langley union employees expired on February 28, 2005. We are currently operating under an informal extension of the terms of that agreement and are in negotiations with the union for a new collective bargaining agreement. As of December 31, 2004 we had approximately 135 employees under collective bargaining agreements, including Langley, which expire in 2005.

        Reclassifications    Certain reclassifications have been made to the consolidated financial statements for comparative purposes.

        Accounting Change    The Company adopted Statement of Financial Accounting Standard No. 150 ("SFAS 150"), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, effective January 1, 2004. As a result, our Series A redeemable preferred stock, which has an unconditional mandatory redemption feature, was recorded as a liability on the date of adoption at fair market value. Fair market value was determined using the value of the securities on the date of issuance plus accretion of discount from the date of issuance through December 31, 2003 and the cumulative unpaid dividends from the date of issuance through December 31, 2003. In addition, effective January 1, 2004, the dividends and accretion on the preferred shares are included as a part of interest expense in the statement of operations.

        In addition, as a result of adopting SFAS 150, the Company's redeemable common shares that have been put for redemption by a shareholder were recorded as a liability at fair value. The fair value was computed using the agreed upon price of the redemption times the number of shares put by the shareholder. As required by SFAS 150, prior periods were not restated. The shares subject to mandatory redemption are as follow (in thousands):

	As of January 1, 2004	December 31, 2004
Redeemable Preferred Shares 167,000 shares authorized, 140,973 shares outstanding as of January 1, 2004 and December 31, 2004, designated as Series A, no par value with a redemption value of $1,000 per share plus accumulated dividends.	$188,223	$223,548
18,200 Redeemable Common Shares that have been put for redemption by a shareholder, net of a shareholder note of $2,431	6,362	6,362

Total shares subject to mandatory redemption	$194,585	$229,910

        The maximum cash settlement at the redemption date of June 1, 2011 (assuming no cash dividends are paid through the redemption date) is $680.6 million for the redeemable preferred shares and $6.4 million (net of the note receivable of $2.4 million) for the redeemable common shares that have been put for redemption by the shareholder.

        New Accounting Pronouncements    In December 2004, the FASB issued SFAS 123(R) (revised December 2004), Share-Based Payment, which is a revision of SFAS 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, This statement requires that the fair value at the grant date resulting from all share-based payment transactions be recognized in the financial statements. Further, SFAS 123(R) requires entities to apply a fair-value based measurement method in accounting for these transactions. The minimum value method currently used by the Company is not allowed and the Company will be required to adopt the prospective method as proscribed by SFAS123(R). This value is recorded over the vesting period. This statement is effective for the first interim reporting period beginning after June 15, 2005. We are currently evaluating the provisions of SFAS 123(R), and the impact on our consolidated financial position and results of operations.

2.  Inventories

        Inventories consisted of the following at December 31 (in dollars in thousands):

	2004	2003
Finished goods	$47,259	$49,880
Raw materials and other	37,595	27,066
Work-in-process	9,446	7,179

Total	$94,300	$84,125

3.  Restructuring and Other Costs

        Restructuring and other costs include plant closing costs (including costs related to relocation of manufacturing equipment), charges for impairment of fixed assets related to plant closures, office closing costs and other costs related to workforce reductions. The following table summarizes restructuring and other costs for the three years ended December 31 (in dollars in thousands):

	2004	2003	2002
Plant Closing Costs:
Severance	$206	$263	$2,511
Relocation of production lines	36	1,452	2,955
Leases	—	1,903	—
Other plant closing costs	437	4,130	9,077
Office closing and workforce reduction costs
Severance	—	660	6,551
Leases	—	1,357	—
Other office closure costs	—	188	352

Total Plant/Office	679	9,953	21,446

Fixed asset impairments related To plant closures	1,429	2,654	8,620

Total Restructuring and other costs	$2,108	$12,607	$30,066

        Restructuring and other costs for the year ended December 31, 2004 included $1.4 million for fixed asset impairment charges, $0.2 million in severance and $0.5 million in other costs related to the closure of our facility in Harrisville, Rhode Island.

        Restructuring and other costs for the year ended December 31, 2003 included $2.0 million for fixed asset impairment charges related to the closure of our facility in Shelbyville, IN, $0.7 million related to the closure of our facility in Brazil consisting primarily of fixed asset impairment charges, $2.6 million related to the closure and transfer of the production from our facility in Fort Edward, NY to our facilities in Mexico and Danville, KY, $1.4 million related to the consolidation of two plants in Mexico, $2.6 million related to the closure and transfer of production from our Merced, CA facility, and other costs related to the closure of our Shelbyville, IN facility, our Singapore office and a section of our Toronto facility. In addition, during 2003 we accrued the present value of future lease payments on three buildings we do not currently occupy in an amount equal to $3.3 million.

        Restructuring and other costs for the year ended December 31, 2002 included $16.8 million related to the closure of our plant in Merced, CA, a portion of our plant in Shelbyville, IN, a part of our plant in Toronto, Canada, one of our plants in Mexico, and our Fort Edward, NY facility (acquired as part of the Decora acquisition). In addition, these costs reflect $7.9 million for the costs of relocating several of our production lines related to plant closures and costs associated with production rationalizations at several plants. Restructuring and other costs for 2002 also include $5.3 million related to severance costs, including benefits for several companywide workforce reduction programs that were completed in 2002.

        The following table summarizes the roll-forward of the reserve from December 31, 2003 to December 31, 2004 (dollars in thousands):

			Accruals for the Year Ended December 31, 2004
	12/31/2003									12/31/04
							Other Plant Closure Costs
	# Employees Terminated	Accrual Balance	Additional Employees	Severance	Relocated Production Lines	Leases		Total	Payments/ Charges	# Employees Terminated	Accrual Balance
Plant Closing Costs:
Merced	54	$1,235	—	$—	$—	$—	$—	$—	$(235)	54	$1,000
Rhode Island	—	—	49	206	36	—	437	679	(665)	49	14
Shelbyville	8	1,606	—	—	—	—	—	—	(519)	8	1,087
Leases	—	2,004	—	—	—	—	—	—	(390)	—	1,614

	62	$4,845	49	$206	$36	$—	$437	$679	$(1,809)	111	$3,715

Office Closing and Workforce Reduction Costs:
Leases	—	$1,129	—	$—	$—	$—	$—	$—	$(519)	—	$610
Severance	114	237	—	—	—	—	—	—	(153)	114	84
Singapore	—	152	—	—	—	—	—	—	(25)	—	127

	114	$1,518	—	$—	$—	$—	$—	$—	$(697)	114	$821

Subtotal Plant/Office	176	$6,363	49	$206	$36	$—	$437	$679	$(2,506)	225	$4,536

Fixed Asset Impairments related to Plant Closures:
Rhode Island	—	—	—	—	—	—	—	$1,429	—	—	—

	—	—	—	—	—	—	—	$1,429	—	—	—

TOTAL	176	$6,363	49	$206	$36	$—	$437	$2,108	$(2,506)	225	$4,536

        The following table summarizes the roll-forward of the reserve from December 31, 2002 to December 31, 2003 (dollars in thousands):

			Accruals for the Year Ended December 31, 2003
	12/31/2002									12/31/03
							Other Plant Closure Costs
	# Employees Terminated	Accrual Balance	Additional Employees	Severance	Relocated Production Lines	Leases		Total	Payments/ Charges	# Employees Terminated	Accrual Balance
Plant Closing Costs:
Merced	54	$1,527	(44)	$—	$725	$—	$1,825	$2,550	$(2,842)	10	$1,235
Toronto	18	124	(18)	28	114	—	44	186	(310)	—	—
Shelbyville	12	2,451	(12)	(48)	87	—	327	366	(1,211)	—	1,606
Mexico—Solutions	—	—	—	134	526	—	746	1,406	(1,406)	—	—
Clearfield	—	641	—	—	—	1,903	—	1,903	(540)	—	2,004
Mexico	—	—	—	223	—	—	1,188	1,411	(1,411)	—	—

	84	$4,743	(74)	$337	$1,452	$1,903	$4,130	$7,822	$(7,720)	10	$4,845

Office Closing and Workforce Reduction Costs:
Leases	—	$430	—	$—	$—	$1,357	$—	$1,357	$(658)	—	$1,129
Severance	90	3,580	(86)	586	—	—	—	586	(3,929)	4	237
Singapore	—	—	—	—	—	—	188	188	(36)	—	152

	90	$4,010	(86)	$586	$—	$1,357	$188	$2,131	$(4,623)	4	$1,518

Subtotal Plant/Office	174	$8,753	(160)	$923	$1,452	$3,260	$4,318	$9,953	$(12,343)	14	$6,363

Fixed Asset Impairments related to Plant Closures:
Shelbyville	—	—	—	—	—	—	—	$1,958	—	—	—
Brazil	—	—	—	—	—	—	—	$696	—	—	—

	—	—	—	—	—	—	—	$2,654	—	—	—

TOTAL	174	$8,753	(160)	$923	$1,452	$3,260	$4,318	$12,607	$(12,343)	14	$6,363

Plant Closing Costs:

        2004—During the third quarter of 2004, we closed our Harrisville, Rhode Island facility and moved its production to more modern and efficient facilities. It is anticipated that this restructuring plan will result in a workforce reduction of 49 positions, all of which were effective by December 31, 2004. All restructuring plan costs are attributable to our Engineered Films segment and are anticipated to total 2.7 million, consisting primarily of fixed asset impairment charges of $1.4 million, equipment relocation costs of $0.4 million, severance and other personnel related costs of $0.3 million and other costs of $0.6 million.

        2003—During 2003, we accrued the present value of future lease payments on three buildings we no longer occupied in an amount equal to $3.3 million. As of December 31, 2004 $2.2 million of these accruals are remaining

        2002—In September 2002, we approved a plan to close our production facility in Merced, California and relocate its production lines to our plants in Toronto, Canada and Danville, Kentucky. As of December 31, 2002, we accrued $1.6 million as part of plant closing costs for the severance expenses related to the closure of the Merced facility. The cost of relocating the production lines are expensed to plant closing costs as incurred. In October 2002, we approved a plan to close our production facility in Shelbyville, Indiana and consolidate its production lines with our Alliant joint venture. As of December 31, 2002 we accrued $0.7 million as part of plant closing costs for severance expenses. Other costs are expensed to our plant closing costs as incurred. The Shelbyville closure and the Merced closure were completed in the first quarter of 2003. As of December 31, 2004, the $1.0 million remaining reserves for Merced relate to environmental cleanup and the $1.1 million in Shelbyville for remaining future lease payments.

        In addition, we commenced a process in 2002 to consolidate our two plants in Mexico. The cost of relocating the production lines was expensed to plant closing costs as incurred. We also incurred $2.3 million in plant closure costs in connection with the closing of our Fort Edward, New York facility and moving production to our facilities in Mexico and Danville, Kentucky. We also made certain production rationalizations at our Toronto, Canada plant and Calhoun, Georgia plant. There are no remaining accruals as of December 31, 2003.

        As a part of the 2001 Uniplast acquisition the Company approved a plan to close three Uniplast production facilities and reduce the sales and administrative personnel. As of December 31, 2002 the closure of the production plants and reduction of sales and administrative personnel were complete. Severance costs associated with this plan of $3.0 million were accrued as a part of the cost of the acquisition. The cost of relocating production lines to existing Company locations was expensed to plant closing costs as incurred. The Company incurred approximately $3.9 million for these relocation costs in 2002. There is no accrual remaining at December 31, 2002.

        In connection with the closure of our Shelbyville facility in 2002, we determined that the values of several assets relating to this facility were impaired. This facility manufactured re-closable bags and was part of our Specialty Products Group segment. We closed this facility due to low sales volumes of re-closable bags. The impairment charges totaled $7.9 million, consisting of $5.2 million for equipment, $2.3 million for patents, moulds and intangible assets, and $0.4 million for the plant building. The $4.5 million of other closure costs associated with the closure of the Shelbyville facility consisted of $2.1 million relating to the write off of an equipment lease, $1.5 million of obsolete inventory that was written off, $0.3 million of accounts receivable that were written off and $0.6 million of labor and other costs related to an orderly shut down of the facility. The Shelbyville plant had a pre-tax loss of $1.9 million during the year ended December 31, 2002.

Office Closings and Workforce Reduction Costs

        2002  During the year ended December 31, 2002, we implemented four workforce reduction programs. During the year ended December 31, 2002, 111 employees were terminated, resulting in an estimated annual cost saving, including benefits, of $10.1 million. Total severance cost, including benefits, for these terminations was $6.9 million. The accruals remaining at December 31, 2004, 2003 and 2002 were $0.1 million, $0.2 million and $3.6 million, respectively.

        Total plant closing costs and severance and related costs resulting from the 2002 workforce reductions discussed above have been included as part of restructuring and other costs in the consolidated statement of operations for the year ended December 31, 2002.

        As of December 31, 2002, all of the expected employee terminations had been completed in connection with the workforce reduction, closure of the Salt Lake City and the closure of the Dallas offices.

4.  Discontinued Operations

        In May 2002, we acquired substantially all of the assets and assumed certain liabilities of Decora Industries, Inc. and its operating subsidiary, Decora Incorporated (collectively, "Decora"), a New York based manufacturer and reseller of printed, plastic films, including plastic films and other consumer products sold under the Con-Tact® brand name for approximately $23.2 million and formed a new wholly-owned subsidiary, Pliant Solutions Corporation. The purchase price was negotiated with the creditors committee and was paid in cash using borrowings from our existing revolving credit facility.

        On September 30, 2004, we sold substantially all of the assets of Pliant Solutions Corporation. Pliant Solutions, previously reported as a separate operating segment, manufactured decorative and surface coverings through the conversion of various films into consumer packaged goods. These products were sold through retailers to consumers for a wide range of applications, including shelf-lining, decorative accents, glass coverings, surface repair, resurfacing and arts and crafts projects.

        In accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets, Pliant Solutions is being accounted for as a discontinued operation and, accordingly, its assets are segregated from continuing operations in the accompanying consolidated balance sheet, and its operating results are segmented and reported as discontinued operations in the accompanying consolidated statement of operations in all periods presented. Net sales for the nine and twelve months ended December 31, 2004 and 2003 were $22.5 million and $34.9 million, respectively. Net sales for the eight months ended December 31, 2002 were $28.3 million. No tax benefits were recorded on the losses from discontinued operations or the loss on sale of discontinued operations as realization of these tax benefits is not certain.

        The assets of Pliant Solutions were sold for $9 million, of which $6.5 million was paid in cash at closing, and $2.5 million will be paid in equal monthly installments over a 3-year period. We recognized a loss on the sale of $10.4 million.

5.  Plant and Equipment

        The cost and the related accumulated depreciation at December 31 is as follows (in thousands):

	2004	2003
Land and improvements	$7,729	$7,711
Buildings and improvements	68,338	65,896
Machinery and equipment	414,695	403,451
Computer equipment and software	36,066	34,519
Furniture, fixtures and vehicles	6,369	6,361
Leasehold improvements	4,906	5,547
Construction in progress	5,586	8,379

	543,689	531,864
Less accumulated depreciation and amortization	(246,544)	(216,444)

Plant and equipment, net	$297,145	$315,420

        The depreciation expense for the years ended December 2004, 2003 and 2002 was $38.1 million, $43.7 million and $42.1 million, respectively.

        During the year ended December 31, 2004, we recorded an impairment change of $0.4 million to scrap fixed assets in our Engineered Films and Industrial Films segments. During the year ended December 31, 2003 we recorded an impairment charge to scrap unused fixed assets for $4.8 million. This impairment was a result of the lack of business in one production line in our Industrial segment, one production line in our Performance segment and several small production lines in our Specialty Products Group segment.

6.  Goodwill and Intangible Assets

        In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets". SFAS No. 142, which was effective for fiscal years beginning after December 15, 2001, requires that ratable amortization of goodwill be replaced with periodic tests of goodwill impairment and that intangible assets, other than goodwill, which have determinable useful lives, be amortized over their useful lives. As required by SFAS 142, the Company stopped amortizing goodwill effective January 1, 2002. The Company has evaluated goodwill for impairment under SFAS 142 guidelines. The Company's annual impairment test is conducted on October 1 of each year based on a methodology including prices of comparable businesses and discounted cash flows. Based on the 2004 annual impairment test, no impairments were recorded. Based upon the 2003 annual impairment test, the Company determined that goodwill was impaired in various international operations in the Specialty Products Group, Industrial Films and Engineered Films segment, and a total of $18.2 million goodwill was written down. These impairments were a result of lower sales volumes and margins from these units. In 2002, based on this evaluation, the Company determined that the goodwill in certain units was impaired, and $8.6 million of goodwill in the Specialty Products Group was written down in the fourth quarter.

        Intangible assets, other than goodwill, that have indefinite lives are not amortized. Instead, the Company evaluates the fair value of these assets in connection with its annual impairment test on October 1 of each year. Currently, the Company does not have any intangible asset, other than goodwill, with an indefinite life.

        We have four operating segments, all of which have goodwill. Our operating segments are consistent with our reporting units as defined in SFAS 142. Operating segments are components of our business for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. Goodwill is allocated to the segments based on fair value. As discussed in Note 15, our operating segments were reorganized in 2004 and goodwill reallocated based on fair value. The changes in the carrying value of goodwill for the year ended December 31, 2003 and 2004 were as follows (in thousands):

	Specialty Products Group	Industrial Films	Engineered Films	Performance Films	Corporate/ Other	Total
Balance as of December 31, 2002	$138,741	$3,394	$43,206	$14,996	$—	$200,337
Goodwill impaired	(7,162)	(1,027)	(9,986)	—	—	(18,175)

Balance as of December 31, 2003	$131,579	$2,367	$33,220	$14,996	$—	$182,162

Foreign exchange rate adjustment	—	75	—	—	—	75
Goodwill impaired	—	—	—	—	—	—

Balance as of December 31, 2004	$131,579	$2,442	$33,220	$14,996	$—	$182,237

        Other intangible assets, are as follows as of December 31 (in thousands):

	2004		2003
	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Other intangible assets:
Customer lists	$22,965	$(8,587)	$22,500	$(6,717)
Other	22,741	(20,043)	22,717	(19,248)

Total	$45,706	$(28,630)	$45,217	$(25,965)

        The weighted average remaining amortization periods for customer lists is 8.1 and 8.7 years for 2004 and 2003, respectively. The weighted average remaining amortization periods for other intangibles is 2.6 and 2.9 years for 2004 and 2003, respectively.

        The estimated amortization for each of the next five years on the other intangible assets included above is as follows (in thousands):

Year Ending December 31
2005	$2,461
2006	2,405
2007	2,237
2008	1,376
2009	960

        Amortization expense for other intangible assets was approximately $2.5 million, $3.2 million, and $3.6 million, for the years ended December 31, 2004, 2003 and 2002, respectively.

7.  Long-Term Debt

        Long-term debt as of December 31, consists of the following (in thousands):

	2004	2003
Credit Facilities:
Revolver, variable interest, 6.75% as of December 31, 2004	$24,000	$—
Tranche A and B term loans, variable interest at a weighted average rate of 5.9% as of December 31, 2003	—	219,575
Senior secured discount notes at 11 1/8%, net of unamortized issue discount of $58,359	247,641	—
Senior secured notes, interest at 11 1/8%	250,000	250,000
Senior subordinated notes, interest at 13.0% (net of unamortized issue discount, premium and discount related to warrants of $6,786 and $7,598 at 2004 and 2003, respectively)	313,214	312,402
Obligations under capital leases	6,778	856
Insurance financing, interest at 3.03% as of December 31, 2004	715	824

Total	842,348	783,657
Less current portion	(1,994)	(1,033)

Long-term portion	$840,354	$782,624

        The scheduled maturities of long-term debt by year, as of December 31, 2004 are as follows (in thousands):

Year Ending December 31,
2005	$1,994
2006	1,387
2007	989
2008	928
2009	523,836
Thereafter	313,214

Total debt as of December 31, 2004	$842,348

        On February 17, 2004 we repaid the balance outstanding on the revolving credit facility and term loans that existed on that date from the proceeds of the issuance of Senior Secured Discount Notes and the revolving credit agreement discussed below.

Revolving Credit Facility

        On February 17, 2004, we entered into a revolving credit facility providing up to $100 million (subject to a borrowing base). The revolving credit facility includes a $15 million letter of credit subfacility, with letters of credit reducing availability under our revolving credit facility.

        The revolving credit facility is secured by a first priority security interest on substantially all inventory, receivables, deposit accounts, 100% of capital stock of, or other equity interests in existing and future domestic subsidiaries and foreign subsidiaries that are note guarantors, and 65% of the capital stock of, or other equity interests in existing and future first-tier foreign subsidiaries investment property and certain other assets of the Company and the note guarantors (the "Second Priority Collateral"), and a second priority security interest in our real property, fixtures, equipment, intellectual property and other assets (the "First Priority Collateral").

        The revolving credit facility matures on February 17, 2009. The Company is subject to periodic reporting of a borrowing base consisting of eligible accounts receivable and eligible inventory. The interest rates are at LIBOR plus 2.5% to 3.0% or ABR plus 1.5% - 2.0%. The commitment fees for the unused portion of the revolving credit facility is 0.50% per annum.

        The borrowings under the revolving credit facility may be limited to a reduced availability. Reduced Availability is defined as: if the borrowing base is less than $110,000,000 and the Fixed Charge Coverage Ratio (FCCR) is less than 1.1, the reduced availability is the borrowing base minus $10,000,000. Furthermore, if the FCCR is less than that prescribed in our credit agreement, RA is the lessor of the commitment or the borrowing base minus $15,000,000. As of December 31, 2004, we had approximately $60.1 million available for borrowing under our revolving credit agreement.

Issuance of 11 1/8% Senior Secured Discount Notes due 2009

        On February 17, 2004 we completed the sale of $306 million ($225.3 million of proceeds) principal at maturity of 11 1/8% Senior Secured Discount Notes due 2009. The proceeds of this offering and the revolving credit facility (discussed above) were used to repay and terminate the credit facilities that existed at December 31, 2003.

        The Senior Secured Discount Notes are secured by a first priority security interest in the First Priority Collateral and a second priority security interest in the Second Priority Collateral. The Senior Secured Discount Notes are guaranteed by our existing and future domestic restricted subsidiaries and certain foreign subsidiaries.

        Unless we elected to pay cash interest as described below, and except under certain limited circumstances, the notes will accrete from the date of issuance at the rate of 11 1/8% until December 15, 2006, compounded semiannually on each June 15 and December 15 commencing June 15, 2004, to an aggregate principal amount of $1,000 per note ($306.0 million in the aggregate assuming no redemption or other repayments). Commencing on December 15, 2006, interest on the notes will accrue at the rate of 11 1/8% per annum and will be payable in cash semiannually on June 15 and December 15, commencing on June 15, 2007.

        On any interest payment date prior to December 15, 2006, we may elect to commence paying cash interest (from and after such interest payment date) in which case (i) we will be obligated to pay cash interest on each subsequent interest payment date, (ii) the notes will cease to accrete after such interest payment date and (iii) the outstanding principal amount at the stated maturity of each note will equal the accreted value of such note as of such interest payment date.

        On or after June 15, 2007, we may redeem some or all of the notes at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest: 105.563% if redeemed prior to June 15, 2008; 102.781% if redeemed prior to June 15, 2009; and 100% if redeemed on or after June 15, 2009. Prior to such date, we may not redeem the notes except as described in the following paragraph.

        At any time prior to June 15, 2007, we may redeem up to 35% of the accreted value of the notes with the net cash proceeds of certain equity offerings by us at a redemption price equal to 111.125% of the accreted value thereof plus accrued interest, so long as (i) at least 65% of the accreted value of the notes remains outstanding after such redemption and (ii) any such redemption by us is made within 120 days after such equity offering.

11 1/8% Senior Secured Notes due 2009

        On May 30, 2003, we completed the sale of $250 million aggregate principal amount of our 11 1/8% Senior Secured Notes due 2009. The 11 1/8 Senior Secured Notes due 2009 mature on September 1, 2009, and interest is payable on March 1 and September 1 of each year. The net proceeds from the sale of the 11 1/8% Senior Secured Notes due 2009 were used to repay borrowings under our then existing credit facilities in accordance with an amendment to our existing credit facilities. The Senior Secured Notes due 2009 rank equally with our existing and future senior debt and rank senior to our existing and future subordinated indebtedness, including the 13% Senior Subordinated Notes due 2010. The 11 1/8% Senior Secured Notes due 2009 are secured, on a second-priority lien basis, by a substantial portion of our assets. Due to this second-priority status, the 11 1/8% Senior Secured Notes due 2009 effectively rank junior to our obligations secured by a first-priority lien on the collateral securing the 11 1/8% Senior Secured Notes due 2009 to the extent of the value of such collateral. In addition, the 11 1/8% Senior Secured Notes due 2009 effectively rank junior to any of our obligations that are secured by a lien on assets that are not part of the collateral securing the 11 1/8% Senior Secured Notes due 2009, to the extent of the value of such assets. The 11 1/8% Senior Secured Notes due 2009 are guaranteed by some of our subsidiaries.

        Prior to June 1, 2006, we may, on one or more occasions redeem up to a maximum of 35% of the original aggregate principal amount of the 11 1/8% Senior Secured Notes due 2009 with the net cash proceeds of one or more equity offerings by us at a redemption price equal to 111.125% of the principal amount thereof, plus accrued and unpaid interest. Otherwise, we may not redeem the 11 1/8% Senior Secured Notes due 2009 prior to June 1, 2007. On or after that date, we may redeem some or all of the 11 1/8% Senior Secured Notes due 2009 at the following redemption prices (expressed as a percentage of principal amount). Plus accrued and unpaid interest: 105.563% if redeemed prior to June 1, 2008; 102.781% if redeemed prior to June 1, 2009; and 100% if redeemed on or after June 1, 2009.

13% Senior Subordinated Notes due 2010

        In 2000, we issued $220 million aggregate principal amount of 13% Senior Subordinated Notes due 2010. In 2002, we issued an additional $100 million of 13% Senior Subordinated Notes due 2010. The 13% Senior Subordinated Notes due 2010 mature on June 1, 2010, and interest on the 13% Senior Subordinated Notes due 2010 is payable on June 1 and December 1 of each year. The 13% Senior Subordinated Notes due 2010 are subordinated to all of our existing and future senior debt, rank equally with any future senior subordinated debt, and rank senior to any future subordinated debt. The 13% Senior Subordinated Notes due 2010 are guaranteed by some of our subsidiaries. The 13% Senior Subordinated Notes due 2010 are unsecured. We may not redeem the 13% Senior Subordinated Notes due 2010 prior to June 1, 2005. On or after that date, we may redeem the 13% Senior Subordinated Notes due 2010, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest: 106.5% if redeemed prior to June 1, 2006;

104.333% if redeemed prior to June 1, 2007; 102.167% if redeemed prior to June 1, 2008; and 100% if redeemed on or after June 1, 2008.

        The credit facilities and the indentures described above impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities.

Interest Rate Risk and Derivative Instruments

        Borrowings under our credit facilities are at variable rates of interest, exposing us to the risk of increased interest rates. Our leveraged position and the covenants contained in our debt instruments may also limit our flexibility to adjust to changing market conditions and our ability to withstand competitive pressures, thus putting us at a competitive disadvantage. We may be vulnerable to a downturn in general economic conditions or in our business or be unable to carry out capital spending that is important to our growth and productivity improvement programs. Thus the Company periodically utilizes interest rate derivatives contracts to reduce the effect of interest rate increases.

        We apply SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS No. 138. In accordance with these statements, we recognize the fair value of derivatives as either assets or liabilities in the balance sheet. To the extent that the derivatives qualify as a hedge, gains or losses associated with the effective portion are recorded as a component of other comprehensive income while the ineffective portion is recognized in income.

        As of December 31, 2004, we had no outstanding interest rate derivatives. The fair value of our interest rate derivative agreements reported on our consolidated balance sheet at December 31, 2003 in other liabilities is approximately $3.6 million. The effective portion of the changes in fair value of these instruments is reported in other comprehensive income. As the hedged contract matures, the gain or loss is recorded as interest expense in the consolidated statement of operations. Any changes in fair value of the ineffective portion of the instruments is reported as interest expense in the consolidated statement of operations. The ineffective portion for the years ended December 31, 2003 was not material.

        The change in accumulated derivative loss included as a part of accumulated other comprehensive loss as of December 31, is as follows (in thousands):

	2004	2003	2002
Beginning accumulated derivative loss, net of taxes	$2,220	$5,397	$2,944
Change associated with current period hedge transactions	—	(3,022)	2,674
Amount reclassified into earnings	(2,220)	(155)	(221)

Ending accumulated derivative loss, net of taxes	$—	$2,220	$5,397

Interest Expense

        Interest expense—current and long-term debt in the statement of operations for 2004, 2003 and 2002 are as follows (in thousands):

	2004	2003	2002
Interest expense accrued, net	$95,191	$78,299	$65,751
Recurring amortization of financing fees	4,510	5,282	4,289
Write-off of previously capitalized financing fees	7,897	5,294	—
Change in fair value and cash payment of interest rate derivatives	2,755	7,529	5,224

TOTAL	$110,353	$96,404	$75,264

Cash interest payments	$80,411	$76,341	$69,207

8.  Leases

        Capital Leases    We have acquired certain land, building, machinery and equipment under capital lease arrangements that expire at various dates through 2008. At December 31, the gross amounts of plant and equipment and related accumulated amortization recorded under capital leases were as follows (in thousands):

	2004	2003
Land and building	$247	$247
Machinery and equipment	7,317	1,072
Total assets held under capital leases	7,564	1,319
Less: accumulated amortization	(436)	(400)

	$7,128	$919

        The amortization expense is included in depreciation expense. In November of 2004, the Company entered into a capital lease of $5.1 million for a production line in our Industrial segment.

        Operating Leases We have non-cancelable operating leases, primarily for vehicles, equipment, warehouse, and office space that expire through 2014, as well as month-to-month leases. The total expense recorded under all operating lease agreements in the accompanying consolidated statements of operations is approximately $11.2 million, $12.6 million, and $10.5 million for the years ended December 31, 2004, 2003 and 2002, respectively. Future minimum lease payments under operating leases and the present value of future minimum capital lease payments (with interest rates between 8.9% and 11.75%) as of December 31, 2004 are as follows (in thousands):

Year Ending December 31	Operating Leases	Capital Leases
2005	$9,190	$1,782
2006	8,511	1,771
2007	6,642	1,251
2008	4,026	1,094
2009	3,971	2,286
Thereafter	10,856	—

Total minimum lease payments	$43,196	$8,184

Amounts representing interest		(1,407)

Present value of net minimum capital lease payments		$6,777

        During the year ended December 31, 2002, the Company entered into a transaction in which production lines were sold for approximately $15 million ($5 million of which was retained by the lessor as a required security deposit) and leased back to the Company under an operating lease agreement. These production lines were sold for their carrying values, thus no gain or loss was recorded on the transactions.

9.  Income Taxes

        The components of income (loss) from continuing operations before income taxes for the years ended December 31 are as follows (in thousands):

	2004	2003	2002
United States	$(82,859)	$(70,539)	$(43,551)
Foreign	(11,709)	(17,230)	1,585

Total	$(94,568)	$(87,769)	$(41,966)

        The following is a summary of domestic and foreign provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate.

        The provisions (benefits) for income taxes for the years ended December 31, are as follows (in thousands):

	2004	2003	2002
Current:
Federal	$—	$—	$—
State	80	82	261
Foreign	1,714	3,600	3,719

Total current	1,794	3,682	3,980

Deferred:
Federal	(1,048)	216	(5,887)
State	(346)	169	(1,848)
Foreign	1,189	1,123	2,293

Total deferred	(205)	1,508	(5,442)

Total income tax expense (benefit)	$1,589	$5,190	$(1,462)

        The effective income tax rate reconciliations for the years ended December 31, are as follows (in thousands):

	2004	2003	2002
Income (loss) before income taxes	$(94,568)	$(87,769)	$(41,966)
Expected income tax provision (benefit) at U.S. statutory rate of 35%	(33,099)	(30,719)	(14,688)
Increase (decrease) resulting from:
Goodwill	3	3,075	—
Accrued dividends on preferred stock	12,364	—	—
State taxes	(1,597)	(2,304)	(975)
Change in valuation allowance	15,074	20,594	7,766
Foreign rate difference	4,277	9,755	7,761
Other, net	4,567	4,789	(1,326)

Total income tax expense (benefit)	$1,589	$5,190	$(1,462)
Effective income tax rate	1.7%	5.9%	(3.5)%

        Components of net deferred income tax assets and liabilities as of December 31, are as follows (in thousands):

	2004	2003
Deferred income tax assets:
Net operating loss carry forwards	$100,267	$78,328
AMT and foreign tax credit carry forwards	4,755	4,755
Accrued pension costs	6,132	8,129
Accrued employee benefits	7,664	4,137
Accrued plant closing costs	1,929	2,235
Allowance for doubtful trade accounts receivable	1,129	366
Inventory related costs	973	2,145
Other	2,852	5,729

	125,701	105,824
Valuation Allowance	(61,694)	(39,693)

Total deferred income tax assets	64,007	66,131
Deferred income tax liabilities:
Tax depreciation in excess of book depreciation	(71,090)	(76,321)
Amortization of intangibles	(7,329)	(5,113)
Other	(5,060)	(3,072)

Total deferred income tax liabilities	(83,479)	(84,506)

Net deferred income tax liability	$(19,472)	$(18,375)

As reported on consolidated balance sheets:
Net current deferred income tax asset	$11,961	$9,417
Net non-current deferred income tax liability	(31,433)	(27,792)

Net deferred income tax liability	$(19,472)	$(18,375)

        The net operating loss carry forwards for federal tax purposes are approximately $257.1 million. These losses expire in 2020 through 2024. Due to uncertainty regarding realization, valuation allowances of approximately $55.7 million and $36.1 million in 2004 and 2003 respectively have been recorded to offset the deferred tax asset related to the net operating losses.

        The foreign tax credit carry forwards for federal tax purposes are approximately $3.6 million expiring in 2010 through 2011. Due to uncertainty regarding realization, valuation allowances of approximately $3.6 million for 2004 and 2003 has been recorded to offset the deferred tax asset related to the foreign tax credits.

        Undistributed earnings of foreign subsidiaries amounted to approximately $13.1 million as of December 31, 2004. Approximately $3.6 million is considered to be permanently invested and $9.5 million may be distributed in future years. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes, subject to an adjustment for foreign tax credits, and withholding taxes payable to foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with the calculation.

        On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the "Act"). The Act creates a temporary incentive for U. S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and, as of today, uncertainty remains as to how to interpret numerous provisions in the Act.

10.  Employee Benefit Plans

        Defined Contribution Plan    We sponsor a salary deferral plan covering substantially all of our non-union domestic employees. Plan participants may elect to make voluntary contributions to this plan up to 15% of their compensation. We contribute up to 1% of the participants' compensation based on our profits and also match employee contributions up to 2% of the participants' compensation. We expensed approximately $1.7 million, $2.0 million and $2.4 million as our contribution to this plan for the years ended December 31, 2004, 2003 and 2002, respectively.

        Defined Benefit Plans    We sponsor three noncontributory defined benefit pension plans (the "United States Plans") covering domestic employees with 1,000 or more hours of service. We fund our plans in amounts to fulfill the minimumfunding requirements of the Employee Retirement Income Security Act of 1974. Contributions are intended to not only provide for benefits attributed to service to date but also for those expected to be earned in the future. In the second quarter of 2004, the Company redesigned its retirement programs which led to the curtailment and "freeze" of the pension plan for U.S. salaried employees effective June 30, 2004. As a result, a curtailment gain of $1.6 million was recognized as income in 2004. We also sponsor a defined benefit plan in Germany (the "Germany Plan").

        The consolidated accrued net pension expense for the years ended December 31, 2004, 2003 and 2002 includes the following components (in thousands):

	2004	2003	2002
United States Plans
Service cost-benefits earned during the period	$2,583	$4,474	$3,845
Interest cost on projected benefit obligation	4,970	5,157	4,582
Expected return on assets	(4,560)	(3,476)	(3,698)
Curtailment gain	(1,562)	—	—
Other	372	517	160

Total accrued pension expense	$1,803	$6,672	$4,889

Germany Plan
Service cost-benefits earned during the period	$112	$98	$82
Interest cost on projected benefit obligation	115	93	80

Total accrued pension expense	$227	$191	$162

Employer Contributions
2005 Expected to plan trusts	$3,067
Expected Benefit Payments
2005	$2,765
2006	2,861
2007	3,042
2008	3,226
2009	3,394
2010-2014	20,888
	2004	2003	2002
Weighted-Average Assumptions Used to Determine Net Cost
Discounted rate	6.25%	6.75%	7.25%
Expected return on plan assets	9.00%	9.00%	9.00%
Rate of compensation increase (non-union plans)	4 .0%	4.0%	4.0%

Long-Term Rate Investment Return Assumption

        The rate of investment return assumption was developed through analysis of historical market returns, current market conditions, and the fund's past experience. Estimates of future market returns by asset category are lower than actual long-term historical returns in order to generate a conservative forecast. Overall, it was projected that funds could achieve a 9.00% return over time.

Investment Strategy

        Our investment portfolio contains a diversified blend of equity and debt securities. Furthermore, equity investments are diversified across domestic and international stocks as well as large and small capitalizations. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews. The target allocation of equity securities is 70 percent of the plan assets.

The target allocation of debt securities is 30 percent of the plan assets. As of December 31, 2004, the actual allocation was 52 percent equity securities, 21 percent debt securities and 27 percent insurance contracts.

Measurement date

        Pliant Corporation uses a measurement date of December 31 for its pension plans. The following tables set forth the funded status of the United States Plans and the Germany Plan as of December 31, 2004, 2003, and 2002 and the amounts recognized in the consolidated balance sheets at those dates (in thousands):

	2004	2003	2002
United States Plans
Change in benefit obligation:
Obligation at January 1	$87,369	$73,003	$60,706
Service cost	2,583	4,474	3,845
Interest cost	4,970	5,157	4,582
Plan amendments	—	122	593
Curtailments	(14,875)	—	—
Actuarial (gain) loss	3,247	7,112	5,388
Other	—	—	152
Benefits paid	(2,730)	(2,499)	(2,263)

Obligation at December 31	$80,564	$87,369	$73,003

Change in plan assets:
Fair value of assets at January 1	$48,838	$37,071	$41,872
Actual return on plan assets	5,004	7,146	(3,260)
Employer contributions	7,261	7,120	569
Other	—	—	153

Benefit payments	(2,730)	(2,499)	(2,263)

Fair value of plan assets at December 31	$58,373	$48,838	$37,071
Underfunded status at December 31	$22,191	$38,531	$35,932
Unrecognized net actuarial gain (loss)	(6,506)	(15,762)	(12,661)
Unrecognized prior service cost	(789)	(2,415)	(2,469)

Accrued long-term pension liability included in other liabilities	$14,896	$20,354	$20,802

        Amounts recognized in the balance sheet consist of (in thousands):

	2004	2003
Accrued benefit cost	$14,896	$20,354
Additional minimum liability in other liabilities	6,388	2,194
Intangible asset	(789)	(773)
Accumulated other comprehensive income	(5,599)	(1,421)

Accumulated pension liability	$14,896	$20,354

        The projected benefit obligation, accumulated benefit obligation, and fair value of assets for the plans were as follows (in thousands):

	2004	2003
Projected benefit obligation	$80,564	$87,369
Accumulated benefit obligation	79,657	70,882
Fair value of Assets	58,373	48,838
Weighted-Average Assumptions as of December 31
Discount rate	6.00%	6.25%
Rate of Compensation increase	4.00%	4.00%
	2004	2003
Germany Plan
Change in benefit obligation:
Obligation at January 1	$1,967	$1,492
Service cost	112	98
Interest cost	115	93
Benefits paid	(34)	(25)
Change due to exchange rate	155	309

Obligation at December 31	$2,315	$1,967

Fair value of plan assets at December 31	None	None
Underfunded status at December 31	$2,315	$1,967
Unrecognized net actuarial gain	139	122

Accrued long-term pension liability included in other liabilities	$2,454	$2,089

        Assumptions used for future compensation was 1.75% for 2004 and 2003. Discount rates were 5.25% for 2004 and 5.75% for 2003. The cash surrender value of life insurance policies for Germany Plan participants included in other assets in the consolidated balance sheets is approximately $1.3 million and $0.5 million as of December 31, 2004 and 2003.

        Effective January 1, 2003 we revised the United States Plans to exclude the participation of new non-union employees in such plans.

        Foreign Plans Other Than Germany    Employees in other foreign countries are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are not significant and are included in the consolidated financial statements in other liabilities.

        Other Plans    As part of the acquisition of Blessings Corporation in 1998, we assumed two supplemental retirement plans covering certain former employees of Blessings Corporation. The liability for these plans included in other liabilities and at December 31, 2004 was approximately $1.9 million. The liability for these plans was included in other liabilities at December 31, 2003 was approximately $1.8 million. This liability was frozen at the time of the acquisition.

11.  Redeemable Stock

        Common Stock    On May 31, 2000, we consummated a recapitalization pursuant to an agreement dated March 31, 2000 ("Recapitalization") among us, our then existing stockholders and an affiliate of J. P. Morgan Partners, LLC, whereby J. P. Morgan Partners, LLC acquired majority control of our common stock. Prior to the Recapitalization, we sold 50,611 shares of Class C nonvoting common stock to employees. As consideration, we received cash of approximately $2.5 million and secured promissory notes for approximately $2.6 million. We redeemed 1,100 of these shares prior to the Recapitalization. An additional 17,967 shares were redeemed in connection with the Recapitalization, and the remaining 31,544 shares were exchanged for the same number of common shares.

        As part of the Recapitalization, we entered into employment agreements with our executive officers serving at that time: Richard P. Durham, Jack E. Knott II, Scott K. Sorensen and Ronald G. Moffitt. The employment agreements established repurchase rights and put options for shares held by these executive officers following the Recapitalization. These repurchase rights allow us to repurchase these shares from the employee in the event of termination for any reason. The put options allow the employees to require us to purchase all of the shares held by the employee in the event of resignation for good reason, death, disability or retirement, subject to the restrictive provisions of our credit facilities or any other agreements. The purchase price under the repurchase rights and the put options is the fair market value of the common stock, as determined in good faith by our board of directors.

        The $2.6 million of notes receivable we originally received as partial consideration for the shares sold prior to the Recapitalization related to shares purchased by Mr. Durham, Mr. Sorensen and Mr. Moffitt. These secured promissory notes bore interest at 7% per annum. These notes were amended in connection with the Recapitalization and were further amended in connection with certain severance arrangements and other events relating to the transition to a new management team. Pursuant to these amendments, interest ceased to accrue on Mr. Sorensen's note as of December 31, 2000, and interest ceased to accrue on Mr. Durham's note and Mr. Moffitt's note as of February 28, 2001. Interest accrued prior to these dates is payable in three annual installments beginning on May 31, 2006 and the principal is due May 31, 2008.

        In connection with the Recapitalization in May 2000, we sold an aggregate of 32,750 shares of additional restricted common stock to Messrs. Durham, Knott, Sorensen and Moffitt for $483.13 per share, the estimated fair market value. We received, as consideration, notes receivable totaling $15.8 million. Under the May 2000 restricted stock purchase agreements related to the restricted common stock, we have repurchase rights, which allow us to repurchase unvested shares from these individuals, if the individuals cease to be employees for any reason. The repurchase rights lapsed with respect to one-sixth of these shares on January 1, 2001. The repurchase rights lapsed with respect to an additional one-sixth of these shares in January 2002 based on the financial results for the year ended December 31, 2001. Vesting for the remainder of the shares is reviewed at the end of each calendar quarter as follows: (a) vesting in full if 100% or more of the applicable target market value of equity is achieved as of the end of the applicable calendar quarter and (b) partial vesting if more than 90% of the applicable target market of equity is achieved as of the end of the applicable calendar quarter. If the applicable targets are below 90% each year, vesting will automatically occur in full on December 31, 2009. The repurchase rights also terminate in the event of certain acceleration events as defined in the agreement. The repurchase price per share is the original price paid by the employee plus interest compounded annually at 7% commencing on the 181st day after the date of termination of the employee through the date on which the shares are actually repurchased. The foregoing repurchase rights with respect to the restricted stock apply only to unvested restricted shares. As discussed above, however, our employment agreements with Messrs. Durham, Knott, Sorensen and

Moffitt established additional repurchase rights and put options applicable to all other shares held by these individuals.

        The $15.8 million of secured promissory notes received as consideration for the 32,750 shares of restricted common stock bore interest at 7% per annum. These notes were also modified in connection with the severance arrangements and other events relating to the transition to a new management team. These modifications are described below.

        On December 27, 2000, we entered into a severance agreement with Mr. Sorensen. Under the agreement, we cancelled approximately $133,000 of accrued interest on a note receivable. We repurchased 6,211 shares of restricted stock for $483.13 per share and offset the purchase price against $3.0 million of note principal. In addition, we agreed on January 2, 2001, to repurchase an additional 539 shares of restricted stock for $483.13 per share and offset the purchase price against $260,000 of note principal. The Company's repurchase rights were changed on the remaining 7,423 shares of common stock owned by Mr. Sorensen, whereby the Company agreed not to repurchase the shares until February 28, 2003 at a repurchase price of the greater of the fair market value or the balance on the note receivable. Interest ceased to accrue on the remaining $787,000 balance of the note related to Mr. Sorensen's purchase of stock in 1999. Further, the put option was cancelled.

        On January 22, 2001, we entered into a severance agreement with Mr. Moffitt. Under this agreement, we cancelled approximately $85,000 of accrued interest on a note receivable. We repurchased 3,125 shares of restricted stock for $483.13 per share and offset the purchase price against $1.5 million of note principal. We further agreed to cease charging interest on the remaining $302,000 principal balance of the note receivable related to 625 shares and to cease charging interest on the $262,000 principal balance related to Mr. Moffitt's purchase of stock in 1999. In addition, the Company's repurchase rights and Mr. Moffitt's put option were changed on the remaining 3,457 shares of common stock held by him. We agreed not to repurchase and Mr. Moffitt agreed not to exercise the put option on the shares until February 28, 2003. The repurchase price and the put option price were changed to be the greater of the fair value of the stock or the balance on the note receivable.

        On February 1, 2001, we amended Mr. Durham's promissory notes that were issued in connection with his purchases of stock in 1999 and 2000. Under the amended notes receivable, interest ceased to accrue, effective December 31, 2000, on one note with a principal balance of $1.6 million and another note with a principal balance of $7.0 million. Further, the notes were modified to remove the full recourse provisions and modify the related pledge agreement.

        On April 21, 2001, we amended the terms of Mr. Knott's promissory note issued in connection with his purchase of stock in 2000. Further, Mr. Knott's note was modified to remove the full recourse provisions and modify the related pledge agreement. As a result of these modifications and the modifications to the other officer's notes in the first quarter of 2001, Mr. Knott's purchase of stock for a promissory note in 2000 will be accounted for as stock options, subject to variable accounting. In addition, interest income will not be recorded on this note with a principal balance of $3.7 million.

        On June 10, 2002, we entered into a separation agreement with Mr. Durham. As of the date of the separation agreement, Mr. Durham owned 28,289 shares of common stock, 12,083 performance-vested shares, 2,417 time-vested shares, warrants to purchase 1,250.48 shares of common stock and 1,232 shares of preferred stock of Pliant. All of Mr. Durham's time-vested shares and 2,416 of Mr. Durham's performance-vested shares had vested as of the date of the separation agreement. Pursuant to the separation agreement, Mr. Durham agreed to convert one of his outstanding promissory notes issued as payment for a portion of his shares into two promissory notes. The first note (the "Vested Secured Note"), in the principal amount of $2,430,798, relates to Mr. Durham's time-vested shares and the vested portion of his performance-vested shares. The second note (the "Non-Vested Secured Note"), in the principal amount of $4,862,099, related to the 9,667 performance-vested shares which had not vested as of the date of the separation agreement. In addition to these notes, Mr. Durham had an additional outstanding promissory note (the "Additional Note"), with a principal amount of $1,637,974, relating to a portion of the shares of common stock held by Mr. Durham. In accordance with the separation agreement, we repurchased and cancelled Mr. Durham's 9,667 unvested shares in exchange for cancellation of the Non-Vested Secured Note on October 3, 2002.

        The separation agreement preserved the put option established by Mr. Durham's employment agreement with respect to his shares. For purposes of this put option, the separation agreement provides that the price per share to be paid by us is $483.13 with respect to common stock, $483.13 less any exercise price with respect to warrants, and the liquidation preference with respect to preferred stock. On July 9, 2002, Mr. Durham exercised his put option with respect to 28,289 shares of common stock, 1,232 shares of preferred stock and warrants to purchase 1,250.48 shares of common stock. Mr. Durham's put option is subject to any financing or other restrictive covenants to which we are subject at the time of the proposed repurchase. Restrictive covenants under our credit facilities limit the number of shares we can currently repurchase from Mr. Durham. On October 3, 2002, as permitted by the covenants contained in our credit facilities, we purchased 8,204 shares from Mr. Durham for a purchase price of $3,963,599 less the outstanding amount of the Additional Note, which was cancelled. In December 2002 we purchased an additional 1,885 shares of common stock from Mr. Durham for an aggregate purchase price of approximately $910,700. As of December 31, 2004, our total remaining purchase obligation to Mr. Durham was approximately $10,623,097, excluding accrued preferred dividends. We were limited to a maximum purchase from Mr. Durham of $5,000,000 of shares in 2003, which purchase may only be made if we meet certain leverage ratios.

        As of December 31, 2004 and 2003, there were a total of 29,073 outstanding common shares subject to put options as described above, of which 12,765 shares were acquired by the employees for cash from 1997 through 1999. As a result of the put options, the carrying value of all shares subject to put options will be adjusted to fair value at each reporting period with a corresponding offset to shareholders' equity for amounts related to the 12,765 shares and compensation expense for amounts related to the remaining shares until the notes receivable are paid in full.

        Preferred Stock    We are authorized to issue up to 200,000 shares of preferred stock. As of December 31, 2003, 140,973 shares were issued and designated as Series A Cumulative Exchangeable Redeemable Preferred Stock (the "Series A Preferred Stock"). In connection with the Recapitalization, we sold 100,000 shares of the Series A Preferred Stock and detachable warrants to purchase 43,242 shares of common stock for net consideration of $98.5 million, net of issuance costs of $1.5 million. We allocated approximately $80.0 million to the Series A Preferred Stock and $18.5 million to the warrants based on the relative fair values of the instruments. In connection with the Uniplast acquisition we issued 30,983 shares of the Series A Preferred Stock (including 1,983 shares to employees) and detachable warrants to purchase shares of common stock for a consideration of $31.0 million, net of issue costs. We allocated $18.6 million to the Series A Preferred Stock, and $12.4 million to the warrants based on the relative fair values of the instruments. The common stock warrants have an exercise price of $0.01 per share and expire on May 31, 2011. In March 2003 we issued 10,000 shares of the Series A Preferred Stock and detachable warrants to purchase 43,962 shares of common stock. We allocated $9.5 million to the Series A Preferred Stock and $0.5 million to the warrants based on the relative fair values of the instrument. Direct issuance costs of $0.5 million were netted against the proceeds received.

        Dividends on the Series A Preferred Stock accrue at an annual rate of 14%. We have the option to pay dividends in cash or to have the dividends accrue and compound quarterly. After May 31, 2005, however, the annual dividend rate increases to 16% unless we pay dividends in cash. The annual dividend rate also increases to 16% if we fail to comply with certain of our obligations or upon certain events of bankruptcy. The shares of Series A Preferred Stock are non-voting.

        The Series A Preferred Stock is our most senior class of capital stock. We may, at our option, exchange the Series A Preferred Stock for 14% senior subordinated exchange notes so long as such exchange and the associated debt incurrence is permitted by our existing debt instruments. We must redeem the Series A Preferred Stock at a price equal to its liquidation preference of $1,000 per share, plus accumulated dividends, on May 31, 2011. On or after May 31, 2003, we may redeem the Series A Preferred Stock at our option, in whole or in part, at a redemption price equal to the sum of the liquidation preference plus accrued and unpaid dividends multiplied by the following percentages: 107% if redeemed prior to May 31, 2004; 103% if redeemed on or after May 31, 2004 and prior to May 31, 2005; and 100% if redeemed at any time on or after May 31, 2005.

        As a result of the mandatory redemption features, as of December 31, 2004, the carrying value of the Series A Preferred Stock is net of $27.1 million unamortized discount due to detachable warrants to purchase common stock. This unamortized discount is being accreted towards the $141.0 million redemption value at May 31, 2011. In addition, the Series A Preferred Stock balance as of December 31, 2004 includes $109.6 million for accrued dividends.

        On September 24, 2004, we adopted a 2004 Restricted Stock Incentive Plan, pursuant to which we sold to our President and Chief Executive Officer and selected additional officers of the Company, 704 shares of a total of 720 shares of a newly-created, non-voting Series B Redeemable Preferred Stock (the "Series B Preferred Stock") for a cash purchase price of $162 per share. These shares of Series B Preferred Stock were issued in private transactions with officers of the Company and therefore were exempt from the registration requirements of the Securities Act of 1933. On December 22, 2004, the remaining 16 authorized shares of Series B Preferred Stock were issued to an officer for a cash purchase price of $162 per share.

        Upon the sale of all or substantially all of the Company's assets, sale of the majority of the outstanding Common Stock of the Company to a person other than J.P. Morgan or its affiliates; merger or consolidation of the Company, or the consummation of a liquidation, as those events are specifically described in the Company's Articles of Incorporation, we are required to redeem all shares of Series B Redeemable Preferred Stock by payment of cash in an amount equal to the product of (x) .000104166; times (y) the sum of the amount of cash distributions actually paid and the fair market value of assets distributed by the Company to its stockholders during the period commencing on September 24, 2004 through the date of such event, plus the net proceeds payable, whether in cash, stock or other assets, to the stockholders of the Company in respect of such event.

        Upon a redemption by the Company of any shares of Series A Preferred Stock (or any payment on any notes issued in exchange therefor), the holder of each share of Series B Redeemable Preferred Stock shall be entitled to receive a cash dividend equal to the product of (x) .000104166; times (y) the net proceeds payable, whether in cash, stock or other assets, to the stockholders of the Company in respect to such redemption or such payment.

        Upon an underwritten public offering of shares of capital stock of the Company to the public resulting in aggregate net proceeds to the Company of not less than $100 million each share of Series B Redeemable Preferred Stock shall be automatically converted into that number of shares of the class of common equity securities of the Company that are outstanding immediately following such public offering equal to the product of (x) .000104166; times (y) the total number of shares of such class of stock outstanding immediately following the consummation of the public offering. The shares of Series B Redeemable Preferred Stock are non-voting and do not bear dividends except as noted above.

        On September 8, 2003, we entered into a separation agreement with Jack E. Knott. As of the date of the separation agreement, Mr. Knott owned 232 shares of our common stock, 6,458 performance-vesting shares (of which 1,291 had vested), 1,292 time-vested shares, options to purchase 8,902 shares of our common stock and 229 shares of our preferred stock. We cancelled 5,167 unvested performance vesting shares owned by Mr. Knott against a note receivable from Mr. Knott for $2.5 million. Pursuant to the terms of the severance agreement, and in addition to the benefits payable to Mr. Knott following a termination without cause under the terms of his employment agreement with us, we agreed: to extend the termination date of his right to exercise his vested options to acquire 8,902 shares of common stock until August 22, 2005; not to exercise our rights to redeem the common stock, vested performance-vesting shares, time-vested shares and preferred stock owned by him until the earlier of a transaction consisting of a sale of us or August 22, 2005; and to pay him a cash payment of $50,000.

12.  Stock Option Plans

        Pursuant to the Recapitalization, we adopted a 2000 stock incentive plan, which, as amended, allows us to grant to employees nonqualified options to purchase up to 65,600 shares of common stock. The option price must be no less than fair market value on the date of grant. Unvested options are forfeited upon the employee's termination of employment. Vested options are forfeited, if not exercised 90 days after the employee's termination of employment. The plan is administered by the board of directors who determines the quantity, terms and conditions of an award, including any vesting conditions. The plan expires on either May 31, 2010 or a date which the board of directors, in its sole discretion, determines that the plan will terminate.

        In August 2002, we adopted our 2002 Stock Incentive Plan. The 2002 plan authorizes grants of incentive stock options, nonqualified stock options and stock bonuses, as well as the sale of shares of common stock, to our employees, officers, directors and consultants of Pliant or any of its subsidiaries. A total of 4,793 shares are authorized for issuance under the 2002 plan. As of December 31, 2004, no options or shares had been granted or sold under the 2002 plan.

        A summary of stock option activity under the 2000 plan is as follows:

	Option Share	Weighted Average Exercise Price
Outstanding at December 31, 2001	34,837	$385.22
Granted	20,425	483.13
Exercised	—	—
Forfeited or cancelled	(3,920)	483.13

Outstanding at December 31, 2002	51,342	416.70
Granted	250	483.13
Exercised	—	—
Forfeited or cancelled	(6,580)	483.13

Outstanding at December 31, 2003	45,012	407.25
Granted	3,850	483.13
Exercised	—	—
Forfeited or cancelled	(17,394)	483.13

Outstanding at December 31, 2004	31,468	396.74
Exercisable at December 31, 2004	13,277	226.25

        The weighted average remaining contractual life of the options is approximately five years at December 31, 2004. The options granted prior to January 1, 2001 pursuant to the 2000 plan, as amended, provide for vesting as follows: (1) one-sixth are "time-vested" options or shares, which vested on January 1, 2001, so long as the recipient was still our employee on such date, and (2) the remainder are "performance-vested" options or shares, which vest in increments upon the achievement of performance targets as follows: (a) vesting in full, if 100% or more of the applicable performance target is achieved as of the end of any calendar quarter during the option term and (b) partial vesting if more than 90% of the applicable performance target is achieved as of the end of any calendar quarter during the option term. Moreover, all performance-vested options or shares not previously vested in accordance with the preceding sentence will vest automatically in full on December 31, 2009 so long as the recipient is still our employee on such date. Options granted pursuant to the 2000 plan subsequent to January 1, 2001 vest similarly, except that all of the options are "performance-vested"

options, which vest in increments upon the achievement of performance targets. As of December 31, 2004, 8,902 options are exercisable at $100 per share and 4,375 are exercisable at $483.13 per share.

13.  Commitments and Contingencies

        Environmental Contingencies    Our operations are subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters, and the generation, handling, storage, transportation, treatment, and disposal of waste materials, as adopted by various governmental authorities in the jurisdictions in which we operate. We make every reasonable effort to remain in full compliance with existing governmental laws and regulations concerning the environment.

        Royalty Agreements    We have entered into royalty agreements (the "Agreements") for the right to use certain patents in the production of our Winwrap stretch film. The Agreements require us to pay the patent holder a fee of $.05 for each pound of Winwrap produced and $.10 per pound for each pound of coreless Winwrap produced. The Agreements terminate upon the expiration of the related patents in 2009. During the years ended December 31, 2004, 2003 and 2002, we paid and expensed royalties of $1.6 million, $2.0 million, and $1.5 million, respectively, under the Agreements.

        Litigation    On June 14, 2004, we settled the complaint filed against us by S.C. Johnson & Sons, Inc. and S.C. Johnson Home Storage filed in the U.S. District Court for the District of Michigan, Northern Division (Case No. 01-CV-10343-BC) for $6.0 million plus legal fees which was within management's estimated costs of $7.2 million accrued in the fourth quarter 2003.

        On February 26, 2003, former employees of our Fort Edward, NY manufacturing facility, which we acquired as part of the Decora acquisition, named us as defendants in a complaint filed in the Supreme court of the State of New York, County of Washington (Index No. 4417E). We received service of this complaint on April 2, 2003, and successfully removed the case to the United States District Court for the Northern District of New York (Case No. 1:03cv00533). The complaint alleges claims against us for conspiracy to defraud and breach of contract arising out of our court-approved purchase of the assets of Decora Industries, Inc. and Decora, Incorporated. Plaintiffs' complaint seeks compensatory and punitive damages and a declaratory judgment nullifying severance agreements for lack of consideration and economic duress. On December 15, 2004, the case was dismissed in response to our motions to dismiss. On January 13, 2005, the Plaintiff appealed the dismissal of the case to the United States Court of Appeals for the Second District. We intend to resist the plaintiffs' claims vigorously. We do not believe this proceeding will have a material adverse affect on our financial condition or results of operations.

        We are involved in ongoing litigation matters from time to time in the ordinary course of our business. In our opinion, none of such litigation is material to our financial condition or results of operations.

14.  Operating Segments

        Operating segments are components of our business for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. This information is reported on the basis that it is used internally for evaluating segment performance.

        During the fourth quarter of 2004, we reorganized our operations under four operating segments; our Specialty Products Group, which manufactures personal care, medical and agricultural films in it's Specialty Films division and printed rollstock, bags and sheets used to package food and consumer goods in the Printed Products division; our Industrial Films segment which manufactures stretch film used to bundle, unitize and protect palletized loads during shipping and storage and PVC films used by supermarkets, delicatessens and restaurants to wrap meat, cheese and produce; our Engineered Films segment which manufactures film for sale to converters of flexible packaging; and our Performance Films segment which manufactures a variety of barrier and custom film for smaller niche flexible packaging and industrial markets. Segment information in this report with respect to 2003 and 2002 has been restated to reflect this reorganization.

        The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. Sales and transfers between our segments are eliminated in consolidation. We evaluate the performance of our operating segments based on net sales (excluding intercompany sales) and segment profit. The segment profit reflects income from continuing operations adjusted for interest expense, income taxes, depreciation, amortization, restructuring and other costs and other non-cash charges (principally the impairment of goodwill, intangible assets and fixed assets). Our reportable segments are managed separately with separate management teams, because each segment has differing products, customer requirements, technology and marketing strategies.

        Segment profit and segment assets as of and for the years ended December 31, 2004, 2003 and 2002 are presented in the following table (in thousands). Certain reclassifications have been made to the prior year amounts to be consistent with the 2004 presentation.

	Specialty Products Group	Industrial Films	Engineered Films	Performance Films	Corporate / Other	Total
2004
Net sales to customers	$390,733	$254,104	$218,963	$98,148	$6,732	$968,680
Intersegment sales	14,030	7,170	6,146	1,936	(29,282)	—

Total net sales	404,763	261,274	225,109	100,084	(22,550)	968,680
Depreciation and amortization	18,932	5,589	7,090	3,447	6,352	41,410
Interest expense	4,467	29	646	13	140,523	145,678
Segment profit (loss)	46,972	26,245	32,228	19,828	(30,645)	94,628
Segment total assets	375,033	105,543	140,799	68,190	87,527	777,092
Capital expenditures	10,452	8,113	2,011	1,140	2,374	24,090
2003
Net sales to customers	$367,707	$219,617	$196,066	$105,233	$5,856	$894,479
Intersegment sales	16,974	1,792	5,043	475	(24,284)	—

Total net sales	384,681	221,409	201,109	105,708	(18,428)	894,479
Depreciation and amortization	21,970	7,316	6,486	3,486	12,482	51,740
Interest expense	1,974	6	603	18	93,803	96,404
Segment profit (loss)	48,981	27,182	34,054	24,049	(43,030)	91,236
Segment total assets	376,686	94,633	140,206	68,314	106,947	786,786
Capital expenditures	6,254	4,213	1,746	3,821	1,005	17,039
2002
Net sales to customers	$346,635	$191,378	$205,352	$98,625	$8,917	$850,907
Intersegment sales	11,781	7,136	4,898	1,719	(25,534)	—

Total net sales	358,416	198,514	210,250	100,344	(16,617)	850,907
Depreciation and amortization	19,620	5,326	6,105	3,461	11,206	45,718
Interest expense	1,669	(100)	534	19	73,142	75,264
Segment profit (loss)	55,220	30,526	38,159	23,171	(28,227)	118,849
Segment total assets	408,652	95,130	148,134	72,481	128,806	853,203
Capital expenditures	22,379	9,912	8,305	2,423	6,132	49,151

        A reconciliation of the totals reported for the operating segments to the totals reported in the consolidated financial statements is as follows (in thousands):

	2004	2003	2002
Profit or Loss
Total segment profit	$94,628	$91,236	$118,849
Depreciation, amortization and impairments	(41,410)	(51,739)	(45,718)
Impairment of Goodwill and Intangible assets	—	(18,255)	(8,600)
Restructuring and other costs	(2,108)	(12,607)	(30,066)
Interest expense	(145,678)	(96,404)	(75,264)
Other expenses and adjustments for non-cash charges and certain adjustments defined by our credit agreement	—	—	(1,167)

Loss from continuing operations before income taxes	$(94,568)	$(87,769)	$(41,966)

Assets
Total assets for reportable segments	$689,565	$679,839	$724,397
Assets of discontinued operations	—	20,708	27,625
Other unallocated assets	87,527	86,239	101,181

Total consolidated assets	$777,092	$786,786	$853,203

        There were no sales to a single customer in 2004, 2003 or 2002 that was more than 10% of consolidated net sales.

        Net sales and long-lived assets of our US and foreign operations are as follows:

	2004	2003	2002
Net Sales
United States	$779,966	$724,048	$695,435
Foreign countries(1)	188,714	170,431	155,473

Total	$968,680	$894,479	$850,908

Long-lived assets
United States	434,645	452,407
Foreign countries	61,813	64,427

Total	$496,458	$516,834

Total Assets
United States	655,885	671,776
Foreign countries	121,207	115,010

Total	$777,092	$786,786

(1)
Foreign countries include Australia, Canada, Germany and Mexico, none of which individually represents 10% of consolidated net sales or long-lived assets.

15.  Warrants Outstanding

        The following warrants were issued and outstanding as of December 31:

	2004	2003
Issued with the senior subordinated notes	18,532	18,532
Issued in connection with recapitalization transaction	43,242	43,242
Issued in connection with Uniplast acquisition	31,003	31,003
Issued in connection with the March 2003 Preferred Stock issuance	43,962	43,962

Total outstanding	136,739	136,739

        As of December 31, 2004, 136,739 warrants were exercisable at an exercise price of $0.01 per share. The Company has reserved up to 136,739 shares of common stock for issuance upon the exercise of issued and outstanding warrants.

16.  Estimated Fair Value of Financial Instruments

        The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. In the case of cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is considered a reasonable estimate of fair value. The fair value of fixed debt in 2004 and 2003 was obtained from market quotes. Fair value estimates are made at a specific point in time. Because no market exists for a significant portion of our financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, interest rate levels, and other factors. These estimates are subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined or relied on with any degree of certainty. Changes in assumptions could significantly affect the estimates. See Note 6 for interest rate derivative information.

        Below is a summary of our financial instruments' carrying amounts and estimated fair values as of December 31, (in thousands):

	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$5,580	$5,580	$3,308	$3,308
Accounts receivable	117,087	117,087	95,606	95,606

Total financial assets	$122,667	$122,667	$98,914	$98,914

Financial liabilities:
Floating rate debt	$24,000	$24,000	$219,575	$219,575
Fixed rate debt	818,348	865,583	564,082	562,800
Accounts payable	96,282	96,282	89,800	89,800

Total financial liabilities	$938,630	$985,865	$873,457	$872,175

17.  Related-Party Transactions

        J.P. Morgan Partner and Affiliates    JPMorgan Chase Bank is the syndication agent, and its affiliate, J.P. Morgan Chase & Co., is a lender under our credit facilities. Both JPMorgan Chase Bank and J.P. Morgan Chase & Co. receive customary fees under the credit facilities for acting in such capacities including approximately $1.2 million in 2002 and $0.9 million in 2003 and $3.4 million in 2004. JPMorgan Chase Bank was also a lender under our prior credit facility, and as a result, received a portion of the proceeds from the financing for the Recapitalization and related transactions. Chase Securities Inc. was one of the initial purchasers in the offering of the $220.0 million aggregate principal amount of 13% senior subordinated notes due 2010, and was also the dealer manager for the debt tender offer and consent solicitation relating to our 9 1/8% senior subordinated notes due 2007 and received customary fees for acting in such capacities. Each of JPMorgan Chase Bank, J.P. Morgan Chase & Co. and Chase Securities Inc. are affiliates of Southwest Industrial Films, LLC, which owns approximately 55% of our outstanding common stock and currently has the right under the stockholders' agreement to appoint four of our directors, and of Flexible Films, LLC, which, together with affiliates, owns approximately 59% of our Preferred Stock, subject to certain preemptive rights with respect to 10,000 shares of Preferred Stock issued on March 25, 2003.

18.  Accumulated Other Comprehensive Income/(Loss)

        The components of accumulated other comprehensive income/(loss) as of December 31, were as follows (in thousands):

	2004	2003
Minimum pension liability, net of taxes of $575 and $575	$(5,352)	$(1,464)
Fair value change in interest rate derivatives classified as cash flow hedges, net of taxes of $0 and $1,420	—	(2,220)
Foreign currency translation adjustments	(6,491)	(8,237)

Accumulated other comprehensive income/(loss)	$(11,843)	$(11,921)

        Due to the February 2004 termination of the credit facilities that existed at December 31, 2003, the balance in the other comprehensive income related to interest rate derivatives of $2.2 million ($3.6 million pre-tax) was charged to interest expense in the first quarter of 2004.

19.  Condensed Consolidating Financial Statements

        The following condensed consolidating financial statements present, in separate columns, financial information for (i) Pliant Corporation (on a parent only basis) with its investment in its subsidiaries recorded under the equity method, (ii) guarantor subsidiaries (as specified in the Indenture dated May 31, 2000 (the "2000 Indenture") relating to Pliant Corporation's $220 million senior subordinated notes due 2010 (the "2000 Notes") and the Indenture, dated April 10, 2002 (the "2002 Indenture" and, together with the 2000 Indenture, the "Indentures"), relating to Pliant's $100 million senior subordinated notes due 2010 (the "2002 Notes" and, together with the 2000 Notes, the "Notes") on a combined basis, with any investments in non-guarantor subsidiaries specified in the Indentures recorded under the equity method, (iii) direct and indirect non-guarantor subsidiaries on a combined basis, (iv) the eliminations necessary to arrive at the information for Pliant Corporation and its subsidiaries on a consolidated basis, and (v) Pliant Corporation on a consolidated basis, in each case as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002. The Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary and each guarantor subsidiary is 100% owned, directly or indirectly, by Pliant Corporation within the meaning of Rule 3-10(h)(1) of Regulation S-X. There are no contractual restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to Pliant Corporation except from our Alliant joint venture. The condensed consolidating financial statements are presented herein, rather than separate financial statements for each of the guarantor subsidiaries, because management believes that separate financial statements relating to the guarantor subsidiaries are not material to investors.

Condensed Consolidating Balance Sheet
As of December 31, 2004 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
ASSETS
Current assets:
Cash and cash equivalents	$—	$704	$4,876	$—	$5,580
Receivables	95,439	7,861	22,095	—	125,395
Inventories	74,672	7,411	12,217	—	94,300
Prepaid expenses and other	2,764	370	898	—	4,032
Income taxes receivable	138	223	—	—	361
Deferred income taxes	12,741	—	(780)	—	11,961

Total current assets	185,754	16,569	39,306	—	241,629
Plant and equipment, net	240,599	17,127	39,419	—	297,145
Goodwill	167,583	13,331	1,323	—	182,237
Intangible assets, net	5,328	11,692	56	—	17,076
Investment in subsidiaries	(28,793)	—	—	28,793	—
Other assets	35,588	—	3,417	—	39,005

Total assets	$606,059	$58,719	$83,521	$28,793	$777,092

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$76,515	$5,848	$13,919	$—	$96,282
Accrued liabilities	56,639	3,554	4,645	—	64,838
Current portion of long-term debt	1,994	—	—	—	1,994
Due to (from) affiliates	(133,109)	75,190	57,919	—	—

Total current liabilities	2,039	84,592	76,483	—	163,114
Long-term debt, net of current portion	840,354	—	—	—	840,354
Other liabilities	23,608	—	2,846	—	26,454
Deferred income taxes	24,354	3,938	3,141	—	31,433
Shares subject to mandatory redemption	229,910	—	—	—	229,910

Total liabilities	1,120,265	88,530	82,470	—	1,291,265

Minority interest	—	—	33	—	33
Redeemable stock:
Preferred stock	117	—	—	—	117
Common stock	6,645	—	—	—	6,645

Total redeemable stock	6,762	—	—	—	6,762

Stockholders' (deficit):
Common stock	103,376	14,020	29,302	(43,322)	103,376
Warrants to purchase common stock	39,133	—	—	—	39,133
Retained earnings (deficit)	(650,974)	(45,237)	(22,767)	68,004	(650,974)
Stockholders' notes receivable	(660)	—	—	—	(660)
Accumulated other comprehensive loss	(11,843)	1,406	(5,517)	4,111	(11,843)

Total stockholders' (deficit)	(520,968)	(29,811)	1,018	28,793	(520,968)

Total liabilities and stockholders' (deficit)	$606,059	$58,719	$83,521	$28,793	$777,092

Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2004 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
Net sales	$796,794	$75,931	$125,335	$(29,380)	$968,680
Cost of sales	671,297	66,431	118,471	(29,380)	826,819

Gross profit	125,497	9,500	6,864	—	141,861
Total operating expenses	76,869	4,026	9,119	—	90,014

Operating income (loss)	48,628	5,474	(2,255)	—	51,847
Interest expense	(140,566)	(646)	(4,466)	—	(145,678)
Equity in earnings of subsidiaries	(30,004)	—	—	30,004	—
Other income (expense), net	8,139	(3,278)	(5,598)	—	(737)

Income (loss) from continuing operations before income taxes	(113,803)	1,550	(12,319)	30,004	(94,568)
Income tax (benefit) expense	119	867	603	—	1,589

Loss from continuing operations	(113,922)	683	(12,922)	30,004	(96,157)
Loss from discontinued operations	—	(17,765)	—	—	(17,765)

Net income (loss)	$(113,922)	$(17,082)	$(12,922)	$30,004	$(113,922)

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2004 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
Cash flows from continuing operating activities:	$(35,311)	$3,305	$30,562	$—	$(1,444)

Cash flows from continuing investing activities:
Capital expenditures for plant and equipment	(17,086)	(517)	(6,487)	—	(24,090)
Proceeds from sale of assets	6,450	—	—	—	6,450

Net cash used in investing activities	(10,636)	(517)	(6,487)	—	(17,640)

Cash flows from continuing financing activities:
Payment of capitalized fees	(9,864)	—	—	—	(9,864)
Net proceeds from issuance of preferred stock	117	—	—	—	117
Proceeds from issuance of senior discount notes	225,299	—	—	—	225,299
Borrowings/(payments) on long-term debt	(165,922)	—	(24,163)	—	(190,085)

Net cash provided by (used) in continuing financing activities	49,630	—	(24,163)	—	25,467

Cash used in discontinued operations	(3,952)	(892)	—	—	(4,844)

Effect of exchange rate changes on cash and cash equivalents	269	(2,384)	2,848	—	733

Net (decrease)/increase in cash and cash equivalents	—	(488)	2,760	—	2,272
Cash and cash equivalents at beginning of the year	—	1,192	2,116	—	3,308

Cash and cash equivalents at end of the year	$—	$704	$4,876	$—	$5,580

Condensed Consolidating Balance Sheet
As of December 31, 2003 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
ASSETS
Current assets:
Cash and cash equivalents	$—	$552	$2,756	$—	$3,308
Receivables	79,685	6,259	21,798	—	107,742
Inventories	63,954	6,155	14,016	—	84,125
Prepaid expenses and other	2,626	406	777	—	3,809
Income taxes receivable	167	525	744	—	1,436
Deferred income taxes	10,934	—	(1,517)	—	9,417
Discontinued current assets	—	15,294	—	—	15,294

Total current assets	157,366	29,191	38,574	—	225,131
Plant and equipment, net	253,601	11,999	49,820	—	315,420
Goodwill	182,162	—	—	—	182,162
Intangible assets, net	19,252	—	—	—	19,252
Investment in subsidiaries	(916)	—	—	916	—
Other assets	36,125	—	4,047	—	40,172
Discontinued noncurrent assets	500	4,149	—	—	4,649

Total assets	$648,090	$45,339	$92,441	$916	$786,786

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$66,839	$4,701	$18,260	$—	$89,800
Accrued liabilities	53,714	3,139	6,793	—	63,646
Current portion of long-term debt	1,033	—	—	—	1,033
Due to (from) affiliates	(72,692)	42,738	29,954	—

Total current liabilities	48,894	50,578	55,007	—	154,479
Long-term debt, net of current portion	758,461	—	24,163	—	782,624
Other liabilities	24,952	—	2,541	—	27,493
Deferred income taxes	21,676	2,502	3,614	—	27,792

Total liabilities	853,983	53,080	85,325	—	992,388

Minority interest	—	—	291	—	291
Redeemable stock:
Preferred stock	188,223	—	—	—	188,223
Common stock	13,008	—	—	—	13,008

Total redeemable stock	201,231	—	—	—	201,231

Stockholders' (deficit):
Common stock	103,376	14,020	29,302	(43,322)	103,376
Warrants to purchase common stock	39,133	—	—	—	39,133
Retained earnings (deficit)	(537,052)	(21,750)	(16,250)	38,000	(537,052)
Stockholders' notes receivable	(660)	—	—	—	(660)
Accumulated other comprehensive loss	(11,921)	(11)	(6,227)	6,238	(11,921)

Total stockholders' (deficit)	(407,124)	(7,741)	6,825	916	(407,124)

Total liabilities and stockholders' (deficit)	$648,090	$45,339	$92,441	$916	$786,786

Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2003 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
Net sales	$729,528	$75,767	$113,839	$(24,655)	$894,479
Cost of sales	609,085	67,677	106,038	(24,655)	758,145

Gross profit	120,443	8,090	7,801	—	136,334
Total operating expenses	94,853	10,907	22,411	—	128,171

Operating income (loss)	25,590	(2,817)	(14,610)	—	8,163
Interest expense	(93,821)	(603)	(1,980)	—	(96,404)
Equity in earnings of subsidiaries	(55,057)	—	—	55,057	—
Other income (expense), net	7,238	(5,214)	(1,552)	—	472

Income (loss) before income taxes	(116,050)	(8,634)	(18,142)	55,057	(87,769)
Income tax (benefit) expense	(1,953)	5,159	1,984	—	5,190

Loss from continuing operations	(114,097)	(13,793)	(20,126)	55,057	(92,959)
Loss from discontinued operations	156	(21,499)	—	—	(21,343)

Net income (loss)	$(113,941)	$(35,292)	$(20,126)	$55,057	$(114,302)

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2003 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
Cash flows from continuing operating activities:	$(14,405)	$(9,262)	$9,447	$—	$(14,220)

Cash flows from continuing investing activities:
Capital expenditures for plant and equipment	(10,288)	(1,335)	(5,416)	—	(17,039)

Net cash used in continuing investing activities	(10,288)	(1,335)	(5,416)	—	(17,039)

Cash flows from financing activities:
Payment of capitalized fees	(10,801)	—	—	—	(10,801)
Net proceeds from issuance of common and preferred stock	9,532	—	—	—	9,532
Payment/receipt of dividend	2,499	—	(2,499)	—	—
Borrowings/(payments) on long-term debt	47,905	—	(629)	—	47,276

Net cash provided by (used) in continuing financing activities	49,135	—	(3,128)	—	46,007

Cash provided by (used) in discontinued operations	(24,485)	9,724	—	—	(14,761)

Effect of exchange rate changes on cash and cash equivalents	747	1,382	(443)	—	1,686

Net (decrease)/increase in cash and cash equivalents	704	509	460	—	1,673
Cash and cash equivalents at beginning of the year	(184)	163	1,656	—	1,635

Cash and cash equivalents at end of the year	$520	$672	$2,116	$—	$3,308

Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2002 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
Net sales	$695,002	$75,153	$107,373	$(26,620)	$850,908
Cost of sales	567,702	63,173	89,421	(26,620)	693,676

Gross profit	127,300	11,980	17,952	—	157,232
Total operating expenses	103,830	1,722	20,660	—	126,212

Operating income	23,470	10,258	(2,708)	—	31,020
Interest expense	(73,035)	(535)	(1,694)	—	(75,264)
Equity in earnings of subsidiaries	(5,159)	—	—	5,159	—
Other income (expense), net	8,277	(5,418)	(581)	—	2,278

Income (loss) from continuing operations before income taxes	(46,447)	4,305	(4,983)	5,159	(41,966)
Income tax (benefit) expense	(5,054)	770	2,822	—	(1,462)

Income (loss) from continuing operations	(41,393)	3,535	(7,805)	5,159	(40,504)
Loss from discontinued operations	(2,037)	(889)	—	—	(2,926)

Net income (loss)	$(43,430)	$2,646	$(7,805)	$5,159	$(43,430)

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2002 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
Cash flows from continuing operating activities:	$25,813	$3,761	$22,845	$—	$52,419

Cash flows from continuing investing activities:
Capital expenditures for plant and equipment	(35,181)	(5,649)	(8,321)	—	(49,151)
Acquisition, net of cash acquired	(8,794)	(14,370)	—	—	(23,164)
Asset transfer	(9,116)	9,762	(646)	—	—
Proceeds from sale of assets	15,033	3,589	(1,500)	—	17,122

Net cash used in continuing investing activities	(38,058)	(6,668)	(10,467)	—	(55,193)

Cash flows from financing activities:
Payment of capitalized fees	(7,439)	—	—	—	(7,439)
Net proceeds from issuance of common and preferred stock	(3,227)	—	—	—	(3,227)
Borrowings/(payments) on long-term debt	31,266	—	(8,208)	—	23,058

Net cash provided by (used in) continuing financing activities	20,600	—	(8,208)	—	12,392

Cash used in discontinued operations	(15,812)	6,946	—	—	(8,866)

Effect of exchange rate changes on cash and cash equivalents	7,273	(5,149)	(6,059)	—	(3,935)

Net (decrease)/increase in cash and cash equivalents	(184)	(1,110)	(1,889)	—	(3,183)
Cash and cash equivalents at beginning of the year	—	1,934	2,884	—	4,818

Cash and cash equivalents at end of the year	$(184)	$824	$995	$—	$1,635

20.  OTHER INCOME/EXPENSE

        Other expense for the year ended December 31, 2004 includes $1.3 million loss on the sale of real property, $0.1 million currency gain, and $0.5 million other less significant items. Other income for the year ended December 31, 2003 includes $1.4 million loss on disposal of real property, $0.2 million currency gain, $0.1 million royalty income, $0.2 million rental income, and $1.4 million other less significant items. Other income for the year ended December 31, 2002 includes a cash settlement with a customer of $0.7 million and $1.6 of other less significant items.

21.  SELECTED QUARTERLY INFORMATION—UNAUDITED

        Selected quarterly financial information for the years ended December 31, 2004 and 2003 are as follows (in thousands):

	Quarter Ended
	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
Net sales previously reported	$253,536	$243,160	$242,696	$244,167
Net sales discontinued operations	—	—	(7,511)	(7,368)
Net sales restated	253,536	243,160	235,185	236,799
Gross profit previously reported	29,982	36,219	35,551	36,792
Gross profit discontinued operations	—	—	1,776	1,541
Gross profit restated	29,982	36,219	37,327	38,333
Net income/(loss)	(29,638)	(32,156)	(21,369)	(30,759)
	Quarter Ended
	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
Net sales previously reported	$223,604	$238,718	$226,573	$240,511
Net sales discontinued operations	(6,266)	(11,129)	(8,743)	(8,789)
Net sales restated	217,338	227,589	217,830	231,722
Gross profit previously reported	22,472	34,387	36,241	42,797
GE Lease Reclass from SG&A	(1,002)	(1,002)	(1,094)	(936)
Gross profit discontinued operations	2,828	3,534	(1,017)	(874)
Gross profit restated	24,298	36,919	34,130	40,987
Net income/(loss)	(67,957)	(20,101)	(18,901)	(7,343)

        Substantially all the assets of Pliant Solutions, previously reported as a separate operating segment, were sold in the third quarter of 2004 and its operating results reported as discontinued operations. The net loss for the quarter ended December 31, 2003 reflects the impairment of Goodwill and Intangible assets discussed in Note 5, the impairment of fixed assets discussed in Note 4, and the provision for litigation discussed in Note 12. The quarter ended December 31, 2004 includes $4.5 million expense for an error related to accrued vacation not previously recorded. The amount does not affect historical or future cash flows and its effect on operations and financial position is immaterial.

22.  SUBSEQUENT EVENT—ALLIANT JOINT VENTURE

        On January 5, 2005, we terminated our joint venture with Supreme Plastics Group PLC by purchasing all of the equity interests in the joint venture Supreme Plastics Group PLC owned for $400,000. As of January 5, 2005, Alliant Company LLC became a wholly-owned subsidiary of the Company. On January 5, 2005, Pliant Corporation signed a nonbinding letter of intent to sell the intellectual property, working capital, and equipment assets used in the Alliant operation to an independent third party for a purchase price of $6.3 million, subject to certain adjustments. Although a purchase agreement is being negotiated, there is no assurance if or when this sale will be completed. Any such sale will require the consent of or waivers by the Company's lenders, who may require that the proceeds of that sale be used to repay indebtedness.

PLIANT CORPORATION AND SUBSIDIARIES
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2004, 2003 and 2002
(In Thousands)

Description	Balance at Beginning of Year	Additions Charged to Profit & Loss	Write-offs	Foreign Currency impact	Balance at End of Year
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
2004	$4,736	$1,600	$(1,878)	$31	$4,489
2003	$4,627	$1,667	$(1,700)	$142	$4,736
2002	$2,438	$2,635	$(549)	$103	$4,627
	Balance at Beginning of Year	Additions Charged To Continuing Operations	Additions Charged To Discontinued Operations	Balance at End of Year
INCOME TAX VALUATION ALLOWANCE
2004	39,693	15,074	6,927	61,694
2003	10,775	20,594	8,324	39,693
2002	1,868	7,766	1,141	10,775

S-1

Pliant Corporation
11 5/8% Senior Secured Notes due 2009
Which Are Guaranteed on a Senior Secured Basis by
our Existing and Future Restricted Domestic Subsidiaries
and Certain Foreign Subsidiaries

QuickLinks

TABLE OF CONTENTS
MARKET AND INDUSTRY DATA
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
Summary of the terms of the exchange offer
Summary of the terms of the Notes
Risk factors
Summary financial data
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
THE EXCHANGE OFFER
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
BUSINESS
PROPERTIES
LEGAL PROCEEDINGS
MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
MANAGEMENT
EXECUTIVE COMPENSATION
Aggregated option exercises in last fiscal year and FY-end option values
Long-Term Incentive Plans—Awards in 2004
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Equity Compensation Plan Information
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CREDIT FACILITIES AND OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
BOOK-ENTRY SETTLEMENT AND CLEARANCE
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE
PLIANT CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2005 (UNAUDITED) AND DECEMBER 31, 2004 (DOLLARS IN THOUSANDS)
PLIANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Six Months Ended June 30, 2005 and 2004 (in Thousands) (Unaudited)
PLIANT CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS For the Six Months Ended June 30, 2005 and 2004 (In Thousands) (Unaudited)
PLIANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT For the Six Months Ended June 30, 2005 (In Thousands) (Unaudited)
PLIANT CORPORATION AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
PLIANT CORPORATION AND SUBSIDIARIES Condensed Consolidating Balance Sheet As of June 30, 2005 (In Thousands) (Unaudited)
PLIANT CORPORATION AND SUBSIDIARIES Condensed Consolidating Balance Sheet As of December 31, 2004 (In Thousands) (Unaudited)
PLIANT CORPORATION AND SUBSIDIARIES Condensed Consolidating Income Statement For the Six Months Ended June 30, 2005 (In Thousands) (Unaudited)
PLIANT CORPORATION AND SUBSIDIARIES Condensed Consolidating Income Statement For the Six Months Ended June 30, 2004 (In Thousands) (Unaudited)
PLIANT CORPORATION AND SUBSIDIARIES Condensed Consolidating Statement of Cash Flows For the Six Months Ended June 30, 2005 (In Thousands) (Unaudited)
PLIANT CORPORATION AND SUBSIDIARIES Condensed Consolidating Statement of Cash Flows For the Six Months Ended June 30, 2004 (In Thousands) (Unaudited)
PLIANT CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS As of December 31, 2004 and 2003 (Dollars in Thousands, Except per Share Data)
PLIANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS For the Years Ended December 31, 2004, 2003 and 2002 (Dollars in Thousands)
PLIANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) For the Years Ended December 31, 2004, 2003 and 2002 (In Thousands)
PLIANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) For the Years Ended December 31, 2004, 2003 and 2002 (In Thousands)
PLIANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2004, 2003 and 2002 (Dollars in Thousands)
PLIANT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS